     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 29, 1999

                                                      REGISTRATION NO. 333-75195
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 6
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                          CARRIER1 INTERNATIONAL S.A.
             (Exact name of Registrant as specified in its charter)

               LUXEMBOURG                                   4813                                   98-0199626
    (State or other jurisdiction of             (Primary Standard Industrial                    (I.R.S. Employer
     incorporation or organization)             Classification Code Number)                   Identification No.)

                            ------------------------

                                ROUTE D'ARLON 3
                          L-8009 STRASSEN, LUXEMBOURG
                             (011) (41-1) 297-2600

              (Address, including ZIP code, and telephone number,
       including area code, of Registrant's principal executive offices)
                         ------------------------------

                                 KEES VAN OPHEM
                  VICE PRESIDENT, PURCHASE AND GENERAL COUNSEL
                          CARRIER1 INTERNATIONAL GMBH
                               MILITARSTRASSE 36
                          CH-8004 ZURICH, SWITZERLAND
                             (011) (41-1) 297-2600

           (Name, address, including ZIP code, and telephone number,
            including area code, of Registrant's agent for service)
                         ------------------------------

                                 WITH COPY TO:
                           DAVID A. BRITTENHAM, ESQ.
                              DEBEVOISE & PLIMPTON
                                875 THIRD AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 909-6000

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this form is filed to register additional securities of an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                         PROPOSED MAXIMUM
                                                                             OFFERING            PROPOSED           AMOUNT OF
               TITLE OF EACH CLASS                     AMOUNT TO BE         PRICE PER       MAXIMUM AGGREGATE      REGISTRATION
          OF SECURITIES TO BE REGISTERED                REGISTERED         SECURITY(1)      OFFERING PRICE(1)         FEE(3)
13 1/4% Senior Dollar Notes Due 2009..............     $160,000,000            100%            $160,000,000         $44,480.00
                                                     [Euro]85,000,000
13 1/4% Senior Euro Notes Due 2009................   ($92,803,000)(2)          100%            $92,803,000          $25,800.00

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 promulgated under the Securities Act of 1933, as amended.

(2) Euro amounts have been translated into U.S. Dollars at [Euro]1=$1.0918, which was the noon buying rate in New York City for cable transfers in Euro as certified for customs purposes by the Federal Reserve Bank of New York on March 23, 1999.

(3) Paid with the initial filing of the Registration Statement.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   SUBJECT TO COMPLETION, DATED JULY 29, 1999

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS

                       OFFER TO EXCHANGE ALL OUTSTANDING
                    13 1/4% SENIOR DOLLAR NOTES DUE 2009 AND
                       13 1/4% SENIOR EURO NOTES DUE 2009
                                 FOR REGISTERED
                    13 1/4% SENIOR DOLLAR NOTES DUE 2009 AND
                       13 1/4% SENIOR EURO NOTES DUE 2009

                          CARRIER1 INTERNATIONAL S.A.

THE NEW NOTES:

    - The terms of the new notes are identical to the terms of the relevant old notes except that the new notes are registered under the Securities Act of 1933 and will not contain restrictions on transfer or provisions relating to additional interest and will contain different administrative terms.

    INVESTING IN THE NEW NOTES INVOLVES RISKS. YOU SHOULD CAREFULLY REVIEW THE RISK FACTORS BEGINNING ON PAGE 12 OF THIS PROSPECTUS.

THE EXCHANGE OFFER:


    - Our offer to exchange old notes for new notes will be open until 12:00
      midnight, New York City time, on         , 1999, unless we extend the
      offer with respect to one or both series.


    - No public market currently exists for the notes.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this prospectus is         , 1999

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
Certain Regulatory Issues..................................................................................           3
Presentation of Financial Information......................................................................           4
Summary....................................................................................................           5
Risk Factors...............................................................................................          12
Where You Can Find More Information........................................................................          23
The Exchange Offer.........................................................................................          24
Use of Proceeds............................................................................................          32
Dividend Policy............................................................................................          33
Capitalization.............................................................................................          34
Unaudited Pro Forma Consolidated Financial Information.....................................................          35
Selected Consolidated Financial Data.......................................................................          38
Management's Discussion and Analysis of Financial Condition and Results of Operations......................          40
Business...................................................................................................          49
Management.................................................................................................          76
Certain Relationships and Related Transactions.............................................................          84
Principal Security Holders.................................................................................          87
Description of the Notes...................................................................................          90
Taxation...................................................................................................         136
Plan of Distribution.......................................................................................         140
Legal Matters..............................................................................................         140
Experts....................................................................................................         140
Index to Consolidated Financial Statements.................................................................         F-1

                            ------------------------

    The indentures pursuant to which the notes are issued require us to distribute to the holders of the notes annual reports containing our financial statements audited by our independent auditors and quarterly reports containing unaudited condensed consolidated financial statements for the first three quarters of each fiscal year. When we refer to "Carrier1 International," we are referring to the holding company Carrier1 International S.A., the issuer of the notes. When we refer to ourselves generally or to "Carrier1," we are referring to Carrier1 International and its subsidiaries and their predecessors, except where the context otherwise requires.

    WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS ABOUT THE TRANSACTIONS WE DISCUSS IN THIS PROSPECTUS OTHER THAN THOSE CONTAINED HEREIN. IF YOU ARE GIVEN ANY INFORMATION OR REPRESENTATIONS ABOUT THESE MATTERS THAT IS NOT DISCUSSED, YOU MUST NOT RELY ON THAT INFORMATION. THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SECURITIES ANYWHERE OR TO ANYONE WHERE OR TO WHOM WE ARE NOT PERMITTED TO OFFER OR SELL SECURITIES UNDER APPLICABLE LAW. THE DELIVERY OF THIS PROSPECTUS OR THE NOTES OFFERED HEREBY DOES NOT, UNDER ANY CIRCUMSTANCES, MEAN THAT THERE HAS NOT BEEN A CHANGE IN OUR AFFAIRS SINCE THE DATE HEREOF. IT ALSO DOES NOT MEAN THAT THE INFORMATION IN THIS PROSPECTUS IS CORRECT AFTER THIS DATE.

                           CERTAIN REGULATORY ISSUES

    Persons in the United Kingdom will be eligible to receive new notes to be issued in this exchange offer only if the ordinary activities of such persons involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which do not constitute an offer to the public in the United Kingdom for purposes of the U.K. Public Offers of Securities Regulation 1995.


    The notes may not be offered, sold, transferred or delivered in or from the Netherlands as part of their initial distribution or at any time thereafter, directly or indirectly, other than to individuals or legal entities who or which trade or invest in securities in the conduct of a business or profession, which includes, but is not limited to, banks, brokers, dealers, institutional investors and undertakings with a treasury department.



    This prospectus is being distributed on the basis that (i) each person in the United Kingdom to whom this prospectus is issued is reasonably believed to be a person falling within an exemption to section 57 of the Financial Services Act 1986, as amended, as set out in the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 (as amended by the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1997) and (ii) each person in the Netherlands to whom this prospectus is issued is reasonably believed to be a person falling within the exemption described in the foregoing paragraph, and, accordingly, by accepting delivery of this prospectus the recipient warrants and acknowledges that it is a person falling within any such exemption.


                     PRESENTATION OF FINANCIAL INFORMATION

    We report our financial statements in U.S. dollars and prepare our financial statements in accordance with generally accepted accounting principles in the United States. Carrier1 has adopted a fiscal year end of December 31.

    In this prospectus, except where otherwise indicated, references to

       (1) "$" or "U.S. dollars" are to the lawful currency of the United
       States,

       (2) "[Euro]" or "Euro" are to the single currency at the start of the third stage of European economic and monetary union on January 1, 1999, pursuant to the treaty establishing the European Economic Community, as amended by the treaty on European Union, signed at Maastricht on February 7, 1992, and

       (3) "DM" are to the lawful currency of Germany.

    Given its recent introduction, there is insufficient historical exchange rate data concerning the Euro for inclusion in this prospectus. The ECU, predecessor to the Euro, is a composite currency, consisting of specified amounts of currencies of certain European Union member states. The ECU basket is composed of specified amounts of the German mark, the British pound sterling, the French franc, the Italian lira, the Dutch guilder, the Belgian franc, the Luxembourg franc, the Danish kroner, the Irish punt, the Greek drachma, the Spanish peseta and the Portuguese escudo. Changes in exchange rates of the currencies of the member states of these European Communities, including revaluations and devaluations, do not affect the fixed composition of the ECU but may change the exchange rate of the ECU in subsequent trading.

    Stage III of the European Economic and Monetary Union began on January 1, 1999, and on that date the value of the ECU as against the currencies of the member states participating in Stage III was irrevocably fixed and the ECU became a currency in its own right. On June 17, 1997, the Council of the European Union adopted Council Regulation (European Communities) No. 1103/97, establishing the Euro and providing for the substitution of the Euro for the ECU at the rate of one Euro for one ECU. On January 1, 1999, 11 of the 15 member countries of the European Union established fixed conversion rates between their then existing sovereign currencies and the Euro and adopted the Euro as their common legal currency on that date. These legacy currencies are scheduled to remain legal tender in the participating countries as denominations of the Euro until January 1, 2002. During the transition period, public and private parties may pay for goods and services using either the Euro or the participating countries' legacy currency.

                                    SUMMARY

    YOU SHOULD READ THE FOLLOWING SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION REGARDING OUR COMPANY, THE SECURITIES BEING SOLD AND OUR CONSOLIDATED FINANCIAL STATEMENTS AND THE NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS.

                                    CARRIER1

    Carrier1 is a rapidly expanding European facilities-based provider of long distance voice and Internet Protocol data telecommunications services. We offer these services on a wholesale basis primarily to competitive fixed-line operators, other carriers, wireless operators, ISPs, resellers and multi-national corporations. In March 1998, our experienced management team and Providence Equity Partners formed Carrier1 to capitalize on the significant voice and data opportunities that are emerging for facilities-based carriers in Europe's rapidly liberalizing telecommunications markets. By September 1998, we had deployed our initial network and commenced selling wholesale services. As of December 31, 1998, we had executed 48 contracts with voice customers and 17 contracts with data customers. As of March 31, 1999, we had executed an additional 31 contracts with voice customers and an additional 18 contracts with data customers.

    We are developing an extensive city-to-city European network linking key population centers. We intend to continue rapidly expanding this network in a cost-effective manner to serve the needs of our existing and potential customers.

    To rapidly deploy our network and offer services we are initially leasing our European transmission capacity. However, we have entered into a development agreement to build a 2,300 kilometer fiber network in Germany with Viatel Inc. and Metromedia Fiber Network, Inc. This network will connect 14 principal cities and pass a number of other major cities. It will also provide fiber capacity in regions we believe are not covered or are underserved by existing and announced fiber networks. The important advantages of the German Network are direct ownership, cost reduction, and flexibility.

EQUITY SPONSORS

    Funds managed by Providence Equity Partners Inc. and Primus Venture Partners, Inc. have invested $60 million to finance the deployment of our network and to fund start-up operations. The final installment of this investment was made at the time of the offering of the old notes. After giving effect to this investment, the Providence funds indirectly hold approximately 71%, and the Primus funds indirectly hold approximately 14%, of the common stock of Carrier1 International, on a fully diluted basis. Providence is a private investment firm that specializes in equity investments in telecommunications and media companies in the United States and abroad. Primus is a private investment firm that focuses on equity investments in telecommunications and other high-technology industries.

                                  *    *    *

    Carrier1 International is a holding company and renders its services indirectly through subsidiaries primarily located in various Western European countries. Its registered office is located at L-8009, Strassen, Route d'Arlon 3, Luxembourg. Executive offices of Carrier1 International GmbH, its principal management services subsidiary, are located at Militarstrasse 36, CH-8004 Zurich, Switzerland. Its phone number is 011-41-1-297-2600.

                   SUMMARY OF THE TERMS OF THE EXCHANGE OFFER

    On February 19, 1999, we completed a private offering of (a) 160,000 Dollar Units, each consisting of one 13 1/4% Senior Dollar Note due 2009 and one warrant to purchase shares of common stock and (b) 85,000 Euro Units, each consisting of one 13 1/4% Senior Euro Note due 2009 and one warrant to purchase shares of common stock.

    In this prospectus, we refer to (1) the dollar notes and the Euro notes sold in the original offering as the old notes, (2) the dollar notes and the Euro notes offered hereby in exchange for old notes as the new notes, and (3) the old notes and the new notes together as notes.


The Exchange Offer...........  You may exchange old dollar notes for new dollar notes and old Euro notes for new Euro notes.

Resale of New Notes..........  We believe the new notes that will be issued in this exchange offer may be resold by most investors without
                               compliance with the registration and prospectus delivery
                               provisions of the Securities Act, subject to certain
                               conditions. You should read the discussion under the heading
                               "The Exchange Offer" for further information regarding the exchange offer and resale of the new notes.

Registration Rights
  Agreement..................  We entered into a registration rights agreement with the initial purchasers of the old notes requiring us to use our best efforts to make this exchange offer. See "Description of the Notes-- Registration Rights."

Consequence of Failure to
  Exchange Old Notes.........  You will continue to hold old notes that remain subject to their existing transfer restrictions if

                               - you do not tender your old notes or

                               - you tender your old notes and they are not accepted for
                                 exchange.

                               Subject to certain limited exceptions, we will have no
                               obligation to register the old notes after we consummate the exchange offer. See "The Exchange Offer--Terms of the
                               Exchange Offer" and "--Consequences of Failure to Exchange."

Expiration Date..............  The exchange offer will expire at 12:00 midnight, New York
                               City time, on             , 1999, unless we extend it, in
                               which case "expiration date" means the latest date and time to which the exchange offer is extended.

Interest on the New Notes....  The new notes will accrue interest at a rate of 13 1/4% per annum from February 19, 1999, the issue date of the old
                               notes, or from the most recent date to which interest has
                               been paid or provided for on the old notes. No additional
                               interest will be paid on old notes tendered and accepted for exchange.

Condition to the Exchange
  Offer......................  The exchange offer is subject to certain customary conditions, which we may waive. See "The Exchange
                               Offer--Conditions."

Procedures for Tendering Old
  Notes......................  If you wish to accept the exchange offer, you must submit required documentation and effect a tender of old notes
                               pursuant to the procedures for book-entry transfer (or other applicable procedures), all in accordance with the
                               instructions described in this prospectus and in the
                               relevant letter of transmittal. See "The Exchange Offer--

                               Procedures for Tendering," "--Book-Entry Transfer," and
                               "--Guaranteed Delivery Procedures." Other procedures may
                               apply with respect to book-entry transfers. See "The
                               Exchange Offer--Exchanging Book-Entry Notes."

Guaranteed Delivery
  Procedures.................  If you wish to tender your old notes, but cannot properly do so prior to the expiration date, you may tender your old
                               notes according to the guaranteed delivery procedures set
                               forth in "The Exchange Offer-- Guaranteed Delivery
                               Procedures."

Withdrawal Rights............  Tenders of old notes may be withdrawn at any time prior to
                               12:00 midnight, New York City time, on the expiration date.
                               To withdraw a tender of old notes, a written or facsimile
                               transmission notice of withdrawal must be received by the
                               exchange agent at its address set forth herein under "The
                               Exchange Offer--Exchange Agent" prior to 12:00 midnight, New
                               York City time, on the expiration date.

Acceptance of Old Notes and
  Delivery of New Notes......  Subject to certain conditions, any and all old notes that are validly tendered in the exchange offer prior to 12:00
                               midnight, New York City time, on the expiration date will be accepted for exchange. The new notes issued pursuant to the exchange offer will be delivered as soon as practicable
                               following the expiration date. See "The Exchange
                               Offer--Terms of the Exchange Offer."

Certain U.S. Tax
  Consequences...............  We believe that the exchange of old notes for new notes will not constitute a taxable exchange for U.S. federal income
                               tax purposes. See "Taxation."

Exchange Agent...............  The Chase Manhattan Bank is serving as exchange agent.

                           SUMMARY OF THE TERMS OF THE NEW NOTES

    The terms of the new notes are identical to the terms of the relevant series of old notes EXCEPT that the new notes:

    - are registered under the Securities Act, and therefore will not contain restrictions on transfer,

    - will not contain provisions relating to additional interest, and

    - will contain terms of an administrative nature that differ from those of the old notes.

Maturity.....................  February 15, 2009.

Interest.....................  Interest will be payable in cash on February 15 and August
                               15 of each year, beginning August 15, 1999.

Optional Redemption..........  We may redeem any of the notes beginning on February 15,
                               2004 at the declining redemption prices described in
                               "Description of the Notes--Optional Redemption."

                               In addition, before February 15, 2002, we may redeem up to
                               35% of the aggregate amount of either series of notes with the proceeds of sales of certain kinds of our capital stock at 113.25% of their principal amount.

Additional Amounts...........  All payments on the notes will be made without withholding or deduction for taxes unless required by law. If required by law, we will pay, subject to certain exceptions, the
                               additional amounts necessary so that the net amount received by holders will not be less than the amount that they would have received in the absence of any withholding or
                               deduction.

Tax Redemption...............  In the event that we are obligated to pay any additional amounts as a result of certain changes affecting withholding tax laws and cannot reasonably arrange, without other
                               material adverse consequences to us, for another obligor to make such payment to avoid paying such additional amounts, then we may redeem all the notes at 100% of their principal amount, plus accrued interest.

Security.....................  We have purchased portfolios of government securities and pledged them for the benefit of the holders of the relevant series of notes to secure and fund the first five interest payments on such notes.

Change of Control............  Upon a change of control we will be required to make an offer to purchase the notes. The definition of "change of
                               control" appears under "Description of the Notes". The
                               purchase price will equal 101% of their principal amount
                               plus accrued interest. We may not have sufficient funds
                               available at the time of any change of control to make any required debt payment, including repurchases of the notes.

Ranking......................  The notes will rank equally with all Carrier1
                               International's other unsubordinated unsecured indebtedness and will be junior to all Carrier1 International's secured indebtedness except as described above under "--Security".
                               The notes also will be junior to all liabilities of Carrier1
                               International's subsidiaries. As of March 31, 1999, Carrier1
                               International had no indebtedness outstanding other than the notes and had current liabilities of $4.2 million. As of
                               March 31, 1999 Carrier1 International's subsidiaries had
                               $47.1 million of current liabilities. See our consolidated balance sheet included elsewhere in this prospectus.

Certain Covenants............  The terms of the notes will restrict our ability to:

                                   - incur additional indebtedness,

                                   - create liens,

                                   - engage in sale-leaseback transactions,

                                   - pay dividends or make distributions in respect of
                                   capital stock,

                                   - redeem capital stock,

                                   - make investments or certain other restricted payments,

                                   - sell assets,

                                   - issue or sell stock of restricted subsidiaries,

                                   - enter into transactions with stockholders or
                                     affiliates, or

                                   - effect a consolidation or merger.

                               These limitations are subject to a number of important
                               qualifications and exceptions. These limitations,
                               qualifications and exceptions are described in detail under
                               "Description of the Notes."

                                  RISK FACTORS

    See "Risk Factors," immediately following this Summary, for a discussion of certain factors relating to us, our business and an investment in the notes.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

    The following table sets forth summary consolidated financial data of Carrier1 as of and for the period from February 20, 1998 ("Inception") to December 31, 1998 and as of and for the three months ended March 31, 1999. The summary consolidated financial data as of and for the period from Inception to December 31, 1998, were derived from the consolidated financial statements of Carrier1 which were audited by Deloitte & Touche Experta AG, independent auditors. The summary consolidated financial data as of and for the three months ended March 31, 1999, were derived from the unaudited consolidated financial statements of Carrier1 and include, in the opinion of Carrier1's management, all adjustments, consisting solely of normal recurring adjustments, necessary to present fairly the data for such period. The information set forth below is not necessarily indicative of the results of future operations and should be read in conjunction with the consolidated financial statements and the related notes thereto included elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    Amounts are presented in thousands, except per share data.

                                                                                     THREE MONTHS    INCEPTION TO
                                                                                        ENDED        DECEMBER 31,
                                                                                    MARCH 31, 1999       1998
                                                                                   ----------------  ------------
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Revenues.........................................................................     $   12,293      $    2,792
Cost of services (exclusive of amounts shown separately below)...................         17,015          11,669
Selling, general and administrative expenses.....................................          3,318           8,977
Depreciation and amortization....................................................          1,336           1,409
                                                                                        --------     ------------
Loss from operations.............................................................         (9,376)        (19,263)
Other income (expense):
Interest income..................................................................            979              92
Interest expense.................................................................         (4,205)            (11)
Currency exchange loss, net......................................................         (2,428)            (53)
                                                                                        --------     ------------
Loss before income tax benefit...................................................        (15,030)        (19,235)
Income tax benefit, net of valuation allowance...................................             --              --
                                                                                        --------     ------------
Net loss.........................................................................     $  (15,030)     $  (19,235)
                                                                                        --------     ------------
                                                                                        --------     ------------
Net loss per share (basic).......................................................     $    (0.53)     $    (2.61)
Net loss per share (diluted)(1)..................................................          (0.53)          (2.61)

OTHER FINANCIAL DATA:
EBITDA (as defined)(2)...........................................................     $   (8,040)     $  (17,854)
Capital expenditures(3)..........................................................         11,609          37,168
Ratio of earnings to fixed charges(4)............................................             --              --
Net cash used in operating activities............................................        (18,910)        (14,441)
Net cash used in investing activities............................................       (152,722)        (19,866)
Net cash provided by financing activities........................................        274,141          37,770

                                                                     AS OF MARCH 31,      AS OF DECEMBER 31,
                                                                          1999                   1998
                                                                   -------------------  ----------------------
BALANCE SHEET DATA:
Cash and cash equivalents........................................      $   107,960(5)         $    4,184
Restricted cash..................................................            1,446                 1,518
Restricted investments (6).......................................          143,034(5)                 --
Total assets (7).................................................          329,777                51,434
Total debt.......................................................          249,608(5)                 --
Shareholders' equity.............................................           28,875                19,189

------------------------

(1) Potential dilutive securities have been excluded from the computation for the period from Inception to December 31, 1998 and for the three months ended March 31, 1999, as their effect is antidilutive.

(2) EBITDA stands for earnings before interest, taxes, depreciation, amortization and foreign currency exchange gains or losses.

    EBITDA is used by management and certain investors as an indicator of a company's historical ability to service debt. Management believes that an increase in EBITDA is an indicator of our improved ability to service existing debt, to sustain potential future increases in debt and to satisfy capital requirements. However, EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered as an alternative to cash flows from operating, investing or financing activities as a measure of liquidity or an alternative to net income as indications of Carrier1's operating performance or any other measure of performance derived under generally accepted accounting principles. EBITDA as presented may not be comparable to other similarly titled measures of other companies or to Consolidated EBITDA as calculated under the indentures pursuant to which the notes are issued.

(3) Consists of purchases of property and equipment and investment in joint venture.

(4) The ratio of earnings to fixed charges is calculated as the sum of income before taxes plus interest expense divided by fixed charges. Fixed charges consist of the total of (i) interest, whether expensed or capitalized, (ii) amortization of debt expense and discount or premium relating to any indebtedness, whether expensed or capitalized and (iii) that portion of rental expense considered to represent interest costs. Earnings were insufficient to cover fixed charges by $15.2 million in the three-month period ended March 31, 1999, and by $19.5 million in the period from Inception to December 31, 1998.

(5) Assuming the March 31, 1999 conversion rate of Euro into U.S. dollars of [Euro]0.92515 per $1.00.

(6) Reflects:

    (a) the portion of the net proceeds for the original offering used to purchase government securities to secure and fund the first five scheduled interest payments on the notes, see "Description of the Notes--Security," and

    (b) approximately $64.8 million used to collateralize a 109.5 million Deutsche Mark letter of credit. See the Notes to Unaudited Consolidated Financial Statements, Note 5, presented elsewhere in this prospectus.

(7) Includes capitalized financing costs of approximately $7.9 million as of March 31, 1999.

                                  RISK FACTORS

    YOU SHOULD CONSIDER CAREFULLY THE RISKS DESCRIBED BELOW AND OTHER INFORMATION IN THIS PROSPECTUS BEFORE MAKING AN INVESTMENT DECISION.

    IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS OR ABILITY TO PAY PRINCIPAL OR INTEREST ON THE NOTES COULD BE MATERIALLY ADVERSELY AFFECTED. IN THAT EVENT, YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

IF YOU DO NOT PROPERLY TENDER YOUR OLD NOTES, YOU WILL CONTINUE TO HOLD
  UNREGISTERED OLD NOTES AND YOUR ABILITY TO TRANSFER OLD NOTES WILL BE ADVERSELY AFFECTED.

    We will only issue new notes in exchange for old notes that are timely and properly tendered. Therefore, you should allow sufficient time to ensure timely delivery of the old notes and you should carefully follow the instructions on how to tender your old notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the old notes. If you do not exchange your old notes for new notes pursuant to the exchange offer, the old notes you hold will continue to be subject to the existing transfer restrictions. In general, the old notes may not be offered or sold, unless registered under the Securities Act, or exempt from registration under the Securities Act and applicable state securities laws. We do not anticipate that we will register old notes under the Securities Act.

    After the exchange offer is consummated, if you continue to hold any old notes of either series, you may have trouble selling them because there will be fewer old notes of such series outstanding. In addition, if a large number of old notes of either series are not tendered or are tendered improperly, the limited amount of new notes of such series that would be issued and outstanding after we consummate the exchange offer could lower the market price of such new notes.

OUR LIMITED OPERATING HISTORY MAKES IT DIFFICULT FOR YOU TO EVALUATE OUR
  PERFORMANCE.

    We formed our business in March 1998, and we commenced commercial operations on September 1, 1998. Accordingly, you have limited historical operating and financial information on which to base your evaluation of our performance.

WE EXPECT TO EXPERIENCE NET LOSSES AND NEGATIVE CASH FLOW.

    Our continued business development and network deployment will require that we incur substantial capital expenditures. In general, we expect to incur net losses and negative cash flow from operating activities through 2000. Whether or when we will generate positive cash flow from operating activities will depend on a number of financial, competitive, regulatory, technical and other factors, many of which are beyond our control. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." We cannot assure you that we will achieve profitability or positive cash flow.

OUR OPERATING RESULTS MAY FLUCTUATE SIGNIFICANTLY.

    At least initially, our revenues are dependent upon a relatively small number of customers and contracts. The loss or addition of one or more customers or contracts could cause significant fluctuations in our financial performance. In addition, the significant expenses resulting from the expansion of our network and services are likely to lead to operating results that vary significantly from quarter to quarter.

OUR ABILITY TO GENERATE CASH TO SERVICE OUR SUBSTANTIAL CAPITAL NEEDS DEPENDS ON
  MANY FACTORS, SOME OF WHICH ARE BEYOND OUR CONTROL.

    We will require significant capital to fund our capital expenditures and working capital needs, as well as our debt service requirements and cash flow deficits.

    We expect to incur significant capital expenditures in connection with the expansion of our network. The actual amounts and timing of our future capital requirements may vary significantly from our estimates. The demand for our services, regulatory developments and the competitive environment of the telecommunications industry could cause our capital needs to exceed our current expectations. In that case, we may need to seek additional capital sooner than we expect, and such additional financing may not be available on acceptable terms or at all. Moreover, our substantial indebtedness as a result of the original offering and other possible future debt financings may adversely affect our ability to raise additional funds. A lack of financing may require us to delay or abandon plans for deploying parts of our network.

OUR SUBSTANTIAL INDEBTEDNESS AND OUR ABILITY TO INCUR MORE INDEBTEDNESS COULD
  PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER THE NOTES.

    We have significant indebtedness. The following table shows certain important credit statistics.

                                                                                                        MARCH 31,
                                                                                                          1999
                                                                                                      -------------
                                                                                                      (IN MILLIONS)
Total debt..........................................................................................    $   249.6
Shareholders' equity................................................................................         28.9
Total debt as a percentage of total capitalization..................................................           90%

    Our deficiency of earnings to fixed charges for the three-month period ended March 31, 1999 was $15.2 million.

    The indentures pursuant to which the notes are issued limit, but do not prohibit, our incurrence of additional indebtedness. Moreover, the indentures permit us to incur an unlimited amount of indebtedness to finance the acquisition of equipment, inventory and network assets. A substantial level of debt may make it more difficult for us to repay you.

    If we cannot generate sufficient cash flow from operations to meet our debt service requirements, we may be required to refinance our indebtedness, including the notes. Our ability to obtain such financing will depend on our financial condition at the time, the restrictions in the agreements governing our indebtedness and other factors, including general market and economic conditions. If such refinancing were not possible, we could be forced to dispose of assets at unfavorable prices. In addition, we could default on our debt obligations, including our obligation to make payments on the notes.

OUR DEBT AGREEMENTS IMPOSE OPERATING AND FINANCIAL RESTRICTIONS, WHICH MAY
  PREVENT US FROM CAPITALIZING ON BUSINESS OPPORTUNITIES.

    The indentures pursuant to which the notes are issued impose significant operating and financial restrictions on us. The terms of any other financings we may obtain may do so as well. These restrictions may substantially limit or prohibit us from taking various actions including incurring additional debt, making investments, paying dividends to our shareholders, creating liens, selling assets, engaging in mergers and consolidations, repurchasing or redeeming capital stock and capitalizing on business opportunities.

    Failure to comply with the covenants and restrictions in the indentures or other financing agreements could trigger defaults under such agreements even if we are able to pay our debt. Such defaults could result in a default on the notes and could delay or preclude payment of principal of or interest on the notes.

IF WE ARE UNABLE TO EXTEND OUR NETWORK IN THE MANNER WE HAVE PLANNED, OUR
  OPERATING REVENUES OR GROSS MARGINS COULD BE ADVERSELY AFFECTED.

    Our success will depend on our ability to continue to deploy our network on a timely basis. We have contracted with Nortel Plc for the installation of our switch system and with Cisco Systems International, B.V. for the installation of our router system. A failure by either of these parties to continue to comply with its contractual obligations could cause delays in the continued deployment of our network.

    A number of other factors could hinder the deployment of our network. These factors include cost overruns, the unavailability of additional capital, strikes, shortages, delays in obtaining governmental or other third-party approvals, natural disasters and other casualties, and other events that we cannot foresee.

    Delays in the continued deployment of our network could:

    - limit the geographic scope of our services,

    - prevent us from providing services on a cost-effective basis,

    - reduce the number of customers we can attract and the volume of traffic we carry,

    - force us to rely more heavily on refiling or reselling for terminating our traffic, increasing termination costs and making our quality control more difficult, and

    - affect our ability to obtain lower cost capacity on other networks by swapping excess capacity.

    Any one of these results could lower our operating revenues or adversely impact gross margins.

WE HAVE NO CONTROL OVER THIRD PARTIES ON WHOM WE RELY FOR THE OPERATION OR
  MAINTENANCE OF PORTIONS OF OUR NETWORK, AND IF THEY OR THEIR FACILITIES DO NOT PERFORM OR FUNCTION ADEQUATELY, OUR NETWORK MAY BE IMPAIRED.

    Our success is dependent on the technical operation of our network and on the management of traffic volumes and route selections over the network. We have outsourced the technical operation and management of our voice network to Nortel. If Nortel fails to perform these functions adequately or in a timely manner, our network and our operations could be materially adversely affected. Furthermore, we are dependent on parties from whom we have leased or acquired a right to use transmission capacity for maintenance of certain of the network's circuits. Shortfalls in maintenance by any of these parties could lead to transmission failure. Our network is also subject to other risks outside our control, such as the risk of damage from fire, power loss, natural disasters and general transmission failures caused by these or other factors.

    We intend to take over the full operation of our network by mid-1999. We may not be able to operate and manage our network adequately once the turnkey contracts have been terminated.

WE ARE DEPENDENT ON OUR HIGHLY TRAINED EXECUTIVE OFFICERS AND EMPLOYEES. ANY
  DIFFICULTY IN MAINTAINING OUR CURRENT EMPLOYEES OR IN HIRING SIMILAR EMPLOYEES WOULD ADVERSELY AFFECT OUR ABILITY TO OPERATE OUR BUSINESS.

    Our operations are managed by a small number of key executive officers, including our Chief Executive Officer, Stig Johansson. The loss of any of these individuals could have a material adverse effect on us. In addition, our success depends on our ability to continue to attract, recruit and retain sufficient qualified personnel as we grow. Competition for qualified personnel in Europe is intense, and there is generally a limited number of persons with the requisite experience in the sectors in which we operate. We cannot assure you that we will be able to retain senior management, integrate new managers or recruit qualified personnel in the future.

A FAILURE TO ENTER INTO OR MAINTAIN ADEQUATE INTERCONNECTION AND PEERING
  ARRANGEMENTS COULD CAUSE US TO INCUR HIGHER TERMINATION COSTS THAN COMPETITORS WHO HAVE SUCH ARRANGEMENTS.

    The most cost-effective way for a wholesale carrier to achieve termination in a country in which it has a point of presence is to negotiate an interconnection agreement with the national incumbent telephone operator. Failure to implement adequate interconnection arrangements would cause us to incur high termination costs, which could have a material adverse effect on our ability to compete with carriers that do have interconnection agreements.

    Our ability to obtain arrangements for the free exchange of data with European and United States ISPs that have traffic volumes roughly equivalent to ours will also affect our costs. To the extent we do not have these peering arrangements, we are required to pay a transit fee in order to exchange data traffic. Our inability to obtain sufficient peering arrangements would keep our data termination costs high and could limit our ability to compete effectively with other European Internet backbone providers that have more peering arrangements than we do.

    See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Factors Affecting Future Operations--Cost of Services--Voice Termination Costs"; "--Data Termination Costs."

IF WE LOST ONE OR MORE OF OUR GOVERNMENT LICENSES OR BECAME SUBJECT TO MORE
  ONEROUS GOVERNMENT REGULATIONS, WE COULD BE ADVERSELY AFFECTED.

    We are subject to varying degrees of regulation in each of the jurisdictions in which we provide services. Local laws and regulations, and their interpretation differ significantly among those jurisdictions. Future regulatory, judicial and legislative changes may have a material adverse effect on the operation of our business.

    National regulatory frameworks that are fully consistent with the policies and requirements of the European Commission and the World Trade Organization have only recently been, or are still being, put in place in many European Union member states. These nations are in the early stages of providing for and adapting to a liberalized telecommunications market. As a result, in these markets, we and other new entrants may encounter more protracted and difficult procedures to obtain licenses and negotiate interconnection agreements.

    Our operations are dependent on licenses that we acquire from governmental authorities in each jurisdiction in which we operate. These licenses and authorizations generally contain clauses pursuant to which we may be fined or our license may be revoked in certain circumstances. Such revocation may be on short notice, at times as short as 30 days' written notice to us. The revocation of any of our licenses would force us to stop operating in the relevant country.

IF WE DO NOT SUCCESSFULLY COMPETE WITHIN THE HIGHLY COMPETITIVE
  TELECOMMUNICATIONS INDUSTRY, WE MAY BE UNABLE TO REPAY THE NOTES.

    The European telecommunications market is highly competitive, and liberalization is rendering it increasingly more so. The opening of the market to new service providers, combined with technological advances, has resulted in significant reductions in retail and wholesale prices for voice services. We expect prices to continue to decline. Decreasing prices are also narrowing gross profit margins on long distance voice traffic. Our ability to compete successfully in this environment will significantly depend on our ability to generate high traffic volumes from our customers while keeping our costs of services low. We cannot assure you that we will be able to do so.

    We expect price decreases in the European data market over the next few years as competition increases. We cannot assure you that data service prices will not decline more quickly than our data transmission or termination costs, which could have a material adverse effect on our gross profit margins and our ability to repay the notes.

    Other competitive factors include the following:

    - Certain voice customers may redirect their traffic to another carrier on the basis of even small differences in price.

    - Wholesale carriers that have built their network may lower prices so as to increase volume and maximize utilization rates.

    - Excess capacity being built could create further downward pressure on prices.

    See "Business--Competition."

OUR COMPETITORS MAY HAVE MORE EXPERIENCE, SUPERIOR OPERATIONAL ECONOMIES OR
  GREATER RESOURCES, PLACING US AT A COST AND PRICE DISADVANTAGE.

    We compete with a number of incumbent telephone operators, who generally control access to local networks and have significant operational economies, including large national networks, and existing operating agreements with other incumbents. Moreover, national regulatory authorities have, in some instances, shown reluctance to adopt policies that would result in increased competition for the local incumbent. In addition, incumbents may be more likely to provide transmission capacity on favorable terms and direct excess traffic to their related carriers than to us.

    In data services, our main competitors have an established customer base and either a significant infrastructure or strong connectivity to the United States through various peering arrangements. We believe that, if the quality of the service is consistently high, data customers will typically renew their contracts because it is costly and technically burdensome to switch carriers, which could impede our ability to attract new customers.

    We also compete with companies that have announced that they are building European networks to the extent these companies offer wholesale services. Some of these companies have more experience operating a network than Carrier1 does. We may not be able to deploy a European network as quickly or run it as efficiently as some or all of these competitors, which could impair our ability to compete with them.

    Many of our competitors have greater financial resources and would be in a better position than we would be to withstand the adverse effect on gross profit margins caused by price decreases, particularly those competitors that already own infrastructure and have interconnection or peering arrangements and thus enjoy a lower cost base than we do. Unless and until we are able to reduce our cost base, we may not be able to compete on the basis of price if market prices are reduced below a certain level. Inability to price services competitively may in turn cause us to lose customers.

WE MAY NOT BE ABLE TO OBTAIN SUFFICIENT COST-EFFECTIVE TRANSMISSION CAPACITY,
  WHICH COULD DELAY OUR ABILITY TO PENETRATE CERTAIN MARKETS OR CARRY A HIGHER VOLUME OF TRAFFIC IN MARKETS IN WHICH WE ALREADY OPERATE.

    We lease or have purchased rights to use our current transmission capacity from others, and we therefore depend on them for much of our transmission capacity. We believe that there is a shortage in the supply of cost-effective transmission capacity. We cannot assure you that we will always be able to obtain capacity where and when we need it at an acceptable price or at all. Any failure to obtain such capacity could delay our ability to penetrate certain markets or to carry a higher volume of traffic in the markets in which we already operate. Furthermore, to the extent some of our capacity suppliers begin to compete with us in the provision of wholesale telecommunications services, those suppliers may no longer be willing to provide us with capacity.

    Until the German Network is operational, we will need to lease or purchase additional capacity as we extend our network. It is unlikely that we will be able to obtain such capacity at our target cost levels. We will therefore, in the short term, continue to have transmission costs that are higher than our target cost levels and higher than the costs of our competitors who own transmission infrastructure. We cannot assure you that the cost of obtaining capacity will decrease. In addition, if the German Network is not completed on a timely basis, we will need to rely to a greater extent than currently anticipated on leased lines. If we cannot obtain rights to use the existing capacity at our target cost levels for the future capacity we will require beyond that capacity we own, we will need to build or purchase that additional capacity. To build additional capacity, we would need to incur additional capital expenditures. It is also possible that additional capacity would not be available for purchase at the time that we need it.

IF ESTIMATES WE HAVE MADE ARE NOT CORRECT, WE MAY HAVE TOO MUCH OR TOO LITTLE
  CAPACITY.

    We rely on other carriers to provide certain termination services. Negotiation of refile or resale agreements with such carriers involves making estimates of the future calling patterns and traffic levels of our customers. Underestimation of traffic levels or failure to estimate calling patterns correctly could lead to:

    - a shortage of capacity, requiring us to either lease more capacity or reroute calls to other carriers at a higher termination cost,

    - higher termination costs, as we may have to use additional, higher priced, refilers or resellers, and

    - a possibly lower quality of service, as we may not be carrying the traffic over our own network.

    Our leased capacity costs are fixed monthly payments based on the capacity made available to us. If our traffic volumes decrease, or do not grow as expected, the resulting idle capacity will increase our per unit costs.

WE MAY HAVE DIFFICULTY INTEGRATING OR ENHANCING OUR SOPHISTICATED BILLING,
  CUSTOMER AND INFORMATION SYSTEMS. ANY SUCH DIFFICULTIES COULD DELAY OR DISRUPT OUR ABILITY TO SERVICE OR BILL OUR CUSTOMERS.

    Sophisticated information systems are vital to our growth and our ability to:

    - manage and monitor traffic along our network,

    - track service provisioning, traffic faults and repairs,

    - effect least cost routing,

    - achieve operating efficiencies,

    - monitor costs,

    - bill and receive payments from customers, and

    - reduce credit exposure.

    We have outsourced to International Computers Limited the running of our billing system program. Errors or problems with International Computers Limited's computer systems could delay our ability to send bills to our customers or to provide billing information on-line. We may take over the operation of our billing system in mid-1999. We cannot assure you that this transition will not cause delays or interruptions in our monitoring and billing activities.

    The billing and information systems we have acquired will require enhancements and ongoing investments, particularly as traffic volume increases. We may encounter difficulties in enhancing our systems or integrating new technology into our systems in a timely and cost-effective manner. Such difficulties could have a material adverse effect on our ability to operate efficiently and to provide adequate customer service.

RAPID CHANGE IN OUR INDUSTRY COULD REQUIRE US TO EXPEND SUBSTANTIAL COSTS TO
  IMPLEMENT NEW TECHNOLOGIES. WE COULD LOSE CUSTOMERS IF OUR COMPETITORS IMPLEMENT NEW TECHNOLOGIES BEFORE WE DO.

    The European telecommunications industry is changing rapidly due to, among other things:

    - market liberalization,

    - significant technological advancements,

    - introductions of new products and services utilizing new technologies,

    - increased availability of transmission capacity,

    - expansion of telecommunications infrastructure, and

    - increased use of the Internet for voice and data transmission.

    If the growth we anticipate in the demand for voice and data services were not to occur or we were precluded from servicing this demand, we might not be able to generate sufficient revenues in the next few years to fund our working capital requirements.

    To compete effectively, we must anticipate and adapt to rapid technological changes and offer, on a timely basis, competitively priced services that meet evolving industry standards and customer preferences. We may choose new technologies that prove to be inadequate or incompatible with technologies of our customers, providers of transmission capacity or other carriers. As new technologies develop, we may be forced to implement such new technologies at substantial cost to remain competitive. In addition, competitors may implement new technologies before we do, allowing such competitors to provide lower priced or enhanced services and superior quality compared to those we provide. Such a development could have a material adverse effect on our ability to compete, particularly because we seek to distinguish ourselves on the basis of the quality of our services.

WHOLESALE CUSTOMERS THAT ARE PRICE SENSITIVE MAY DIVERT THEIR TRAFFIC TO ANOTHER
  CARRIER BASED ON SMALL PRICE CHANGES, RESULTING IN FLUCTUATIONS OR LOSS IN OUR REVENUE.

    Voice customers often maintain relationships with a number of telecommunications providers, and our contracts with our wholesale voice customers generally do not impose on customers minimum or maximum usage requirements. Furthermore, basic voice services are not highly differentiated. As a result, most customers are price sensitive and certain customers may divert their traffic to another carrier based solely on small price changes. These diversions can result in large and abrupt fluctuations in revenues. The majority of our data contracts to date have been usage-based, with no minimum volume commitment by the customer. There can be no assurance that small variations between our prices and those of other carriers will not cause our voice customers to divert their traffic.

    Our contracts with our wholesale customers require us to carry their voice traffic at a contractually fixed price per minute that can only be changed upon seven or thirty days' notice. Similarly, we have contracted with some data customers to carry their data traffic at a fixed monthly rate that can only be changed upon six or twelve months' notice. If we were forced to carry voice or data traffic over a higher-cost route due to capacity and quality constraints, our gross profit margins would be reduced.

WE RELY ON A SMALL NUMBER OF SIGNIFICANT CUSTOMERS, AND THE LOSS OF ANY SINGLE
  CUSTOMER COULD THEREFORE HAVE A MATERIAL ADVERSE EFFECT ON OUR REVENUES.

    We currently depend on a small number of significant customers for our revenues. The loss of any single customer could therefore have a material adverse effect on us. In addition, certain wholesale customers may be unprofitable or only marginally profitable, resulting in a higher risk of delinquency or nonpayment. Recently, the Internet services industry has experienced increased merger and consolidation activity among ISPs and Internet backbone providers. The consolidation of ISPs may reduce the customer base for our data services.

IF WE ARE UNABLE TO IMPROVE AND ADAPT OUR OPERATIONS AND SYSTEMS AS WE GROW, WE
  COULD LOSE CUSTOMERS AND REVENUES.

    We expect our business to continue to grow rapidly, which may significantly strain our customer support, sales and marketing and administrative resources and network operation and management and billing systems. Such a strain on our operational and administrative capabilities could adversely affect the quality of our services and our ability to collect revenues. To manage our growth effectively, we will have to further enhance the efficiency of our operational support and other back office systems, and of our financial systems and controls. We will also have to expand and train our employee base to handle the increased volume and complexities of our business. We cannot assure you that we will maintain adequate internal operating, administrative and financial systems, procedures and controls, or obtain, train and adequately manage sufficient personnel to keep pace with our growth.

    In addition, if we fail to project traffic volume and routing preferences correctly, or to determine the optimal means of expanding the network, we could lose customers, make inefficient use of the network, and have higher costs and lower profit margins.

OUR OPERATING COMPANIES HAVE NO OBLIGATION TO MAKE PAYMENTS ON THE NOTES. THEY
  MAY FACE LEGAL OR OTHER LIMITATIONS ON THEIR ABILITY TO MAKE CASH AVAILABLE FOR PAYMENT ON THE NOTES.

    Carrier1 International is the company obligated to pay amounts due under the notes. Carrier1 International is a holding company with few assets of significance other than the stock of its subsidiaries. Carrier1 International intends to loan or contribute all or a portion of the proceeds of the original offering to its subsidiaries. The cash flow and consequent ability of Carrier1 International to service its debt obligations, including the notes, are dependent upon the ability of Carrier1 International to receive cash from its subsidiaries. These subsidiaries are separate legal entities and have no obligations to pay amounts due under the notes or to make funds available for such payment. In addition, applicable law of the jurisdictions in which these subsidiaries are organized or contractual or other obligations to which they are subject may limit their ability to pay dividends or make payments on intercompany loans, including those made with the proceeds of the original offering. Furthermore, the payment of interest and principal on intercompany loans and advances as well as the payment of dividends by these subsidiaries may be subject to taxes. Claims of creditors of these subsidiaries will generally have priority as to the assets of such subsidiaries over the claims of the holders of Carrier1 International's debt, including the notes, except under certain circumstances to the extent that Carrier1 International is also a creditor of any subsidiary. Accordingly, the notes will be effectively subordinated to the liabilities of these subsidiaries.

THE NOTES WILL BE EFFECTIVELY SUBORDINATED TO OUR SECURED DEBT.

    The notes will not be secured by any of our assets except the pledged securities as described under "Description of the Notes--Security." We expect to incur future indebtedness which may be secured, particularly through equipment, network or working capital financings. If we default on our other secured indebtedness, or in the event of our bankruptcy, liquidation or reorganization, our assets would be available to pay our obligations on the notes only after we had made all payments on such secured debt. To the extent that the value of such assets was insufficient to repay our secured debt, holders of such secured debt would be entitled to share in any of our remaining assets on parity with you and other unsecured creditors.

WE WILL ENGAGE IN JOINT VENTURES, WHICH ARE ACCOMPANIED BY INHERENT RISKS.

    We plan to construct the German Network with Viatel and Metromedia. We may enter into future joint ventures with other companies. All joint ventures are accompanied by risks. These risks include:

    - the lack of complete control over the relevant project,

    - diversion of our resources and management time,

    - inconsistent economic, business or legal interests or objectives among joint venture partners,

    - the possibility that a joint venture partner will default in connection with a capital contribution or other obligation, thereby forcing us to fulfill such obligation, and

    - difficulty maintaining uniform standards, controls, procedures and policies.

WE ARE CONTROLLED BY PARTIES WHOSE INTERESTS MAY NOT BE ALIGNED WITH YOURS.

    Funds managed by Providence and Primus together indirectly hold approximately 85%, and the Providence funds alone indirectly hold approximately 71%, of the equity of Carrier1 International. Therefore, the Providence funds alone, and the Providence and Primus funds together, indirectly control us. Such ownership may present conflicts of interest between the Providence or Primus funds and you if we encounter financial difficulties or the Providence and Primus funds cause us to pursue transactions that could enhance their equity investment while involving risks to your interests.

    Providence and Primus, or their affiliates, currently have significant investments in other telecommunications companies, including investments by Providence affiliates in Epoch Networks and Tele1 Europe AB, and may in the future invest in other entities engaged in the telecommunications business, some of which may compete with us. Providence and Primus are under no obligation to bring us any investment or business opportunities of which they are aware, even if opportunities are within our scope and objectives. Conflicts may also arise in the negotiation or enforcement of arrangements we may enter into with entities in which Providence or Primus, or their affiliates, have an interest.

WE MAY BE ADVERSELY AFFECTED BY YEAR 2000 ISSUES.

    Computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000, which could result in miscalculations or a major system failure. We cannot assure you that all our systems will then function adequately. A failure of our computer systems or other systems could have a material adverse effect on us. We are still evaluating whether the systems of our vendors, suppliers or customers are or will be Year 2000 compliant. Any failure of their computer systems could materially and adversely affect our ability to operate our network and retain customers and could impose significant costs on us. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Impact of Year 2000."

CONVERSION TO THE EURO MAY RESULT IN INCREASED COSTS AND POSSIBLE ACCOUNTING,
  BILLING AND LOGISTICAL DIFFICULTIES IN OPERATING OUR BUSINESS.

    From January 1, 1999, until January 1, 2002, the Euro will exist in electronic form only and the participating countries' individual currencies will persist in tangible form as legal tender. During the transition period, everyone must manage transactions in both the Euro and the participating countries' respective individual currencies. This may cause significant logistical problems. We may incur increased operational costs and may have to modify or upgrade our information systems in order to respond to possible accounting, billing and other logistical problems resulting from the conversion to the Euro.

THE INTERNATIONAL SCOPE OF OUR OPERATIONS MAY ADVERSELY AFFECT OUR BUSINESS.

    We may face certain risks because we conduct an international business including:

    - regulatory restrictions or prohibitions on the provision of our services,

    - tariffs and other trade barriers,

    - longer payment cycles,

    - problems in collecting accounts receivable,

    - political risks, and

    - potentially adverse tax consequences of operating in multiple jurisdictions.

    In addition, an adverse change in laws or administrative practices in countries within which we operate could have a material adverse effect on us.

    We are exposed to fluctuations in foreign currencies, as our revenues, costs, assets and liabilities are denominated in multiple local currencies. Our payment obligations with respect to the notes are denominated in U.S. dollars, but our revenues are denominated in other currencies as well. Any appreciation in the value of the U.S. dollar relative to such other currencies could have a material adverse effect on us.

ENFORCING JUDGMENTS AGAINST US MAY REQUIRE COMPLIANCE WITH NON-U.S. LAW.

    Most assets of Carrier1 International and its subsidiaries are located outside the United States. You will need to comply with foreign laws to enforce judgments obtained in a U.S. court against our assets, including to foreclose upon such assets. In addition, it may not be possible for you to effect service of process within the United States upon us, or to enforce against us U.S. court judgments predicated upon U.S. federal securities laws.

THERE WILL BE NO PUBLIC TRADING MARKET FOR THE NEW NOTES.

    The new notes are a new issue of securities with no established trading market. The liquidity of the trading market in the new notes, and the market price quoted for the new notes, may be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, you cannot be sure that an active trading market will develop for the new notes.

EVENTS DESCRIBED BY OUR FORWARD-LOOKING STATEMENTS MAY NOT OCCUR.

    This prospectus includes or incorporates forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events and on industry publications. We have not independently verified the data derived from industry publications.

    Our forward-looking statements are subject to risks, uncertainties and assumptions including, among other things, those discussed above as well as under "Management's Discussion and Analysis of Financial Condition and Results of Operations." Examples of forward-looking statements include all statements that are not historical in nature, including statements regarding:

    - operations and prospects,

    - technical capabilities,

    - funding needs and financing sources,

    - network deployment plans,

    - scheduled and future regulatory approvals,

    - expected financial position,

    - business and financial plans,

    - markets, including the future growth in the European telecommunications market,

    - expected characteristics of competing systems, and

    - expected actions of third parties such as equipment suppliers and joint venture partners.

    In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur. Additional risks, and uncertainties and assumptions that we may currently deem immaterial or that are not presently known to us could also cause the forward-looking events discussed in this prospectus not to occur. We do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

THESE RISKS AND UNCERTAINTIES ARE NOT THE ONLY ONES FACING US.

    Additional risks and uncertainties not presently known to us or that we may currently deem immaterial may also impair our business operations.

                      WHERE YOU CAN FIND MORE INFORMATION

    Upon effectiveness of the registration statement of which this prospectus is a part, we will file annual and quarterly and other information with the Securities and Exchange Commission (the "Commission"). You may read and copy any reports, statements and other information we file at the Commission's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call 1-800-SEC-0330 for further information on the public reference rooms. Our filings will also be available to the public from commercial document retrieval services and at the web site maintained by the Commission at http://www.sec.gov.

    We have filed a registration statement on Form S-4 to register with the Commission the new notes to be issued in exchange for the old notes. This prospectus is part of that registration statement. As allowed by the Commission's rules, this prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement.

                               THE EXCHANGE OFFER

    The following contains a summary of the material provisions of the registration rights agreement. It does not contain all of the information that may be important to an investor in the notes. Reference is made to the provisions of the registration rights agreement, which has been filed as an exhibit to the registration statement. Copies are available as set forth under the heading "Where You Can Find More Information."

TERMS OF THE EXCHANGE OFFER

    GENERAL

    In connection with the issuance of the old notes pursuant to a placement agreement, dated as of February 12, 1999, between Carrier1 International and the placement agents, the placement agents and their respective assignees became entitled to the benefits of the registration rights agreement.

    Under the registration rights agreement, Carrier1 has agreed (1) to use its best efforts to cause to be filed with the Commission the registration statement of which this prospectus is a part with respect to a registered offer to exchange the old notes for the new notes and (2) to use its reasonable best efforts to consummate the exchange offer within 60 calendar days after the date on which the registration statement is declared effective. Carrier1 will keep the exchange offer open for not less than 20 business days after the date notice of the exchange offer is mailed to holders of the old notes. The exchange offer being made hereby, if consummated within six months after the initial issuance of the old notes, will satisfy those requirements under the registration rights agreement.


    Upon the terms and subject to the conditions set forth in this prospectus and in the letters of transmittal, all old notes validly tendered and not withdrawn prior to 12:00 midnight, New York City time, on the expiration date will be accepted for exchange. New notes of the relevant series will be issued in exchange for an equal principal amount of outstanding old notes of such series accepted in the exchange offer. Old notes may be tendered only in integral multiples of $1,000 or [Euro]1,000, as applicable. This prospectus, together with the letters of transmittal, is being sent to all registered
holders as of             , 1999. The exchange offer is not conditioned upon any
minimum principal amount of old notes being tendered for exchange. However, the obligation to accept old notes for exchange pursuant to the exchange offer is subject to certain customary conditions as set forth herein under "--Conditions."


    Old notes shall be deemed to have been accepted as validly tendered when, as and if Carrier1 has given oral or written notice thereof to the exchange agent. The exchange agent will act as agent for the tendering holders of old notes for the purposes of receiving the new notes and delivering new notes to such holders.

    Based on interpretations by the Staff of the Commission as set forth in no-action letters issued to third parties (including Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley & Co. Incorporated (available June 5, 1991), K-III Communications Corporation (available May 14,
1993) and Shearman & Sterling (available July 2, 1993)), Carrier1 believes that the new notes issued pursuant to the exchange offer may be offered for resale, resold and otherwise transferred by any holder thereof (other than any such holder that is a broker-dealer or an "affiliate" of Carrier1 within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

    - such new notes are acquired in the ordinary course of business,

    - at the time of the commencement of the exchange offer such holder has no arrangement or understanding with any person to participate in a distribution of such new notes, and

    - such holder is not engaged in, and does not intend to engage in, a distribution of such new notes.

Carrier1 has not sought, and does not intend to seek, a no-action letter from the Commission with respect to the effects of the exchange offer, and there can be no assurance that the Staff would make a similar determination with respect to the new notes as it has in such no-action letters.

    By tendering old notes in exchange for new notes and executing the applicable letter of transmittal, each holder will represent to Carrier1 that:

    - any new notes to be received by it will be acquired in the ordinary course of business,

    - it has no arrangements or understandings with any person to participate in the distribution of the old notes or new notes within the meaning of the Securities Act, and

    - it is not an "affiliate," as defined in Rule 405 under the Securities Act, of Carrier1 International.

If such holder is a broker-dealer, it will also be required to represent that the old notes were acquired as a result of market-making activities or other trading activities and that it will deliver a prospectus in connection with any resale of new notes. See "Plan of Distribution." Each holder, whether or not it is a broker-dealer, shall also represent that it is not acting on behalf of any person that could not truthfully make any of the foregoing representations contained in this paragraph. If a holder of old notes is unable to make the foregoing representations, such holder may not rely on the applicable interpretations of the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction unless such sale is made pursuant to an exemption from such requirements.


    Upon consummation of the exchange offer, any old notes not tendered will remain outstanding and continue to accrue interest but, subject to certain limited exceptions, holders of old notes who do not exchange their old notes for new notes in the exchange offer will no longer be entitled to registration rights and will not be able to offer or sell their old notes, unless such old notes are subsequently registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Subject to limited exceptions, Carrier1 will have no obligation to effect a subsequent registration of the old notes.


    EXPIRATION DATE; EXTENSIONS; AMENDMENTS; TERMINATION

    The expiration date shall be         , 1999, unless Carrier1 International,
in its sole discretion, extends the exchange offer with respect to one or both series of old notes, in which case the expiration date shall be the latest date to which the exchange offer is extended with respect to the relevant series.

    To extend the expiration date, Carrier1 International will notify the exchange agent of any extension by oral or written notice and will notify the holders of the relevant series of old notes by means of a press release or other public announcement prior to 9:00 A.M., New York City time, on the next business day after the previously scheduled expiration date. Such announcement may state that Carrier1 International is extending the exchange offer for a specified period of time.

    Carrier1 International reserves the right (1) to delay acceptance of any old notes, to extend the exchange offer or to terminate the exchange offer and not permit acceptance of old notes not previously accepted if any of the conditions set forth herein under "--Conditions" shall have occurred and shall not have been waived by Carrier1 International prior to the expiration date, by giving oral or written notice of such delay, extension or termination to the exchange agent, or (2) to amend the terms of the exchange offer in any manner deemed by it to be advantageous to the holders of the old notes. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the exchange agent. If the exchange offer is amended in a manner determined by Carrier1 to constitute a material change, Carrier1 will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the old notes of such amendment.

    Without limiting the manner in which Carrier1 may choose to make public announcement of any delay, extension, amendment or termination of the exchange offer, Carrier1 shall have no obligations to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

INTEREST ON THE NEW NOTES

    The new notes will accrue interest at the rate of 13 1/4% per annum from the last interest payment date on which interest was paid on the old note surrendered in exchange therefor, or, if no interest has been paid on such old note, from the issue date of such old note, PROVIDED, that if an old note is surrendered for exchange on or after a record date for an interest payment date that will occur on or after the date of such exchange and as to which interest will be paid, interest on the new note received in exchange therefor will accrue from the date of such interest payment date. Interest on the new notes is payable on February 15 and August 15 of each year, commencing August 15, 1999. No additional interest will be paid on old notes tendered and accepted for exchange.

PROCEDURES FOR TENDERING


    To tender in the exchange offer, a holder must complete, sign and date the applicable letter of transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the letter of transmittal, and mail or otherwise deliver such letter of transmittal or such facsimile, together with any other required documents, to the exchange agent prior to 12:00 midnight, New York City time, on the expiration date. In addition, either


    - certificates of such old notes must be received by the exchange agent along with the applicable letter of transmittal, or

    - a timely confirmation of a book-entry transfer of such old notes, if such procedure is available, into the exchange agent's account at the appropriate book-entry transfer facility, that is (1) at The Depository Trust Company, in the case of old dollar notes, or (2) at Euroclear and Cedel, in the case of old Euro notes, pursuant to the procedure for book-entry transfer described below, must be received by the exchange agent prior to the expiration date with the applicable letter of transmittal, or

    - the holder must comply with the guaranteed delivery procedures described below.

THE METHOD OF DELIVERY OF OLD NOTES, LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE NOTE HOLDERS. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. NO OLD NOTES, LETTERS OF TRANSMITTAL OR OTHER REQUIRED DOCUMENTS SHOULD BE SENT TO CARRIER1. Delivery of all old notes (if applicable), letters of transmittal and other documents must be made to the exchange agent at its address set forth below. Holders may also request their respective brokers, dealers, commercial banks, trust companies or nominees to effect such tender for such holders.

    The tender by a holder of old notes will constitute an agreement between such holder and Carrier1 in accordance with the terms and subject to the conditions set forth herein and in the applicable letter of transmittal. Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on his behalf.

    Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by any member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor" institution within the meaning of Rule 17Ad-15 under the Exchange Act (each an "Eligible Institution") unless the old notes tendered pursuant thereto are tendered

(i) by a registered holder of old notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the applicable letter of transmittal or (ii) for the account of an Eligible Institution.

    If a letter of transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such person should so indicate when signing, and unless waived by Carrier1, evidence satisfactory to Carrier1 of their authority to so act must be submitted with such letter of transmittal.

    All questions as to the validity, form, eligibility, time of receipt and withdrawal of the tendered old notes will be determined by Carrier1 in its sole discretion, which determination will be final and binding. Carrier1 reserves the absolute right to reject any and all old notes not properly tendered or any old notes which, if accepted, would, in the opinion of counsel for Carrier1, be unlawful. Carrier1 also reserves the absolute right to waive any irregularities or conditions of tender as to particular old notes. Carrier1's interpretation of the terms and conditions of the exchange offer, including the instructions in the letters of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as Carrier1 shall determine. Neither Carrier1, the exchange agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of old notes, nor shall any of them incur any liability for failure to give such notification. Tenders of old notes will not be deemed to have been made until such irregularities have been cured or waived. Any old note received by the exchange agent that is not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost to such holder by the exchange agent, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

    In addition, Carrier1 reserves the right in its sole discretion, subject to the provisions of the indentures pursuant to which the notes are issued,

    - to purchase or make offers for any old notes that remain outstanding subsequent to the expiration date or, as set forth under "--Conditions," to terminate the exchange offer,

    - to redeem old notes as a whole or in part at any time and from time to time, as set forth under "Description of the Notes--Optional Redemption," and

    - to the extent permitted under applicable law, to purchase old notes in the open market, in privately negotiated transactions or otherwise.

The terms of any such purchases or offers could differ from the terms of the exchange offer.

ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF NEW NOTES

    Upon satisfaction or waiver of all of the conditions to the exchange offer, all old notes properly tendered will be accepted promptly after the expiration date, and the new notes will be issued promptly after acceptance of the old notes. See "--Conditions." For purposes of the exchange offer, old notes shall be deemed to have been accepted as validly tendered for exchange when, as and if Carrier1 has given oral or written notice thereof to the exchange agent. For each old note of a series accepted for exchange, the holder of such old note will receive a new note of the relevant series having a principal amount equal to that of the surrendered old note.

    In all cases, issuance of new notes for old notes that are accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of

    - certificates for such old notes or a timely book-entry confirmation of such old notes into the exchange agent's account at the applicable book-entry transfer facility,

    - a properly completed and duly executed letter of transmittal, and

    - all other required documents.

If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer, such unaccepted or such nonexchanged old notes will be returned without expense to the tendering holder thereof (if in certificated form) or credited to an account maintained with such book-entry transfer facility as promptly as practicable after the expiration or termination of the exchange offer.

BOOK-ENTRY TRANSFER

    The exchange agent will make a request to establish an account with respect to the old notes at the applicable book-entry transfer facility for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in such book-entry transfer facility's systems may make book-entry delivery of old notes by causing such book-entry transfer facility to transfer such old notes into the exchange agent's account at the book-entry transfer facility in accordance with such book-entry transfer facility's procedures for transfer. However, although delivery of old notes may be effected through book-entry transfer at the applicable book-entry transfer facility, the applicable letter of transmittal or facsimile thereof with any required signature guarantees and any other required documents must, in any case, be transmitted to and received by the exchange agent at one of the addresses set forth below under "--Exchange Agent" on or prior to the expiration date or the guaranteed delivery procedures described below must be complied with.

EXCHANGING BOOK-ENTRY NOTES

    The exchange agent and the book-entry transfer facility have confirmed that any financial institution that is a participant in the book-entry transfer facility may utilize the book-entry transfer facility Automated Tender Offer Program ("ATOP") procedures to tender old notes.

    Any participant in the applicable book-entry transfer facility may make book-entry delivery of old notes by causing such book-entry transfer facility to transfer such old notes into the exchange agent's account in accordance with such book-entry transfer facility's ATOP procedures for transfer. However, the exchange for the old notes so tendered will only be made after a book-entry confirmation of such book-entry transfer of old notes into the exchange agent's account, and timely receipt by the exchange agent of an agent's message and any other documents required by the applicable letter of transmittal. The term "agent's message" means a message, transmitted by the book-entry transfer facility and received by the Exchange Agent and forming part of a book-entry confirmation, which states that the book-entry transfer facility has received an express acknowledgment from a participant tendering old notes that are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the letter of transmittal, and that Carrier1 may enforce such agreement against such participant.

GUARANTEED DELIVERY PROCEDURES

    If the procedures for book-entry transfer cannot be completed on a timely basis, a tender may be effected if

    - the tender is made through an Eligible Institution,

    - prior to the expiration date, the exchange agent receives by facsimile transmission, mail or hand delivery from such Eligible Institution a properly completed and duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by Carrier1, which

       (1) sets forth the name and address of the holder of old notes and the amount of old notes tendered,

       (2) states that the tender is being made thereby, and

       (3) guarantees that within three New York Stock Exchange ("NYSE") trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and any other documents required by the letter of transmittal will be deposited by the Eligible Institution with the exchange agent, and

    - the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and all other documents required by the letter of transmittal are received by the exchange agent within three NYSE trading days after the date of execution of the notice of guaranteed delivery.

WITHDRAWAL OF TENDERS


    Tenders of old notes of a series may be withdrawn at any time prior to 12:00 midnight, New York City time, on the expiration date with respect to such series.



    For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent prior to 12:00 midnight, New York City time on the expiration date with respect to such series at one of the addresses set forth below under "--Exchange Agent." Any such notice of withdrawal must


    - specify the name of the person having tendered the old notes to be withdrawn,

    - identify the old notes to be withdrawn, including the principal amount of such old notes,

    - in the case of old notes tendered by book-entry transfer, specify the number of the account at the book-entry transfer facility from which the old notes were tendered and specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn old notes and otherwise comply with the procedures of such facility,

    - contain a statement that such holder is withdrawing its election to have such old notes exchanged,

    - be signed by the holder in the same manner as the original signature on the letter of transmittal by which such old notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the trustee with respect to the old notes register the transfer of such old notes in the name of the person withdrawing the tender, and

    - specify the name in which such old notes are registered, if different from the person who tendered such old notes.


All questions as to the validity, form, eligibility and time of receipt of such notice will be determined by Carrier1, whose determination shall be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the tendering holder therof without cost to such holder, in the case of physically tendered old notes, or credited to an account maintained with the applicable book-entry transfer facility for the old notes as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described under "--Procedures for Tendering" and "--Book-Entry Transfer" above at any time on or prior to 12:00 midnight, New York City time, on the Expiration Date.


CONDITIONS


    Notwithstanding any other provision of the exchange offer, Carrier1 shall not be required to accept for exchange, or to issue new notes in exchange for, any old notes and may terminate or amend the exchange offer if at any time prior to 12:00 midnight, New York City time, on the expiration date, Carrier1 determines in its reasonable judgment that the exchange offer violates applicable law, any applicable interpretation of the staff of the Commission or any order of any governmental agency or court of competent jurisdiction.

    The foregoing conditions are for the sole benefit of Carrier1 International and may be asserted by Carrier1 International regardless of the circumstances giving rise to any such condition or may be waived by Carrier1 International in whole or in part at any time and from time to time in its reasonable discretion. The failure by Carrier1 International at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

    In addition, Carrier1 International will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any such old notes, if at such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of either indenture under the Trust Indenture Act of 1939, as amended. Carrier1 International is required to use every reasonable effort to obtain the withdrawal of any order suspending the effectiveness of the registration statement at the earliest possible moment.

EXCHANGE AGENT

    The Chase Manhattan Bank has been appointed as exchange agent for the exchange offer. Questions and requests for assistance and requests for additional copies of this prospectus or of the letters of transmittal should be directed to the exchange agent addressed as follows:

    If tendering a dollar note or requesting information with respect to the exchange of a dollar note:

          BY MAIL, HAND DELIVERY OR                        FOR INFORMATION CALL:
             OVERNIGHT CARRIER:                               (212) 638-0828

            Global Trust Services                     FACSIMILE TRANSMISSION NUMBER:
               55 Water Street                               (212) 638-7380/81
          Room 234, North Building                         CONFIRM BY TELEPHONE:
          New York, New York 10041                            (212) 638-0828
          Attention: Carlos Esteves

    If tendering a Euro note that has been deposited with a custodian for, and registered in the name of, The Depository Trust Company or requesting information with respect to the exchange of a Euro note deposited with The Depository Trust Company:

          BY MAIL, HAND DELIVERY OR                        FOR INFORMATION CALL:
             OVERNIGHT CARRIER:                               (212) 638-0828

            Global Trust Services                     FACSIMILE TRANSMISSION NUMBER:
               55 Water Street                               (212) 638-7380/81
          Room 234, North Building                         CONFIRM BY TELEPHONE:
          New York, New York 10041                            (212) 638-0828
          Attention: Carlos Esteves

    If tendering a Euro note (except a Euro note deposited with The Depository Trust Company) or requesting information with respect to the exchange of a Euro note (except a Euro note deposited with The Depository Trust Company):

          BY MAIL, HAND DELIVERY OR                        FOR INFORMATION CALL:
             OVERNIGHT CARRIER:                              (44-171) 777-5414

          The Chase Manhattan Bank                    FACSIMILE TRANSMISSION NUMBER:
     Capital Markets Fiduciary Services                      (44-171) 777-5410
            9 Thomas Moore Street
                London E1 9YT                              CONFIRM BY TELEPHONE:
               United Kingdom                                (44-171) 777-5414
           Attention: Chris Greene

FEES AND EXPENSES

    The expenses of soliciting tenders pursuant to the exchange offer will be borne by Carrier1. The principal solicitation for tenders pursuant to the exchange offer is being made by mail; however, additional solicitations may be made by telegraph, telephone, telecopy or in person by officers and regular employees of Carrier1.

    Carrier1 will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. Carrier1, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses in connection therewith. Carrier1 may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of the prospectus and related documents to the beneficial owners of the old notes, and in handling or forwarding tenders for exchange.

    The expenses to be incurred by Carrier1 in connection with the exchange offer will be paid by Carrier1, including fees and expenses of the exchange agent and trustee and accounting, legal, printing and related fees and expenses.

    Carrier1 will pay all transfer taxes, if any, applicable to the exchange of old notes pursuant to the exchange offer. If, however, new notes or old notes for principal amounts not tendered or accepted for exchange are to be registered or issued in the name of any person other than the registered holder of the old notes tendered, or if tendered old notes are registered in the name of any person other than the person signing the letter of transmittal, or if a transfer tax is imposed for any reason other than the exchange of old notes pursuant to the exchange offer, then the amount of any such transfer taxes imposed on the registered holder or any other persons will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

CONSEQUENCES OF FAILURE TO EXCHANGE

    Holders of old notes who do not exchange their old notes for new notes pursuant to the exchange offer will continue to be subject to the restrictions on transfer of such old notes as set forth in the legend thereon as a consequence of the issuance of the old notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the old notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Carrier1 International does not currently anticipate that it will register the old notes under the Securities Act. To the extent that old notes are tendered and accepted in the exchange offer, the trading market for untendered and tendered but unaccepted old notes could be adversely affected.

                                USE OF PROCEEDS

    There will be no proceeds from the issuance of new notes pursuant to the exchange offer.

    The net proceeds from the original offering were $242 million (based on the February 19, 1999, conversion rate of Euro into U.S. dollars of [Euro]0.90316 per $1.00), after deducting discounts and commissions and expenses of the original offering payable by Carrier1 International. Carrier1 intends to use the net proceeds from the original offering primarily to finance the construction and start-up costs of the German Network and the acquisition of transmission capacity, switches, multiplexers, routers and other equipment. In addition, at the closing of the original offering, Carrier1 used approximately $49.2 million of the net proceeds to purchase a portfolio of U.S. government securities and approximately [Euro]26.9 million ($29.8 million) of the net proceeds to purchase a portfolio of European government securities, and pledged these portfolios for the benefit of the holders of the respective series of notes to secure and fund the first five interest payments. The relevant trustee will hold the pledged securities pursuant to a pledge agreement pending disbursement. Pending utilization of the net proceeds of the original offering, Carrier1 has invested such proceeds in short-term investment grade securities and other financial instruments for the purpose of capital preservation and liquidity. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                                DIVIDEND POLICY

    Carrier1 International has never declared or paid any cash dividends on its shares of common stock and does not expect to do so in the foreseeable future. Carrier1 International does not expect to generate any net income in the foreseeable future, but anticipates that future earnings generated from operations, if any, will be retained to finance the expansion and continued development of its business. Subject to the declaration of interim dividends by the Board of Directors, decisions to pay dividends may only be taken by the shareholders acting at a shareholders' meeting. Any future determination with respect to the payment of dividends on Carrier1 International's shares will depend upon, among other things, Carrier1 International's earnings, capital requirements, the terms of the existing indebtedness, applicable requirements of Luxembourg corporate law, general economic conditions and such other factors considered relevant by Carrier1 International's Board of Directors. In addition, Carrier1 International's ability to pay cash dividends will be restricted under the terms of the indentures pursuant to which the notes are issued.

                                 CAPITALIZATION

    The following table sets forth the consolidated cash and cash equivalents and total capitalization of Carrier1 at March 31, 1999.

    Amounts are presented in thousands, except per share data.

                                                                                         MARCH 31, 1999
                                                                                         --------------
Cash and cash equivalents..............................................................    $  107,960(1)
                                                                                         --------------
                                                                                         --------------
Restricted cash........................................................................         1,446
                                                                                         --------------
                                                                                         --------------
Restricted investments(2)..............................................................       143,034(1)
                                                                                         --------------
                                                                                         --------------
Total long term debt...................................................................       249,608

Shareholders' equity:
  Common Stock, $2 par value, 30,000,000 shares issued and outstanding.................        60,000
  Additional paid-in capital (Warrants)................................................         2,304
  Accumulated deficit..................................................................       (34,265)
  Accumulated other comprehensive income...............................................           836
                                                                                         --------------
      Total shareholders' equity.......................................................        28,875
                                                                                         --------------
        Total capitalization...........................................................    $  278,483
                                                                                         --------------
                                                                                         --------------

------------------------

(1) Assumes the March 31, 1999 conversion rate of Euro into U.S. dollars of [Euro]0.92515 per $1.00.

(2) Reflects:

    (a) the portion of the net proceeds from the original offering used to purchase government securities to secure and fund the first five scheduled interest payments on the notes, see "Description of the Notes--Security," and

    (b) approximately $64.8 million used to collateralize a 109.5 million Deutsche Mark letter of credit. See the Notes to Unaudited Consolidated Financial Statements, Note 5, presented elsewhere in this prospectus.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

    The following unaudited pro forma consolidated financial information of Carrier1 has been derived by the application of pro forma adjustments to Carrier1's historical consolidated financial statements for the periods from January 1, 1999 to March 31, 1999 and from Inception to December 31, 1998. The pro forma consolidated statements of operations give effect to the issuance of the notes and related transactions as if such transactions had been consummated on February 20, 1998 (Inception). The adjustments necessary to fairly present this pro forma consolidated financial information have been made based on available information and in the opinion of management are reasonable and are described in the accompanying notes. The pro forma consolidated financial information should not be considered indicative of actual results that would have been achieved had the issuance of the notes and related transactions been consummated on the respective dates indicated and do not purport to indicate balance sheet data or results of operations as of any future date or for any future period. You should read the pro forma consolidated financial statements together with the information set forth in "Use of Proceeds" and the "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Consolidated Historical Financial Statements and the notes thereto, and other financial information included elsewhere in this prospectus.

    The pro forma adjustments were applied to the respective historical consolidated financial statements to reflect and account for the issuance of the notes. As a result, such adjustments will have no impact on the historical basis of either Carrier1's assets and liabilities. Accordingly, the issuance of the notes has not impacted the historical basis of Carrier1's assets and liabilities.

    The unaudited consolidated pro forma financial statements do not include pro forma adjustments relating to the effects of foreign currency exchange gains or losses resulting from the translation of Euro-denominated amounts into U.S. dollars. Euro-denominated amounts have been translated into U.S. dollars using an assumed conversion rate of (1) for the period ended December 31, 1998, [Euro]0.90316 to $1.00, which was the exchange rate on February 19, 1999, the closing date of the original issuance of the notes and (2) for the period ended March 31, 1999, [Euro]0.892522 to $1.00, which was the weighted average exchange rate for such period. Potential dilutive securities have been excluded from the computation of diluted earnings (loss) per share as their effect is antidilutive.

    The pro forma ratio of earnings to fixed charges is calculated as the sum of income before taxes plus interest expense divided by fixed charges. Fixed charges is the sum of pro forma interest expense and the portion of rental expense deemed representative of interest. Pro forma earnings were insufficient to cover fixed charges in the three-month period ended March 31, 1999 by $19.5 million. Pro forma earnings were insufficient to cover fixed charges in the period from Inception to December 31, 1998 by $49.3 million.

                  CARRIER1 INTERNATIONAL S.A. AND SUBSIDIARIES
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                       THREE MONTHS ENDED MARCH 31, 1999
               (IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE DATA)

                                                                           COMPANY      PRO FORMA      COMPANY
                                                                         HISTORICAL    ADJUSTMENTS    PRO FORMA
                                                                        -------------  -----------  -------------
Revenues..............................................................  $      12,293               $      12,293
Operating expenses:
  Cost of services (exclusive of amounts shown separately below)......         17,015                      17,015
  Selling, general and administrative.................................          3,318                       3,318
  Depreciation and amortization.......................................          1,336                       1,336
    Total operating expenses..........................................         21,669                      21,669
                                                                        -------------               -------------
Loss from operations..................................................         (9,376)                     (9,376)
Other income (expense):
  Interest expense....................................................         (4,205)     (4,331)(a)        (8,536)
  Interest income.....................................................            979                         979
  Other, net..........................................................         (2,428)                     (2,428)
                                                                        -------------  -----------  -------------
    Total other income (expense)......................................         (5,654)     (4,331)         (9,985)
                                                                        -------------  -----------  -------------
Loss before income tax benefit........................................        (15,030)     (4,331)        (19,361)
Income tax benefit--net of valuation allowance........................             --          --              --
                                                                        -------------  -----------  -------------
Net loss..............................................................  $     (15,030)  $  (4,331)  $     (19,361)
                                                                        -------------  -----------  -------------
                                                                        -------------  -----------  -------------
Earnings (loss) per share:
  Net loss:
    Basic.............................................................  $       (0.53)              $       (0.69)
                                                                        -------------               -------------
                                                                        -------------               -------------
    Diluted...........................................................  $       (0.53)              $       (0.69)
                                                                        -------------               -------------
                                                                        -------------               -------------
Total number of shares used to compute basic earnings
  (loss) per share....................................................     28,145,000                  28,145,000
                                                                        -------------               -------------
                                                                        -------------               -------------

                  CARRIER1 INTERNATIONAL S.A. AND SUBSIDIARIES
       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

    (a) This adjustment represents the recording of interest expense for the period from January 1, 1999 to February 19, 1999 and reflects the following:

                                                                                   AMOUNTS IN
                                                                                    THOUSANDS
                                                                                   -----------
Interest expense on the notes....................................................   $   4,227
Amortization of debt issuance costs..............................................          88
Amortization of debt discount....................................................          16
                                                                                   -----------
                                                                                    $   4,331
                                                                                   -----------
                                                                                   -----------

                  CARRIER1 INTERNATIONAL S.A. AND SUBSIDIARIES
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
     PERIOD FROM FEBRUARY 20, 1998 (DATE OF INCEPTION) TO DECEMBER 31, 1998
               (IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE DATA)

                                                                              COMPANY     PRO FORMA    COMPANY
                                                                             HISTORICAL  ADJUSTMENTS  PRO FORMA
                                                                             ----------  -----------  ----------
Revenues...................................................................  $    2,792               $    2,792
Operating expenses:
  Cost of services (exclusive of amounts shown separately below)...........      11,669                   11,669
  Selling, general and administrative......................................       8,977                    8,977
  Depreciation and amortization............................................       1,409                    1,409
                                                                             ----------  -----------  ----------
    Total operating expenses...............................................      22,055          --       22,055
                                                                             ----------  -----------  ----------
Loss from operations.......................................................     (19,263)         --      (19,263)
Other income (expense):
  Interest income..........................................................          92                       92
  Interest expense.........................................................         (11)    (29,882)(a)    (29,893)
  Other, net...............................................................         (53)                     (53)
                                                                             ----------  -----------  ----------
    Total other income (expense)...........................................          28     (29,882)     (29,854)
                                                                             ----------  -----------  ----------
Loss before income tax benefit.............................................     (19,235)    (29,882)     (49,117)
Income tax benefit--net of valuation allowance.............................          --          --           --
                                                                             ----------  -----------  ----------
Net loss...................................................................  $  (19,235)  $ (29,882)  $  (49,117)
                                                                             ----------  -----------  ----------
                                                                             ----------  -----------  ----------
Earnings (loss) per share
  Net loss:
    Basic..................................................................  $    (2.61)              $    (6.67)
                                                                             ----------               ----------
                                                                             ----------               ----------
    Diluted................................................................  $    (2.61)              $    (6.67)
                                                                             ----------               ----------
                                                                             ----------               ----------
Total number of shares used to compute basic earnings
  (loss) per share.........................................................   7,367,000                7,367,000
                                                                             ----------               ----------
                                                                             ----------               ----------

                  CARRIER1 INTERNATIONAL S.A. AND SUBSIDIARIES
       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

    (a) This adjustment represents the recording of interest expense for the period from Inception to December 31, 1998 and reflects the following:

                                                                                   AMOUNTS IN
                                                                                    THOUSANDS
                                                                                   -----------
Interest expense on the notes....................................................   $  28,994
Amortization of debt issuance costs..............................................         786
Amortization of debt discount....................................................         102
                                                                                   -----------
                                                                                    $  29,882
                                                                                   -----------
                                                                                   -----------

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following table sets forth selected consolidated financial data of Carrier1 as of and for the period from Inception to December 31, 1998 and as of and for the three months ended March 31, 1999. The selected consolidated financial data as of and for the period from Inception to December 31, 1998, were derived from the consolidated financial statements of Carrier1 which were audited by Deloitte & Touche Experta AG, independent auditors. The selected consolidated financial data as of and for the three months ended March 31, 1999, were derived from the unaudited consolidated financial statements of Carrier1 and include, in the opinion of Carrier1's management, all adjustments, consisting solely of normal recurring adjustments, necessary to present fairly the data for such period. The information set forth below is not necessarily indicative of the results of future operations and should be read in conjunction with the consolidated financial statements and the related notes thereto included elsewhere in this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    Amounts are presented in thousands, except per share data.

                                                                                      THREE MONTHS   INCEPTION TO
                                                                                       ENDED MARCH   DECEMBER 31,
                                                                                        31, 1999         1998
                                                                                      -------------  ------------
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Revenues............................................................................   $    12,293    $    2,792
Cost of services (exclusive of amounts shown separately below)......................        17,015        11,669
Selling, general and administrative expenses........................................         3,318         8,977
Depreciation and amortization.......................................................         1,336         1,409
                                                                                      -------------  ------------
Loss from operations................................................................        (9,376)      (19,263)
Other income (expense):
Interest income.....................................................................           979            92
Interest expense....................................................................        (4,205)          (11)
Currency exchange loss, net.........................................................        (2,428)          (53)
                                                                                      -------------  ------------
Loss before income tax benefit......................................................       (15,030)      (19,235)
Income tax benefit, net of valuation allowance......................................            --            --
                                                                                      -------------  ------------
Net loss............................................................................   $   (15,030)   $  (19,235)
                                                                                      -------------  ------------
                                                                                      -------------  ------------
Net loss per share (basic)..........................................................   $     (0.53)   $    (2.61)
Net loss per share (diluted)(1).....................................................         (0.53)        (2.61)

OTHER FINANCIAL DATA:
EBITDA (as defined)(2)..............................................................   $    (8,040)   $  (17,854)
Capital expenditures(3).............................................................        11,609        37,168
Ratio of earnings to fixed charges(4)...............................................            --            --
Net cash used in operating activities...............................................       (18,910)      (14,441)
Net cash used in investing activities...............................................      (152,722)      (19,866)
Net cash provided by financing activities...........................................       274,141        37,770

                                                                                    AS OF
                                                                                  MARCH 31,         AS OF
                                                                                    1999      DECEMBER 31, 1998
                                                                                 -----------  -----------------
                                                                                         (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents......................................................   $ 107,960(7)    $     4,184
Restricted cash................................................................       1,446            1,518
Restricted investments(5)......................................................     143,034(7)             --
Total assets(6)................................................................     329,777           51,434
Total debt.....................................................................     249,608(7)             --
Shareholders' equity...........................................................      28,875           19,189

------------------------

(1) Potential dilutive securities have been excluded from the computation for the period from Inception to December 31, 1998 and for the three months ended March 31, 1999 as their effect is antidilutive.

(2) EBITDA stands for earnings before interest, taxes, depreciation, amortization and foreign currency exchange gains or losses.

   EBITDA is used by management and certain investors as an indicator of a company's historical ability to service debt. Management believes that an increase in EBITDA is an indicator of our improved ability to service existing debt, to sustain potential future increases in debt and to satisfy capital requirements. However, EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered as an alternative to cash flows from operating, investing or financing activities as a measure of liquidity or an alternative to net income as indications of Carrier1's operating performance or any other measure of performance derived under generally accepted accounting principles. EBITDA as presented may not be comparable to other similarly titled measures of other companies or to Consolidated EBITDA as calculated under the indenture pursuant to which the notes are issued.

(3) Consists of purchases of property and equipment and investment in joint venture.

(4) The ratio of earnings to fixed charges is calculated as the sum of income before taxes plus interest expense divided by fixed charges. Fixed charges consist of the total of (1) interest, whether expensed or capitalized, (ii) amortization of debt expense and discount or premium relating to any indebtedness, whether expensed or capitalized and (iii) that portion of rental expense considered to represent interest cost. Earnings were insufficient to cover fixed charges by $15.2 million in the three-month period ended March 31, 1999, and by $19.5 million in the period from Inception to December 31, 1998.

(5) Reflects:

    (a) the portion of net proceeds for the original offering used to purchase government securities to secure and fund the first five scheduled interest payments on the notes, see "Description of the Notes--Security," and

    (b) approximately $64.8 million used to collateralize a 109.5 million Deutsche Mark letter of credit. See the Notes to Unaudited Consolidated Financial Statements, Note 5, presented elsewhere in this prospectus.

(6) Includes capitalized financing costs of approximately $8.0 million as of March 31, 1999.

(7) Assuming the March 31, 1999 conversion rate of Euro into U.S. dollars of [Euro]0.92515 per $1.00.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION AND ANALYSIS OF CARRIER1'S FINANCIAL CONDITION AND RESULTS OF OPERATIONS SHOULD BE READ IN CONJUNCTION WITH THE CONSOLIDATED FINANCIAL STATEMENTS AND THE NOTES THERETO CONTAINED ELSEWHERE IN THIS PROSPECTUS. CERTAIN INFORMATION CONTAINED IN THE DISCUSSION AND ANALYSIS OR SET FORTH ELSEWHERE IN THIS PROSPECTUS, INCLUDING INFORMATION WITH RESPECT TO CARRIER1'S PLANS AND STRATEGY FOR ITS BUSINESS AND RELATED FINANCING, INCLUDES FORWARD-LOOKING STATEMENTS THAT INVOLVE RISK AND UNCERTAINTIES. SEE "RISK FACTORS" FOR A DISCUSSION OF IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE RESULTS DESCRIBED IN OR IMPLIED BY THE FORWARD-LOOKING STATEMENTS CONTAINED HEREIN.

OVERVIEW

    Carrier1 is a rapidly expanding European facilities-based provider of long distance voice and Internet Protocol data telecommunications services. Carrier1 offers these services on a wholesale basis primarily to competitive fixed-line operators, other carriers, wireless operators, ISPs, resellers and multi-national corporations. In March 1998, Carrier1's experienced management team and Providence Equity Partners formed Carrier1 to capitalize on the significant voice and data opportunities that are emerging for facilities-based carriers in Europe's rapidly liberalizing telecommunications markets. By September 1998, Carrier1 had deployed its initial network and commenced selling wholesale services. As of December 31, 1998, Carrier1 had executed 48 contracts with voice customers and 17 contracts with data customers. Also in December 1998, Carrier1 signed a contract with one of the largest telecommunications companies in Germany, and it expects to carry a substantial portion of this operator's international traffic. This contract has had a significant impact on Carrier1's traffic volumes since its recent implementation. As of March 31, 1999, Carrier1 had executed an additional 31 contracts with voice customers and an additional 18 contracts with data customers.

    Carrier1 is developing an extensive city-to-city European network linking key population centers. Carrier1 intends to continue rapidly expanding this network in a cost-effective manner to serve the needs of its existing and potential customers. Carrier1 believes that its network will allow it to provide and price its services in Europe on a city-to-city basis without regard to national borders. This provisioning and pricing structure will put Carrier1 at the forefront of a shift beginning to occur in the European telecommunications market away from services and pricing that distinguish between international and national long distance.

    To date, Carrier1 has experienced net losses and negative cash flow from operating activities. From Inception to September 1998, Carrier1's principal activities included developing its business plans, obtaining governmental authorizations and licenses, acquiring equipment and facilities, designing and implementing its voice and data networks, hiring management and other key personnel, developing, acquiring and integrating information and operational support systems and operational procedures, negotiating interconnection agreements and negotiating and executing customer service agreements. In September 1998, Carrier1 commenced the roll-out of its services. Carrier1 expects to continue to generate net losses and negative cash flow as it expands its operations and does not expect to generate positive cash flow from operating activities through 2000. Whether or when Carrier1 will generate positive cashflow from operating activities will depend on a number of financial, competitive, regulatory, technical and other factors. See "--Liquidity and Capital Resources."

    Although Carrier1's management is highly experienced in the wholesale telecommunications business, Carrier1 itself has a limited operating history. Prospective investors therefore have limited operating and financial information about Carrier1 upon which to base an evaluation of Carrier1's performance and an investment in the Carrier1's Securities.

    Carrier1's consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles. Carrier1 will be reporting on a calendar quarterly basis in the future.

FACTORS AFFECTING FUTURE OPERATIONS

    REVENUES

    Carrier1 expects to generate most of its revenues through the sale of wholesale long distance voice and data services to competitive fixed-line operators, other carriers, wireless operators, ISPs, resellers and multi-national corporations. Carrier1 expects to expand the scope of its wholesale market by adding value-added services for customers such as switchless resellers. Carrier1 records revenues from the sale of voice and data services at the time of customer usage. Carrier1's agreements with its voice customers are typically for an initial term of twelve months and will be renewed automatically unless cancelled. They employ usage-based pricing and do not provide for minimum volume commitments by the customer. Carrier1 expects to generate a steady stream of voice traffic by providing high-quality service and superior customer support. Carrier1's data services are charged, depending on service type, either at a flat monthly rate, regardless of usage, based on the line speed and level of performance made available to the customer, or on a usage basis, with no minimum volume commitment by the customer. Initially, the majority of Carrier1's data contracts were usage-based. Since March 31, 1999, Carrier1 has migrated to offering usage based data pricing only in combination with data contracts that have a fee-based component that guarantees minimum revenue, in order to encourage usage of its network services by its data customers. Carrier1's agreements with its data customers are generally for a minimum term of twelve months, although Carrier1 may seek minimum terms of two years or more for agreements providing for higher line speeds. Carrier1 believes that, if the quality of the service is consistently high, data customers will typically renew their contracts because it is costly and technically burdensome to switch carriers.

    Currently, voice and data services are both priced competitively and Carrier1 emphasizes quality and customer support, rather than offering the lowest prices in the market. The rates charged to voice and data customers are subject to change from time to time. Carrier1 will also vary pricing on its routes as a traffic management tool. Carrier1 initially priced its data services at an introductory discount to its competitors to build rapidly its customer base. Carrier1 expects to experience declining revenue per billable minute for voice traffic and declining revenue per Mb for data traffic, in part as a result of increasing competition. Carrier1 believes, however, that the impact on its results of operations from such price decreases will be at least partially offset by decreases in its cost of providing services and increases in its voice and data traffic volumes.

    Carrier1's focus on the wholesale international and national long distance markets will result in its having substantially fewer customers than a carrier in the mass retail sector. As a result, a shift in the traffic pattern of any one customer, especially in the near term and on one of Carrier1's high volume routes, could have a material impact, positive or negative, on Carrier1's revenues. One customer, whose contract was recently implemented, may account for up to 30% of Carrier1's revenues in the near term. Furthermore, most wholesale customers of voice services tend to be price sensitive and, assuming the quality of service is equivalent, certain customers may switch suppliers for certain routes on the basis of small price differentials. In contrast, data customers tend to use fewer suppliers than voice customers, cannot switch suppliers as easily and, Carrier1 believes, are more sensitive to service quality than to price.

    COST OF SERVICES, EXCLUSIVE OF ITEMS DISCUSSED SEPARATELY BELOW

    Cost of services, exclusive of depreciation and amortization, which is discussed separately below, are classified into three general categories: access costs, transmission costs and termination costs. Carrier1 has minimal access costs as its wholesale customers are typically responsible for the cost of accessing its network. Carrier1 intends to target switchless resellers and, for those services, Carrier1 will have access costs payable to the originating local provider, usually the incumbent telephone operator. These costs will vary based on calling volume and the distance between the caller and Carrier1's point of presence.

    TRANSMISSION COSTS. Initially, Carrier1's transmission costs for voice and data traffic will consist primarily of leased capacity charges and switch and router facilities costs. As a result of Carrier1's objective to enter the market early, its initial European transmission platform consists of leased capacity. Leased capacity charges are fixed monthly payments based on capacity provided and are typically higher than a "dark fiber cost level," which is Carrier1's target cost level and represents the lowest possible per unit cost. Dark fiber cost level is the per unit cost of high-capacity fiber that has been laid and readied for use. Dark fiber cost levels can be achieved not only through owned facilities, but also may be possible through other rights of use such as multiple investment units, known as "MIUs."

    As part of Carrier1's strategy to lower its cost base over time, it will seek dark fiber cost levels for its entire transmission platform, either through building, acquiring or swapping capacity. Carrier1 will seek to further minimize its transmission costs by optimizing the routing of its voice traffic and increasing volumes on its fixed-cost leased and owned lines, thereby spreading the allocation of fixed costs over a larger number of voice minutes or larger volume of data traffic, as applicable. To the extent Carrier1 overestimates anticipated traffic volume, however, per unit costs will increase. As Carrier1 continues to develop its owned network and relies less on leased capacity, per unit voice transmission costs will decrease substantially, offset partially by an increase in depreciation and amortization expense. Carrier1 also expects to experience declining transmission costs per billable minute or per Mb, as applicable, as a result of decreasing cost of leased transmission capacity, increasing availability of more competitively priced indefeasible rights of use and MIUs and increasing traffic volumes.

    VOICE TERMINATION COSTS. Termination costs represent the costs Carrier1 is required to pay to other carriers from the point of exit from Carrier1's network to the final point of destination. Generally, at least one-half of the total costs associated with a call, from receipt to completion, are termination-related costs. Voice termination costs per unit are generally variable based on distance, quality, geographical location of the termination point and the degree of competition in the country in which the call is being terminated.

    If a call is terminated in a city in which Carrier1 has a point of presence and an interconnection agreement with the national incumbent telephone operator, the call will be transferred to the public switched telephone network for local termination. This is the least costly mode of terminating a call. To the extent incumbent telephone operators deny or delay granting Carrier1 interconnection or grant it interconnection for insufficient capacity or in undesirable locations, Carrier1 may incur high termination costs, which could have a material adverse effect on its ability to compete with carriers that do have interconnection agreements. If a call is to a location in which Carrier1 does not have a point of presence, or has a point of presence but does not have an interconnection agreement giving it access to the public switched telephone network, then the call must be transferred to, and refiled with, another carrier that has access to the relevant public network for local termination. Carrier1 pays this carrier a refile fee for terminating its traffic. Most refilers currently operate out of London or New York, so that the refiled traffic is rerouted to London or New York and from there is carried to its termination point. Refile agreements provide for fluctuating rates with rate change notice periods typically of one or four weeks. To the extent Carrier1 has to rely heavily on refiling to terminate certain traffic, Carrier1's margins on such voice traffic will be materially adversely affected. Carrier1 will seek to reduce its refile costs by utilizing least cost routing. In those countries where Carrier1 has a point of presence but does not have an interconnection agreement implemented yet, it has implemented one or more "resale" agreements whereby a local carrier that has an interconnection agreement with the incumbent telephone operator "resells" or shares this interconnection right with Carrier1 for a fee. Termination through resale agreements is significantly less expensive than through refile agreements because the traffic does not need to be rerouted to another country, as is done with refiling. Termination through resale agreements is, however, more expensive than through interconnection agreements. In countries where it has not been directly authorized to provide services, Carrier1 will negotiate to obtain direct operating agreements with correspondent telecommunications operators where such agreements will result in lower termination costs than might be possible through refile arrangements. Carrier1 believes its refile and resale agreements are competitively priced. If Carrier1's traffic volumes are higher than expected, it may have to divert excess traffic onto another carrier's network, which would also increase its termination costs. Carrier1 believes, however, that

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it has sufficient capacity and could, if necessary, lease more. In addition, its technologically advanced daily traffic monitoring capabilities allow Carrier1 to identify changes in volume and termination cost patterns as they begin to develop, thereby permitting it to respond in a cost-efficient manner.

    Carrier1 believes that its termination costs per unit should decrease as it extends its network and increases transmission capacity, adds additional switches and interconnects with more incumbent telephone operators. Carrier1 also believes that continuing liberalization in Europe will lead to decreases in termination costs as new telecommunications service providers emerge, offering alternatives to the incumbent telephone operators for local termination, and as European Union member states implement and enforce regulations requiring incumbent telephone operators to establish rates which are set on the basis of forward-looking, long run economic costs that would be incurred by an efficient provider using advanced technology. There can be no assurance, however, regarding the extent or timing of such decreases in termination costs.

    DATA TERMINATION COSTS. Termination costs represent costs Carrier1 is required to pay to other Internet backbone providers from the point of exit of Carrier1's network. Data termination is effected through peering and transit arrangements. Peering arrangements provide for the exchange of data traffic free-of-charge. Carrier1 has entered into peering arrangements with several ISPs in the United States and Europe. There can be no assurance that Carrier1 will be able to negotiate additional peering arrangements or that it will be able to terminate traffic on their networks at favorable prices. Under transit arrangements Carrier1 is required to pay a fee to exchange traffic. That fee has a variable and a fixed component. The variable component is based on monthly traffic volumes. The fixed component is based on the minimum Mb amount charged to Carrier1 by its transit partners. The major United States ISPs require almost all European ISPs and Internet backbone providers, including Carrier1, to pay a transit fee to exchange traffic. See "Business--Services--Wholesale Data Service."

    Recently, the Internet services industry has experienced increased merger and consolidation activity among ISPs and Internet backbone providers. This activity is likely to increase the concentration of market power of Internet backbone providers, and may adversely affect Carrier1's ability to obtain peering arrangements.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

    Carrier1's wholesale strategy allows it to maintain lower selling, general and administrative expenses than companies providing services to the mass retail market. Carrier1's selling, general and administrative expenses consist primarily of personnel costs, information technology costs, office costs, travel, commissions, billing, professional fees and advertising and promotion expenses. Carrier1 employs a direct sales force located in the major markets in which it offers services. To attract and retain a highly qualified sales force, Carrier1 offers its sales personnel a compensation package emphasizing performance based commissions and stock options. Carrier1 expects to incur significant selling and marketing costs in advance of anticipated related revenue as it continues to expand its operations. Carrier1's selling, general and administrative expenses are expected to decrease as a percentage of revenues, however, once it has established its operations in targeted markets and expanded its customer base.

    DEPRECIATION AND AMORTIZATION

    Depreciation and amortization expense includes charges relating to depreciation of property and equipment, which will consist principally of equipment (such as switches, multiplexers and routers), investments in indefeasible rights of use and in multiple investment units, furniture and equipment. Depreciation and amortization will also include the amortization of interest capitalized during the construction of the German Network. Carrier1 depreciates its network over periods ranging from 5 to 15 years and amortizes its intangible assets over a period of 5 years. Carrier1 depreciates its investments in indefeasible rights of use and in multiple investment units over their estimated useful lives of not more than 15 years. Carrier1 expects depreciation and amortization expense to increase significantly as Carrier1 expands its owned network, including the development of the German Network.

RESULTS OF OPERATIONS

    THREE MONTHS ENDED MARCH 31, 1999

    Because Carrier1 commercially introduced its services in September 1998, Carrier1's management believes that a comparison of results for the three-month period ended March 31, 1999 to the period from Inception to March 31, 1998 is not meaningful.


    Revenues for the three-month period ended March 31, 1999 were approximately $12.3 million, primarily relating to voice services, which contributed $11.9 million or 97% to the total revenue generated in the first quarter of 1999. Voice revenue growth compared to the fourth quarter of 1998 amounted to 336%. Voice traffic volume of 62 million minutes was billed to Carrier1's customers. Average revenue per minute was $0.19, which represented a decrease of approximately 30% compared to the fourth quarter of 1998 due primarily to changes in traffic mix and, to a lesser extent, price reductions. Data services revenue of $0.4 million for the same period was generated by internet services.



    Cost of services for the three-month period ended March 31, 1999 was approximately $17.0 million. These costs consisted of operation of the network, leases for transmission capacity, and termination expenses including refiling.


    Depreciation and amortization for the three-month period ended March 31, 1999 was approximately $1.3 million and consisted primarily of depreciation costs for network equipment, indefeasible rights of use, and other furniture and equipment. Selling, general and administrative expenses were approximately $3.3 million for the three-month period ended March 31, 1999 and consisted primarily of personnel costs, information technology costs, office costs, professional fees and expenses.

    Net interest expense for the three-month period ended March 31, 1999 was approximately $3.2 million. It consisted during this period of approximately $4.2 million of interest accrued on the notes, less interest income of approximately $1.0 million. Interest income consists of interest earned from investing the proceeds of the $60 million dollars invested by funds managed by Providence and Primus to finance the deployment of Carrier1's network and to fund start-up operations (the "Equity Investment") and the original offering. Interest expense increased significantly in this period as compared to the period from Inception to December 31, 1998 as a result of the issuance of the notes.

    The strengthening of the U.S. dollar to most European currencies in the first quarter of 1999 resulted in a currency exchange loss of $2.4 million.


    Carrier1's management evaluates the relative performance of its voice and data services operations based on their respective fixed cost contributions. Fixed cost contribution consists of the revenues generated by the provision of voice services or data services, as the case may be, less direct variable costs incurred as a result of providing such services. Certain direct costs, such as network and transmission costs, are shared by both the voice and data operations and are not allocated by management to either service. See Note 12 to the Consolidated Financial Statements presented elsewhere in this prospectus. Fixed cost contribution for voice services for the three-month period ended March 31, 1999 was $2.3 million, representing $11.9 million in voice revenue less $9.6 million, or $0.15 per minute, in voice termination costs. Fixed cost contribution for data services for the same period was equivalent to data services revenue, or $0.4 million, as there were no direct variable costs associated directly with providing data services.


    PERIOD FROM INCEPTION THROUGH DECEMBER 31, 1998


    Carrier1 commercially introduced its services in September 1998. Revenues for the period from Inception to December 31, 1998 were approximately $2.8 million, primarily relating to voice services, which contributed 98% to the total revenue achieved in 1998. Voice traffic volume from the start of operations in September 1998 until the end of 1998 amounted to 10 million minutes. Data services revenue of $0.1 million for the same period was generated by internet services.



    Cost of services for the period from Inception to December 31, 1998 was approximately $11.7 million. These costs consisted of operation of the network, leases for transmission capacity, and termination expenses including refiling.


    Depreciation and amortization for the period from Inception to December 31, 1998 was approximately $1.4 million and consisted primarily of depreciation costs for network equipment, indefeasible rights of use, and other furniture and equipment. Selling, general and administrative expenses were approximately $9.0 million for the period from Inception to December 31, 1998 and consisted primarily of start-up expenses, personnel costs, information technology costs, office costs, professional fees and promotion expenses.

    Interest income during the period from Inception to December 31, 1998 consisted of interest earned from investing the proceeds of the issuance of equity. Interest income totaled approximately $81,000 for the period from Inception to December 31, 1998. No interest expense was incurred for the period from Inception to December 31, 1998.


    Fixed cost contribution for voice services for the period from Inception to December 31, 1998 was $0.1 million, representing $2.7 million in voice revenue less $2.6 million in voice termination costs, reflecting the fact that during the early stages of its operations, Carrier1 had relatively few interconnection agreements with incumbent telephone operators so that traffic had to be terminated at higher cost through refiling. Fixed cost contribution for data services for the same period was equivalent to data services revenue, or $0.1 million, as there were no direct variable costs associated directly with providing data services.


LIQUIDITY AND CAPITAL RESOURCES

    From Inception through December 31, 1998, Carrier1 financed its operations through equity contributions. During the three-month period ended March 31, 1999, Carrier1 financed its operations through additional equity contributions and with the proceeds of the original offering. The further development of Carrier1's business and deployment of its network will require significant capital to fund capital expenditures, working capital, cash flow deficits and any debt service. Carrier1's principal capital expenditure requirements include the expansion of its network, including construction of the German Network and the acquisition of switches, multiplexers, routers and transmission equipment. Additional capital will be required for office space, switch site buildout and corporate overhead and personnel.

    Carrier1 estimates it will incur capital expenditures of approximately $200.0 million from Inception through 1999. By the end of 1999, Carrier1 plans to complete construction of the German Network and to purchase additional switches, multiplexers and routers. As of December 31, 1998, Carrier1 had incurred capital expenditures of approximately $37.2 million since Inception, including amounts related to the German Network. As of March 31, 1999 Carrier1 had incurred capital expenditures of approximately $11.6 million since December 31, 1998, including amounts related to the German Network. Carrier1's aggregate funding requirements include requirements to fund capital expenditures, working capital, debt service and cash flow deficits. Carrier1 estimates, based on its current business plan, that its aggregate funding requirements for the deployment and operation of its network will total approximately $280.0 million through 1999.

    As of December 31, 1998 funds managed by Providence and Primus had invested a total of approximately $37.8 million to fund start-up operations. As of February 19, 1999, such funds had completed their aggregate equity investment totaling $60 million in equity contributions to Carrier1. On February 19, 1999 Carrier1 completed the original offering. Net proceeds from the original offering were

$242 million (based on the February 19, 1999, conversion rate of [Euro] 0.90316 per $1.00), after deducting discounts and commissions and expenses of the original offering. Approximately $49.2 million of the net proceeds and [Euro]26.9 million ($29.8 million) of the net proceeds were used to purchase a portfolio of government securities for the benefit of the holders of the respective series of notes.

    Carrier1 also has negotiated a financing facility with Nortel Networks Inc., a major equipment supplier. The Nortel facility will allow Carrier1 to borrow money to purchase network equipment from Nortel and, in limited amounts, other suppliers. Under this facility, Carrier1 may borrow up to $75,000,000 or the actual amount paid or payable by Carrier1 for network equipment supplied prior to December 31, 1999, whichever is less. Advances under the facility will bear interest at a floating rate tied to LIBOR, and interest payments will be payable periodically from the date of the relevant advance. At Carrier1's option, it may pledge assets to secure the Nortel facility and receive a lower interest rate. Carrier1 may not borrow additional funds under the Nortel facility after December 31, 2000. Advances are to be repaid in sixteen equal quarterly installments beginning March 31, 2001. As of June 25, 1999, Carrier1 had not drawn any amounts under the Nortel facility.

    Carrier1 believes, based on its current business plan, that the net proceeds from the original offering and the Equity Investment, together with either (1) proceeds of possible sales of dark fiber on the German Network, (2) proceeds from an accounts receivable facility, if completed, or (3) proceeds from one or more equipment financing facilities, or a combination of these sources, will be sufficient to fund the expansion of Carrier1's business as planned, and to fund operations until Carrier1 achieves positive cash flow from operations. Carrier1 expects to continue to generate net losses and negative cash flow as it expands its operations and does not expect to generate positive cash flow from operating activities through 2000. Whether or when Carrier1 will generate positive cash flow from operating activities will depend on a number of financial, competitive, regulatory, technical and other factors. For example, Carrier1's net losses and negative cash flow from operating activities are likely to continue beyond that time if:

    - Carrier1 decides to build extensions to its network because it cannot otherwise reduce its transmission costs;

    - Carrier1 does not establish a customer base that generates sufficient revenue;

    - Carrier1 does not reduce its termination costs by negotiating competitive interconnection rates and peering arrangements as it expands its network;

    - prices decline faster than Carrier1 has anticipated;

    - Carrier1 does not attract and retain qualified personnel; or

    - Carrier1 does not obtain necessary governmental approvals and operator licenses.

    Carrier1's ability to achieve these objectives is subject to financial, competitive, regulatory, technical and other factors, many of which are beyond Carrier1's control. There can be no assurance that Carrier1 will achieve profitability or positive cash flow.

    The actual amount and timing of Carrier1's future capital requirements may differ materially from Carrier1's estimates as a result of, among other things, the demand for Carrier1's services and regulatory, technological and competitive developments. Sources of additional financing, if available on acceptable terms or at all, may include commercial bank borrowings, equipment financing or accounts receivable financing, or the private or public sale of equity or debt securities.

    On February 18, 1999, Carrier1 entered into an agreement to purchase fiber optic cable for the German Network during 1999 for $20.3 million plus value-added tax. The seller will either provide financing for the entire amount of the purchase with the contract value to be repaid over three years in equal annual installments beginning on December 31, 2001 together with interest, or will allow Carrier1 to make payment in full by December 31, 2000 without interest. The loan, if provided, will bear interest at the

U.S. dollar Libor rate plus 4% per annum. If a loan is not provided, the seller is obligated to provide certain additional equipment to Carrier1 without charge.

FOREIGN CURRENCY

    Carrier1's reporting currency is the U.S. dollar, and interest and principal payments on the notes will be in U.S. dollars and Euro. However, the majority of Carrier1's revenues and operating costs will be derived from sales and operations outside the United States and will be incurred in a number of different currencies. Accordingly, fluctuations in currency exchange rates may have a significant effect on Carrier1's results of operations and balance sheet data. The Euro has eliminated exchange rate fluctuations among the 11 participating European Union member states. Adoption of the Euro has therefore reduced the degree of intra-Western European currency fluctuations to which Carrier1 is subject. Carrier1 will, however, continue to incur revenues and operating costs in non-Euro denominated currencies, such as pounds sterling. Although Carrier1 does not currently engage in exchange rate hedging strategies, it may attempt to limit foreign exchange exposure by purchasing forward foreign exchange contracts or engaging in other similar hedging strategies. Any reversion from the Euro currency system to a system of individual country floating currencies could subject us to increased currency exchange risk. We have selected our computer and operational systems in an attempt to ensure that our ability to transact business will not be impaired by complications resulting from the introduction of the Euro. While we believe that our systems have not been adversely impacted by the Euro conversion, there can be no assurance that we will be able to avoid the accounting, billing and logistical difficulties that might result from the introduction of the Euro. In addition, there can be no assurance that our third-party suppliers and customers will be able to successfully implement the necessary protocols.

INFLATION

    Carrier1 does not believe that inflation will have a material effect on its results of operations.

NEW ACCOUNTING PRONOUNCEMENT

    In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security, or a foreign-currency-denominated forecasted transaction. This standard is effective for Carrier1's fiscal year ending December 31, 2000. Management has not yet completed its analysis of this new accounting standard and, therefore, has not determined whether this standard will have a material effect on Carrier1's financial statements.

IMPACT OF YEAR 2000

    "Year 2000" generally refers to the various problems that may result from the improper processing of dates and date-sensitive calculations by computers and other equipment as a result of computer hardware and software using two digits, rather than four digits, to define the applicable year. If a computer program or other piece of equipment fails to properly process dates including and after the Year 2000, date-sensitive calculations may be inaccurate or a major system failure may occur. Any such miscalculations or system failures may cause disruptions in operations including, among other things, a temporary inability to process transactions, send invoices or engage in other routine business activities. A failure of Carrier1's computer systems could have a material adverse effect on its operations, including its ability to make payments on the notes.

    STATE OF READINESS

    As Carrier1 has developed and implemented its network, operational support systems, and computer systems, it has conducted an evaluation for Year 2000 compliance. Based on such evaluation, Carrier1 believes that its information technology ("IT") systems and its non-IT systems, such as its network transmission equipment and the Nortel and Cisco network operating systems, are Year 2000 compliant. In addition, Carrier1 has received written assurances from Cisco, Nortel, and International Computers Limited that the systems they have provided Carrier1 are Year 2000 compliant. Carrier1, therefore, does not expect to have to remedy any of its IT or non-IT systems to be Year 2000 compliant. Carrier1 does not know whether the systems of its vendors, service or capacity suppliers or customers are or will be Year 2000 compliant. Carrier1 is in the process of contacting its principal vendors, service or capacity suppliers and customers and evaluating these parties' efforts to prepare for the Year 2000 and the degree of its corresponding exposure if such efforts are inadequate. Carrier1 expects to complete such evaluation by September, 1999.

    RISKS OF YEAR 2000 ISSUES

    Any failure of the computer systems of Carrier1's vendors, service or capacity suppliers or customers as a result of not being Year 2000 compliant could materially and adversely affect Carrier1's ability to operate its network and retain customers. As noted above, Carrier1 is in the process of contacting its principal vendors, service or capacity suppliers and customers and evaluating Carrier1's risks associated with their noncompliance.

    CONTINGENCY PLANS AND COSTS TO ADDRESS YEAR 2000 ISSUES

    Carrier1 is still in the process of developing plans, including a contingency plan to assess the likelihood of and address worst-case scenarios, to deal with potential Year 2000 problems caused by a failure of its vendors, service or capacity suppliers or customers to be Year 2000 compliant. Soon after it completes its on-going evaluation of the likelihood of such a failure, Carrier1 expects to substantially complete such plans.

    Carrier1 has not incurred any significant costs associated with Year 2000 compliance and does not anticipate incurring significant costs in the future. Carrier1 may, however, have to bear costs and expenses in connection with the failure of its vendors, suppliers or customers to be Year 2000 compliant on a timely basis. Because no material Year 2000 issues have yet been identified in connection with external sources, Carrier1 cannot reasonably estimate costs which may be required for remediation or for implementation of contingency plans.

RECENT DEVELOPMENTS

    In the second quarter of 1999, Carrier1 began and completed negotiating definitive documentation for a vendor financing with Nortel and paid Nortel $27.9 million for equipment delivered prior to April 16, 1999. Also in the second quarter, Carrier1 entered into several agreements for the exchange of fiber on various routes. See Note 10 to the Unaudited Consolidated Financial Statements presented elsewhere in this prospectus.

                                    BUSINESS

OVERVIEW

    Carrier1 is a rapidly expanding European facilities-based provider of long distance voice and Internet Protocol data telecommunications services. Carrier1 offers these services on a wholesale basis primarily to competitive fixed-line operators, other carriers, wireless operators, ISPs, resellers and multi-national corporations. In March 1998, Carrier1's experienced management team and Providence Equity Partners formed Carrier1 to capitalize on the significant voice and data opportunities that are emerging for facilities-based carriers in Europe's rapidly liberalizing telecommunications markets. By September 1998, Carrier1 had deployed its initial network and commenced selling wholesale services. As of December 31, 1998, Carrier1 had executed 48 contracts with voice customers and 17 contracts with data customers. Also in December 1998, Carrier1 signed a contract with one of the largest telecommunications companies in Germany, and it expects to carry a substantial portion of this operator's international traffic. This contract has had a significant impact on Carrier1's traffic volumes since its recent implementation. As of March 31, 1999, we had executed an additional 31 contracts with voice customers and an additional 18 contracts with data customers.

    Carrier1 is developing an extensive city-to-city European network linking key population centers. Carrier1 intends to continue rapidly expanding this network in a cost-effective manner to serve the needs of its existing and potential customers. Carrier1 believes that its network will allow it to provide and price its services in Europe on a city-to-city basis without regard to national borders. This provisioning and pricing structure will put Carrier1 at the forefront of a shift beginning to occur in the European telecommunications market away from services and pricing that distinguish between international and national long distance. As of May 12, 1999, Carrier1 has installed carrier-grade voice switches and data routers in Amsterdam, Dusseldorf, Frankfurt, London, New York, Paris, Vienna and Zurich. Carrier1 has a data router in Geneva. By the end of 1999, Carrier1 expects to have installed voice switches or multiplexers and data routers and to be providing long distance voice and data services in 21 cities in the following countries: Austria, Belgium, Denmark, Germany, Finland, France, Ireland, Italy, The Netherlands, Norway, Sweden, Switzerland, the United Kingdom and the United States.

    To rapidly deploy its network and offer services Carrier1 is initially leasing its European transmission capacity. However, Carrier1 has entered into a development agreement to build a 2,300 kilometer fiber network in Germany with Viatel and Metromedia. This network will connect 14 principal cities and pass a number of other major cities. It will also provide fiber capacity in regions Carrier1 believes, based on its management's experience in the European telecommunications markets, are not covered or are underserved by existing and announced fiber networks. The important advantages of the German Network are:

    - DIRECT OWNERSHIP. Carrier1 will own its own cable subduct and access points. Carrier1's subduct will contain 72 fiber strands.

    - COST. By building with Viatel and Metromedia, Carrier1 shares the fixed costs of construction and therefore acquires fiber capacity at a significantly lower cost than if it constructed the network itself.

    - FLEXIBILITY. Carrier1 expects that the demand for fiber capacity in the regions covered by the German Network will be sufficient to permit it to swap excess capacity for fiber capacity on other networks in its target markets. Carrier1 would thereby be able to increase the amount of owned and controlled capacity at a lower cost.

    Carrier1 expects that construction of the German Network will be completed by the end of 1999 and that some segments will be operational in the third quarter of 1999. Carrier1's share of the development costs will be up to approximately $82 million, including the fiber deployed.

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
    Stig Johansson, Chief Executive Officer, and Carrier1's management team have extensive experience in European telecommunications markets and longstanding relationships with European wholesale customers and suppliers. Mr. Johansson was formerly the President of Unisource Carrier Services AG, a large European wholesale carrier of international traffic. Unisource Carrier Services carried over 400 million minutes of voice traffic in 1997, the large majority of which was carried for wholesale customers in the same markets that Carrier1 is addressing. Carrier1's senior management comes from Unisource Carrier Services, ACC Corp., AT&T-Unisource Communications Services, Telia Norge AS, British Telecom and AT&T. Mr. Johansson and others in management have also had significant experience with start-up ventures. See "Management." Carrier1 believes that management's experience and long-standing customer relationships have been key to its launch of operations approximately six months after its founding and contracting with a total of 65 customers through December 31, 1998.

    Carrier1 International is a holding company and renders its services indirectly through subsidiaries primarily located in various Western European countries. Its registered office is located at L-8009, Strassen, Route d'Arlon 3, Luxembourg. Executive offices of Carrier1 International GmbH, its principal management services subsidiary, are located at Militarstrasse 36, CH-8004 Zurich, Switzerland. Its phone number is 011-41-1-297-2600.

EUROPEAN VOICE AND DATA MARKET

    OVERVIEW

    In 1997, according to TeleGeography 1999, the European international long distance market for voice services was the largest in the world, with approximately 35 billion minutes of use. According to TeleGeography 1999, Europe's volume of international minutes grew approximately 12% from 1996 to 1997. TeleGeography 1999 projects that global international telecommunications traffic volume will grow at a compound annual growth rate of 12% to 18% from 1997 to 2001.

    International Data Corporation, as reported by IDCNet, estimates the European wholesale and retail market for all Internet services was $1.9 billion in revenue for 1997 and projects that as demand for these services grows, industry revenues will grow at a compound annual growth rate of approximately 40% to $7.3 billion in 2001, driven primarily by rapid growth in the number of European Internet users and corresponding demand for bandwidth.

    Carrier1 believes that key factors fueling the ongoing growth in the European long distance telecommunications market include

    - significant recent regulatory changes in the international and national long distance market, resulting in the entry of new telecommunications service providers,

    - increasing demand for data services and

    - technological advances, which have substantially increased the transmission capacity and reduced the cost of fiber optic capacity.

    LIBERALIZATION AND NEEDS OF NEW ENTRANTS

    The European telecommunications market has historically been dominated by incumbent telephone operators that have owned and controlled circuits exclusively within their national boundaries. Cross-border traffic is passed from one incumbent telephone operator to another at national borders. Tariffs for this cross-border traffic are determined by a series of bilateral settlement agreements between incumbent telephone operators known as the accounting rate mechanism. This system has historically kept the price of cross-border calls in Europe at levels significantly higher than the underlying cost of transporting and terminating the calls.

    Liberalization of the European market began in the United Kingdom in 1993. In March 1996, the European Commission adopted the "Full Competition Directive," requiring the complete liberalization of all telecommunications services in most European Union member states by January 1, 1998. In effect, incumbent telephone operators are now required to provide interconnection to their network, for both transmission and termination, to all carriers at certain benchmark prices, and may not discriminate among carriers. Carrier1 expects that the actual implementation of the Full Competition Directive in the various European Union member states will be a gradual process. However, the market liberalization that has taken place thus far (both within the European Union and in Switzerland and Norway) has permitted the entry of new competitors seeking to provide a wide array of international and national telecommunications services. According to TeleGeography 1999, the number of authorized international carriers in the United Kingdom was 144 in July 1998, compared to 35 in July 1995, and the number of authorized international carriers in Germany was 32 in July 1998, compared to 1 in July 1995. Based on its management's understanding of events that occurred in the United States after liberalization of the U.S. telecommunications industry, Carrier1 believes that the increased competition triggered by European market liberalization will lead to further decreases in prices, increases in international and national long distance traffic, a growing number of new entrants in the market, a significant decrease in the market share of incumbent telephone operators over time, and increasing demand for the provision of a greater number of services at a higher level of quality.

    Another effect of liberalization has been the deployment of European networks by certain new entrants such as Carrier1, second and third operators, and infrastructure providers. Cross-border transmission capacity allows new entrants to offer European telecommunications services priced on a city-to-city basis without regard to national borders and more closely based on actual costs. New entrants' prices are lower than the accounting rate mechanism tariffs to which the incumbent telephone operators adhere. Although an incumbent telephone operator has low transmission costs within its own country's borders, it cannot compete with the lower international prices charged by new entrants without straining the accounting rate mechanism system which has traditionally been an important source of revenues for the incumbent telephone operators. Furthermore, as long as an incumbent telephone operator's counterparts adhere to the accounting rate mechanism, a reduction by one incumbent telephone operator of its long distance prices may not be matched by a reduction in its termination costs with other incumbent telephone operators and would therefore have a negative impact on its margins. The incumbent telephone operators are also burdened by high overhead costs which are difficult to reduce as quickly as prices are declining in competitive markets.

    Based on its management's experience in European telecommunications markets, Carrier1 believes there is an insufficient supply of cost-effective, cross-border voice services to meet the increasing demand of new entrants, many of whom do not have network facilities or only have a locally based network. Carrier1 believes the incumbent telephone operators are not meeting this demand for a number of reasons:

    - they lack cross-border capabilities and charge high access costs, based on the accounting rate mechanism system,

    - their focus has traditionally been on the retail sector,

    - they do not consider it in their short term interest to provide cost-effective wholesale services to competitors, and

    - the billing, support and back-office systems of the incumbent telephone operators are not designed to address adequately the particular needs of new entrants.

As a result, there is an increasing demand by new entrants for alternative providers of lower cost, high-quality, European and transatlantic voice services. Carrier1 believes the deficiencies in the supply of cross-border data services are even more pronounced than those in the supply of voice services. The incumbent telephone operators' networks are oriented towards voice traffic and are not designed to have the flexibility to provide the amounts of capacity that an ISP is likely to require given the current and projected growth in the volume of European Internet-related traffic. Therefore, ISPs and other data service providers operating in the European market are seeking alternative providers of European and transatlantic data services.

    INCREASING DEMAND FOR DATA SERVICES

    The Internet is a complex, interconnected collection of telecommunications networks. These networks all use a common suite of protocols, known as TCP/IP, that facilitate communication with each other. End users connect to the Internet through dial-up or permanent connections to a network owned by an ISP. ISP networks are connected to the Internet at network access points or by dedicated connections to other ISP networks. Each network access point is connected to other network access points via high capacity telecommunications lines or backbone facilities. Telecommunications carriers provide the dedicated lines connecting the ISPs' networks to each other and to the network access points, as well as the backbone between the network access points. The provision of these services by these carriers comprises wholesale data services.

    The European Internet market is, according to International Data Corporation, as reported by IDCNet, several years behind the market in the United States in terms of overall penetration of data services. Although there can be no assurance that trends in Europe will follow those in the United States, Carrier1's management believes that the historical trends in Internet growth in the United States market with respect to web-users, the number of Internet host computers through which data services are provided ("hosts") and backbone capabilities are broadly indicative of what can be expected to occur in Europe.

    International Data Corporation, as reported by IDCNet, estimates that the penetration rate of web users in the United States was approximately 12% of the U.S. population in 1997 and is expected to increase to 38% of the population by 2001. The penetration rate of web users in Western Europe varies across the region but was estimated on average to be 4% of the population of Western Europe in 1997. International Data Corporation, as reported by IDCNet, forecasts that this will more than triple to 15% by 2001. From June 1992 to June 1998, according to RIPE NCC (the Official Europe Internet Registry), the number of hosts in Europe increased from approximately 200,000 to 6.8 million, representing a compound annual growth rate of 80%.

    As the number of Internet web users and hosts increases, demand for backbone capacity to support growing Internet use is expected to increase correspondingly. Carrier1 expects European capacity will need to be expanded significantly over the next few years as European data traffic continues to grow. As the supply of backbone capacity in Europe increases, the prices of transmission capacity are expected to decrease significantly. Carrier1 expects such price decreases will in turn fuel further increases in data service demand.

    TECHNOLOGICAL ADVANCES

    Advances in technology are greatly increasing the transmission carrying capacity, or bandwidth, of fiber optic cables, while significantly reducing the incremental cost of this increased capacity. Although building infrastructure still requires substantial capital expenditures, this increased capacity at reduced cost made possible by new technology, together with the market opportunities created by liberalization and growth in data demand, are encouraging non-incumbent telecommunications companies to build high-quality European networks. Carrier1 expects that completion of these alternative cross-border networks will result in increased amounts of high-quality, lower cost network capacity becoming available through indefeasible rights of use or long-term leases.

COMPETITIVE STRENGTHS

    Carrier1 believes that a number of factors give it a competitive advantage in the European long distance voice and data telecommunications markets:

    - EXPERIENCED EUROPEAN MANAGEMENT with many years' experience in the largest European telecommunications markets and with strong wholesale customer relationships. Carrier1 has a European perspective and, it believes, a strong understanding of the European telecommunications markets.

    - A FOCUSED WHOLESALE MARKETING STRATEGY, which allows Carrier1 to service new entrants without competing for their retail customers and to operate with less overhead than carriers with retail operations.

    - PRICING that disregards the existence of national borders and gives Carrier1 more flexibility than the incumbent telephone operators to compete on the basis of price.

    - ADVANCED INFORMATION AND CONTROL SYSTEMS that allow Carrier1 to optimize pricing and network use on a real-time basis.

    - PROVISION OF HIGH-QUALITY VOICE AND DATA SERVICES expected by European customers. Carrier1 believes that its guarantees of high performance levels distinguish it from its competitors.

    - DELIVERY OF SUPERIOR CUSTOMER SUPPORT exceeding that provided in Europe today. Carrier1 offers rapid implementation and response times and locally based customer-oriented sales and support personnel.

    - LACK OF AFFILIATION WITH AN INCUMBENT TELEPHONE OPERATOR, which allows Carrier1 complete flexibility to market its services broadly to its target customers, including carriers who compete with incumbent telephone operators.

BUSINESS STRATEGY

    Carrier1's objective is to become a leading European wholesale provider of high quality long distance voice and data services, by capitalizing on the rapidly increasing demand for city-to-city European voice and data services. The key elements of Carrier1's strategy are:

    - TARGET WHOLESALE MARKETS. Carrier1 offers wholesale services primarily to competitive fixed-line operators, other carriers, wireless operators, ISPs, resellers and multi-national corporations. In particular, Carrier1 focuses its marketing efforts on competitive retail operators who lack international infrastructure. Based on its management's experience in European telecommunications markets, Carrier1 believes these new entrants prefer an independent supplier of wholesale services to an incumbent telephone operator or other supplier with which they compete directly. Concentrating on the wholesale market allows Carrier1 to operate with less overhead than other carriers with mass retail operations and to implement operational support systems tailored to meet the needs of wholesale customers. By focusing on the wholesale sector and making its main business the selling of voice and data services, Carrier1 will take advantage of its management's strong market-oriented skills, first-hand understanding of the European telecommunications markets and long-standing wholesale customer relationships.

    - FOCUS ON CUSTOMER NEEDS. Carrier1 believes that both high quality of service and strong customer support are essential to capitalize successfully on market opportunities.

       QUALITY OF SERVICE: Carrier1 believes that quality of service is critical to obtaining and retaining customers. Carrier1's technologically advanced voice and data network and network management and information systems allow it to offer its services at guaranteed minimum levels of order implementation, response and repair time, and at a 99.9% network availability level. Based on its management's experience in telecommunications markets, Carrier1 believes no other carrier in Europe offers a better minimum service level for voice or data services. Because it owns its switches, multiplexers and routers, which are key components of its network, Carrier1 can control the quality and breadth of its service offerings.

       SUPERIOR CUSTOMER SUPPORT: Based on its management's experience in telecommunications markets, Carrier1 believes that customer support levels in the wholesale telecommunications market in Europe are generally lower than those in the United States. Carrier1 has designed its systems to provide a level of customer support significantly higher than that generally offered in the wholesale market in Europe. Key features of these systems include: (1) decentralized sales, installation and basic support, facilitating quick response to customer needs, (2) a help desk operating 24 hours a day, 365 days a year, (3) on-line order management and provisioning, traffic reports, fault reports and repair information and (4) on-line customized billing.

    - RAPID, COST-EFFECTIVE CITY-TO-CITY NETWORK DEPLOYMENT. Carrier1 has developed a cross-border network linking principal cities of Western Europe and will continue to broaden the range of countries covered by the network and deepen the extent of the network within particular countries. To capitalize on its early entry into the market and to rapidly expand its presence, Carrier1 is pursuing an aggressive timetable for extending the scope of its network, in part by leasing capacity and outsourcing certain functions. Carrier1's longer term goal is to own or control key elements of its network and to assume control of key outsourced functions. To establish points of presence rapidly and cost-effectively in selected new markets, Carrier1 is initially using multiplexers. Multiplexers are less costly and easier to install than switches, enhance Carrier1's flexibility and service quality and help to reduce its termination costs. As traffic increases, Carrier1 may replace multiplexers with switches and redeploy these multiplexers in new markets. Carrier1's city-to-city network will
      (1) allow it to price its services within Western Europe without regard to national borders, (2) bring it closer to a greater number of customers and
      (3) reduce its termination costs.

    - REDUCE TRANSMISSION COSTS. A key part of Carrier1's strategy is to reduce the costs of its transmission platform. Carrier1 intends to reduce its transmission costs by continually evaluating whether to build, buy or lease capacity or swap excess capacity. While Carrier1 currently holds two transatlantic indefeasible rights of use, Carrier1 is currently leasing the rest of its transmission capacity because doing so enabled Carrier1 to commence offering services in its target markets rapidly. In addition, construction of new capacity has been announced in many of Carrier1's target markets and, based on its management's knowledge of the European telecommunications markets, Carrier1 believes the cost of acquiring capacity in those regions is decreasing and will continue to decrease. The German Network illustrates an opportunity where Carrier1's management believes it is more cost effective to build capacity. As demand for voice and data services in Europe increases and new networks are constructed, Carrier1 believes there will be significant opportunities to add new and replace existing transmission capacity at lower unit cost. Carrier1 also intends, as soon as proven technology is commercially available, to migrate to a single, data-based transmission platform for both voice and data services. This platform would permit Carrier1 to increase the cost effectiveness of its operations through more efficient use of its transmission capacity.

    - INTRODUCE NEW VALUE-ADDED SERVICES. Carrier1 intends to expand its addressable market to include additional wholesale customers, such as switchless resellers, by offering the value-added services they require. These services include capabilities for switched access, toll-free services and prepaid phone cards. Carrier1 has begun to offer these wholesale capabilities in selected countries.

    - REDUCE COSTS THROUGH INTERCONNECTION AGREEMENTS AND PEERING. By establishing interconnection arrangements with incumbent telephone operators in liberalized markets and direct operating agreements with incumbent telephone operators in emerging markets, Carrier1 can keep its costs of terminating calls lower and exercise greater control over quality and transmission capacity than it can using refile or resale agreements. Similarly, entering into additional peering agreements will minimize the cost of terminating Carrier1's data traffic.

SERVICES

    Carrier1 is focusing on providing long distance voice and data services on a wholesale basis at the high level of quality expected by European customers. It provides these services primarily to competitive fixed-line operators, other carriers, wireless network operators, ISPs, resellers and multi-national corporations. In September 1998, Carrier1 launched its European and transatlantic international long distance voice and data services. It began providing national long distance services in the first half of 1999 inside the United Kingdom and Germany. Carrier1 intends, by the end of 1999, to be a broadly based European provider of voice and data services, able to provide and price its services on a city-to-city basis without regard to national borders. Carrier1 intends to provide in the future other wholesale telecommunications services, such as managed bandwidth and voice-over-IP (voice traffic transmitted over a data-based network) services.

    WHOLESALE VOICE SERVICE

    Carrier1's wholesale voice service involves city-to-city transport from Carrier1's network points of presence located in strategic European cities and New York for termination anywhere in the world. Carrier1 terminates calls either through interconnection or direct operating agreements with the relevant national incumbent telephone operator or through refile or resale agreements with other carriers that have interconnection agreements in place with that incumbent. When Carrier1 does use refile or resale agreements to terminate traffic it seeks to do so with carriers who provide voice service comparable in quality to Carrier1's. Carrier1's customers generally will arrange for transmission of their traffic to one of Carrier1's points of presence at their own cost, although Carrier1 may provide service from the customer's site if traffic volume is sufficient. Carrier1's voice service contracts guarantee 99.9% availability on the network and certain minimum connection response and repair times.

    WHOLESALE DATA SERVICE

    Carrier1 seeks to be a major European Internet backbone provider. It offers two types of wholesale data transport service, "Global Transit Services" and "Internet Exchange Connect Services."

    GLOBAL TRANSIT SERVICE. Carrier1's Global Transit Service provides customers with high-speed, high-quality connectivity to Internet domain addresses world-wide. This backbone service interconnects Carrier1's customers with selected Internet exchanges and other international Internet backbone providers. Customers connected to the Global Transit Service backbone have any-to-any connectivity geared to providing the best Internet reach and connectivity. Although Carrier1 anticipates that most of its data customers will bring their traffic to Carrier1's routers, Carrier1 will consider, on a case by case basis, alternative arrangements.

    Carrier1 offers two levels of Global Transit Service: "Premium" and "Basic." Both packages guarantee certain minimum connection, response and repair times. The Premium Transit package guarantees certain additional performance parameters and will be given priority within the network. A Premium Transit user's guaranteed service levels include round trip packet delay of less than 100 milliseconds, packet loss of less than 0.2%, 99.9% availability on Carrier1's network and the highest level of traffic prioritization. At peak traffic hours, the Premium user's traffic has priority over the Basic user's traffic. Carrier1 has designed its network, however, to minimize the likelihood of congestion requiring such prioritization of traffic. Both the Basic and Premium packages offer customers newsfeed services and a backup to the customer's primary Internet address.

    Carrier1's Global Transit Service is interconnected in Europe to Ebone, a subsidiary of Hermes Europe RailTel B.V. ("Hermes"), that has what Carrier1's management believes is a large European customer base. Carrier1 initially will pay a transit fee for access to the Ebone Internet backbone. Carrier1 will also actively seek to enter into peering arrangements with smaller European backbone providers. As its volume of data traffic increases, Carrier1 expects it will be in a position to negotiate peering with Ebone and other major European backbone providers. In the United States, where almost all European backbone providers must pay to access the backbones of the major United States Internet backbone providers, Carrier1 has transit agreements with UUNet Technologies, Inc., an MCI WorldCom subsidiary ("UUNet"), and GTE Internetworking, a unit of GTE Corporation. In the United States, Carrier1 has peering arrangements with Epoch Networks and PSINet. In Europe, Carrier1 has peering arrangements with a number of ISPs. Based on its management's knowledge of the European Internet market, Carrier1 believes its Global Transit Service offers connectivity to a greater number of United States Internet backbone providers than other European data services. Carrier1 will also interconnect Global Transit Service customers to each other, which, as the customer base of its backbone grows, will increase the attractiveness to customers of Carrier1's Internet backbone.

    INTERNET EXCHANGE CONNECT SERVICE. Carrier1's Internet Exchange Connect Service (the "IX Connect") is a point-to-point option for customers who want to transit solely to a specific Internet exchange or to a specific partner. It offers one-to-one connectivity to a select number of destinations through main Internet exchanges in Europe and the United States. Carrier1 currently offers IX Connect connectivity to LINX in London, AMS-IX in Amsterdam, DE-CIX in Frankfurt, CIPX in Geneva, PARIX in Paris and several Internet backbone providers in New York. As its network expands, Carrier1 expects to offer connectivity to additional network access points. Based on its management's knowledge of the European Internet market, Carrier1 believes it is the only European data service provider currently offering this type of service. The service is targeted to large ISPs who prefer to organize their own presence and peerings in the key Internet exchanges for technical or commercial reasons. The principal guaranteed parameters of IX Connect are dedicated reserved capacity, access speed ranging from 2 Mb to 155 Mb and the announcement of the customer's Internet domain at the remote location. Carrier1 will also guarantee certain minimum connection, response and repair times.

    A large number of customers are significant to Carrier1's Internet backbone because (1) it increases the cost-efficient use of the network by lowering per unit costs, (2) it facilitates obtaining lower per unit transit fees or peering with other ISPs and (3) it augments the value of the backbone which, in turn, draws more customers.

    Both types of data services include a centralized help desk and network management on a 24-hours-a-day, 365-days-a-year basis, Web site reporting and service information, on-line statistics per customer on a secure basis and Web site diagnostic tools.

    OTHER SERVICES

    Carrier1 has started to introduce managed bandwidth and data services. Carrier1 intends to introduce other new value-added services, as described above under "--Business Strategy."

    Carrier1 also intends to offer Voice-over-IP ("VoIP"), or voice traffic transmitted over a data-based network. Carrier1 plans, after a trial phase expected to be completed by mid-1999, to offer VoIP to data customers that, for example, wish to offer personal computer-to-phone connectivity to their end users. Carrier1 also plans to offer other value-added data services, such as server co-location facilities for its current and future customers.

    As Carrier1 extends its network and adds transmission capacity, it expects that it will be able to sell excess bandwidth.

NETWORK

    Carrier1 believes it is critical to own or control key elements of its network in order to become a high-quality, low-cost provider. Carrier1 is following a flexible, phased approach to deploying its network that will permit it to optimize the use of its network and take advantage of low-cost opportunities for expanding the network. Carrier1 has commenced operations primarily on a leased fiber optic transmission platform to enable its early entry into the market. Over time, Carrier1 will expand its network in a phased approach, adding capacity to meet expected increases in demand. To reduce its cost base, however, Carrier1 will seek to obtain additional transmission capacity at dark fiber cost levels, either through building new capacity, acquiring capacity through purchases or swaps of excess capacity or leasing capacity. In all cases, Carrier1 intends to own its switches and routers.

    The table below sets forth as of May 12, 1999, the location of each switch, multiplexer and router owned by Carrier1 and in service, and the location and currently expected in-service dates of switches, multiplexers and routers planned to be installed through the end of 1999. However, the timing, location and number of switches, multiplexers and routers may change depending on changes in customer demand or regulatory conditions in any particular jurisdiction, or the availability of a single data-based transmission platform.

                 INSTALLED NETWORK COMPONENTS (AS OF MAY 12, 1999)
------------------------------------------------------------------------------------
                         VOICE                                      DATA
-------------------------------------------------------  ---------------------------

         SWITCHES                  MULTIPLEXERS                    ROUTERS
--------------------------  ---------------------------  ---------------------------
Amsterdam                   Geneva                       Amsterdam
Dusseldorf                                               Dusseldorf
Frankfurt                                                Frankfurt
London                                                   Geneva
New York                                                 London
Paris                                                    New York
Vienna                                                   Paris
Zurich                                                   Vienna
                                                         Zurich

        PLANNED NETWORK INSTALLATIONS BY YEAR END 1999 (AS OF MAY 12, 1999)
------------------------------------------------------------------------------------
                         VOICE                                      DATA
-------------------------------------------------------  ---------------------------
         SWITCHES                  MULTIPLEXERS                    ROUTERS
--------------------------  ---------------------------  ---------------------------
                EXPECTED                     EXPECTED                     EXPECTED
               IN-SERVICE                   IN-SERVICE                   IN-SERVICE
LOCATION          DATE         LOCATION        DATE         LOCATION        DATE
-------------  -----------  --------------  -----------  --------------  -----------
Berlin             2Q '99   Cologne             3Q '99   Berlin              2Q '99
Hamburg            2Q '99   Copenhagen          3Q '99   Brussels            2Q '99
Brussels           3Q '99   Dublin              3Q '99   Hamburg             2Q '99
Manchester         3Q '99   Stuttgart           3Q '99   Milan               3Q '99
Milan              3Q '99   Helsinki            4Q '99   Cologne             3Q '99
Stockholm          3Q '99   Leipzig             4Q '99   Copenhagen          3Q '99
                            Munich              4Q '99   Dublin              3Q '99
                            Oslo                4Q '99   Manchester          3Q '99
                                                         Stockholm           3Q '99
                                                         Stuttgart           3Q '99
                                                         Helsinki            4Q '99
                                                         Leipzig             4Q '99
                                                         Munich              4Q '99
                                                         Oslo                4Q '99

    EXISTING NETWORK

    Carrier1's management believes that entering the liberalizing European international and national long distance markets early and establishing its position quickly with a technologically advanced voice and data network will give Carrier1 a competitive advantage in such markets. To begin operations in September 1998, approximately six months after being founded, and to keep its overhead costs as low as possible, Carrier1 outsourced to Nortel and Cisco, on a turnkey basis, the design, installation, technical operation and maintenance of its initial network. Carrier1 has assumed operation of the functions that were outsourced to Cisco. Carrier1 expects to assume control from Nortel of technical operations of the network by mid-1999. By applying its operational knowledge and expertise to the deployment process, management believes it has succeeded in putting in place one of the most advanced voice and data networks in Europe.

    TRANSMISSION CAPACITY. Carrier1's traffic is transmitted over: (1) an STM 1 (155Mb) circuit on the Gemini fiber optic cable, acquired from Telemonde under an indefeasible right of use, linking London and New York, (2) an STM-1 (155Mb equivalent) circuit leased from Hermes (the "Hermes Ring") connecting Amsterdam, Frankfurt, Geneva, London and Paris, (3) a 155Mb leased circuit linking Frankfurt to Vienna, (4) a 155Mb leased circuit linking Frankfurt to Dusseldorf,
(5) a 155Mb leased circuit linking Frankfurt and Zurich, and (6) an STM-1 circuit on the AC-1 fiber optic cable, acquired under an indefeasible right of use, linking Frankfurt and New York.

    NETWORK MANAGEMENT CAPABILITIES. Carrier1 has installed Synchronous Digital Hierarchy ("SDH") equipment at each network point of presence that will provide it with information relating to the status and performance of all elements of its network, including the transmission capacity provided to it by various third parties. This SDH layer will also provide Carrier1 with flexibility to connect new providers of transmission capacity and to configure this capacity in a flexible manner.

    VOICE TRAFFIC. Carrier1 had, as of March 31, 1999, five Nortel international gateway GSP switches in Frankfurt, London, New York, Vienna and Zurich. Carrier1 selected these cities because the United States, Germany and the United Kingdom represented either the source or termination points for 20 of the top 25 traffic routes in the world in 1996. Carrier1's switches and switching system are the most advanced Nortel currently supplies and its main transmission lines are redundant. In addition, as of March 31, 1999, Carrier1 had installed multiplexers in Amsterdam, Geneva and Paris. Carrier1 has, as of May 12, 1999, added switches in Amsterdam, Dusseldorf and Paris.

    DATA TRAFFIC. Carrier1 had, as of May 12, 1999, high-capacity Cisco routers in Amsterdam, Dusseldorf, Frankfurt, Geneva, London, New York, Paris, Vienna and Zurich. Carrier1 selected these cities because they represent important sites of European data traffic origination or termination.

    Carrier1 has configured its routers and leased circuits into a ring and believes, based on its management's knowledge of data services markets, it is one of the first carriers in Europe to provide data services on a ring structure. This technologically advanced ring architecture, enhanced by SDH equipment, provides inherent redundancy. Upon any single failure on the ring, traffic will automatically be re-routed to another part of the ring, avoiding transmission failure. Based on its management's knowledge of the European Internet market, Carrier1 believes it has one of the most advanced data networks in Europe.

    PLANNED NETWORK DEPLOYMENT

    Carrier1 is continuing to pursue an aggressive timetable for extending the scope of its network, thereby rapidly expanding its presence in its target markets. Carrier1 is installing a cross-border network linking the principal cities of several Western European countries and will continue to broaden the range of countries covered by the network and deepen the extent of the network within particular countries. With a city-to-city cross-border network in place, Carrier1 will be able to provide and price its services without regard to national boundaries.

    VOICE TRAFFIC. Carrier1's deployment schedule through the end of 1999 contemplates the acquisition and installation of multiplexers or Nortel GSP switches in Berlin, Brussels, Cologne, Copenhagen, Dublin, Hamburg, Helsinki, Leipzig, Manchester, Milan, Munich, Oslo, Stockholm and Stuttgart. Between March 31, 1999 and June 30, 1999, Carrier1 replaced multiplexers in Amsterdam, Dusseldorf and Paris with Nortel GSP switches. These sites, together with Carrier1's existing sites, serve large population centers and points of traffic concentration in France, Germany and the United Kingdom. By expanding the range of its network within these countries Carrier1 will gain closer access to a larger number of customers and will reduce its interconnection and other termination-related costs. In considering similar network penetration levels in other European countries, Carrier1 will weigh the benefits of increased access to customers and lower termination costs against the increased transmission costs incurred.

    The timing of installation and location of each of the switches above may change in response to changes in customer demand, the availability of a single data-based transmission platform, or changes in regulatory conditions in any particular jurisdiction.

    DATA TRAFFIC. Carrier1's deployment schedule through the end of 1999 contemplates the installation of routers in Berlin, Brussels, Cologne, Copenhagen, Dublin, Hamburg, Helsinki, Leipzig, Manchester, Milan, Munich, Oslo, Stockholm and Stuttgart.

    The timing of installation and location of each of the routers listed above may change in response to changes in customer demand or the availability of a single data-based transmission platform.

    THE GERMAN NETWORK. Carrier1 has entered into a Development Agreement to build the German Network with affiliates of Viatel and Metromedia, targeting routes it believes are currently underserved by existing and announced fiber networks. The German Network will be an advanced, high-capacity, bi-directional self-healing 2,300 kilometer fiber optic ring utilizing advanced SDH and dense wave division multiplexing technologies. The German Network will initially connect Berlin, Bremen, Cologne, Dortmund, Dresden, Dusseldorf, Essen, Frankfurt, Hamburg, Leipzig, Mannheim, Munich, Nuremberg, and Stuttgart. The German Network will also pass a number of other major cities. When the German Network is completed, Carrier1 will own its own cable subduct and access points. Carrier1's cable subduct will contain 72 strands of fiber. Carrier1 expects that construction of the German Network will be completed by the end of 1999 and that some segments will be operational in the third quarter of 1999. Carrier1's share of the development costs will be up to approximately $82 million, including the fiber deployed.

    Carrier1 has decided to commence building an extension of its network in Germany because

    - Germany is the largest telecommunications market in Europe and a major center for traffic within Europe,

    - there is limited availability of cost-effective transmission capacity in Germany,

    - leased transmission costs are currently very high in Germany and Carrier1 desires to lower its cost base in such a large market,

    - Germany's population is widely and relatively evenly dispersed among many cities, requiring the installation of a number of switches and routers throughout the country to effectively access the full range of potential customers,

    - installing multiple points of presence in Germany will reduce Carrier1's termination costs, and

    - Germany's central location within Europe provides a good base from which to connect the German Network to other parts of Europe.

The German Network will also provide fiber capacity in regions Carrier1 believes are not covered or are underserved by existing and announced fiber networks. Carrier1 also believes that excess capacity on the German Network will be useful as a valuable "currency" to swap for capacity on other networks.

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    Carrier1 and its joint venture partners have not yet received all of the rights-of-way, wayleaves or government approvals for the construction in the German Network, but are currently in the process of obtaining them.

    Pursuant to the Development Agreement, Carrier1 and Metromedia each have a 24.995% interest and Viatel has a 50.01% interest in the development company. Viatel, as a result of its majority interest, will control all but certain major decisions relating to the development of the German Network which will require unanimous consent. Costs of construction will be borne pro rata by Viatel, Carrier1 and Metromedia, and the development company will be indemnified for certain liabilities, costs and expenses by each of the parties. In addition, Viatel will receive a developer's fee of 3% of certain construction costs, 25% of which will be paid by Carrier1.

    Viatel and Metromedia are each required to provide the development company with a letter of credit. The development company may draw on the letter of credit of a party that does not meet its funding obligations. Carrier1 has provided a letter of credit in the amount of approximately DM 110 million (or approximately $64.8 million).

    OTHER PLANNED TRANSMISSION CAPACITY. During the year 2000 Carrier1 also expects TAT-14, a transatlantic cable connecting Amsterdam, London and New York in which it has arranged to purchase a multiple investment unit, to become operational. By that time, Carrier1 also expects to have replaced some leased capacity with owned capacity and to have leased or purchased additional capacity for geographic and volume expansions. Carrier1 intends to continually add transmission capacity, depending on need and availability. For example, for operation in the third quarter of 1999, Carrier1 acquired additional transmission capacity on rings connecting (1) Frankfurt, Amsterdam, London and Paris (dark fiber), (2) Hamburg, Copenhagen, and Malmo (wavelength) and (3) Frankfurt, Amsterdam, London, Paris and Brussels (wavelength).

    FURTHER NETWORK EXTENSIONS AND DEVELOPMENTS

    Carrier1 will consider extending its network within Europe beyond its current deployment plans through 1999. Due to the rapidly evolving dynamics of the European telecommunications market, Carrier1 will continually reassess the most cost-effective means of network expansion. Future increases in the supply of fiber optic cable may make variable or fixed-rate lease arrangements, the purchase of transmission rights or the swapping of transmission capacity more favorable options, in economic terms, than building new capacity.

    Carrier1 has worked closely with Nortel and Cisco to create a technologically advanced network system that is flexible and will facilitate Carrier1's migration to a single integrated data-based transmission platform for both voice and data traffic when proven technology becomes commercially available.

    EXISTING AND PLANNED TRAFFIC TERMINATION ARRANGEMENTS

    VOICE TRAFFIC. Carrier1 carries voice traffic to any destination in the world, either directly or through "refile" or "resale" agreements with other carriers who have a local point of presence and an interconnection agreement with the relevant incumbent telephone operator.

    As of March 31, 1999, Carrier1 had entered into interconnection arrangements to provide for the local termination of its voice traffic with carriers in Austria, Denmark, Germany, The Netherlands, Sweden, Switzerland, the United Kingdom, and the United States. As of March 31, 1999, Carrier1 has implemented interconnection arrangements in Austria, Germany, Switzerland, the United Kingdom and the United States and is in the process of implementing these arrangements in these other countries. Since March 31, 1999, Carrier1 has signed interconnection agreements with Tele Danmark in Denmark, Telecom Italia in Italy and Telia in Sweden and has implemented its interconnection agreements in The Netherlands. Carrier1 initiated interconnection negotiations with Belgacom in Belgium, France Telecom in France and Telecom Eireann in Ireland in early 1999. By December 1999, Carrier1 intends to have

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implemented direct operating agreements with local carriers for termination of voice traffic in a number of emerging markets.

    Most refilers currently operate out of London or New York, so that Carrier1's refiled traffic is rerouted to London or New York and from there is carried to its termination point. As of March 31, 1999, Carrier1 had resale agreements in Austria, France, Germany, The Netherlands and Switzerland.

    DATA TERMINATION. Data termination is effected free-of-charge through peering and for a fee through transit arrangements. As of March 31, 1999, in the United States, Carrier1 has peering arrangements with Epoch Networks and PSINet, and has transit agreements with UUNet and GTE Internetworking. In Europe, Carrier1 has, peering arrangements with a number of ISPs and a transit agreement with Ebone. Carrier1 will continue to seek additional peering arrangements.

OPERATIONS

    NETWORK IMPLEMENTATION AND OPERATION

    Network engineering, technical operation and maintenance and repair have been handled exclusively by Nortel in connection with the voice overlay of the network, and were handled exclusively by Cisco in connection with the data overlay of the network. Carrier1 will continue to work closely with Nortel and Cisco to ensure future implementation milestones are met, and that the quality and performance of the network meet certain Carrier1-established benchmarks. The initial outsourcing of the design, installation and technical operation of its network allowed Carrier1 to maintain low overhead costs during its initial operations period.

    The voice and data network operating systems allow Carrier1 to use advanced software to maximize the efficient operation of the network, including managing the flow of voice and data traffic on a daily basis and identifying the precise location of faults. These systems are also sufficiently flexible to allow Carrier1 to migrate to more advanced technological applications as they become commercially feasible.

    Carrier1 has assumed the technical operation of the network (other than basic equipment servicing) from Cisco, and intends to do so from Nortel by mid-1999, so that Carrier1 can control all the customer-related functions of the business. Until then, Carrier1's personnel will work side by side with Nortel personnel to receive on-site training. Carrier1 expects that this training will permit a smooth transition from outsourcing to insourcing of the network's operational functions and reduce the risks of disruption due to the shift in responsibilities. Carrier1 expects to continue to contract with Nortel and Cisco for the design and installation of switches and routers. A small team of operations staff will manage the future planning and architecture of the network.

    Carrier1 has a network operations center in London from which it operates the voice and data network. Carrier1 believes that a centralized network operations center enables it to identify overloaded or malfunctioning circuits and reroute traffic much more quickly than if the network were controlled by separate network operations centers from different countries.

    Recently, Carrier1 has bought the "Qualiview" system from ECI, which is designed to allow it to measure call answer rate, post dial delay and echo on a per destination basis for each party that terminates traffic for Carrier1.

    THIRD-PARTY TURNKEY CONTRACTS

    THE NORTEL CONTRACT. Carrier1 entered into a turnkey agreement with Nortel in May 1998, under which Nortel has responsibility for the design, installation, technical operation, maintenance and repair of its voice network switches, including the provisioning of equipment, software and services. Nortel has committed to a 12-month warranty of any defective equipment or software it may provide. Nortel has also agreed to supply replacement parts for equipment and software support (including upgrades) for a period

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of ten years following the date of delivery of such equipment or software.
Carrier1, in turn, has agreed to purchase a certain volume of services and equipment from Nortel, and is subject to surcharges if it fails to meet such volume thresholds for reasons other than Nortel's material breach. Carrier1 has agreed to continue to use Nortel's network operation and management services up to July 1999, by which time Carrier1 will assume full operational control of these functions. The turnkey contract contains limitations on Nortel's total liability.

    THE CISCO CONTRACT. Carrier1 entered into a turnkey agreement with Cisco (the "Cisco Agreement") in June 1998, for the design, installation, operation, maintenance and repair of its data network routers. Cisco has provided a 90-day warranty on the software and hardware it provides to Carrier1. Cisco will provide technical support for its standard software for a period of three years following the latest revision of that software. Cisco's liability under the agreement (other than for personal injury) is limited to the amounts paid under the agreement to Cisco in the six-month period prior to the event giving rise to the liability.

    CUSTOMER SUPPORT

    An essential component of Carrier1's business strategy is to provide a level of customer support above that which is currently available in the wholesale telecommunications markets of Europe.

    All customer service orders received by the local sales forces are reported to the central order desk at Carrier1's network operations center which then logs the order into Carrier1's computer system and directs the order to the voice or data team, as applicable. The central order desk also tracks the status of an order during implementation. Carrier1 has automated its operational workflows so that the status of customer order implementation, traffic faults, repair histories and other customer-related information is accessible, on-line, by any employee of Carrier1 at any time. Carrier1 believes that the internal visibility created by the on-line availability to any Carrier1 employee of all customer-related information enhances the general monitoring and management of the customer relationship and facilitates informed and timely responses to customers' service needs or problems. Furthermore, by tracking on-line all aspects of a customer's history from the customer's first call through the term of the relationship, Carrier1 optimizes its ability to provide follow-up and proactive advice to its customers.

    The voice and data operations teams at Carrier1's network operations center and the in-country operations support team manage the local point of presence locations, local installation and local support, and work together to implement a customer's order. The in-country operations and sales teams provide a customer with local language support and quick access and response to customer orders and other service needs. A help desk in London serves as the first place to which customer inquiries are directed. The help desk is open 24 hours a day, 365 days a year. It not only manages customer inquiries but is the first place to which customer problems are reported and, from there, internally directed for resolution. Customers may call the help desk at any time to receive a status report regarding their request or problem.

    In addition to the minimum service level guarantees contained in Carrier1's voice and data service contracts, Carrier1 also guarantees response times to customer requests within hours, and repair times within one day of the fault being reported.

    INFORMATION AND BILLING SYSTEMS

    Unburdened by legacy systems, Carrier1 has obtained and installed advanced IT systems tailored to providing wholesale voice and data services. Carrier1 has developed its own system to enable it to determine least cost routing on a real-time basis, allowing it to maximize margins within the constraints of the network. In order to identify the least cost route for voice traffic at any given time, the system takes into account all costs on a given route, refile or resale possibilities and their constraints, transmission costs and constraints per route, as well as other cost elements. Routing information is updated daily and takes

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into account the prior day's actual costs rather than hypothetical forward costs. Among other things Carrier1's systems are designed to facilitate on a real-time basis

    - swift and efficient order management,

    - service provisioning,

    - customer-responsive traffic fault management,

    - billing,

    - general management of the customer service process and

    - compliance with Carrier1's performance level guarantees.

    Carrier1 currently uses software programs developed by third parties as its primary office and information management systems. These programs have been tailored, however, to Carrier1's particular specifications.

    As part of its strategy of focusing on the specific needs of new entrants into the European telecommunications market, Carrier1's billing system emphasizes flexibility and customization. Customers may be billed in the currency of their choice, and may have their bills broken down by country, site, or other call detail records. Carrier1 uses International Computers Limited's ("ICL") SIMS and Prospero billing systems software. Carrier1 initially outsourced the running of such billing programs to ICL, but may bring the running of such programs in-house by mid-1999. Carrier1's billing system analyzes Carrier1's traffic, revenues and margins by customer and by route, which is an important cost management tool for Carrier1. Carrier1 expects that in the future its customers will be able to obtain call detail records and other information through an on-line billing information inquiry function. Carrier1 plans to maintain separate billing modules for voice and data services, although customers utilizing both services may be billed on one invoice if desired.

CUSTOMERS

    Focusing primarily on European customers and North American customers with European connectivity needs, Carrier1 targets the following categories of customers:

    - COMPETITIVE FIXED-LINE OPERATORS. This category includes fixed-line operators that compete with the incumbent telephone operators. These operators typically desire to outsource their international and, from time to time, their national long distance traffic.

    - OTHER NON-INCUMBENT CARRIERS. This category includes operators with international infrastructure, who select Carrier1 to carry overflow excess traffic and to carry traffic to select, low-price destinations.

    - WIRELESS OPERATORS. Wireless operators frequently outsource much of their international and national long distance traffic.

    - ISPS AND REGIONAL AND SPECIALIST PROVIDERS. As demand for Internet services grows in Europe, ISPs are increasingly requiring low-cost transmission and interconnection capabilities from wholesale carriers. Many ISPs do not own or operate their own transmission capacity. Cable television companies, satellite resellers and metropolitan area network providers are also demanding increasing amounts of low-cost data services.

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    - RESELLERS. This category includes switchless resellers, a group that has been rapidly growing in the United Kingdom and Germany in recent years. Resellers generally outsource their international and, from time to time, national long distance traffic.

    - CONSORTIA. A number of groups have formed buying consortia to pool traffic volume in order to obtain higher discounts from carriers. For example, a group of European multinational entities have combined to form the European VPN Users Association's Ventures Group to acquire voice services and currently split their traffic among incumbent telephone operators and incumbents' alliances. Carrier1 will target buying consortia and will also seek to provide its services to research consortia. The research consortia represent an important part of the data market.

    - MULTI-NATIONAL CORPORATIONS. Increasingly, multi-national corporations are seeking wholesale telecommunications services to reduce their costs or as a component of their own value-added services such as frame relay. Although multi-national corporations are not a primary customer group for Carrier1 due to their relatively high customer service demands, Carrier1 offers capacity to multi-national corporations on a wholesale basis.

    - INCUMBENTS AND THEIR ALLIANCES. A number of incumbent telephone operators and their affiliated alliances use wholesale carriers to carry excess traffic generated by bottlenecks in their network or to terminate traffic to certain locations at lower rates than their negotiated settlement rates.

    Carrier1 uses a credit screening process to evaluate potential new customers. In performing its credit analysis, Carrier1 relies primarily on internal assessments of its exposure, based on the costs of terminating international traffic in certain countries and the capacity requested by the proposed carrier or service provider, as well as references provided by the potential customer. Carrier1 currently depends on a small number of significant customers for its revenues. During the period from Inception to December 31, 1998, Carrier1 earned 69% of its revenues from three major customers. These three customers, Interoute Telecommunications (UK) Limited, WorldCom Telecommunications Services GmbH and STAR Telecommunications Deutschland GmbH, accounted for 46%, 13% and 10%, respectively, of Carrier1's total revenues during that period. One new customer, Mobilcom AG, may account for up to 30% of Carrier1's revenues in the near term. Carrier1's agreement with MobilCom is for an initial term of twelve months, ending December 2, 1999, and will be renewed automatically unless cancelled. The agreement employs usage-based pricing and does not provide for minimum volume commitments by MobilCom.

SALES

    Carrier1 has an internal sales force focused on marketing services to wholesale customers. Carrier1 currently has sales representatives in Amsterdam, Frankfurt, London, New York, Milan, Paris, Stockholm and Zurich. The heads of these sales offices have extensive telecommunications-related marketing and sales experience, as well as strong customer relationships, in the geographic markets in which they are located. Carrier1 intends to hire additional sales executives as it increases the number of its offices and expands its existing sales efforts. Carrier1 will continue to seek personnel with a high degree of experience in and knowledge of the local telecommunications markets in which they will be working.

    Currently, the Frankfurt sales office functions as the regional head office covering German-speaking Europe and Eastern Europe; the Paris sales office functions as the regional head office for France; New York functions as the regional sales center for North America; Stockholm functions as the regional sales center for Denmark, Finland, Norway and Sweden; Milan functions as the regional sales center for Italy; the London sales office functions as the regional head office for all English-speaking countries in Europe; and the Amsterdam sales office functions as the regional head office for the Benelux countries. Customers who do not, for one reason or another, fit within a particular region are covered by the Zurich sales office.

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Carrier1 expects its regional strategy will permit it to keep operating costs down until traffic volumes in various other locations in Europe are large enough to justify establishing sales offices in such locations.

    Carrier1 also has sales people specializing in data who work out of the London, Frankfurt, Paris and Amsterdam sales offices. These data specialists focus on marketing to ISPs and other customers whose needs are primarily or exclusively data-oriented. They also work with other members of the sales force in marketing a package of voice and data services as required by customer demand.

    Carrier1 currently has a limited number of customers, enabling it to provide each prospective or actual customer with personalized account management. Furthermore, in comparison to the mass retail market, the wholesale telecommunications market has a relatively small number of customers. Carrier1 expects that this market characteristic will permit it to continue to provide personalized account management even as the number of its customers continues to grow.

PRICING

    Carrier1's agreements with its voice customers are typically for an initial term of twelve months and will be renewed automatically unless cancelled. They employ usage-based pricing and do not provide for minimum volume commitments by the customer. Carrier1 expects to generate a steady stream of voice traffic by providing high-quality service and superior customer support. Carrier1's data services are charged, depending on service type, either at a flat monthly rate, regardless of usage, based on the line speed and level of performance made available to the customer, or on a usage basis, with no minimum volume commitment by the customer. Initially, the majority of Carrier1's data contracts were usage-based. Since March 31, 1999, Carrier1 has migrated to offering usage-based data pricing only in combination with data contracts that have a fee-based component that guarantees minimum revenue, in order to encourage usage of its network services by its data customers. Carrier1's agreements with its data customers are generally for a minimum term of twelve months, although Carrier1 may seek minimum terms of two years or more for agreements providing for higher line speeds.

    Currently, voice and data services are both priced competitively and Carrier1 emphasizes quality and customer support, rather than offering the lowest prices in the market. The rates charged to voice and data customers are subject to change from time to time. Carrier1 will also vary pricing on its routes as a traffic management tool. Carrier1 initially priced its data services at a discount to its competitors to build rapidly its customer base. Carrier1 expects to experience declining revenue per billable minute for voice traffic and declining revenue per Mb for data traffic, in part as a result of increasing competition. Carrier1 believes, however, that the impact on its results of operations from such price decreases will be at least partially offset by decreases in its cost of providing services and increases in its voice and data traffic volumes.

COMPETITION

    The European telecommunications industry is highly competitive, and the liberalization it is currently undergoing is rendering it increasingly more so. The opening of the market to new telecommunications service providers, combined with technological advances that greatly augment the transmission capacity of circuits at a relatively small incremental cost, has resulted in significant reductions in retail and wholesale prices for voice services. Prices declined significantly during 1998, and Carrier1 expects prices to continue to decline. While decreasing prices are fueling growing demand for bandwidth, they are also narrowing gross profit margins on long distance voice traffic. Carrier1's ability to compete successfully in this environment will be highly dependent on its ability to generate high traffic volumes from its customers while keeping its costs of services low. Prices for data services remain relatively high in Europe. However, the United States market for data services has been experiencing downward pressure on prices, and Carrier1 expects comparable price decreases in the European data market over the next few years as competition increases. As prices for data services decline, Carrier1's ability to compete successfully in the

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data market will be highly dependent on its ability to attract and retain enough customers and keep its cost base low.

    In voice services, Carrier1 has two main categories of competitors. The first is the group of large established carriers, consisting of incumbent telephone operators and affiliated companies, that offer a wide range of wholesale services in addition to their retail services. This group includes AT&T, British Telecom, the KPN Telecom/Qwest Communications International Inc. alliance, Cable & Wireless, Global One (a joint venture of Deutsche Telekom, France Telecom and Sprint Corp.), MCI WorldCom, Inc., Tele Danmark A/S, Teleglobe Inc., Unisource N.V. and Telecom Italia S.P.A. The second category comprises new entrants to the telecommunications market that provide wholesale services. This group includes Pacific Gateway Exchange Inc., FaciliCom International, Inc., Hermes, STAR Telecommunications, Inc., Viatel, Telegroup Inc., and RSL Communications Ltd. Hermes owns 75% of Ebone, a large European backbone provider.

    In data services, Carrier1's main competitors are Ebone, UUNet and Qwest Communications International Inc., all of which have an established customer base and either a significant European infrastructure or strong connectivity to the United States through various peering arrangements. Carrier1 believes that, if the quality of the service is consistently high, data customers will typically renew their contracts because it is costly and technically burdensome to switch carriers.

    Carrier1 is a wholesale carrier and, while it does not compete directly with the incumbent telephone operators or other carriers for end-users, it is entering a rapidly developing market in which companies traditionally focused on the retail sector are beginning to sell to the wholesale market and owners of infrastructure are beginning to provide services as well as capacity at both the retail and wholesale level. In addition, many of Carrier1's competitors are larger enterprises with greater financial resources than Carrier1, and accordingly may be able to deploy more extensive networks or may be better able to withstand pricing and other market pressures.

    A number of Carrier1's competitors are devoting significant resources to the provision of European telecommunications services to carriers and other service providers, including through the construction of their own networks. Those wholesale providers that own a European infrastructure will benefit from a lower cost base than Carrier1, at least initially, and it will be essential for Carrier1 to lower its cost base as quickly as possible to compete effectively with them. Furthermore, those wholesale carriers that have successfully negotiated interconnection agreements with the relevant incumbent telephone operators or peering arrangements with other Internet backbone providers, as applicable, will also have a lower cost structure than Carrier1 and will, therefore, be in a better position to compete on the basis of price than Carrier1, until Carrier1 enters into such agreements.

    Carrier1 competes with a number of incumbent telephone operators. In many European countries, the incumbent telephone operator controls access to local networks and has significant operational economies, including a large national network, and existing operating agreements with other incumbent telephone operators. Moreover, incumbent telephone operators generally have close ties with national regulatory authorities, which have, in some instances, shown reluctance to adopt policies and grant regulatory approvals that would result in increased competition for the local incumbent telephone operator. In addition, many of Carrier1's non-incumbent competitors are associated with incumbent telephone operators and such incumbents may be more likely to provide transmission capacity on favorable terms and direct excess traffic to their related carriers than to Carrier1. However, Carrier1 believes that such affiliations may be more of a hindrance than a benefit. The incumbent telephone operators are more focused and dependent on traditionally structured retail services, and are less responsive to the dynamics of the wholesale market and the growth of the data market. Furthermore, the incumbent telephone operators are resisting the new pricing and services rationales created by low cost alternative infrastructure and European Commission mandated changes in interconnection tariffs as these threaten to accelerate the collapse of traditional ARM based services which have historically been a major

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source of profitability for the incumbent telephone operators. Therefore, while the incumbent telephone operators cannot afford to completely ignore the development of new service markets, they may perceive a short term interest in slowing the pace of their growth, with the result of incumbent telephone operators treating their affiliates more as competitors than as partners.

    Other factors contributing to the competitiveness of the wholesale carrier market are:

    - Basic voice carrier services are not highly differentiated, and switching carriers is not costly. Voice customers can easily redirect their traffic to another carrier, and certain customers may do so on the basis of even small differences in price.

    - Network buildout costs are high, creating an incentive for wholesale carriers that have built their network to lower prices so as to increase volume and maximize utilization rates.

    - New networks are being built to provide significant additional capacity, creating further downward pressure on prices.

    Many of Carrier1's competitors, however, are also potential customers. For example, carriers with their own infrastructure may have excess traffic that wholesale carriers such as Carrier1 can carry. Furthermore, Carrier1 may, in certain instances, be able to provide less expensive routing for certain destinations and may therefore carry traffic over those particular routes. It is customary industry practice for carriers and other telecommunications service providers to use a number of wholesale voice service providers. Accordingly, Carrier1 need not be a customer's sole wholesale voice carrier but may be one of three or four selected.

GOVERNMENT REGULATION

    The following discussion summarizes the material aspects of the regulatory frameworks in certain regions in which Carrier1 currently operates or plans to operate in the near future. This discussion is intended to provide a general overview of the more relevant regulations and Carrier1's current regulatory posture in the most significant jurisdictions in which Carrier1 operates and expects to operate. It is not intended as a detailed description of the entire regulatory framework applicable to Carrier1.

    OVERVIEW

    Increasing regulatory liberalization in many countries' telecommunications markets now permits more flexibility in the way Carrier1 can provide infrastructure and services to its customers. The recent steps of the European Union to implement full liberalization, as well as the World Trade Organization (the "WTO") Basic Telecom Agreement (the "WTO Agreement"), have significantly reduced most if not all regulatory barriers to entry in the markets in which Carrier1 intends to operate. However, national regulatory frameworks within the European Union that are fully consistent with the policies and requirements of the European Union and the WTO have only recently been, or are still being, put in place in many member states.

    Various directorates of the European Commission, including Directorate General ("DG") XIII (telecommunications and information services) and DG IV (competition), have had an active role in overseeing the implementation of recently adopted European Union directives. These directorates have, on their own initiative or upon formal or informal complaint by interested parties, sought to ensure consistent implementation and interpretation of various key European Union directives, including in particular those relating to licensing and interconnection.

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    The principal telecommunications operators in many European Union member states, including in particular the United Kingdom and most Scandinavian countries, have generally accepted market liberalization and have acted accordingly in their dealings with new entrants. In other markets, Carrier1 and other new entrants face less open and independent regulatory environments and hence more protracted and difficult procedures to obtain licenses and negotiate interconnection agreements. Carrier1 believes that the current overall regulatory climate in the European Union is favorable to development of new infrastructure and services by new entrants, and that potential restrictions on its operations will become less onerous as national regulatory frameworks within the European Union become more uniform and begin to converge with those in the countries with fully liberalized regulatory policies such as the United States. However, Carrier1 is unable to predict with certainty the precise impact of regulatory requirements and restrictions on its implementation of its business strategy or on its financial performance.

    WTO AGREEMENT

    The regulation of the European Union telecommunications industry is subject to certain multilateral trade rules and regulations. Under the WTO Agreement, concluded on February 15, 1997, 69 countries comprising more than 90% of the global market for basic telecommunications services agreed to permit competition from foreign carriers and adopt regulatory measures designed to protect telecommunications providers against anticompetitive behavior by incumbent telephone operators. In addition, 59 of these countries have subscribed to specific pro-competitive regulatory principles.

    The WTO Agreement became effective on February 5, 1997 and for most signatory countries (including ten European Union member states) the commitments took effect on January 1, 1998. Although there may be substantial implementation delays, Carrier1 believes that the WTO Agreement will increase opportunities for Carrier1 and its competitors. However, the precise scope and timing of the implementations of the WTO Agreement remain uncertain and there can be no assurance that the WTO Agreement will result in beneficial regulatory liberalization.

    EUROPEAN UNION

    In an effort to promote competition and efficiency in the European Union telecommunications market, the European Commission and the European Council have in recent years issued a series of directives establishing basic principles for the liberalization of such market. The general framework for this liberalized environment has been set out in the European Commission's Services Directive, adopted in 1990, and its subsequent amendments, including the Full Competition Directive, adopted in March 1996. These directives require most European Union member states to permit competition in all telecommunications services, and had set January 1, 1998 as the date by which all restrictions on the provision of telecommunications services and telecommunications infrastructure were to be removed. These directives have been supplemented by various harmonizing directives, including primarily the Licensing Directive and the Interconnection Directive, adopted in 1997.

    The Licensing Directive established a common framework for the granting of authorizations and licenses related to telecommunications services. It permits European Union member states to establish different categories of licenses for providers of infrastructure and services, but requires the overall scheme to be transparent and non-discriminatory. The Interconnection Directive requires European Union member states to remove restrictions preventing negotiation of interconnection agreements, ensure that interconnection requirements are non-discriminatory and transparent, and ensure adequate and efficient interconnection for public telecommunications networks and publicly available telecommunications services. It also requires that interconnection be cost-based and supported by a cost accounting system that telecommunications operators with significant market power are expected to put in place under the supervision of national regulatory agencies.

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
    In October 1997, the European Commission issued a consultative document supporting the imple-mentation of long run incremental cost ("LRIC") principles as a basis for interconnection pricing. This document also sets forth interconnection pricing benchmarks reflecting current interconnection agreements in European Union member states. The European Commission believes such benchmarks should be relied upon pending the adoption of accounting systems and interconnection rates based on LRIC principles. These guidelines have become an important reference point in commercial negotiations between new entrants and incumbent telephone operators.

    The European Commission's consultative paper also proposes that European Union member states permit cross-border interconnection between a national telecommunications operator and an operator that does not have a local point of presence and that is established and licensed in another member state on the basis of interconnection arrangements that do not discriminate between cross-border and national operators. Carrier1 believes that the European Commission's stance with respect to cross-border interconnection may not be sufficiently supported by some national regulatory agencies as it is not yet set forth in a binding directive. Nevertheless, Carrier1 may seek cross-border interconnection in those countries in which it does not have a point of presence. However, there can be no assurance as to when or if Carrier1 will be successful as no operational arrangements have been made or other steps taken to implement cross-border interconnection.

    Several European Union member states have chosen to apply the provisions of the Interconnection Directive within their jurisdictions in such ways as to give more favorable treatment to infrastructure providers and network operators than to carriers and resellers that have made no infrastructure investment. Such distinctions must be objectively justified on the grounds of the type of interconnection provided or because of relevant licensing conditions. The Licensing Directive does not provide a clear definition of an infrastructure investment, and many European Union member states have adopted inconsistent approaches with respect to the level and type of infrastructure investment required to justify differences in interconnection charges. While Carrier1 believes that the European Commission will seek to minimize these disparities in national interconnection policies, there can be no assurance that these disparities can be eliminated or significantly reduced or that any such differences in regulatory treatment will not have a material adverse effect on Carrier1. To the extent incumbent telephone operators deny or delay granting Carrier1 interconnection, even if only for a limited period of time, in any of the countries in which Carrier1 has or will have points of presence, Carrier1 will be forced to terminate traffic through refile or resale agreements with other carriers, resulting in higher costs. Furthermore, if interconnection is not granted at the most competitive rate (i.e., the rate for operators and infrastructure providers), Carrier1's termination costs will be higher than those of competitors which have implemented such interconnect agreements.

    REGULATORY STATUS

    The following discussion summarizes Carrier1's assessment of the regulatory situation in the major markets in which it expects to operate in the next several years.

    UNITED KINGDOM. The Telecommunications Act 1984 provides a licensing and regulatory framework for telecommunications activities in the United Kingdom. The United Kingdom has already liberalized its market to meet or even exceed the requirements of the Full Competition Directive, and most restrictions on competition have been removed in practice as well as in law.

    Carrier1 currently has been granted an international simple voice services resale license and an international facilities license that allows it to own indefeasible rights of use and to lay cable for international services. Carrier1 will not need any additional licenses as long as it does not connect end-users systems directly to its network. Carrier1 has obtained a switched access number which has been implemented with British Telecom. This access number enables Carrier1 to allow switchless resellers to offer switched access services directly to their customers in the United Kingdom.

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
    In the United Kingdom, entities with "relevant connectable systems" status are entitled to request and receive interconnection from those operators that have been determined to be "well established operators." British Telecom and Kingston Communications International Ltd. have been so determined for all services and Cable & Wireless has been so determined in respect of international services on virtually all routes. Carrier1 currently has implemented interconnection agreements with Cable & Wireless and British Telecom. In addition, Carrier1 has entered into interconnection agreements with other telecommunications operators in the United Kingdom to route traffic to locations not directly served by Carrier1.

    The current liberal regulatory climate in the United Kingdom has encouraged the rapid development of new operators that are available to interconnect with Carrier1 or to be served by Carrier1 as customers for its wholesale service offerings. London, along with New York, has become one of the major international centers for refiling of traffic among international telecommunications service providers. Overall, Carrier1 has not encountered significant interconnection barriers in the United Kingdom.

    UNITED STATES. In June 1998, Carrier1 obtained a Section 214 authorization to provide international telecommunications services to all locations around the world. Carrier1 will be subject only to various reporting obligations with respect to its current operations in the United States.

    Under the terms of recent Federal Communications Commission (the "FCC") orders relating to international settlement rates, the terms of its Section 214 authorization and the WTO Agreement, Carrier1 will be expected to settle its international switched traffic at or below the level of the international rate benchmarks prescribed by the FCC. It would also have to obtain prior FCC approval to resell leased lines in any country in which it might operate with an affiliated carrier with market power. However, Carrier1 does not expect that any current or currently anticipated FCC regulatory requirement would materially limit its commercial or operational flexibility.

    The FCC has taken an active role in opening competition on an international basis and has been involved in a longstanding effort to lower international accounting rates on a world-wide basis. Although the FCC has implemented the WTO Agreement and no longer bases its international licensing determinations specifically on whether international markets are open on a fully reciprocal and comparable basis to U.S. telecommunications operators, it continues to monitor competitive developments in international markets in order to assess whether any restrictive practices with respect to international service arrangements or rates might have an adverse or distorting impact on competition in the U.S. domestic telecommunications market. In addition, the FCC as well as various executive branch agencies of the U.S. government have taken an active posture with respect to the full implementation of market-opening commitments made in connection with the WTO Agreement, and have from time to time taken positions against potential restrictive regulatory practices by national regulators or operators in the European countries in which Carrier1 intends to operate.

    Carrier1 has experienced no difficulties in negotiating interconnection agreements with U.S.-based telecommunications operators. These arrangements permit Carrier1 to extend its services into the U.S. domestic market as well as to terminate traffic worldwide. In addition, refiling arrangements available in the United States can often be a very cost-effective basis for terminating traffic in European Union markets that are not directly served by Carrier1's own infrastructure. Depending on market conditions, such arrangements represent a viable alternative to refiling through the United Kingdom.

    GERMANY. The German Telecommunications Act of July 25, 1996 provided for the liberalization of all telecommunications activities by January 1, 1998. The German Telecommunications Act has been complemented by several ordinances concerning, among other things, license fees, rate regulation, interconnection, universal service, frequencies and customer protection. The German telecommunications sector is currently overseen by a new Regulatory Authority for Telecommunications and Post that operates under the aegis of the Ministry of Economics and has taken over the regulatory responsibilities of the now disbanded Ministry of Post and Telecommunications.

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
    Under the German Telecommunications Act, licenses can be issued for different types of infrastructure as well as for the provision of services based on transmission lines provided by other service providers. Carrier1 has been issued a nationwide Class 4 license for the provision of voice telephony services and a Class 3 infrastructure license to construct fiber optic cables. Carrier1 has obtained amendments to its infrastructure licenses to authorize the geographic extension of its network. Carrier1 does not anticipate any difficulty in obtaining any further required amendments. On October 30, 1998, the German regulator ruled, in a case filed by Carrier1 against Deutsche Telekom, that Deutsche Telekom had to interconnect with Carrier1 at the two points of interconnect requested by Carrier1 within three months after the ruling. This ruling is currently being implemented by both parties and is based on a condition that Carrier1 will be installing an additional 11 points of interconnection with Deutsche Telekom when it deploys its German Network by the end of 1999. Carrier1 recently signed an interconnection agreement with Deutsche Telekom that adds ten points of interconnection to the 13 points that Carrier1 has already arranged. Both parties are working to implement this interconnection agreement by the first quarter of 2000. See "--Network--Planned Network Deployment--The German Network." In the event that Carrier1 does not install such additional points of interconnection anticipated by the ruling and Carrier1's business plans, the pricing of its interconnection arrangements with Deutsche Telekom may have to be renegotiated. There can be no assurance that any new pricing terms would be as favorable to Carrier1 as those provided by the ruling. Furthermore, the German regulator recently concluded a public consultation indicating that Deutsche Telekom may charge a higher interconnect rate to those operators who only interconnect at one point of interconnect. This conclusion, however, still needs to be implemented into law.

    Carrier1 has initiated discussions with Deutsche Telekom relating to the installments of its points of interconnection. Though Carrier1 believes that these discussions are generally proceeding in a satisfactory fashion, there have been a number of disputes over the availability, and timing of delivery, of interconnection capabilities requested by Carrier1. Though Carrier1 intends to pursue such disputes with Deutsche Telekom and the German regulator, it does not currently anticipate that there is likely to be any significant adverse impact on its plans to provide service in Germany in accordance with its business plans. Carrier1 has obtained a switched access number and has implemented it with Deutsche Telekom. This access number enables Carrier1 to allow switchless resellers to offer switched access services directly to their customers in Germany.

    FRANCE. In July 1996, legislation was enacted providing for the liberalization of all telecommunications activities in France by January 1, 1998. The establishment and operation of public telecommunications networks and the provision of voice telephony services are subject to individual licenses granted by the Minister in charge of telecommunications upon recommendation of the Autorite de Regulation des Telecommunications ("ART"), France's new independent regulatory agency.

    Carrier1 has received an L-33.1 license (governing public telecommunications network operators) and an L-34.1 license (governing voice telephony providers). The interconnection tariffs of France Telecom, which have been officially approved by the ART, provide substantially more favorable interconnection rates for public telecommunications network operators than for voice telephony providers. Telephony providers are charged interconnection rates that can be as much as 30% higher than rates charged to public telecommunications network operators. An L-34.1 license allows an operator to terminate traffic nationwide via interconnect only if it connects in all 18 interconnect regions, whereas an L-33.1 license allows an operator to terminate traffic nationwide via interconnect at only one point.

    Carrier1 believes that the dual pricing system engaged in by France Telecom is discriminatory and not founded on a cost-based differentiation and thus violates the terms of the WTO Agreement as well as provisions of various relevant European Union directives. Nevertheless, any process initiated by Carrier1 against France Telecom's practices with the European Union or the WTO, even if successful, might well be costly and time consuming, and Carrier1 is not able to predict with certainty the timing and eventual resolution of any legal challenge over interconnection rates.

    Carrier1 is currently implementing an interconnection agreement with France Telecom. Carrier1 expects to complete this implementation by October 1999.

    In France, the ART implements an extra charge (cost per minute) to finance the cost of a universal service fund. The total amount of this universal service fund was $1 billion for 1998 and has been challenged by new entrants in the French market, who have filed a complaint with DG IV, the European Union's competition directorate. Carrier1 is unable to estimate at this time the impact of the proposed universal service program if implemented on its operating margins. Carrier1 intends to apply to the French regulator to obtain a switched access number in order to enable Carrier1 to allow switchless resellers to offer switched access services directly to their customers in France.

    BELGIUM. In December 1997, the Belgian parliament provided for full liberalization of the provision of telecommunications services. The Telecommunications Act and secondary legislation are not yet complete.

    Under the current licensing scheme, applicants for a telecommunications network operator license such as Carrier1 must agree to make a minimum amount of infrastructure investment or install a minimum amount of fiber optic capacity within three years, as well as make a contribution to the advancement of technological processes by investing an amount equal to 1% of net revenue to fund research and development activities. Carrier1 has filed an application to become a network operator with respect to which regulatory action by the Belgian national regulator, the Belgian Institute for Postal Services and Telecommunications ("BIPT"), is expected by July 1999. As Carrier1 plans to acquire dark fiber in Belgium, it expects to be granted an infrastructure license.

    Carrier1 is currently implementing an interconnection agreement with Belgacom S.A., Belgium's incumbent telephone operator. Carrier1 expects to complete this implementation by December 1999. The interconnection tariffs of Belgacom provide more favorable rates for infrastructure providers and network operators than for switch-based carriers and resellers. Carrier1 expects to qualify for these more favorable rates. However, the outcome of Carrier1's efforts with respect to its interconnection arrangements may depend in part upon deliberations concerning the requirements for a network operator license as well as ongoing Belgian regulatory determinations.

    The Belgian telecommunications law also provided for the establishment of a universal service fund, to be managed by BIPT, to which operators would be required to contribute in proportion to their revenues from the Belgian market. However, the fund is not to be activated before the year 2000, by which time the BIPT is required to determine the aggregate payment to support universal service. Carrier1 is unable to estimate at this time the impact of any potential universal service payments on the overall cost of terminating its customers' calls in Belgium.

    ITALY. In 1997, Italian authorities enacted a legislative framework for the full liberalization of telecommunications services by January 1, 1998. This framework has yet to be implemented by a number of necessary decrees. Major uncertainties remain with regard to the rules applicable to interconnection. No assurance can be provided as to the timing or manner in which Carrier1 will be able to benefit from full liberalization in Italy. Carrier1 has obtained both infrastructure and service licenses.

    In August 1998, Telecom Italia published its Reference Interconnect Offer (the "RIO"), which has been amended recently due to decisions by the Italian regulator. The RIO now allows interconnection at one point of interconnect and brought interconnection rates down to a level much closer to the European Union benchmarks. Carrier1 has signed an interconnection agreement with Telecom Italia.

    In Italy, providers of network infrastructure and switched voice services as well as national mobile operators must contribute to a universal service fund. Such a requirement is to take effect in 1999 provided that Telecom Italia can demonstrate on the basis of audited reports that its universal service obligations impose on it net losses. Even in these circumstances, the Italian regulator can exempt new entrants from an obligation to contribute to such a universal service fund. Both the Italian competition agency and the

European Commission are likely to recommend such an exemption scheme to the Italian regulator. However, Carrier1 cannot assess at this time any possible impact of any such universal service obligations on its operating margins.

    THE NETHERLANDS. The Netherlands liberalized voice telephony in July 1997. Legislation to implement the requirements of the Full Competition Directive has been enacted.

    Carrier1 has obtained the necessary authorization to provide in The Netherlands the services included in its business plans. Though Carrier1 is entitled under its authorization to acquire existing dark fiber transmission capacity, it would be required to obtain additional authorization to obtain rights of way and construct its own infrastructure. In addition, it may also be required to obtain additional approvals in the event that it were to decide to market services to end users directly connected to Carrier1's network rather than provide services on a wholesale basis as currently anticipated. However, Carrier1 does not expect that there would be any significant difficulty in obtaining such approvals.

    Carrier1 has implemented an interconnection agreement with KPN Telecom and it has obtained a switched access number from the Dutch regulator.

    SWITZERLAND. A new Telecommunications Act went into effect on January 1, 1998, together with ordinances containing more detailed regulations covering telecommunications services, frequency management, numbering, terminal equipment and license fees. The new Telecommunications Act provides for liberalization of the Swiss telecommunication market as of January 1, 1998.

    Carrier1 has obtained the necessary authorization to provide services in Switzerland. Although Switzerland is not a member of the European Union and accordingly European Union directives do not apply, the Swiss regulatory agency, Bakom, generally follows European Union policies and directives. Switzerland is a party to the WTO Agreement as well, and Carrier1 expects that the national regulatory body will follow the general principles and policies embedded in the WTO Agreement.

    Carrier1 signed an interconnection agreement with Swisscom which has been implemented, and it has obtained a switched access number.

    AUSTRIA. A new Telecommunications Act came into effect on January, 1, 1998, together with ordinances providing more detailed regulations on telecommunications services, interconnection and numbering. Carrier1 obtained the necessary licenses in Austria.

    The interconnection rules provide for cost-based interconnection rates for every licenseholder, without distinction between infrastructure owners and resellers. Carrier1 signed an interconnection agreement with PTA (the Austrian incumbent telephone operator) which has been implemented. It has also obtained a switched access number from the Austrian regulator.

    SPAIN. The Spanish government implemented the full liberalization of public switched telephone services on December 1, 1998. Prior to full liberalization, a second telecommunications operator was authorized to compete with Telefonica de Espana, S.A., and a third national voice telephony license was granted in May 1998. Cable television operators are expected to apply for licenses to provide voice telephony services. In addition, a third license for a mobile telecommunications operator was granted in June 1998. Carrier1 expects to be able to provide services on a wholesale basis to these newly authorized operators.

    Carrier1 expects to file an application to provide infrastructure and services in Spain in the first half of 1999. It will need a license and an interconnection agreement by early 2000 when it plans to install a point of presence in Spain.

    SWEDEN, DENMARK, FINLAND, NORWAY, AND IRELAND. Carrier1 is or may be planning to provide services in a number of countries including Sweden, Denmark, Finland, Norway, and Ireland which have adopted a liberal approach to authorizing new service providers.

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
    In Norway, new service providers must register with the national regulator, and in Finland and Sweden, a similar notification procedure is required to authorize new service providers. In Denmark, services and infrastructure can be provided by new entrants on the basis of a class license requiring no registration, notification, or prior approval procedures involving the national regulator. Carrier1 has complied with the applicable procedures in each of these countries.

    Carrier1 has entered into interconnection agreements with Tele Danmark in Denmark and Telia in Sweden, but has not yet opened discussions with the main national operators in Finland and Norway. In all of the above-mentioned countries, it expects that interconnection arrangements will be implemented when its points of presence become operational in these countries. Carrier1 has obtained a switched access number in Finland, and it has applied for such numbers in Sweden, Denmark and Norway.

    Any new service provider must obtain a license to provide services in Ireland. Carrier1 has received such a license. Carrier1 expects that an interconnection agreement with Telecom Eireann will be implemented when its point of presence in Dublin is operational.

    OTHER COUNTRIES. Carrier1 will also be able to provide service through direct operating agreements with correspondent telecommunications operators in countries where it has not been directly authorized to provide services. As a consequence of its having obtained the status of a recognized operator agency under the rules of the International Telecommunications Union, Carrier1 will negotiate such correspondent agreements with foreign telecommunications operators in circumstances where such agreements will result in lower termination costs than might be possible through refile arrangements. See "--Network--Existing and Planned Traffic Termination Agreements."

EMPLOYEES

    As of December 31, 1998, and March 31, 1999, Carrier1 employed 53 and 73 people, respectively. None of Carrier1's employees is represented by a labor union or covered by a collective bargaining agreement. Carrier1 believes that relations with its employees are good.

PROPERTIES

    Carrier1 leases certain office and other space under operating leases and subleases that expire at various dates, including a lease of Carrier1 International GmbH's 762 square meter headquarters in Zurich, Switzerland, which expires in 2003.

    Carrier1's aggregate rent expense was $1,097,000 for the period from Inception to December 31, 1998.

LEGAL PROCEEDINGS

    Carrier1 may, from time to time, be a party to litigation that arises in the normal course of its business operations. Carrier1 is not presently a party to any such litigation that Carrier1 believes would reasonably be expected to have a material adverse effect on its business or results of operations.

ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES

    Carrier1 International is a societe anonyme organized under the laws of the Grand Duchy of Luxembourg. Carrier1 International is a holding company that conducts its operations primarily through other European companies. In addition, certain members of Carrier1's board, all of its executive officers and certain of the experts named herein are residents of countries other than the United States. A substantial portion of Carrier1's assets and the assets of such non-resident persons are located outside the United States. As a result, it may not be possible for investors to:

    - effect service of process within the United States upon Carrier1 or such persons; or

    - enforce against Carrier1 or such persons in U.S. courts judgments obtained in such courts predicated upon civil liability provisions of the federal securities laws of the United States.

    There is doubt as to whether the courts of Luxembourg would recognize jurisdiction of the U.S. courts in respect of judgments obtained in those courts in actions against Carrier1 or such directors and officers, as well as certain of the experts named herein, and as to whether Luxembourg courts would enforce judgments of U.S. courts predicated upon the civil liability provisions of the U.S. federal or state securities laws. There is also doubt as to whether Luxembourg courts would admit original actions brought under the U.S. securities laws. In addition, certain remedies available under the U.S. federal or state laws may not be admitted or enforced by Luxembourg courts on the basis of being contrary to Luxembourg's public policy. Carrier1 cannot assure investors that they will be able to enforce any judgment against it, certain members of its board, its executive officers or certain of the experts named herein, including judgments under the U.S. securities laws.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND OTHER KEY EMPLOYEES

    The following table sets forth certain information with respect to the directors, executive officers and other key employees of Carrier1 as of December 31, 1998.

NAME                                                       AGE                     POSITION WITH CARRIER1
-----------------------------------------------------      ---      -----------------------------------------------------
Stig Johansson.......................................          56   Chief Executive Officer, President of Carrier1 and
                                                                      Director of Carrier1 International
Eugene A. Rizzo......................................          47   Vice President, Sales and Marketing
Terje Nordahl........................................          51   Chief Operating Officer
Joachim W. Bauer.....................................          54   Chief Financial Officer
Kees van Ophem.......................................          36   Vice President, Purchase and General Counsel
Neil E. Craven.......................................          30   Vice President, Business Development
Phil Poulter.........................................          48   Managing Director of Sales, United Kingdom and
                                                                      Ireland
Edward A. Gross......................................          40   Managing Director of Sales, Germany, Austria and
                                                                      Switzerland
Isabelle Russier.....................................          34   Managing Director of Sales, France
Marcus J. Gauw.......................................          38   Managing Director of Sales, Internet
Gustav Schaefer......................................          43   Managing Director of Sales, Benelux
Carlos Colina........................................          46   Manager, Carrier Sales--North America
Rick Mikolajczuk.....................................          49   Project Director, Network Build
Glenn M. Creamer.....................................          36   Director of Carrier1 International
Jonathan E. Dick.....................................          40   Director of Carrier1 International
Mark A. Pelson.......................................          36   Director of Carrier1 International
Victor A. Pelson.....................................          61   Director of Carrier1 International
Thomas J. Wynne......................................          58   Director of Carrier1 International

    STIG JOHANSSON has served as a director of Carrier1 International since August 1998 and as Carrier1's Chief Executive Officer and President since March 1998 and has more than 30 years of experience in the telecommunications industry. Prior to founding Carrier1, Mr. Johansson was President of Unisource Carrier Services AG ("Unisource Carrier Services") from September 1996 until February 1998, where he was responsible for transforming Unisource Carrier Services from a network development and planning company into a fully commercial, wholesale carrier of international traffic. Mr. Johansson was a member of Unisource N.V.'s supervisory board from 1992 until 1996. Prior to joining Unisource Carrier Services, Mr. Johansson worked for Telia AB ("Telia"), the Swedish incumbent telephone operator, where he was most recently Executive Vice President. During his 26 years at Telia, Mr. Johansson held a variety of positions. He began in 1970 working in engineering operations and rose to head of strategic network planning (1977), general manager of the Norrkoping Telecom region (1978), head of CPE-business division (1980), executive vice president and marketing director of Televerkit/Telia AB (1984) and Executive Vice President responsible for Telia's start-up operations in the Nordic countries and the United Kingdom (1995). He was a member of Telia's corporate management board from 1985 to 1996. Mr. Johansson holds a Master's degree in Business Economics from Hermods Institut, Sweden and a degree of Engineer of Telecommunications from Lulea College, and he completed a senior executive business course at IMD in Lausanne, Switzerland. He is a citizen of Sweden.

    EUGENE A. RIZZO has served as Carrier1's Vice President, Sales and Marketing since March 1998 and has over 21 years of experience in international sales and marketing and 10 years of experience in the telecommunications industry. From 1993 to 1998, Mr. Rizzo managed sales and marketing groups for several affiliates of Unisource NV, including Unisource Carrier Services and AT&T-Unisource

Communications Services ("AT&T-Unisource"), an international joint venture between AT&T Corp. ("AT&T") and Unisource NV. Prior to joining Unisource, Mr. Rizzo held various marketing and management positions with International Business Machines Corporation ("IBM"), Wang Laboratories, Inc. and Tandem Computers Inc. ("Tandem"). While at Tandem, Mr. Rizzo assisted in the start-up of Tandem's European Telco Group. Mr. Rizzo holds a Master of Business Administration degree from the University of Massachusetts. He is a citizen of the United States.

    TERJE NORDAHL has served as Carrier1's Chief Operating Officer since March 1998 and has 25 years of experience in telecommunications operations. Mr. Nordahl also has extensive experience in the computer and data industry. As a Managing Director at Unisource Business Networks BV ("Unisource Business Networks") from 1997 to 1998, he established and built the Unisource Business Data Network in Norway. From 1995 to 1997, Mr. Nordahl was President of Telia AS (Norway), Telia's subsidiary in Norway, where he supervised the building of an ATM backbone network with integrated voice and data services. Mr. Nordahl worked closely with Nortel on this project. From 1993 to 1995, Mr. Nordahl established and operated Creative Technology Management AS ("CTM"), which provided business development services for government and industrial organizations. Prior to establishing CTM, Mr. Nordahl held engineering, development and marketing positions with various companies, including IBM and telecommunications companies affiliated with Ericsson (L.M.) Telephone Co. and ITT Corp. Mr. Nordahl holds a Bachelor of Science degree from Heriot-Watt University, Edinburgh and has completed the INSEAD Advanced Management Program. He is a citizen of Norway.

    JOACHIM W. BAUER has served as Carrier1's Chief Financial Officer since March 1998 and has five years of experience in the telecommunications industry. From 1994 to 1998, Mr. Bauer served as Chief Financial Officer of Unisource Carrier Services. Before joining Unisource Carrier Services, Mr. Bauer held various management positions with IBM and its affiliates, including Controller of IBM (Switzerland). Mr. Bauer graduated from a commercial school in Zurich, was educated at IMEDE business school, Lausanne, Switzerland, and completed the senior executive program of the Swiss Executive School (SKU). Mr. Bauer holds a Certified Diploma in Accounting and Finance (CPA). He is a citizen of Germany.

    KEES VAN OPHEM has served as Carrier1's Vice President, Purchase and General Counsel since March 1998, with responsibility for interconnection, licensing and legal affairs. Mr. van Ophem has seven years of experience in the telecommunications industry. Prior to joining Carrier1, he was Vice President Purchase and General Counsel for Unisource Carrier Services from 1994 to 1998 and was on its management board from its inception in early 1994. From 1992 to 1994 Mr. van Ophem served as legal counsel to Royal PTT Nederland NV (KPN) ("KPN"), with responsibility for the legal aspects of its start-up ventures in Hungary, Bulgaria, Czech Republic and Ukraine and the formation of Unisource Carrier Services. Prior to joining KPN, Mr. van Ophem worked at law firms in Europe and the United States. Mr. van Ophem holds a Juris Doctorate degree from the University of Amsterdam and, as a Fulbright scholar, a Master of Laws degree in International Legal Studies from New York University. He is a citizen of The Netherlands.

    NEIL E. CRAVEN has served as Carrier1's Vice President, Business Development since March 1998 and has five years of experience in the telecommunications industry. From 1995 to 1998, Mr. Craven was a member of the management team at Unisource Carrier Services, initially responsible for Corporate Strategy and Planning and later serving as Vice President of Business Development. Prior to joining Unisource Carrier Services, Mr. Craven was employed by Siemens AG in Germany, where he worked on various international infrastructure projects. Mr. Craven has an Honors degree in Computer Engineering from Trinity College, Dublin and a Master of Business Administration degree from the Rotterdam School of Management. He is a citizen of Ireland.

    PHILIP POULTER has served as Carrier1's Managing Director of Sales, United Kingdom and Ireland since June 1998 and has over 30 years of experience in the telecommunications industry. Prior to joining Carrier1, Mr. Poulter was Operations Director of ACC Long Distance UK Ltd. ("ACC"), a switch-based provider of telecommunications services, from December 1997 to June 1998. From March 1997 to

December 1997, Mr. Poulter served as Network & Carrier Services Director of ACC. From August 1996 to March 1997, Mr. Poulter was Managing Director of Nelcraft Services Ltd., a provider of installation and maintenance services relating to the cable television and telecommunications industries. From March 1995 to August 1996, Mr. Poulter served as Carrier Manager of ACC. From 1993 to 1995, Mr. Poulter was employed as Sales Director for Business Communication for Videotron Corporation Ltd. ("Videotron"), a U.K. provider of cable television and telephony services. Prior to joining Videotron, Mr. Poulter held various management, sales and engineering positions, including more than fifteen years of experience in designing and implementing telecommunications switching and transmission systems for British Telecom. Mr. Poulter is a director of Carrier1 UK Ltd., a subsidiary of Carrier1 International. Mr. Poulter has a Final Certificate in Electronics and Communications from the London C & G Institute. He is a citizen of the United Kingdom.

    EDWARD A. GROSS has served as Carrier1's Managing Director of Sales, Germany, Austria and Switzerland since May 1998 and has over 20 years of experience in the telecommunications and networking industries. Prior to joining Carrier1, Mr. Gross served as Sales Director, Germany for Unisource Carrier Services from December 1996 to May 1998. From March 1996 to December 1996, Mr. Gross served as Director of Customer Services Engineering--Central Europe for AT&T-Unisource. From 1992 to 1996, Mr. Gross was a member of the management team at Unisource Business Networks, where he was responsible for the start-up of operations in Germany and Austria and subsequently served as Director of Customer Services. Prior to joining Unisource Business Networks, Mr. Gross was employed by Unisys Corporation for more than 12 years, during which time he held various positions in network support and software development, primarily in Germany as well as South Korea and the United States. Mr. Gross holds a Bachelor of Science degree in Management Studies from the University of Maryland and has completed the Accelerated Development Program at London Business School. He is a citizen of the United States.

    ISABELLE RUSSIER has served as Carrier1's Managing Director of Sales, France since August 1998 and has three years of experience in the telecommunications industry. From November 1997 to July 1998, Ms. Russier was employed in London by ACC, where she handled various projects in its Business Development Europe Division. From December 1995 to October 1997, Ms. Russier was employed in France as General Manager of sales for UNIFI Communications, Inc., a U.S.-based telecommunications value-added service provider. From 1992 to 1995, she worked for Apple Computer, Inc., most recently as a Regional Sales Director, and from 1987 to 1992, she was employed by Intel Corp. in a variety of sales positions. Ms. Russier holds an Engineering degree in Microelectronics and a European Master of Business Administration degree (ISA) from the HEC School of Management. She is a citizen of France.

    MARCUS J. GAUW has served as Carrier1's Managing Director of Sales, Internet since May 1998 and has 13 years of experience in the telecommunications industry. From 1996 to 1998, Mr. Gauw served as Sales Manager for Internet Transit Services at AT&T-Unisource, and from 1994 to 1996, he served as Sales Manager, Voice Services at AT&T-Unisource. From 1992 to 1994, Mr. Gauw was a Senior Sales Consultant for Unisource Business Networks. Prior to joining Unisource Business Networks, Mr. Gauw was employed by KPN for approximately seven years, during which time he held various positions in sales and marketing. Mr. Gauw holds a Bachelor's degree in Telecommunications and Electronics from Hogere Technische School, Alkmaar, The Netherlands. He is a citizen of The Netherlands.

    GUSTAV SCHAEFER has served as Carrier1's Managing Director of Sales, Benelux since September 1998 and has over nine years of experience in the telecommunications industry. From 1995 to 1998, Mr. Schaefer was employed by Unisource Carrier Services, where he contributed to the development of the service provider market. Prior to joining Unisource Carrier Services, Mr. Schaefer was employed by KPN, where he served as a sales consultant and later developed and implemented KPN's Call Center business solutions. Mr. Schaefer received a Master's degree in Physics from Delft Technical University. He is a citizen of The Netherlands.

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
    CARLOS COLINA has served as Carrier1's Manager, Carrier Sales--North America since September 1998 and has over 23 years of experience in the telecommunications industry. Prior to joining Carrier1, Mr. Colina handled various sales and marketing assignments with AT&T, including responsibility for directing AT&T's efforts in the assessment and analysis of the international business switched services marketplace from 1993 to 1998. Mr. Colina has extensive training in voice and data communications and holds a Bachelor's degree in Information Sciences from Fordham University. He also has completed the Wharton School of Business/AT&T business education program. He is a citizen of the United States.

    RICK MIKOLAJCZUK has served as Project Director, Network Build for Carrier1 since November 1998 and has over 28 years of experience in the telecommunications industry. Prior to joining Carrier1, Mr. Mikolajczuk was an Engineering Manager for Telewest Communications PLC ("Telewest"), a provider of cable television and telephony services to businesses and residences in the United Kingdom, where he was responsible for engineering Telewest's National Network from its design stage in early 1997 through to completion in October 1998. From 1971 to 1996, Mr. Mikolajczuk was employed by British Telecom, where he gained extensive experience in duct, cable and transmission planning, external operations and quality management. Mr. Mikolajczuk holds an Engineering degree in Electronics from the University of Liverpool. He is a citizen of the United Kingdom.

    GLENN M. CREAMER has served as a director of Carrier1 International since August 1998. Mr. Creamer has been a Managing Director of Providence Equity Partners Inc. since its inception in 1996 and is also a General Partner of Providence Ventures L.P., which was formed in 1991. Mr. Creamer is also a Vice President of Narragansett Capital Inc., which he joined in 1988. Mr. Creamer is a director of American Cellular Corporation, Celpage, Inc., Epoch Networks, Inc. and Wireless One Network L.P. Mr. Creamer received a Bachelor of Arts degree from Brown University and a Master of Business Administration degree from the Harvard Graduate School of Business Administration. He is a citizen of the United States.

    JONATHAN E. DICK has served as a director of Carrier1 International since August 1998. Mr. Dick has been a Managing Director of Primus Venture Partners, Inc. since December 1993. Prior to joining Primus in June 1991, Mr. Dick held various positions in sales management at Lotus Development Corporation. Mr. Dick is also a director of PlanSoft Inc. Mr. Dick received a Bachelor of Science degree in Applied Mathematics and Economics from Brown University and a Master of Business Administration degree from the Harvard Graduate School of Business Administration. He is a citizen of the United States.


    MARK A. PELSON has served as a director of Carrier1 International since August 1998. Mr. Pelson is a Principal of Providence Equity Partners Inc., which he joined in August 1996. Prior to 1996, Mr. Pelson was a co-founder and director, from 1995 to 1996, of TeleCorp., Inc., a wireless telecommunications company, and from 1989 to 1995 served in various management positions with AT&T, including most recently as a general manager of strategic planning and mergers and acquisitions. Mr. Pelson is a director of American Cellular Corporation, Madison River Telephone Company, L.L.C., GlobeNet Communications Group Limited and Language Line Holdings, LLC. Mr. Pelson received a Bachelor of Arts degree from Cornell University and a Juris Doctorate from Boston University. Mr. Pelson is the son of Victor A. Pelson. He is a citizen of the United States.


    VICTOR A. PELSON has served as a director of Carrier1 International since January 1999. Mr. Pelson is a Senior Advisor to Warburg Dillon Read LLC., an investment banking firm. He was a Director and Senior Advisor of Dillon, Read & Co. Inc. at the time of its merger in 1997 with SBC Warburg. Before joining Dillon, Read in April 1996, Mr. Pelson was associated with AT&T from 1959 to March 1996, where he held a number of executive positions, including Group Executive and President responsible for the Communications Services Group, Executive Vice President and member of the Management Executive Committee. At his retirement from AT&T, Mr. Pelson was Chairman of Global Operations (for what is now AT&T, Lucent Technologies and NCR) and a member of the Board of Directors. Mr. Pelson is also chairman of the board of trustees of New Jersey Institute of Technology and a director of Eaton Corporation, Dun & Bradstreet Corporation and United Parcel Service of America, Inc. Mr. Pelson

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
received a Bachelor of Science degree in Mechanical Engineering from New Jersey Institute of Technology and a Master of Business Administration degree from New York University. Mr. Pelson is the father of Mark A. Pelson. He is a citizen of the United States.

    THOMAS J. WYNNE has served as a director of Carrier1 International since January 1999. Mr. Wynne is currently a partner with Sycamore Creek Development Co. He was President and Chief Operating Officer of LCI International Inc. and its subsidiaries from July 1991 to October 1997. From 1977 to 1991, Mr. Wynne held several executive positions with MCI Communications Corp., including President of the West Division, Vice President of Sales and Marketing for the Mid-Atlantic Division, and Vice President in the Midwest Division. Mr. Wynne is also a director of Advanced Radio Telecom Corp. Mr. Wynne holds a Bachelor of Science degree in Political Science from St. Joseph's University. He is a citizen of the United States.

BOARD OF DIRECTORS

    The general affairs and business of Carrier1 International are managed by the Board of Directors (the "Board"). Carrier1 International's Articles of Incorporation (the "Articles") provide for at least three directors appointed by a general meeting of shareholders for terms no greater than six years. Under the Articles, the number and terms of directors are to be determined, and each director may be reelected or removed at any time, by a general meeting of shareholders. Directors are not required to hold any shares in Carrier1 International by way of qualification. Carrier1 International is bound by the joint signature of two directors or the sole signature of a managing director for ordinary course management decisions, if one has been appointed by the Board. Carrier1 International currently has six directors and has no persons appointed as corporate officers.

COMMITTEES OF THE BOARD OF DIRECTORS

    Carrier1 International currently does not have any Board committees.

COMPENSATION OF DIRECTORS

    Carrier1 International will reimburse the members of the Board for their reasonable out-of-pocket expenses incurred in connection with attending Board meetings. Additionally Carrier1 International expects to maintain directors' and officers' liability insurance. Members of the Board receive no other compensation for services provided as a Director.

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
SUMMARY EXECUTIVE COMPENSATION TABLE

    The following table sets forth information concerning compensation for services in all capacities awarded to, earned by or paid to, the Chief Executive Officer and the other four most highly compensated executive officers of Carrier1 during the period from March 4, 1998 through December 31, 1998. During this period, these individuals held options in Carrier1 LLC, which in turn held substantially all of the equity of Carrier1. Purchase of interests in the LLC by employees of Carrier1 were contractually limited to the lower of (a) the amount listed under the "Long Term Compensation" column or (b) the employee's portion of a total of 11.1% of the outstanding LLC interests. Pursuant to a restructuring of Carrier1's management equity, these options for LLC interests have been cancelled and equivalent options for shares of Carrier1 International common stock have been issued in their place. The economic terms of these new options are substantially the same as the terms of the LLC options. The table assumes that the maximum number of Class A Units would be purchased by such purchasers.

                                                                                      LONG TERM
                                                                                    COMPENSATION
                                                 SHORT TERM                     ---------------------
                                                COMPENSATION                      MAXIMUM NUMBER OF      ALL OTHER
                                           ----------------------                    SECURITIES        COMPENSATION
NAME AND PRINCIPAL POSITION                 PERIOD     SALARY(A)      BONUS      UNDERLYING OPTIONS       (A)(B)
-----------------------------------------  ---------  -----------  -----------  ---------------------  -------------
Stig Johansson...........................   March-
President and Chief Executive Officer      December
                                             1998      $ 245,569    $  46,044           711,111          $  61,738
Gene Rizzo...............................   March-
Vice President, Sales and Marketing        December
                                             1998        173,343       32,502           711,111             49,436
Terje Nordahl............................   April-
Chief Operating Officer                    December
                                             1998        135,207       25,352           355,555             44,217
                                            March-
Joachim W. Bauer.........................
Chief Financial Officer                    December
                                             1998        150,230       28,168           711,111             56,980
Kees van Ophem...........................   March-
Vice-President, Purchase and General
  Counsel                                  December
                                             1998        150,230       28,168           711,111             36,944

------------------------

(a) Carrier1 records this compensation expense in Swiss Francs. The U.S. dollar amounts shown were calculated using an average exchange rate for the period of March 4, 1998 through December 31, 1998 of $0.69337 to SFr1.

(b) Consists of business expenses and contributions under a pension plan for its executive officers paid by Carrier1 International GmbH, a wholly owned subsidiary of Carrier1 International. Business expenses consist of car and travel expenses in the following amounts (in thousands):

Stig Johansson.......................................................  $    22.2
Gene Rizzo...........................................................       22.2
Terje Nordahl........................................................       20.0
Joachim Bauer........................................................       22.2
Kees van Ophem.......................................................       22.2

STOCK OPTION GRANTS AND FISCAL YEAR-END VALUES

    The following tables set forth information regarding grants of options to purchase Class A Units in Carrier One, LLC (the "LLC") and the fiscal year-end value of such options, which were granted to the executive officers listed in the Summary Compensation Table above pursuant to the 1998 Option Plan. During the period from March 4, 1998 through December 31, 1998, the LLC held substantially all of the equity of Carrier1 International. Purchase of interests in the LLC by employees of Carrier1 were contractually limited to the lower of
(a) the amount listed under the "Long Term Compensation" column in the Summary Compensation Table above or (b) the employee's portion of a total of 11.1% of the outstanding LLC interests. Pursuant to a restructuring of Carrier1's management equity, these options for LLC interests have been cancelled and equivalent options for shares of Carrier1 International common stock have been issued in their place. The economic terms of these new options are substantially the same as the terms of the LLC options.

                             OPTION GRANTS IN 1998

                                                                 INDIVIDUAL GRANTS
                                              -------------------------------------------------------
                                                MAXIMUM    PERCENT OF
                                               NUMBER OF      TOTAL
                                              SECURITIES     OPTIONS
                                              UNDERLYING   GRANTED TO    EXERCISE                      PRESENT VALUE
                                                OPTIONS     EMPLOYEES      PRICE                        AT DATE OF
NAME                                            GRANTED      IN 1998     ($/SHARE)   EXPIRATION DATE     GRANT(A)
--------------------------------------------  -----------  -----------  -----------  ----------------  -------------
Stig Johansson..............................     711,111         17.6%   $    1.00   March 4, 2008     $  106,666.65
Gene Rizzo..................................     711,111         17.6         1.00   March 4, 2008        106,666.65
Terje Nordahl...............................     355,555          8.8         1.00   March 4, 2008         53,333.25
Joachim W. Bauer............................     711,111         17.6         1.00   March 4, 2008        106,666.65
Kees van Ophem..............................     711,111         17.6         1.00   March 4, 2008        106,666.65

------------------------

(a) The fair value of option grants is estimated on the date of grant using the minimum value option-pricing model, as allowed under SFAS 123 for nonpublic companies, for pro-forma footnote purposes with the following assumptions used: dividend yield of 0%, risk-free interest rate of 5.53%, and expected option life of 5 years.

    AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END
                               OPTION/SAR VALUES

                                                                                          NUMBER OF
                                                                                         SECURITIES            VALUE OF
                                                                                         UNDERLYING          UNEXERCISED
                                                                                         UNEXERCISED         IN-THE-MONEY
                                                                                       OPTIONS/SARS AT     OPTIONS/SARS AT
                                                                                      DECEMBER 31, 1998  DECEMBER 31, 1998(A)
                                                  LLC UNITS                           -----------------  --------------------
                                                  ACQUIRED                              EXERCISABLE/         EXERCISABLE/
NAME                                             ON EXERCISE       VALUE REALIZED       UNEXERCISABLE       UNEXERCISABLE
--------------------------------------------  -----------------  -------------------  -----------------  --------------------
Stig Johansson..............................              0           $       0            --/711,111       $        --/--
Gene Rizzo..................................              0                   0            --/711,111                --/--
Terge Nordahl...............................              0                   0            --/355,555                --/--
Joachim W. Bauer............................              0                   0            --/711,111                --/--
Kees van Ophem..............................              0                   0            --/711,111                --/--

------------------------

(a) No options were in-the-money on December 31, 1998.

    Under the 1998 Option Plan, the LLC authorized the issuance of options for up to 4,444,444 Class A Units, of which options for 4,044,442 underlying Class A Units were granted. These options have been cancelled in exchange for the grant of new options to acquire shares of Carrier1 International's common stock. See "Certain Relationships and Related Transactions--Equity Investor Agreements--Securities Purchase and Cancellation Agreement."

    Carrier1 authorized the issuance of options for up to 2,222,222 shares of Carrier1 International's common stock pursuant to its 1999 Share Option Plan dated as of December 30, 1998, of which Carrier1 has granted 2,110,968 options to its employees and anticipates granting further options to its employees in the near term, including through an increase in the shares authorized under the 1999 Share Option Plan. Carrier1 has also issued options to acquire 20,000 shares to each of Messrs. Wynne and Pelson outside the scope of the 1999 Option Plan. See "Certain Relationships and Related Transactions--Equity Investor Agreements--1999 Share Option Plan."

EMPLOYMENT AGREEMENTS

    Each of Stig Johansson, Eugene A. Rizzo, Terje Nordahl, Joachim Bauer and Kees van Ophem (the "Executives") has entered into an employment agreement with a wholly owned subsidiary of Carrier1 International. Such agreements include, among others, the following terms:

    TERM. The employment agreements may be terminated by either party after August 31, 1999, upon six months' notice.

    NONDISCLOSURE, NONCOMPETITION AND NONSOLICITATION COVENANTS. Each Executive has agreed that during his period of employment and the eighteen months thereafter (the "Non-Compete Period") he or she will refrain from disclosing confidential information and will not participate in any business that is engaged in the provision of international long distance telecommunications services or that is otherwise in competition with any business conducted by the LLC or its subsidiaries. Additionally, each Executive has agreed that during the Non-Compete Period, he or she will not induce or attempt to induce any employee of Carrier1 to leave the employ of Carrier1, nor will he attempt to induce any supplier, distributor or customer of Carrier1 or its affiliates to cease doing business with Carrier1. In addition, each Executive is subject to nondisclosure, noncompetition and nonsolicitation covenants pursuant to Deeds of Covenant entered into among the LLC, Carrier One Limited, Providence and the Executives.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Carrier1 International currently does not have a compensation committee and the compensation of executive officers and other key employees of Carrier1 are determined by the Board. Stig Johansson, Carrier1's President and Chief Executive Officer, is currently a member of the Board and participates in such determination.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

EQUITY INVESTMENTS

    As of May 1, 1999, shares of Carrier1 International's common stock have been subscribed and paid for by Carrier1's management and employees, Providence Equity Partners L.P. (which holds one share) and the LLC. Messrs. Johansson, Bauer, Rizzo, van Ophem, Craven, Nordahl, Gross and Poulter are among the management that have subscribed and paid for outstanding shares.

    The LLC is the vehicle through which Providence and Primus participate in the equity investment in Carrier1 International. In addition, Thomas J. Wynne and Victor A. Pelson, who are directors of Carrier1 International, hold interests in the LLC through arrangements arrived at separately with Providence and Primus. Messrs. Wynne and Pelson each own (directly or through trusts organized for the benefit of family members) 400,000 Class A Units in the LLC, acquired at a purchase price of $1.00 per Class A Unit. Messrs. Wynne and Pelson each disclaims beneficial ownership of any Class A Units in any such trusts. Mr. Wynne's and Mr. Pelson's Class A Units relate to a total of 400,000 shares of Carrier1 International's common stock to be held by the LLC or approximately 1.13% of Carrier1 International's common stock on a fully diluted basis. Messrs. Wynne and Pelson, however, do not directly hold any outstanding shares of Carrier1 International's common stock.

    As of May 1, Carrier1 had substantially completed a restructuring of its management equity arrangements. Pursuant to this restructuring, each of Messrs. Johansson, Bauer, Rizzo, van Ophem, Craven, Nordahl, Gross and Poulter in effect has exchanged his equity interests and options that he had held in the LLC to acquire an equivalent dollar amount of shares and options of Carrier1 International common stock. Each effected this exchange through a series of transactions with the LLC, Providence and Primus and Carrier1 International. These individuals' portions of the total equity investment in Carrier1 International did not change significantly as a result of this restructuring, but each of these individuals will hold common stock and options to acquire common stock of Carrier1 International directly. In addition, Carrier1 International has granted Thomas J. Wynne and Victor A. Pelson options to purchase a total of 40,000 shares of Carrier1 International's common stock (20,000 shares of common stock for each), at $2.00 per share.

    1999 SHARE OPTION PLAN

    The Board of Carrier1 International has adopted the 1999 Share Option Plan, dated as of December 30, 1998 (the "1999 Share Option Plan"), under which Carrier1 and related companies of the consolidated Carrier1 group may grant to any employee or director options (the "Options") for shares of Carrier1 International's common stock ("Shares") or other equity securities issued by Carrier1 International. The Option Plan is administered by the Board or a committee appointed by the Board, and authorizes the Board or such committee to issue Options in such forms and on such terms as determined by the Board or such committee. The Board or such committee may determine the number of Options to grant, provided that the number of Shares issued pursuant to the Option Plan shall be no greater than 2,222,222 Shares. The per Share exercise price for the Options may not be less than $2.00. If Options are to be granted to an employee of a subsidiary, such subsidiary will grant such Options instead of Carrier1 International. Carrier1 International will grant the subsidiary options to acquire Shares to meet its Option obligations at a per Share exercise price based upon an agreed fair market value (or, failing agreement, a fair market value determined by the Board). Options granted under the Option Plan will vest in five equal annual installments beginning the first anniversary of the grant of such Options. Options will expire if not exercised within 10 years of the grant, or on an earlier date as specified by the Board or the committee. If the employment of a participant is terminated for any reason, all unvested Options will immediately expire and vested Options must be exercised within a particular number of days, which number will vary depending on the reasons for termination. Subject to certain exceptions, Options will be nontransferable during the life of an optionee except pursuant to a valid domestic relations order. Upon an optionee's death, disability or termination of employment, the subsidiary which employs the optionee, or its designee, will have the right to repurchase all Shares held by the optionee, whether or not such Shares were acquired pursuant to the exercise of Options. Under Luxembourg law, Carrier1 International and certain subsidiaries may be precluded from exercising such right directly.

    Carrier1 has granted Options pursuant to the 1999 Share Option Plan to acquire approximately 2,110,968 Shares at an exercise price of $2.00 per Share plus applicable capital duty (currently 1% of the subscription price payable to Carrier1 International by the subsidiary granting the applicable Option). Carrier1 intends to grant additional Options in the future.

    SECURITIES PURCHASE AGREEMENT

    Carrier1 International, the LLC and up to 44 employee investors (collectively, the "Management Investors") have entered into the Securities Purchase Agreement (the "Securities Purchase Agreement") (effective as of March 1, 1999) under which each Management Investor has purchased a specified number of Shares at $2.00 per Share, for an aggregate purchase price of $2.14 million. As part of the restructuring of the management equity arrangements described above, each of Messrs. Johansson, Bauer, Rizzo, van Ophem, Craven, Nordahl, Gross, and Poulter has, in effect, exchanged 68,260 Class A Units (at $1.00 per unit) to acquire, pursuant to the Securities Purchase Agreement, 34,130 Shares (at $2.00 per Share). Carrier1 International intends in the future to issue additional Shares to employees that are or become party to the Securities Purchase Agreement. The Securities Purchase Agreement also contains provisions relating to the sale of a number of Shares (at $2.00 per Share) sufficient to complete the equity investment in Carrier1 International by the LLC in which Providence, Primus and Messrs. Wynne and Pelson have membership interests. The $60.0 million Equity Investment by Providence and Primus was completed in February, 1999. The LLC has paid in an additional $800,000 to the capital of Carrier1 International. Issuance of the remaining 400,000 Shares to the LLC pursuant to these provisions is pending as of May 1, 1999. The Securities Purchase Agreement provides that Carrier1 International will indemnify the LLC and Management Investors for, among other things, losses related to any transaction financed or to be financed with proceeds from the sale of securities purchased pursuant to the Securities Purchase Agreement or any related agreement and environmental losses. The Securities Purchase Agreement contains customary conditions, representations and warranties.

    REGISTRATION RIGHTS AGREEMENT

    Carrier1 International, the LLC, and Messrs. Johansson, Bauer, Rizzo, van Ophem, Craven, Nordahl, Gross, Poulter, Wynne and Pelson (the "Original Management Investors") have entered into a registration rights agreement (effective as of March 1, 1999) (the "Registration Rights Agreement"). The Registration Rights Agreement provides that the LLC may at any time request registration under the Securities Act of its Shares and certain other equity securities. In addition, the Registration Rights Agreement gives certain piggyback registration rights to the LLC and the Original Management Investors and, at the request of certain Original Management Investors, possibly additional employees party to the Securities Purchase Agreement or the Securityholders' Agreement described below. The Original Management Investors do not, however, have piggyback rights in connection with an initial public offering. The Registration Rights Agreement contains provisions governing the registration statement filing process. Among other things, it provides that Carrier1 International will bear all registration expenses and expenses for each piggyback registration in which the LLC or any of the Original Management Investors participate, other than underwriting discounts and commissions, in connection with its obligations under the Registration Rights Agreement.

    SECURITYHOLDERS' AGREEMENT

    In connection with the Securities Purchase Agreement, Carrier1 International has entered into a securityholders' agreement (effective as of March 1, 1999) (the "Securityholders' Agreement") with

Messrs. Wynne and Pelson, the Management Investors and the LLC. The Securityholders' Agreement places restrictions on Management Investors' ability to transfer their securities without the prior written consent of the Board except under special circumstances. Transfers of securities are subject to the right of first refusal by the LLC or its transferee. The LLC will also benefit from preemptive rights in certain other circumstances. The Securityholders' Agreement also provides that the Management Investors will (i) consent to and raise no objections to a sale of Carrier1 International approved by the Board and (ii) comply with a Board request to pledge their securities to secure financing to be provided to Carrier1 International. Management Investors have tag-along rights in the event of sales by the LLC or its members of securities if a change of control is involved. The Securityholders' Agreement provides for certain individuals to be appointed to the Board. Finally, under the Securityholders' Agreement, the Management Investors agree not to disclose confidential information of, compete with, or solicit employees or customers from the LLC or Carrier1.

EPOCH PEERING ARRANGEMENT

    Carrier1 has entered into a peering arrangement with Epoch Networks. The contract with Epoch Networks provides for the free exchange of data traffic between Carrier1 and Epoch Networks. A fund managed by Providence that holds a majority of the Class A Units of the LLC and another fund managed by Providence that also holds an interest in Class A Units of the LLC own a combined 21% of the outstanding equity of Epoch Networks.

OTHER TRANSACTIONS

    The LLC has advanced a loan of $68,260, bearing interest at 12%, to Mr. van Ophem, evidenced by a promissory note dated June 30, 1998, to finance his equity investment in the LLC. As of December 31, 1998, Mr. van Ophem owed $68,260 to the LLC. Mr. van Ophem is required to repay principal and interest on the loan in five equal annual installments of $18,936 commencing July 1, 2001. Carrier1 expects (effective as of March 1, 1999) to become the creditor with respect to such loan.

    During the period ended December 31, 1998, Carrier1 reimbursed Providence and Primus for expenses incurred in connection with the formation of Carrier1 and the negotiation of certain agreements entered into by Carrier1. Such reimbursements totaled $339,000 and were expensed as selling, general and administrative expenses.

                           PRINCIPAL SECURITY HOLDERS

    The following table sets forth certain information regarding the beneficial ownership of the Shares of Carrier1 International, as of May 12, 1999, by

        (1) each person known to Carrier1 International to own beneficially more than 5% of Carrier1 International's outstanding Shares,

        (2) each director of Carrier1 International,

        (3) each executive officer of Carrier1 International listed in the Summary Compensation Table under "Management" above and

        (4) all executive officers and directors of Carrier1 International as a group.

All information with respect to beneficial ownership has been furnished to Carrier1 International by the respective shareholders of Carrier1 International.

                                                                                                      PERCENTAGE OF
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                                            NUMBER OF SHARES      SHARES
---------------------------------------------------------------------------------  -----------------  -------------
Carrier One, LLC.................................................................       30,399,999          90.52%
  c/o Providence Equity Partners Inc.
  901 Fleet Center
  50 Kennedy Plaza
  Providence, RI 02903
Providence Equity Partners L.P.(2)...............................................       30,400,000          90.52
  901 Fleet Center
  50 Kennedy Plaza
  Providence, RI 02903
Jonathan M. Nelson(2)............................................................       30,400,000          90.52
Paul J. Salem(2).................................................................       30,400,000          90.52


NAME OF EXECUTIVE OFFICER OR DIRECTOR
---------------------------------------------------------------------------------
Stig Johansson(3)................................................................          105,241              *
Eugene A. Rizzo(3)...............................................................          105,241              *
Terje Nordahl(3).................................................................           69,685              *
Joachim Bauer(3).................................................................          105,241              *
Kees van Ophem(3)................................................................          105,241              *
Glenn M. Creamer (2).............................................................       30,400,000          90.52
Jonathan E. Dick.................................................................               --             --
Mark A. Pelson...................................................................               --             --
Victor A. Pelson(4)..............................................................           20,000              *
Thomas J. Wynne(4)...............................................................           20,000              *
All directors and executive officers as a group (11 persons).....................       31,035,890          92.41

------------------------

*   Less than one percent.

(1) In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), a person is deemed a "beneficial owner" of a security if he or she has or shares the power to vote or direct the voting of such security or the power to dispose or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities which that person has the right to acquire beneficial ownership of within 60 days. More than one person may be deemed to be a beneficial owner of the same securities.

(2) The LLC is the direct beneficial owner of 29,999,999 Shares and Providence Equity Partners L.P. ("Providence L.P.") is the direct beneficial owner of 1 Share. Providence L.P. is the majority Class A Unit holder of the LLC, and by virtue of such status may be deemed to be the beneficial owner of the Shares in which the LLC has direct beneficial ownership. Providence Equity Partners L.L.C. ("PEP LLC") is the general partner of Providence L.P., and by virtue of such status may be deemed to be the beneficial owner of the Shares in which Providence L.P. has direct or indirect beneficial ownership. Jonathan M. Nelson, Glenn M. Creamer and Paul
    J. Salem may be deemed to share voting and investment power with respect to the Shares in which PEP LLC has direct or indirect beneficial ownership. Each of Jonathan M. Nelson, Glenn M. Creamer, Paul J. Salem, PEP LLC and Providence L.P. disclaims such deemed beneficial ownership.

(3) Includes 34,130 Shares and an additional 71,111 Shares (35,555, in the case of Mr. Nordahl) issuable to each such person upon exercise of options which are exercisable within 60 days.

(4) Consists of options that Carrier1 International has issued to each of Thomas
    J. Wynne and Victor A. Pelson for a total of 40,000 Shares of its common stock (20,000 Shares each).

    The following table sets forth certain information regarding the current beneficial ownership of Class A Units (the "Class A Units") of the LLC by:

    (1) each director of Carrier1 International,

    (2) each executive officer of Carrier1 International listed in the Summary Compensation Table under "Management" above,

    (3) all directors and executive officers of Carrier1 International as a group as of May 1, 1999 and

    (4) each person known to Carrier1 International to own beneficially more than 5% of the LLC's Class A Units.

                                                                                                      PERCENTAGE OF
NAME OF DIRECTOR/EXECUTIVE OFFICER(1)                                               NUMBER OF UNITS     UNITS(1)
----------------------------------------------------------------------------------  ---------------  ---------------
Stig Johansson....................................................................        --               --
Eugene A. Rizzo...................................................................        --               --
Terje Nordahl.....................................................................        --               --
Joachim Bauer.....................................................................        --               --
Kees van Ophem....................................................................        --               --
Glenn M. Creamer (2)..............................................................      50,000,000          82.24%
Jonathan E. Dick..................................................................        --               --
Mark A. Pelson....................................................................        --               --
Victor A. Pelson (3)..............................................................         400,000          *
Thomas J. Wynne (3)...............................................................         400,000          *
All directors and executive officers as a group (11 persons)......................      50,800,000          83.55%

NAME AND ADDRESS OF BENEFICIAL OWNER
Providence Equity Partners, L.P. (2)..............................................      49,312,400          81.11%
  901 Fleet Center
  50 Kennedy Plaza
  Providence, RI 02903
Jonathan M. Nelson (2)............................................................      50,000,000          82.24%
Paul J. Salem (2).................................................................      50,000,000          82.24%
Primus Capital Fund IV Limited Partnership (4)....................................       9,600,000          15.79%
  5900 Landerbrook Drive
  Suite 200
  Cleveland, OH 44124-4020

------------------------

*   Less than one percent.

(1) Based upon 60.8 million Class A Units outstanding.

(2) Providence L.P. holds 49,312,400 Class A Units, and another fund managed by Providence holds 687,600 Class A Units. PEP LLC is the general partner of Providence L.P. and the other fund, and by virtue of such status may be deemed to be the beneficial owner of the Class A Units in which Providence L.P. and the other fund have direct or indirect beneficial ownership. Jonathan M. Nelson, Glenn M. Creamer and Paul J. Salem may be deemed to share voting and investment power with respect to the Class A Units in which PEP LLC has direct or indirect beneficial ownership. Each of Jonathan M. Nelson, Glenn M. Creamer, Paul J. Salem and PEP LLC disclaims such deemed beneficial ownership.

(3) Thomas J. Wynne and Victor A. Pelson each have purchased (directly or through trusts organized for the benefit of family members) 400,000 Class A Units in the LLC, which in turn will use the proceeds of such purchases to acquire a total of 400,000 Shares. These Class A Units do not include additional options that Carrier1 International has issued to each of Thomas
    J. Wynne and Victor A. Pelson for a total of 40,000 Shares of its common stock (20,000 Shares each). Messrs. Wynne and Pelson intend to disclaim beneficial ownership in any Class A Units held in any such trusts.

(4) Primus Capital Fund IV Limited Partnership ("Primus Capital LP") holds 9,600,000 Class A Units and another fund managed by Primus holds 400,000 Class A Units. Primus Venture Partners IV Limited Partnership ("Primus Venture LP") is the general partner of Primus Capital LP and the other fund, and Primus Venture Partners IV, Inc. ("Primus Venture Inc.") is the General Partner of Primus Venture LP. By virtue of such status, either of Primus Venture LP or Primus Venture Inc. may be deemed to be the beneficial owner of the Class A Units in which Primus Capital LP and the other fund have beneficial ownership. Each of Primus Venture LP and Primus Venture Inc. disclaims such deemed beneficial ownership.

                            DESCRIPTION OF THE NOTES

    The old dollar notes and the old Euro notes were issued under separate indentures, each dated as of February 19, 1999. The Chase Manhattan Bank is the trustee under each indenture. The new dollar notes will be issued under the dollar indenture and the new Euro notes will be issued under the Euro indenture. The indentures have been filed as exhibits to the registration statement of which this prospectus is a part. They are available as set forth under the heading "Where You Can Find More Information." The terms of the new notes of a series are identical to the terms of the old notes of such series, except that the new notes will be registered under the Securities Act and will not contain restrictions on transfer or include provisions relating to additional interest and will contain different administrative terms. New notes will otherwise be treated as notes for purposes of the indentures.

    The following is a summary of the material provisions of the indentures. This summary does not contain all of the information that may be important to an investor in the notes. It is subject to, and is qualified in its entirety by reference to, all the provisions of the indentures, including terms defined in the indentures and provisions of the Trust Indenture Act of 1939. Whenever particular defined terms of the indentures not otherwise defined here are referred to, such defined terms are incorporated here by reference. For definitions of certain capitalized terms used in the following summary, see "--Certain Definitions." In this summary, "Carrier1 International" refers only to Carrier1 International S.A. and its successors under the relevant indenture and not to any of Carrier1 International S.A.'s subsidiaries.

    BRIEF DESCRIPTION OF THE NOTES

    The notes are:

    - general, unsubordinated obligations of Carrier1 International;

    - unsecured, except as indicated under "--Security" below; and

    - issued only in fully registered form, without coupons.

    The dollar notes will be represented by one or more permanent global dollar notes. These global dollar notes will be registered in the name of The Depository Trust Company, commonly known as "DTC". The relevant trustee will hold these global dollar notes as custodian for DTC.

    Old Euro notes offered and sold in transactions outside the United States in reliance on Regulation S are represented solely by certificated Euro notes. Other Euro notes will be represented by one or more permanent global Euro notes. Global Euro notes will be deposited with the relevant trustee, as common depositary for Euroclear and Cedel Bank. If a qualified institutional buyer of a beneficial interest in a global Euro note wishes to hold that interest through DTC, those beneficial interests will be represented by one or more permanent global Euro notes. These DTC Euro notes will be registered in the name of DTC. The relevant trustee will hold these DTC Euro notes as custodian for DTC.

    Carrier1 International will not impose any service charge for any registration of transfer or exchange of notes. However, Carrier1 International may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection with a transfer or exchange.

    PRINCIPAL, MATURITY AND INTEREST

    Carrier1 International will issue new dollar notes with a maximum aggregate principal amount of $160.0 million and new Euro notes with a maximum aggregate principal amount of [Euro]85.0 million. Carrier1 International will issue dollar notes in denominations of $1,000 and integral multiples of $1,000. Carrier1 International will issue Euro notes in denominations of [Euro]1,000 and integral multiples of [Euro]1,000. The notes will mature on February 15, 2009.

    Interest on the notes will accrue at a rate of 13.25% per annum and will be payable semi-annually in arrears on February 15 and August 15 of each year, commencing on August 15, 1999. Carrier1 International will make each interest payment to the holders of record of the notes on the immediately preceding February 1 and August 1.

    Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

    All payments on the notes will be made at the office or agency of Carrier1 International in the Borough of Manhattan, the City of New York. Transfers or exchanges of the notes may also be made at this office or agency. This office or agency will initially be the corporate trust office of the relevant trustee in the City of New York. Carrier1 International may pay interest by check mailed to the holders of the notes at their addresses as they appear in a register kept pursuant to the relevant indenture.

    Carrier1 International may issue additional notes ("Additional Notes") under the indentures. Old notes, new notes and any Additional Notes will be treated as a single class for all purposes under the relevant indenture. References in this "Description of the Notes" to the notes refer to the relevant series of notes.

    THE GLOBAL SECURITIES

    Ownership of beneficial interests in a global note will be limited to persons, known as "participants," who have an account with DTC or Euroclear and Cedel Bank or persons who hold interests through participants. Qualified institutional buyers may hold their interest in a global note directly through DTC or Euroclear and Cedel Bank, if they are participants in such system, or indirectly through organizations which are participants in such system. Beneficial interests in the global dollar notes and DTC Euro notes will be shown on records maintained by DTC or its participants. Transfers of these beneficial interests will be effected only through records maintained by DTC or its participants. Beneficial interests in the global Euro notes will be shown on records maintained by Euroclear and Cedel Bank or their participants. Transfers of these beneficial interests will be effected only through records maintained by Euroclear, Cedel Bank or their participants. Carrier1 expects that, upon deposit of a global note representing new notes, DTC or Euroclear or Cedel Bank will credit the account of participants tendering old notes in exchange for new notes with an interest in the applicable global note. All beneficial interests in the global securities will be subject to the procedures and requirements of DTC, Euroclear or Cedel Bank. Transactions settled through DTC, Euroclear and Cedel will settle on a T+3 basis.

    Owners of beneficial interests in the global securities will not be entitled to have notes registered in their names. They also will not have physical delivery of definitive certificates representing individual notes except in limited circumstances. The laws of some jurisdictions may require some purchasers to take physical delivery of the notes. Accordingly, the ability to transfer interests in notes represented by a global note to such persons may be limited. In addition, DTC, Euroclear and Cedel Bank can act only on behalf of their respective participants, who in turn act on behalf of persons who hold interests through such participants. Therefore, the lack of a physical definitive note may affect the ability of a person having an interest in a global note to pledge or transfer that interest to persons or entities that do not participate in DTC's, Euroclear's or Cedel Bank's system, or to take other actions.

    So long as DTC, Euroclear or Cedel Bank is the registered owner or holder of any of the global securities, the relevant organization (or its nominee) will be considered the sole owner or holder of the notes represented by such global notes for all purposes under the indentures. No beneficial owner of an interest in the global notes will be able to transfer that interest except in accordance with DTC's, Euroclear's or Cedel Bank's applicable procedures, in addition to those provided for under the relevant indenture.

    Transfers between participants in DTC will be effected in accordance with DTC's procedures. Those transfers will be settled in same-day funds. Transfers between participants in Euroclear or Cedel Bank will be effected in the ordinary way in accordance with their respective rules and operating procedures.

    Carrier1 International expects that DTC, Euroclear or Cedel Bank will take any action permitted to be taken by a holder of notes only at the direction of their participants and only for the portion of the notes as to which such participants have given direction.

    PAYMENTS

    Payments will be made through a paying agent to :

    - DTC for global dollar notes and DTC Euro notes or

    - Euroclear or Cedel Bank for global Euro notes other than the DTC Euro notes.

All amounts payable under the dollar notes will be payable in U.S. dollars and all amounts payable under the Euro notes will be payable in Euro, except as otherwise provided below. Carrier1 International, the trustees, the transfer agent and the paying agent will not be liable or responsible for:

    - keeping or reviewing any records relating to beneficial ownership interests in the global notes or

    - payments for beneficial ownership interests in the global notes.

If the Euro notes are included in the regulated unofficial market (Freiverkehr) of the Frankfurt Stock Exchange, Carrier1 International will maintain a paying agent and registrar in Germany.

    Carrier1 International expects that DTC, Euroclear or Cedel Bank, upon receipt of any payments on the global notes, will credit participants' accounts with payments in proportion to their beneficial interests, as shown on the records of the applicable organization. Carrier1 International also expects that payments by participants to owners of beneficial interests in the global notes will be governed by standing instructions and customary practice. Such payments will be the responsibility of such participants.

    PAYMENTS ON GLOBAL EURO NOTES. Payments to holders of global Euro notes in respect of principal and interest on the Euro notes will be made in Euro, except as may otherwise be agreed between any applicable securities clearing system and any holders. See "--Currency Conversions for Holders of Beneficial Interests in DTC Euro Notes." Payments will be subject in all cases to any applicable fiscal or other laws and regulations. None of Carrier1 International, the trustees or any paying agent shall be liable to any person for any commissions, costs, losses or expenses relating to any currency conversion or rounding.

    CURRENCY CONVERSIONS FOR HOLDERS OF BENEFICIAL INTERESTS IN DTC EURO
NOTES. Investors who hold beneficial interests in DTC Euro notes, directly or indirectly, through DTC will be paid in U.S. dollars converted from payments in Euro by the applicable agent unless the registered holder, on behalf of an owner of beneficial interests, elects to receive payments in Euro or the chosen currency, as the case may be. All costs of conversion, if any, will be borne by holders of beneficial interests in the DTC Euro notes, by deduction from such payments.

    An owner of a beneficial interest in a DTC Euro note may receive payment in Euro by notifying the DTC participant through which it holds its interest on or prior to the record date of (a) the owner's election to receive payment in Euro and (b) wire transfer instructions to an account entitled to receive the relevant payment. The DTC participant must notify DTC of the owner's election and wire transfer instructions (a) on or prior to the second New York business day after the record date for any payment of interest and (b) on or prior to the eighth day prior to the payment of principal. DTC will notify the paying agent of such election and wire transfer instructions (a) on or prior to the fourth New York business day after the record date for any payment of interest and (b) on or prior to the sixth New York business day prior to the payment of principal. If the DTC participant, DTC and the paying agent receive complete instructions on or prior to such dates, such owner will receive payment in Euro outside DTC. Otherwise the paying agent will only make U.S. dollar payments to such owner. All costs of payment by wire transfer will be borne by registered holders receiving such payments by deduction from such payments. For purposes of the foregoing, "New York business day" means a day all banking institutions are not authorized or obligated by law or executive order to be closed in The City of New York.

    Investors may be subject to foreign exchange risks that may have important economic and tax consequences to them.

    INFORMATION CONCERNING DTC, EUROCLEAR AND CEDEL

    Carrier1 International understands that: DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

    Carrier1 International understands that: Euroclear and Cedel Bank hold securities for participating organizations and facilitate the clearance and settlement of securities transactions between their respective participants through electronic book-entry changes in accounts of such participants. Euroclear and Cedel Bank provide to their participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Euroclear and Cedel Bank interface with domestic securities markets. Euroclear and Cedel Bank participants are financial institutions such as underwriters, securities brokers and dealers, banks, trust companies and certain other organizations. Indirect access to Euroclear or Cedel Bank is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodian relationship with a Euroclear or Cedel Bank participant, either directly or indirectly.

    Subject to compliance with any transfer restrictions applicable to the global notes, transfers between the DTC participants, on the one hand, and Euroclear or Cedel Bank participants, on the other hand, will be effected through DTC in accordance with DTC's rules. These transfers will require delivery of instructions to Euroclear or Cedel Bank in accordance with their rules and procedures and within their established deadlines. Euroclear or Cedel Bank will, if the transaction meets its settlement requirements, deliver instructions to its depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the global notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Cedel Bank participants may not deliver instructions directly to the depositaries for Euroclear or Cedel Bank.

    Because of time zone differences, the securities account of a Euroclear or Cedel Bank participant purchasing an interest in a global security from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Cedel Bank participant, during the securities settlement processing day immediately following the settlement date of DTC. The securities settlement processing day must be a business day for Euroclear and Cedel Bank. Cash received in Euroclear or Cedel Bank as a result of sales of an interest in a global note by or through a Euroclear or Cedel Bank participant to a DTC participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Cedel Bank cash account only as of the business day for Euroclear or Cedel Bank following DTC's settlement date.

    Carrier1 International expects DTC, Euroclear and Cedel Bank to follow these procedures to facilitate transfers of interests in the global notes among participants in DTC, Euroclear and Cedel Bank. These organizations, however, are under no obligation to perform or to continue to perform these procedures. They may discontinue them at any time. None of Carrier1 International, any trustee or any paying agent will have any responsibility for the performance by DTC, Euroclear and Cedel Bank or their participants or indirect participants of their obligations under the rules and procedures governing their operations.

    CERTIFICATED SECURITIES

    In some circumstances specified in the indentures, Carrier1 International will issue certified notes in exchange for the global notes. Certificated notes representing old notes would be subject to transfer restrictions.

OPTIONAL REDEMPTION

    Carrier1 International may opt to redeem the notes, in whole or in part, at any time on or after February 15, 2004. If Carrier1 International chooses this optional redemption, it is required to provide a notice of the redemption not les than 30 and not more than 60 days prior to the redemption. If redeemed during the twelve-month period beginning on February 15 of the years set forth below, the notes may be redeemed at the following Redemption Prices, which are expressed as percentages of the principal amount, plus accrued and unpaid interest:

YEAR                                                                          REDEMPTION PRICE
----------------------------------------------------------------------------  ----------------
2004........................................................................        106.625%
2005........................................................................        104.417
2006........................................................................        102.208
2007 and thereafter.........................................................        100.000

    In addition, at any time prior to February 15, 2002, Carrier1 International may redeem notes of either series in an aggregate principal amount equal to up to 35% of the principal amount of the dollar notes or Euro notes, as the case may be, with funds in an amount equal to the proceeds of one or more sales of Capital Stock (other than Disqualified Stock) of, or capital contributions to, Carrier1 International. If Carrier1 International chooses this optional redemption, it may redeem either series of notes, at any time and from time to time in part, at a Redemption Price of 113.25%, expressed as a percentage of principal amount, plus accrued and unpaid interest to the Redemption Date. Carrier1 may make any such redemption if:

        (1) an aggregate principal amount equal to at least 65% of the principal amount of the initially issued dollar notes or Euro notes, as the case may be, plus the principal amount of any Additional Notes of such series remains outstanding after each such redemption, and

        (2) notice of any such redemption is provided within 60 days of each such sale or capital contribution.

    For any partial redemption, the relevant trustee will select the notes for redemption by a method specified in the relevant indenture. However, no dollar note of $1,000 in principal amount or less or Euro note of [Euro]1,000 in principal amount or less shall be redeemed in part. If any note is to be redeemed in part only, the notice of redemption relating to such note shall state the portion of the principal amount to be redeemed. A new note in principal amount equal to the unredeemed portion will be issued in the name of the relevant holder upon cancellation of the original note.

    In the event that

        (1) as a result of any change in, or amendments to, any laws or treaties (or any regulations or rulings promulgated thereunder) or any change in official position regarding the application of such laws, treaties, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction), which change, amendment, application or interpretation becomes effective after the Closing Date, Carrier1 International has become or would become obligated to pay, on the next date on which any amount would be payable under or with respect to the notes, any Additional Amounts (as defined herein), and

        (2) Carrier1 International cannot reasonably arrange (without other material adverse consequences to Carrier1 International) for another obligor to make such payment so as to avoid the requirement to pay such Additional Amounts, then Carrier1 International may redeem all the notes at any time at 100% of the principal amount thereof, together with accrued interest thereon, if any, to the redemption date. See "--Additional Amounts."

SINKING FUND

    There will be no sinking fund payments for the notes.

REGISTRATION RIGHTS

    Carrier1 International has agreed to use its best efforts to file a registration statement for this exchange offer and cause it to become effective. The registration statement of which this prospectus is a part constitutes the registration statement to be filed pursuant to this registration rights agreement.

    If applicable interpretations of the staff of the United States Securities and Exchange Commission (the "Commission") do not permit Carrier1 International to effect the exchange offer, Carrier1 International shall use its best efforts to cause a shelf registration statement with respect to resales of each series of old notes to become effective. Carrier1 shall also use its best efforts to keep the shelf registration statement effective for time periods specified in the registration rights agreement. Carrier1 International shall, in the event of a shelf registration, provide to each holder copies of the prospectus and notify each holder when the shelf registration statement has become effective. Carrier1 International generally will be required to name a holder that sells its notes pursuant to a shelf registration statement as a selling security holder in the related prospectus. Such a selling holder must generally deliver a prospectus to purchasers. Civil liability provisions under the Securities Act will apply to such a selling holder in connection with such sales. Provisions of the registration rights agreement will also apply to such a holder (including indemnification obligations of holders).

    If the exchange offer is not consummated and a shelf registration statement is not declared effective with respect to either series of old notes on or prior to August 19, 1999, the interest rate borne for such series of old notes will be increased by 0.5% per annum until the exchange offer is consummated or the shelf registration statement is declared effective.

    This is a summary of the material provisions of the registration rights agreement. It does not contain all of the information that may be important to an investor in the notes. It is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement. A copy of the registration rights agreement is available as set forth under the heading "Where You Can Find More Information."

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SECURITY

    Carrier1 International has pledged the Pledged Securities to the relevant trustee for the benefit of the holders of the relevant notes to pay the first five scheduled interest payments due on the notes. Carrier1 International used approximately $49.2 million and [Euro]26.9 million of the original offering to acquire the Pledged Securities.

    Before an Interest Payment Date on the notes, Carrier1 International may either (a) deposit cash to pay the interest scheduled for that date or (b) direct the trustee to release proceeds from the relevant Pledge Account to pay such interest. If Carrier1 International exercises the former option, it may direct the trustee to release to it an equal amount of proceeds or Pledged Securities from the relevant Pledge Account. A failure by Carrier1 International to pay interest for the first five interest payment dates will be an immediate Event of Default under the applicable indenture, with no grace or cure period.

    Each series of notes is secured in part by the applicable Pledged Securities and the applicable Pledge Account maintained with an affiliate of the relevant trustee as securities intermediary (the "Securities Intermediary"). Once Carrier1 International makes the first five scheduled interest payments on the notes, all of the remaining Pledged Securities and any other amounts in the Pledge Accounts, if any, will be released from the Pledge Accounts. Thereafter, the notes will be unsecured.

RANKING

    The debt evidenced by the notes will rank PARI PASSU in right of payment with all existing and future unsubordinated indebtedness of Carrier1 International and senior in right of payment to all subordinated indebtedness of Carrier1 International. As of March 31, 1999, Carrier1 International had no indebtedness outstanding other than the notes of both series and had current liabilities of $4.2 million. In addition, all existing and future liabilities (including trade payables) of Carrier1 International's subsidiaries will be effectively senior to the notes. As of March 31, 1999, Carrier1 International's subsidiaries had $47.1 million of current liabilities, including trade payables.

CERTAIN DEFINITIONS

    Set forth below is a summary of certain of the defined terms used in the covenants and other provisions of the indentures. Reference is made to the indentures for the definition of any other capitalized term used herein for which no definition is provided.

    "Acquired Indebtedness" means Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or is merged with or consolidated with a Restricted Subsidiary or assumed in connection with an Asset Acquisition by a Restricted Subsidiary and not Incurred in connection with, or in anticipation of, such Person becoming a Restricted Subsidiary or such Asset Acquisition.

    "Adjusted Consolidated Net Income" means, for any period, the aggregate net income (or loss) of Carrier1 International and its Restricted Subsidiaries for such period determined on a consolidated basis in conformity with GAAP; PROVIDED that the following items shall be excluded in computing Adjusted Consolidated Net Income (without duplication):

        (1) the net income (or loss) of any Person that is not a Restricted Subsidiary, except (x) with respect to net income, to the extent of the amount of dividends or other distributions actually paid to Carrier1 International or any of its Restricted Subsidiaries by such Person during such period and (y) with respect to net losses, to the extent of the amount of Investments made by Carrier1 International or any Restricted Subsidiary in such Person during such period;

        (2) solely for the purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of the "Limitation on Restricted Payments" covenant described below (and in such case, except to the extent includable pursuant to clause (1) above), the

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    net income (or loss) of any Person accrued prior to the date it becomes a
    Restricted Subsidiary or is merged into or consolidated with Carrier1 International or any of its Restricted Subsidiaries or all or substantially all of the property and assets of such Person are acquired by Carrier1 International or any of its Restricted Subsidiaries;

        (3) the net income of any Restricted Subsidiary other than a Permanent Guarantor to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time permitted (after giving effect to any effective waiver, consent or approval) by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary;

        (4) any gains or losses attributable to Asset Sales (without regard to clause (c) or (d) in the proviso to the definition thereof);

        (5) solely for purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of the "Limitation on Restricted Payments" covenant described below, any amount paid or accrued as dividends on Preferred Stock of Carrier1 International or any Restricted Subsidiary owned by Persons other than Carrier1 International and any of its Restricted Subsidiaries;

        (6) all extraordinary gains and extraordinary losses or extraordinary charges;

        (7) any compensation expense to the extent paid or payable solely with Capital Stock (other than Disqualified Stock) of Carrier1 International or any options, warrants or other rights to acquire Capital Stock (other than Disqualified Stock) of Carrier1 International; and

        (8) the cumulative effect of a change in accounting principles.

    "Adjusted Consolidated Net Tangible Assets" means the total amount of assets of Carrier1 International and its Restricted Subsidiaries (less applicable depreciation, amortization and other valuation reserves), except to the extent resulting from write-ups of capital assets (excluding write-ups in connection with accounting for acquisitions in conformity with GAAP), after deducting therefrom:

        (1) all current liabilities of Carrier1 International and its Restricted Subsidiaries (excluding intercompany items) and

        (2) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles,

all as set forth on the most recent quarterly or annual consolidated balance sheet of Carrier1 International and its Restricted Subsidiaries, prepared in conformity with GAAP and filed with the Commission or provided to the relevant trustee pursuant to the "Commission Reports and Reports to Holders" covenant.

    "Affiliate" means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

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    "Asset Acquisition" means:

        (1) an investment by Carrier1 International or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged into or consolidated with Carrier1 International or any of its Restricted Subsidiaries; PROVIDED that such Person's primary business is related, ancillary or complementary to the businesses of Carrier1 International and its Restricted Subsidiaries on the date of such investment, as determined in good faith by the Board of Directors (whose determination shall be conclusive and evidenced by a Board Resolution) or

        (2) an acquisition by Carrier1 International or any of its Restricted Subsidiaries of the property and assets of any Person other than Carrier1 International or any of its Restricted Subsidiaries that constitute substantially all of a division or line of business of such Person; PROVIDED that the property and assets acquired are related, ancillary or complementary to the businesses of Carrier1 International and its Restricted Subsidiaries on the date of such acquisition, as determined in good faith by the Board of Directors (whose determination shall be conclusive and evidenced by a Board Resolution).

    "Asset Disposition" means the sale or other disposition by Carrier1 International or any of its Restricted Subsidiaries (other than to Carrier1 International or another Restricted Subsidiary) of:

        (1) all or substantially all of the Capital Stock of any Restricted Subsidiary or

        (2) all or substantially all of the assets that constitute a division or line of business of Carrier1 International or any of its Restricted Subsidiaries.

    "Asset Sale" means any sale, transfer or other disposition (including by way of merger, consolidation or sale-leaseback transaction) in one transaction or a series of related transactions by Carrier1 International or any of its Restricted Subsidiaries to any Person other than Carrier1 International or any of its Restricted Subsidiaries of:

        (1) all or any of the Capital Stock of any Restricted Subsidiary,

        (2) all or substantially all of the property and assets of an operating unit or business of Carrier1 International or any of its Restricted Subsidiaries or

        (3) any other property and assets (other than the Capital Stock of or any other Investment in an Unrestricted Subsidiary) of Carrier1 International or any of its Restricted Subsidiaries outside the ordinary course of business of Carrier1 International or such Restricted Subsidiary and, in each case, that is not governed by the provisions of the relevant indenture applicable to mergers, consolidations and sales of all or substantially all of the assets of Carrier1 International; PROVIDED that "Asset Sale" shall not include:

        (a) sales, transfers or other dispositions of Temporary Cash Investments, inventory, receivables and other current assets,

        (b) sales, transfers or other dispositions of assets constituting a Restricted Payment (or a transaction excluded from the definition of the term "Restricted Payments") permitted to be made under the "Limitation on Restricted Payments" covenant,

        (c) sales, transfers or other dispositions of assets with a fair market value (as certified in an Officers' Certificate) not in excess of $2 million in any transaction or series of related transactions, or

        (d) sales or other dispositions of assets for consideration at least equal to the fair market value of the assets sold or disposed of, to the extent that the consideration received would constitute property or assets of the kind described in clause (B) of the second paragraph of the "Limitation on Asset Sales" covenant.

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    "Average Life" means, at any date of determination with respect to any
Indebtedness, the quotient obtained by dividing (1) the sum of the products of
(a) the number of years from such date of determination to the dates of each successive scheduled principal payment of such Indebtedness and (b) the amount of such principal payment by (2) the sum of all such principal payments.

    "Capital Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether outstanding on the Closing Date or issued thereafter, including, without limitation, all Common Stock and Preferred Stock.

    "Capitalized Lease" means, as applied to any Person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.

    "Capitalized Lease Obligations" means the discounted present value of the rental obligations under a Capitalized Lease.

    "Change of Control" means such time as:

        (1) a "person" or "group" (within the meaning of Section 13(d) or 14(d)(2) under the Exchange Act) becomes the ultimate "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 35% (50%, if the Permitted Holders hold more than 35% of the voting power of the Voting Stock of Carrier1 International on a fully diluted basis) of the total voting power of the Voting Stock of Carrier1 International on a fully diluted basis and such ownership represents a greater percentage of the total voting power of the Voting Stock of Carrier1 International, on a fully diluted basis, than is held by Permitted Holders on such date; or

        (2) during any period of two consecutive years beginning on or after the Closing Date, individuals who at the beginning of such period were members of the Board of Directors (together with any new directors whose election by the Board of Directors or whose nomination for election by Carrier1 International's shareholders was approved by a vote of at least a majority of the members of the Board of Directors then in office who either were members of the Board of Directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office.

    "Closing Date" means the date on which the notes are first issued under the indentures.

    "Common Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person's equity, other than Preferred Stock of such Person, whether outstanding on the Closing Date or issued thereafter, including, without limitation all series and classes of such common stock.

    "Consolidated EBITDA" means, for any period, Adjusted Consolidated Net Income for such period plus, to the extent such amount was deducted in calculating such Adjusted Consolidated Net Income,

        (1) Consolidated Interest Expense,

        (2) provision for all taxes based on income, profits or capital,

        (3) depreciation expense,

        (4) amortization expense (including but not limited to amortization of goodwill and intangibles and amortization and write-off of financing costs) and

        (5) all other non-cash items reducing Adjusted Consolidated Net Income (other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made), less all non-cash items increasing Adjusted Consolidated Net Income (other than any item reversing, offsetting or reducing any such accrual or reserve),

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all as determined on a consolidated basis for Carrier1 International and its
Restricted Subsidiaries in conformity with GAAP; PROVIDED that, if any Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, Consolidated EBITDA shall be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to

        (A) the amount of the Adjusted Consolidated Net Income attributable to such Restricted Subsidiary multiplied by

        (B) the percentage ownership interest in the income of such Restricted Subsidiary not owned on the last day of such period by Carrier1 International or any of its Restricted Subsidiaries.

    "Consolidated Interest Expense" means, for any period, the aggregate amount of interest in respect of Indebtedness (including, without limitation, amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method of accounting; all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing; the net costs associated with Interest Rate Agreements; and interest on Indebtedness that is Guaranteed or secured by Carrier1 International or any of its Restricted Subsidiaries) and the interest component of Capitalized Lease Obligations paid, accrued or scheduled to be paid or to be accrued by Carrier1 International and its Restricted Subsidiaries during such period, all as determined on a consolidated basis (without taking into account Unrestricted Subsidiaries) in conformity with GAAP.

    "Consolidated Leverage Ratio" means, on any Transaction Date, the ratio of:

        (1) the aggregate amount of Indebtedness of Carrier1 International and its Restricted Subsidiaries on a consolidated basis outstanding on such Transaction Date to

        (2) four times the amount of Consolidated EBITDA for the then most recent fiscal quarter for which financial statements of Carrier1 International have been filed with the Commission or provided to the relevant trustee pursuant to the "Commission Reports and Reports to Holders" covenant described below (such quarter being the "Quarter");

PROVIDED that, in making the foregoing calculation:

        (A) PRO FORMA effect shall be given, in calculating the amount of Indebtedness outstanding on the Transaction Date, to any Indebtedness to be Incurred on the Transaction Date, or to be repaid, repurchased, redeemed or otherwise retired or discharged on the Transaction Date;

        (B) PRO FORMA effect shall be given to Asset Dispositions and Asset Acquisitions (including giving PRO FORMA effect to the application of proceeds of any Asset Disposition) that occur from the beginning of the Quarter through the Transaction Date (the "Reference Period"), as if they had occurred and such proceeds had been applied on the first day of such Reference Period; and

        (C) PRO FORMA effect shall be given to asset dispositions and asset acquisitions (including giving PRO FORMA effect to the application of proceeds of any asset disposition) that have been made by any Person that has become a Restricted Subsidiary or has been merged with or into, or consolidated with, Carrier1 International or any Restricted Subsidiary during such Reference Period and that would have constituted Asset Dispositions or Asset Acquisitions had such transactions occurred when such Person was a Restricted Subsidiary as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions that occurred on the first day of such Reference Period;

PROVIDED that to the extent that clause (B) or (C) of this sentence requires that PRO FORMA effect be given to an Asset Acquisition or Asset Disposition, such PRO FORMA calculation shall be based upon the full fiscal quarter immediately preceding the Transaction Date of the Person, or division or line of business of the Person, that is acquired or disposed of for which financial information is available.

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    "Consolidated Net Worth" means, at any date of determination, shareholders'
equity (plus, to the extent not otherwise included, Preferred Stock of Carrier1 International) as set forth on the most recently available quarterly or annual consolidated balance sheet of Carrier1 International and its Restricted Subsidiaries (which shall be as of a date not more than 90 days prior to the date of such computation, and which shall not take into account Unrestricted Subsidiaries), less any amounts attributable to Disqualified Stock or any equity security convertible into or exchangeable for Indebtedness, the cost of treasury stock and the principal amount of any promissory notes receivable from the sale of the Capital Stock of Carrier1 International or any of its Restricted Subsidiaries, each item to be determined in conformity with GAAP (excluding the effects of foreign currency exchange adjustments under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 52).

    "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

    "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

    "disinterested member" means, with respect to any transaction, a member of the Board of Directors having no material financial interest in or with respect to such transaction. A member of the Board of Directors shall not be deemed to have such a financial interest solely by reason of such member's holding Capital Stock of Carrier1 International or any parent thereof or any options, warrants or other rights in respect of such Capital Stock.

    "Disqualified Stock" means any class or series of Capital Stock of any Person that by its terms or otherwise is:

        (1) required to be redeemed prior to the Stated Maturity of the notes,

        (2) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the Stated Maturity of the notes or

        (3) convertible into or exchangeable for Capital Stock referred to in clause (1) or (2) above or Indebtedness having a scheduled maturity prior to the Stated Maturity of the notes;

PROVIDED that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the Stated Maturity of the notes shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in "Limitation on Asset Sales" and "Repurchase of Notes upon a Change of Control" covenants described below and such Capital Stock, or the agreements or instruments governing the redemption rights thereof, specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to Carrier1 International's repurchase of such notes as are required to be repurchased pursuant to the "Limitation on Asset Sales" and "Repurchase of Notes upon a Change of Control" covenants described below.

    "European Government Obligations" means securities that are direct and unconditional obligations of the Belgian, Dutch, French, German or Swiss government and are not callable or redeemable at the option of the issuer thereof; provided that at the time of determination the conversion rate between the sovereign currency of such country and the Euro is fixed and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such European Government Obligation or a specific payment of interest on or principal of any such European Government Obligation held by such custodian for the account of the holder of a depository receipt; PROVIDED that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the European Government

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Obligation or the specific payment of interest on or principal of the European
Government Obligation evidenced by such depository receipt.

    "European Government Securities" means securities that are direct and unconditional obligations of the German government meeting the requirements of the Pledge Agreement relating to the Euro notes.

    "European Union" means the European Union, including the countries of Austria, Belgium, Denmark, France, Finland, Germany, Greece, Ireland, Italy, Luxembourg, The Netherlands, Portugal, Spain, Sweden, and the United Kingdom; as well as any other country which at the time of determination is a member of the European Union.

    "fair market value" means the price that would be paid in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Board of Directors, whose determination shall be conclusive if evidenced by a Board Resolution; PROVIDED that for purposes of clause (8) of the second paragraph of the "Limitation on Indebtedness" covenant,

        (x) the fair market value of any security registered under the Exchange Act shall be the average of the closing prices, regular way, of such security for the 20 consecutive trading days immediately preceding the sale of Capital Stock and

        (y) in the event the aggregate fair market value of any other property (other than cash or cash equivalents) received by Carrier1 International exceeds $10 million, the fair market value of such property shall be determined by a nationally recognized investment banking or appraisal firm and set forth in their written opinion which shall be delivered to the relevant trustee.

    "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Closing Date, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession; PROVIDED, HOWEVER, that all reports and other financial information provided by Carrier1 International to the holders of the relevant series of notes or the relevant trustee shall be prepared in accordance with GAAP as in effect from time to time. All ratios and computations contained or referred to in the relevant Indenture shall be computed in conformity with GAAP applied on a consistent basis, except that calculations made for purposes of determining compliance with the terms of the covenants and with other provisions of the relevant indenture shall be made without giving effect to (1) the amortization or write-off of any expenses incurred in connection with the offering of the Units and (2) the amortization of any amounts required or permitted by Accounting Principles Board Opinion Nos. 16 and 17.

    "German Network" means the fiber optic network to be built in Germany by Carrier1 International or any of its Restricted Subsidiaries with affiliates of Viatel, Inc. and Metromedia Fiber Network Inc. contemplated by the letter of intent dated August 20, 1998.

    "German Network L/C" means a letter of credit in an amount not to exceed $75 million issued to secure obligations of Carrier1 International or any of its Restricted Subsidiaries with respect to the German Network.

    "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any such obligation, direct or indirect, contingent or otherwise, of such Person:

        (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase

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    arrangements are on arm's-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise) or

        (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

PROVIDED that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

    "Incur" means, with respect to any Indebtedness, to incur, create, issue, assume, enter into any Guarantee of or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness, including an "Incurrence" by means of the acquisition of more than 50% of the Capital Stock of any Person; PROVIDED that neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.

    "Indebtedness" means, with respect to any Person at any date of determination (without duplication):

        (1) all indebtedness of such Person for borrowed money;

        (2) all principal obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

        (3) all reimbursement obligations of such Person in respect of letters of credit or other similar instruments (excluding obligations with respect to letters of credit (including trade letters of credit) or other similar instruments securing obligations (other than obligations described in (1) or (2) above or (5), (6) or (7) below) entered into in the ordinary course of business of such Person to the extent such letters of credit are not properly honored and drawn upon or, if properly honored and drawn upon, to the extent such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement);

        (4) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables;

        (5) all Capitalized Lease Obligations of such Person;

        (6) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; PROVIDED that the amount of such Indebtedness of such Person shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness of such other Persons;

        (7) all Indebtedness of other Persons Guaranteed by such Person; provided that the amount of Indebtedness of such Person shall be the lesser of (A) the amount Guaranteed and (B) the amount of such Indebtedness of such other Persons; and

        (8) to the extent not otherwise included in this definition, obligations under Currency Agreements and Interest Rate Agreements, except if such agreements

           (a) are designed solely to protect Carrier1 International or its Restricted Subsidiaries against fluctuations in foreign currency exchange rates or interest rates and

           (b) do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder.

    The amount of Indebtedness of any Person as described above at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent

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obligations as described above, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided:

        (A) that the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at the time of its issuance as determined in conformity with GAAP,

        (B) that obligations for money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to prefund the payment of the interest on such Indebtedness shall not be deemed to be "Indebtedness" so long as such money is held to secure the payment of such interest,

        (C) that the amount of an obligation in respect of a letter of credit or other similar instrument is the aggregate undrawn and unexpired amount thereof plus the aggregate amount of drawings properly honored thereunder that have not then been reimbursed, and

        (D) that "Indebtedness" shall not include any liability for federal, state, local or other taxes.

    Indebtedness shall not be deemed to include any obligation arising from the honoring of a check, draft or similar instrument drawn against insufficient funds, provided that such obligation is extinguished within five business days of its Incurrence.

    "Interest Rate Agreement" means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement.

    "Investment" in any Person means any direct or indirect advance, loan or other extension of credit (including, without limitation, by way of Guarantee or similar arrangement; but excluding advances, loans or other extensions of credit to customers or suppliers in the ordinary course of business to the extent required by GAAP to be recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of Carrier1 International or its Restricted Subsidiaries) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person and shall include:

        (1) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary and

        (2) the fair market value of the Capital Stock (or any other Investment), held by Carrier1 International or any of its Restricted Subsidiaries, of (or in) any Person that has ceased to be a Restricted Subsidiary, including without limitation, by reason of any transaction permitted by clause (3) of the "Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries" covenant;

PROVIDED that the fair market value of the Investment remaining in any Person that has ceased to be a Restricted Subsidiary shall not exceed the aggregate amount of Investments previously made in such Person valued at the time such Investments were made less the net reduction of such Investments. For purposes of the definition of "Unrestricted Subsidiary" and the "Limitation on Restricted Payments" covenant described below:

        (1) "Investment" shall include the fair market value of the assets (net of liabilities (other than liabilities to Carrier1 International or any of its Restricted Subsidiaries)) of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary,

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        (2) the fair market value of the assets (net of liabilities (other than liabilities to Carrier1 International or any of its Restricted Subsidiaries)) of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary shall be considered a reduction in outstanding Investments and

        (3) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.

    "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest).

    "Management Investor" means any officer, director, employee or other member of the management of Carrier1 International or any of its Subsidiaries, or family members or relatives thereof, or trusts or partnerships for the benefit of any of the foregoing, or any of their heirs, executors, successors and legal representatives.

    "Moody's" means Moody's Investors Service, Inc. and its successors.

    "Net Cash Proceeds" means:

        (a) with respect to any Asset Sale, the proceeds of such Asset Sale when received in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to Carrier1 International or any Restricted Subsidiary) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of

           (1) brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale,

           (2) provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the consolidated results of operations of Carrier1 International and its Restricted Subsidiaries, taken as a whole, including as a consequence of any transfer of funds in connection with the application thereof in accordance with the "Limitation on Asset Sales" covenant,

           (3) payments made, or required to be made, to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (A) is secured by a Lien on the property or assets sold or (B) is required to be paid as a result of such Asset Sale,

           (4) all distributions and other payments required to be made to minority interest holders in a Restricted Subsidiary or joint venture as a result of such Asset Sale by or of such Restricted Subsidiary or joint venture, or to any other Person (other than Carrier1 International or a Restricted Subsidiary) owning a beneficial interest in the assets disposed of in such Asset Sale, and

           (5) appropriate amounts to be provided by Carrier1 International or any Restricted Subsidiary as a reserve against any liabilities or obligations associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP and

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        (b) with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to Carrier1 International or any Restricted Subsidiary) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of attorney's fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

    In the event that any consideration for any Asset Sale that would otherwise constitute Net Cash Proceeds is required to be held in escrow pending determination of whether a purchase price adjustment, indemnification or other payment or other similar adjustment will be made, such consideration will become Net Cash Proceeds only when and to the extent released from escrow to Carrier1 International or a Restricted Subsidiary.

    "Offer to Purchase" means an offer to purchase notes by Carrier1 International from the holders commenced by mailing a notice to the relevant trustee and providing notice to each holder stating:

        (1) the covenant pursuant to which the offer is being made and that all notes validly tendered will be accepted for payment on a pro rata basis;

        (2) the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Payment Date");

        (3) that any note not tendered will continue to accrue interest pursuant to its terms;

        (4) that, unless Carrier1 International defaults in the payment of the purchase price, any note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest on and after the Payment Date;

        (5) that holders electing to have a note purchased pursuant to the Offer to Purchase will be required to surrender the note, together with the form entitled "Option of the holder to Elect Purchase" on the reverse side of the note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Payment Date;

        (6) that holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Payment Date, a telegram, facsimile transmission or letter setting forth the name of such holder, the principal amount of notes delivered for purchase and a statement that such holder is withdrawing his election to have such notes purchased; and

        (7) that holders whose notes are being purchased only in part will be issued new notes equal in principal amount to the unpurchased portion of the notes surrendered; PROVIDED that each note purchased and each new note issued shall be in a principal amount of $1,000 or an integral multiple thereof, with respect to the dollar notes, and [Euro]1,000 or an integral multiple thereof, with respect to the Euro notes.

    On the Payment Date, Carrier1 International shall

        (1) accept for payment on a pro rata basis notes or portions thereof tendered pursuant to an Offer to Purchase;

        (2) deposit with the relevant Paying Agent money sufficient to pay the purchase price of all notes or portions thereof so accepted; and

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        (3) deliver, or cause to be delivered, to the relevant trustee all notes or portions thereof so accepted together with an Officers' Certificate specifying the notes or portions thereof accepted for payment by Carrier1 International.

The relevant Paying Agent shall promptly mail to the holders of notes so accepted payment in an amount equal to the purchase price, and the relevant trustee shall promptly authenticate and mail to such holders a new note equal in principal amount to any unpurchased portion of the note surrendered; PROVIDED that each note purchased and each new note issued shall be in a principal amount of $1,000 or an integral multiple thereof, with respect to the dollar notes, and [Euro]1,000 or an integral multiple thereof, with respect to the Euro notes. Carrier1 International will publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date. The relevant trustee shall act as the Paying Agent for an Offer to Purchase. Carrier1 International will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that Carrier1 International is required to repurchase notes pursuant to an Offer to Purchase. To the extent the provisions of any such laws or regulations conflict with the provisions of the relevant indenture, Carrier1 International will comply with such laws and regulations and will not be deemed to have breached its obligations under such indenture by virtue thereof.

    "Permanent Guarantor" means a Restricted Subsidiary that irrevocably guarantees the payment of the notes on an unsubordinated basis; provided that such guarantee may provide that it shall be automatically and unconditionally released and discharged upon:

        (1) any sale, exchange or transfer (including by way of merger or consolidation), to any Person not an Affiliate of Carrier1 International, of all of Carrier1 International's and each Restricted Subsidiary's Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange, transfer or other transaction is not prohibited by the relevant indenture),

        (2) the legal or covenant defeasance of the notes or satisfaction and discharge of the relevant indenture, subject to customary contingent reinstatement provisions or

        (3) upon the merger or consolidation of the Permanent Guarantor with and into Carrier1 International or another Permanent Guarantor that is the surviving Person in such merger or consolidation.

    "Permitted Holder" means any of the following: any of Providence Equity Partners L.P., Providence Equity Partners II L.P., Providence Equity Partners III L.P., Primus Capital Fund IV Limited Partnership and Primus Executive Fund Limited Partnership and any of the respective Affiliates or successors of the foregoing.

    "Permitted Investment" means:

        (1) an Investment in Carrier1 International (including the notes of either series) or a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary or be merged or consolidated with or into, or transfer or convey all or substantially all its assets to, Carrier1 International or a Restricted Subsidiary; PROVIDED that such Person's primary business is related, ancillary or complementary to the businesses of Carrier1 International and its Restricted Subsidiaries on the date of such Investment;

        (2) Temporary Cash Investments;

        (3) commissions, payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP;

        (4) stock, obligations, securities or other Investments received (a) in satisfaction of judgments or (b) in settlement of debts, or as a result of foreclosure, perfection or enforcement of any Lien, in each

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    case under this clause (b) arising in the ordinary course of business and not in contemplation of the acquisition of such stock, obligations, securities or other Investments;

        (5) Investments in negotiable instruments held for collection, lease, utility and worker's compensation, performance and other similar pledges or deposits and other pledges or deposits permitted under the "Limitation on Liens" covenant;

        (6) obligations under Interest Rate Agreements and Currency Agreements designed solely to protect Carrier1 International or its Restricted Subsidiaries against fluctuations in interest rates or foreign currency exchange rates;

        (7) Investments in a joint venture to cover Carrier1 International's portion of the cost (including the cost of design, development, acquisition, construction, installation and improvement) of building a telecommunications network (or network segment) in Europe, provided that Carrier1 International or any of its Restricted Subsidiaries will directly own their portion of such network (or network segment); and Investments in joint ventures to acquire or maintain or otherwise relating to any rights-of-way, wayleaves, governmental approvals, licenses, franchises or concessions relating to any such network (or network segment);

        (8) Investments in any Person in an aggregate amount not to exceed 25% of any gains (net of any losses) attributable to Asset Sales after the Closing Date and prior to the date of such Investment; and

        (9) loans or advances to directors, officers or employees of Carrier1 International or any Restricted Subsidiary that do not in the aggregate exceed $3 million at any time outstanding.

    "Permitted Joint Venture" means any joint venture between Carrier1 International or any Restricted Subsidiary and any Person other than a Subsidiary, engaged in the provision or sale of telecommunications services, or in any other business that is related, ancillary or complementary to the provision or sale of telecommunications services, as determined in good faith by the Board of Directors (whose determination shall be conclusive if evidenced by a Board Resolution); PROVIDED that prior to making any Investment in such a Person, Carrier1 International's Board of Directors shall have determined that such Investment fits Carrier1 International's strategic plan and is on terms that are fair and reasonable to Carrier1 International.

    "Permitted Liens" means:

        (1) Liens for taxes, assessments, governmental charges or claims not yet delinquent, or that in the aggregate are not material, or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

        (2) statutory and common law Liens of landlords, carriers, warehousemen, mechanics, suppliers, materialmen or repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or that have been bonded or being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

        (3) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security and other similar legislation or other insurance-related obligations (including, without limitation, pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements);

        (4) Liens incurred or deposits made to secure the performance of tenders, bids, leases, licenses, obligations for utilities, statutory or regulatory obligations, bankers' acceptances, letters of credit, surety and appeal bonds, government or other contracts, completion guarantees, performance and

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    return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);

        (5) easements, rights-of-way, municipal and zoning ordinances, utility agreements, reservations, encroachments, restrictions and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of business of Carrier1 International or any of its Restricted Subsidiaries;

        (6) Liens (including extensions, renewals and replacements thereof) upon real or personal property or assets (including leases on an indefeasible right-to-use basis); PROVIDED that

           (a) such Lien is created solely for the purpose of securing Indebtedness Incurred, in accordance with the "Limitation on Indebtedness" covenant described below, to finance or refinance the cost (including the cost of design, development, acquisition, construction, installation, improvement, transportation or integration) of the item of property or assets subject thereto and the original such Lien is created prior to, at the time of or within one year after the later of the acquisition, the completion of construction or the commencement of full operation of such property or assets,

           (b) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost and

           (c) any such Lien shall not extend to or cover any property or assets other than such item of property or assets and any improvements, accessions or proceeds in respect of such item;

        (7) leases, subleases, licenses or sublicenses granted to others that do not materially interfere with the ordinary course of business of Carrier1 International and its Restricted Subsidiaries, taken as a whole;

        (8) Liens encumbering property or assets under construction (and related rights) in favor of a contractor or developer, or arising from progress or partial payments by a customer of Carrier1 International or its Restricted Subsidiaries relating to such property or assets;

        (9) any interest or title of a lessor in the property subject to any Capitalized Lease or operating lease;

        (10) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

        (11) Liens (including extensions, renewals and replacements thereof) on property or assets of, or on shares of Capital Stock or Indebtedness of, any Person existing (in the case of the original such Lien) at the time such Person becomes, or becomes a part of, any Restricted Subsidiary; PROVIDED that such Liens do not extend to or cover any property or assets of Carrier1 International or any Restricted Subsidiary other than the property, assets, Capital Stock or Indebtedness so acquired (plus improvements, accessions or proceeds (including dividends or distributions) in respect thereof);

        (12) Liens in favor of Carrier1 International or any Restricted Subsidiary;

        (13) Liens arising from the rendering of a final judgment, order, decree or award against Carrier1 International or any Restricted Subsidiary that does not give rise to an Event of Default;

        (14) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

        (15) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

        (16) Liens encumbering customary initial deposits and margin deposits, and other Liens that are within the general parameters customary in the industry and incurred in the ordinary course of

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    business, in each case, securing Indebtedness or other obligations under
    Interest Rate Agreements and Currency Agreements and forward contracts, options, future contracts, futures options or similar agreements or arrangements designed solely to protect Carrier1 International or any of its Restricted Subsidiaries from fluctuations in interest rates, currencies or the price of commodities;

        (17) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by Carrier1 International or any of its Restricted Subsidiaries in the ordinary course of business;

        (18) Liens on or sales or transfers of receivables (including related rights);

        (19) Liens that secure Indebtedness or other obligations with an aggregate principal amount not in excess of $5 million at any time outstanding;

        (20) Liens placed by any third party on property over which Carrier1 International or any Restricted Subsidiary has easement or other rights or on any leased property, or arising by reason of subordination or similar agreements relating thereto; and Liens arising by reason of any condemnation or eminent domain proceedings;

        (21) Liens on Capital Stock or other securities of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

        (22) any encumbrance or restriction (including, but not limited to, put and call agreements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

        (23) Liens (including extensions, renewals and replacements thereof) on property or assets acquired by Carrier1 International or any Restricted Subsidiary; provided that

           (a) such Liens were not created in connection with or in anticipation of such acquisition,

           (b) such Liens do not secure Indebtedness other than Indebtedness assumed in connection with such acquisition, and

           (c) such Liens do not extend to or cover any property or assets of Carrier1 International or any Restricted Subsidiary other than the property or assets so acquired (plus improvements, accessions or proceeds in respect thereof); and

        (24) Liens on cash set aside at the time of the Incurrence of any Indebtedness, or government securities purchased with such cash, in either case to the extent that such cash or government securities prefund the payment of interest on such Indebtedness and are held in an escrow account or similar arrangement to be applied for such purpose.

    "Pledge Account" means an account established with the relevant Securities Intermediary for the benefit of the applicable trustee pursuant to the terms of relevant Pledge Agreement for the deposit of the applicable Pledged Securities to be purchased by Carrier1 International with the net proceeds from the sale of relevant series of notes.

    "Pledge Agreements" means the U.S. Dollar Collateral Pledge and Security Agreement, dated as of the Closing Date, made by Carrier1 International in favor of the relevant trustee with respect to the dollar notes and the Euro Collateral Pledge and Security Agreement, dated as of the Closing Date, made by Carrier1 International in favor of the relevant trustee with respect to the Euro notes, as each such agreement may be amended, restated, supplemented or otherwise modified from time to time.

    "Pledged Securities" means the U.S. Government Securities to be purchased by Carrier1 International and held in the relevant Pledge Account in accordance with the Pledge Agreement related to the dollar notes and the European Government Securities to be purchased by Carrier1 International and held in the relevant Pledge Account in accordance with the Pledge Agreement related to the Euro notes.

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    "Preferred Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person's preferred or preference equity, whether now outstanding or issued after the Closing Date, including, without limitation, all series and classes of such preferred stock or preference stock.

    "refinance" means refinance, refund, replace, renew, repay, modify, restate, defer, substitute, supplement, reissue, resell or extend (including by way of any exchange of Indebtedness, or pursuant to any defeasance or discharge mechanism); and the terms "refinances," "refinanced" and "refinancing" as used for any purpose in the Indentures shall have a correlative meaning.

    "Released Indebtedness" means, with respect to any Asset Sale:

        (1) Indebtedness of Carrier1 International or any Restricted Subsidiary which is assumed by the purchaser or any affiliate thereof in connection with such Asset Sale; PROVIDED that Carrier1 International or such Restricted Subsidiary receives written, unconditional, valid and enforceable releases from each creditor, no later than the closing date of such Asset Sale and

        (2) Indebtedness of a Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Sale; PROVIDED that neither Carrier1 International nor any other Restricted Subsidiary thereafter Guarantees such Indebtedness.

    "Restricted Subsidiary" means any Subsidiary of Carrier1 International other than an Unrestricted Subsidiary.

    "S&P" means Standard & Poor's Ratings Services, a division of the McGraw-Hill Companies, and its successors.

    "Significant Subsidiary" means, at any date of determination, any Restricted Subsidiary that, together with its Subsidiaries:

        (1) for the most recent fiscal year of Carrier1 International, accounted for more than 10% of the consolidated revenues of Carrier1 International and its Restricted Subsidiaries or

        (2) as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of Carrier1 International and its Restricted Subsidiaries,

all as set forth on the most recently available consolidated financial statements of Carrier1 International for such fiscal year.

    "Stated Maturity" means:

        (1) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable and

        (2) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

    "Strategic Subordinated Indebtedness" means Indebtedness of Carrier1 International or any Permanent Guarantor Incurred to finance the acquisition of a Person engaged in a business that is related, ancillary or complementary to the business conducted by Carrier1 International or any of its Restricted Subsidiaries, which Indebtedness by its terms, or by the terms of any agreement or instrument pursuant to which such Indebtedness is Incurred:

        (1) is expressly made subordinate in right of payment to the notes and

        (2) provides that no payment of principal, premium or interest on, or any other payment with respect to, such Indebtedness may be made prior to the payment in full of all of Carrier1 International's obligations under the notes;

PROVIDED that such Indebtedness may provide for and be repaid at any time from the proceeds of a capital contribution or the sale of Capital Stock (other than Disqualified Stock) of Carrier1 International after the Incurrence of such Indebtedness.

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    "Subsidiary" means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person.

    "Temporary Cash Investment" means any of the following:

        (1) direct obligations of the United States of America or any agency thereof or obligations fully and unconditionally guaranteed by the United States of America or any agency thereof;

        (2) bankers' acceptances, time deposit accounts, certificates of deposit and money market deposits maturing within one year of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

        (3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above or clause
    (6) below entered into with a bank meeting the qualifications described in clause (2) above;

        (4) commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of Carrier1 International) organized and in existence under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P;

        (5) securities with maturities of six months or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by S&P or Moody's; and

        (6) direct obligations of, or obligations fully and unconditionally guaranteed by, (a) The Netherlands, the United Kingdom, France, Germany or Switzerland, or (b) any other member of the European Economic Community and rated at least "A" by S&P or Moody's.

    "Trade Payables" means, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.

    "Transaction Date" means, with respect to the Incurrence of any Indebtedness by Carrier1 International or any of its Restricted Subsidiaries, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

    "Unrestricted Subsidiary" means:

        (1) any Subsidiary of Carrier1 International that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and

        (2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors may designate any Restricted Subsidiary (including any newly acquired or newly formed Subsidiary of Carrier1 International) to be an Unrestricted Subsidiary unless such Subsidiary owns

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any Capital Stock of, or owns or holds any Lien on any property of, Carrier1
International or any Restricted Subsidiary; PROVIDED that:

        (A) any Guarantee by Carrier1 International or any Restricted Subsidiary of any Indebtedness of the Subsidiary being so designated shall be deemed an "Incurrence" of such Indebtedness and an "Investment" by Carrier1 International or such Restricted Subsidiary (or both, if applicable) at the time of such designation;

        (B) either (1) the Subsidiary to be so designated has total assets of $1,000 or less or (2) if such Subsidiary has assets greater than such amount, such designation would be permitted under the "Limitation on Restricted Payments" covenant described below and

        (C) if applicable, the Incurrence of Indebtedness and the Investment referred to in clause (A) of this proviso would be permitted under the "Limitation on Indebtedness" and "Limitation on Restricted Payments" covenants described below.

The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; PROVIDED that:

        (1) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such designation and

        (2) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately after such designation would, if Incurred at such time, have been permitted to be Incurred (and shall be deemed to have been Incurred) for all purposes of the relevant indenture.

Any such designation by the Board of Directors shall be evidenced to the relevant trustee by promptly filing with the trustee a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

    "U.S. Government Obligations" means securities that are:

        (1) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or

        (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof at any time prior to the Stated Maturity of the notes, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt; PROVIDED that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depository receipt.

    "U.S. Government Securities" means direct obligations of, obligations fully guaranteed by, or participations in pools consisting solely of obligations of or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the option of the issuer thereof.

    "Voting Stock" means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

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    "Wholly Owned" means, with respect to any Subsidiary of any Person, the ownership of all of the outstanding Capital Stock of such Subsidiary (other than any director's qualifying shares or Investments by foreign nationals mandated by applicable law) by such Person or one or more Wholly Owned Subsidiaries of such Person.

COVENANTS

    LIMITATION ON INDEBTEDNESS

    (a) Carrier1 International will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (other than the notes of either series (including any new notes of either series, but excluding any Additional Notes), and other Indebtedness existing on the Closing Date); PROVIDED that Carrier1 International or any Permanent Guarantor may Incur Indebtedness if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Consolidated Leverage Ratio would be greater than zero and less than 6:1.

    Notwithstanding the foregoing, Carrier1 International and any Restricted Subsidiary (except as specified below) may Incur each and all of the following:

        (1) Indebtedness outstanding at any time in an aggregate principal amount not to exceed (after giving effect to any refinancing thereof) the sum of

           (a) $100 million, less any amount of such Indebtedness permanently repaid as provided under the "Limitation on Asset Sales" covenant described below, plus

           (b) an amount equal to the lesser of (1) 80% of the consolidated book value of the accounts receivable of Carrier1 International and its Restricted Subsidiaries determined in accordance with GAAP (determined as of the end of the most recently ended fiscal quarter for which reports have been filed with the Commission or provided to the relevant trustee) and (2) $100 million;

        (2) Indebtedness owed (A) to Carrier1 International evidenced by a promissory note or (B) to any Restricted Subsidiary; PROVIDED that any event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to Carrier1 International or another Restricted Subsidiary) shall be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this clause (2);

        (3) Indebtedness issued to refinance then outstanding Indebtedness (other than Indebtedness Incurred under clause (1), (2), (4), (6), (8), (11) or (12) of this paragraph) and any refinancings thereof, in an amount not to exceed the amount so refinanced (plus premiums, accrued interest, fees and expenses); PROVIDED that Indebtedness the proceeds of which are used to refinance the notes in part or Indebtedness that is PARI PASSU with, or expressly subordinated in right of payment to, the notes or any notes Guarantee shall only be permitted under this clause (3) if

           (A) in case the notes are refinanced in part or the Indebtedness to be refinanced is PARI PASSU with the notes or any notes Guarantee, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is outstanding, is expressly made PARI PASSU with, or expressly subordinate in right of payment to, the remaining notes or any notes Guarantee,

           (B) in case the Indebtedness to be refinanced is expressly subordinated in right of payment to the notes or any notes Guarantee, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to the notes or any notes Guarantee at least to the extent that the Indebtedness to be refinanced is subordinated to the notes or any notes Guarantee and

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           (C) such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the Indebtedness to be refinanced and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced;

    and PROVIDED FURTHER that in no event may Indebtedness of Carrier1 International be refinanced by means of any Indebtedness of any Restricted Subsidiary pursuant to this clause (3);

        (4) Indebtedness (A) in respect of performance, surety, appeal or other similar bonds provided in the ordinary course of business and (B) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, bankers' acceptances, surety or performance bonds or other similar instruments securing any obligations of Carrier1 International or any of its Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), in a principal amount not to exceed the gross proceeds actually received by Carrier1 International or any Restricted Subsidiary in connection with such disposition;

        (5) Indebtedness of Carrier1 International or any Permanent Guarantor, to the extent the net proceeds thereof are promptly (A) used to purchase notes tendered in an Offer to Purchase made as a result of a Change in Control or (B) deposited to defease the notes as described below under "Defeasance";

        (6) Guarantees of the notes and Guarantees of Indebtedness of Carrier1 International by any Restricted Subsidiary provided the Guarantee of such Indebtedness is permitted by and made in accordance with the "Limitation on Issuance of Guarantees by Restricted Subsidiaries" covenant described below; and Guarantees of Indebtedness of any Restricted Subsidiary by any Restricted Subsidiary provided such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the relevant indenture providing for a Guarantee of payment of the notes by such Restricted Subsidiary;

        (7) Indebtedness (including Guarantees and the German Network L/C) Incurred to finance or refinance the cost (including the cost of design, development, acquisition, construction, installation, improvement, transportation or integration) to acquire equipment, inventory or network assets (including leases on an indefeasible right-to-use basis and multiple investment units) (including acquisitions by way of Capitalized Lease and acquisitions of the Capital Stock of a Person that becomes a Restricted Subsidiary to the extent of the fair market value of the equipment, inventory or network assets so acquired) by Carrier1 International or a Restricted Subsidiary;

        (8) Indebtedness of Carrier1 International or any Permanent Guarantor not to exceed, at any one time outstanding (after giving effect to any refinancing thereof), two times the sum of

           (A) the Net Cash Proceeds received by Carrier1 International after the Closing Date as a capital contribution or from the issuance and sale of its Capital Stock (other than Disqualified Stock) to a Person that is not a Subsidiary of Carrier1 International, to the extent (I) such capital contribution or Net Cash Proceeds have not been used pursuant to clause (C)(2) of the first paragraph or clause (3), (4), (6) or (10) of the second paragraph of the "Limitation on Restricted Payments" covenant described below to make a Restricted Payment and (II) if such capital contribution or Net Cash Proceeds are used to consummate a transaction pursuant to which Carrier1 International Incurs Acquired Indebtedness, the amount of such Net Cash Proceeds exceeds one-half of the amount of Acquired Indebtedness so Incurred and

           (B) 80% of the fair market value of property (other than cash and cash equivalents) received by Carrier1 International after the Closing Date as a capital contribution or from the sale of its

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       Capital Stock (other than Disqualified Stock) to a Person that is not a
       Subsidiary of Carrier1 International, to the extent (I) such capital contribution or sale of Capital Stock has not been used pursuant to clause (3), (4) or (7) of the second paragraph of the "Limitation on Restricted Payments" covenant described below to make a Restricted Payment and (II) if such capital contribution or Capital Stock is used to consummate a transaction pursuant to which Carrier1 International Incurs Acquired Indebtedness, 80% of the fair market value of the property received exceeds one-half of the amount of Acquired Indebtedness so Incurred PROVIDED that such Indebtedness does not mature prior to the Stated Maturity of the notes and has an Average Life longer than the notes;

        (9) Acquired Indebtedness;

        (10) Strategic Subordinated Indebtedness;

        (11) Indebtedness in respect of bankers' acceptance and letters of credit, all in the ordinary course of business, in an aggregate amount outstanding at any time not to exceed $10 million; and

        (12) subordinated Indebtedness of Carrier1 International or any Permanent Guarantor (in addition to Indebtedness permitted under clauses (1) through (11) above) in an aggregate principal amount outstanding at any time (after giving effect to any refinancing thereof) not to exceed $100 million.

    (b) For purposes of determining compliance with any dollar-denominated restriction on the Incurrence of Indebtedness denominated in another currency, the dollar-equivalent principal amount of such Indebtedness Incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Indebtedness was Incurred (or, in the case of Indebtedness under a revolving credit facility, at the time of commitment), PROVIDED that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

    (c) For purposes of determining any particular amount of Indebtedness under this "Limitation on Indebtedness" covenant,

        (1) Guarantees, Liens or obligations with respect to letters of credit, bankers' acceptances or other similar instruments supporting Indebtedness otherwise included in the determination of such particular amount shall not be included and

        (2) any Liens granted pursuant to the equal and ratable provisions referred to in the "Limitation on Liens" covenant described below shall not be treated as giving rise to Indebtedness.

For purposes of determining compliance with this "Limitation on Indebtedness" covenant,

        (1) any other obligation of the obligor on such Indebtedness arising under any Lien or letter of credit, bankers' acceptance or other similar instrument or obligation supporting such Indebtedness shall be disregarded to the extend that the same secures the principal amount of such Indebtedness and

        (2) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses, Carrier1 International, in its sole discretion, shall classify, and from time to time may reclassify, such item of Indebtedness and only be required to

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    include the amount and type of such Indebtedness in one of such clauses (but may allocate portions of such Indebtedness between or among such clauses).

    LIMITATION ON RESTRICTED PAYMENTS

    Carrier1 International will not, and will not permit any Restricted Subsidiary to, directly or indirectly:

        (1) declare or pay any dividend or make any distribution on or with respect to its Capital Stock (other than (x) dividends or distributions payable solely in shares of its Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to acquire shares of such Capital Stock and (y) dividends or distributions on Capital Stock of a Restricted Subsidiary held by minority interest holders on no more than a pro rata basis, measured by value and based on all outstanding Capital Stock of such Restricted Subsidiary) held by Persons other than Carrier1 International or any of its Restricted Subsidiaries,

        (2) purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock of

           (A) Carrier1 International or an Unrestricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Person other than Carrier1 International or any Wholly Owned Restricted Subsidiary or

           (B) a Restricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Affiliate of Carrier1 International (other than a Wholly Owned Restricted Subsidiary) or any holder (or any Affiliate of such holder) of 5% or more of the Capital Stock of Carrier1 International,

        (3) make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, of Indebtedness of Carrier1 International that is expressly subordinated in right of payment to the Notes or any Notes Guarantee or

        (4) make any Investment, other than a Permitted Investment, in any other Person

(such payments or any other actions described in clauses (1) through (4) above being collectively "Restricted Payments") if, at the time of, and after giving effect to, the proposed Restricted Payment:

        (A) a Default or Event of Default shall have occurred and be continuing,

        (B) Carrier1 International could not Incur at least $1.00 of Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant or

        (C) the aggregate amount of all Restricted Payments (the amount, if other than in cash, to be determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) made after the Closing Date shall exceed the sum of

           (1) 50% of the aggregate amount of the Adjusted Consolidated Net Income (or, if the Adjusted Consolidated Net Income is a loss, minus 100% of the amount of such loss) accrued on a cumulative basis during the period (taken as one accounting period) beginning on the first day of the fiscal quarter beginning immediately following the Closing Date and ending on the last day of the last fiscal quarter preceding the Transaction Date for which reports have been filed with the Commission or provided to the relevant trustee pursuant to the "Commission Reports and Reports to Holders" covenant PLUS

           (2) the aggregate Net Cash Proceeds received by Carrier1 International after the Closing Date as a capital contribution or from the issuance and sale permitted by the relevant indenture of its Capital Stock (other than Disqualified Stock) to a Person who is not a Subsidiary of Carrier1 International, including the proceeds of an issuance or sale permitted by the relevant

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       indenture of Indebtedness of Carrier1 International for cash subsequent to the Closing Date upon the conversion of such Indebtedness into Capital Stock (other than Disqualified Stock) of Carrier1 International, or from the issuance to a Person who is not a Subsidiary of Carrier1 International of any options, warrants or other rights to acquire Capital Stock of Carrier1 International (in each case, exclusive of any Disqualified Stock or any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the Stated Maturity of the notes), in each case except to the extent such Net Cash Proceeds are used to Incur Indebtedness pursuant to clause (8) of the second paragraph under the "Limitation on Indebtedness" covenant PLUS

           (3) an amount equal to the net reduction in Investments (other than reductions in Permitted Investments and Investments under clause (6), (8) or (12) of the second paragraph of this "Limitation on Restricted Payments" covenant) in any Person resulting from payments of interest on Indebtedness, dividends, distributions, repayments of loans or advances, or other transfers of assets, in each case to Carrier1 International or any Restricted Subsidiary or from the Net Cash Proceeds from the sale or other disposition of any such Investment (except, in each case, to the extent of any gain on such sale or other disposition that would be included in the calculation of Adjusted Consolidated Net Income for purposes of clause (C)(1) above), or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investments"), not to exceed, in each case, the amount of Investments previously made by Carrier1 International or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.

        The foregoing provision shall not be violated by reason of:

        (1) the payment of any dividend within 60 days after the date of declaration thereof if, at said date of declaration, such payment would comply with the foregoing paragraph;

        (2) the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the notes or any notes Guarantee, including premium, if any, and accrued and unpaid interest, with the proceeds of, or in exchange for, Indebtedness Incurred under clause (3) of the second paragraph of the "Limitation on Indebtedness" covenant;

        (3) the repurchase, redemption or other acquisition of Capital Stock of Carrier1 International or any Subsidiary of Carrier1 International (or options, warrants or other rights to acquire such Capital Stock) in exchange for, or out of the proceeds of a capital contribution or a substantially concurrent offering of, shares of Capital Stock (other than Disqualified Stock) of Carrier1 International (or options, warrants or other rights to acquire such Capital Stock);

        (4) the making of any principal payment on or the repurchase, redemption, retirement, defeasance or other acquisition for value of Indebtedness of Carrier1 International which is subordinated in right of payment to the notes in exchange for, or out of the proceeds of a capital contribution or a substantially concurrent offering of, shares of the Capital Stock (other than Disqualified Stock) of Carrier1 International (or options, warrants or other rights to acquire such Capital Stock);

        (5) payments or distributions to dissenting shareholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the relevant indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of Carrier1 International;

        (6) any Investment in any Person the primary business of which is related, ancillary or complementary to the business of Carrier1 International and its Restricted Subsidiaries on the date of

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    such Investment; PROVIDED that the aggregate amount of Investments made pursuant to this clause (6) does not exceed the sum of

           (a) $25 million, plus

           (b) the amount of Net Cash Proceeds received by Carrier1 International after the Closing Date as a capital contribution or from the sale of its Capital Stock (other than Disqualified Stock) to a Person who is not a Subsidiary of Carrier1 International, except to the extent such Net Cash Proceeds are used to Incur Indebtedness pursuant to clause
       (8) of the second paragraph under the "Limitation on Indebtedness" covenant or to make Restricted Payments pursuant to clause (C)(2) of the first paragraph, or clauses (3), (4) or (10) of this paragraph, of this "Limitation on Restricted Payments" covenant, plus

           (c) the net reduction in Investments made pursuant to this clause (6) resulting from distributions on or repayments of such Investments or from the Net Cash Proceeds from the sale or other disposition of any such Investment (except in each case to the extent of any gain on such sale or other disposition that would be included in the calculation of Adjusted Consolidated Net Income for purposes of clause (C)(1) above) or from such Person becoming a Restricted Subsidiary (valued in each case as provided in the definition of "Investments"), PROVIDED that the net reduction in any Investment shall not exceed the amount of such Investment;

        (7) Investments acquired as a capital contribution to or in exchange for Capital Stock (other than Disqualified Stock) of Carrier1 International;

        (8) Investments in Permitted Joint Ventures not exceeding, at the time of the Investment, the sum of

           (A) $10 million and

           (B) the net reduction in Investments made pursuant to this clause (8) resulting from distributions on or repayments of such Investments or from the Net Cash Proceeds from the sale or other disposition of any such Investment (except in each case to the extent of any gain on such sale or disposition that would be included in the calculation of Adjusted Consolidated Net Income for purposes of clause (C)(1) above) or from such Person becoming a Restricted Subsidiary (valued in each case as provided in the definition of "Investments"), PROVIDED that the net reduction in any Investment shall not exceed the amount of such Investment;

        (9) repurchases of Warrants pursuant to a Repurchase Offer or within ten days of their expiration in accordance with the terms of the Warrant Agreements in effect on the Closing Date, any purchase of any fractional shares of Common Stock (or other Capital Stock of Carrier1 International issuable upon exercise of the Warrants) in connection with an exercise of the Warrants, and any payments in connection with the anti-dilution provisions of the Warrant Agreements;

        (10) the purchase, redemption, retirement or other acquisition for value of shares of Capital Stock of Carrier1 International or options, warrants or other rights to purchase such shares held by Management Investors upon death, disability, retirement, termination of employment or pursuant to the terms of any agreement under which such shares of Capital Stock or options, warrants or other rights were issued; PROVIDED that the aggregate consideration paid for such purchase, redemption, retirement or other acquisition for value of such shares or options, warrants or other rights after the Closing Date does not in the aggregate exceed

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           (A) $5 million, plus

           (B) the aggregate Net Cash Proceeds received by Carrier1 International after the Closing Date as a capital contribution from, or from the issuance or sale to, Management Investors of Capital Stock of Carrier1 International or any options, warrants or other rights to acquire such Capital Stock, plus

           (C) the proceeds of insurance policies used to effect any such purchase, redemption, retirement or other acquisition;

        (11) any purchase, redemption, retirement or other acquisition of Capital Stock deemed to occur upon the exercise of options, warrants or other rights if such Capital Stock represents a portion of the exercise price thereof; or

        (12) other Restricted Payments in an aggregate amount not to exceed $5 million plus the net reduction in Investments made pursuant to this clause
    (12) resulting from distributions on or repayments of such Investments or from the Net Cash Proceeds from the sale or other disposition of any such Investment (except in each case to the extent of any gain on such sale or disposition that would be included in the calculation of Adjusted Consolidated Net Income for purposes of clause (C)(1) above) or from such Person becoming a Restricted Subsidiary (valued in each case as provided in the definition of "Investments"), PROVIDED that the net reduction in any Investment shall not exceed the amount of such Investment;

PROVIDED that, except in the case of clauses (1), (3) and (11), no Default or Event of Default shall have occurred and be continuing or occur as a consequence of the actions or payments set forth therein.

    Each Restricted Payment permitted pursuant to the preceding paragraph (other than the Restricted Payment referred to in clause (2) thereof, an exchange of Capital Stock for Capital Stock or Indebtedness referred to in clause (3) or (4) thereof, an Investment referred to in clause (7) thereof and a purchase, redemption, retirement or other acquisition of Capital Stock referred to in clause (11) thereof), and the Net Cash Proceeds from any capital contribution or any issuance of Capital Stock referred to in clauses (3), (4) and (6) thereof, shall be included in calculating whether the conditions of clause (C) of the first paragraph of this "Limitation on Restricted Payments" covenant have been met with respect to any subsequent Restricted Payments.

    LIMITATION ON DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED
     SUBSIDIARIES

    Carrier1 International will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to:

        (1) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by Carrier1 International or any other Restricted Subsidiary,

        (2) pay any Indebtedness owed to Carrier1 International or any other Restricted Subsidiary,

        (3) make loans or advances to Carrier1 International or any other Restricted Subsidiary, or

        (4) transfer any of its property or assets to Carrier1 International or any other Restricted Subsidiary.

    The foregoing provisions shall not restrict any encumbrances or restrictions:

        (1) existing on the Closing Date, including under the indentures or any other agreements or instruments in effect on the Closing Date, and any refinancings of such agreements or instruments; PROVIDED that the encumbrances and restrictions in any such refinancings are no less favorable in any

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    material respect to the holders than those encumbrances or restrictions that are then in effect and that are being refinanced;

        (2) existing under or by reason of applicable law or any requirement of any applicable governmental regulatory authority;

        (3) existing with respect to any Person, or any property or assets, acquired by Carrier1 International or any Restricted Subsidiary, existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable (A) in the case of an acquisition of such Person, to any other Person or (B) in the case of an acquisition of such property or assets, any other property or assets;

        (4) in the case of clause (4) (and, solely with respect to clauses (A), (B) and (D) of this clause (4), clause (1)) of the first paragraph of this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant,

           (A) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is, or is subject to, a lease, license, conveyance or contract or similar property or asset,

           (B) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of Carrier1 International or any Restricted Subsidiary not otherwise prohibited by the relevant Indenture,

           (C) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of Carrier1 International or any Restricted Subsidiary in any manner material to Carrier1 International or any Restricted Subsidiary or

           (D) arising under the terms of Indebtedness Incurred under clause (7) of the second paragraph of the "Limitation on Indebtedness" covenant that restrict the transfer of the property or assets acquired with such Indebtedness;

        (5) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary;

        (6) contained in the terms of any Indebtedness or any agreement pursuant to which such Indebtedness was issued, or any agreement relating to the sale, disposition or financing of receivables, if

           (A) either (1) the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant contained in the terms of such Indebtedness or agreement or (2) Carrier1 International in good faith determines (as set forth in a Board Resolution) that any such encumbrance or restriction will not materially affect Carrier1 International's ability to make principal or interest payments on the notes and

           (B) the encumbrance or restriction is not materially more disadvantageous to the holders of the notes than is customary in comparable financings (as determined by Carrier1 International in good faith);

        (7) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; or

        (8) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business.

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Nothing contained in this "Limitation on Dividend and Other Payment Restrictions
Affecting Restricted Subsidiaries" covenant shall prevent Carrier1 International or any Restricted Subsidiary from:

        (1) creating, incurring, assuming or suffering to exist any Liens otherwise permitted under the "Limitation on Liens" covenant or

        (2) restricting the sale or other disposition of property or assets of Carrier1 International or any of its Restricted Subsidiaries that secure Indebtedness of Carrier1 International or any of its Restricted Subsidiaries.

    LIMITATION ON THE ISSUANCE AND SALE OF CAPITAL STOCK OF RESTRICTED
     SUBSIDIARIES

    Carrier1 International will not sell, and will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell, any shares of Capital Stock of a Restricted Subsidiary (including options, warrants or other rights to purchase shares of such Capital Stock) except:

        (1) to Carrier1 International or a Wholly Owned Restricted Subsidiary;

        (2) issuances of director's qualifying shares or issuances or sales to foreign nationals of shares of Capital Stock of foreign Restricted Subsidiaries, to the extent required by applicable law;

        (3) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under the "Limitation on Restricted Payments" covenant if made on the date of such issuance or sale; or

        (4) issuances or sales of Common Stock of a Restricted Subsidiary, provided that Carrier1 International or such Restricted Subsidiary applies the Net Cash Proceeds, if any, of any such sale in accordance with clause
    (A) or (B) of the "Limitation on Asset Sales" covenant described below.

    LIMITATION ON ISSUANCES OF GUARANTEES BY RESTRICTED SUBSIDIARIES

    Carrier1 International will not permit any Restricted Subsidiary, directly or indirectly, to Guarantee any Indebtedness of Carrier1 International or any Subsidiary Guarantor which is PARI PASSU with or expressly subordinate in right of payment to the notes or any notes Guarantee ("Guaranteed Indebtedness"), unless:

        (1) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the relevant indenture providing for a Guarantee (a "Subsidiary Guarantee") of payment of the notes by such Restricted Subsidiary and

        (2) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against Carrier1 International or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee, until payment in full of the outstanding principal amount of such notes and any premium or accrued and unpaid interest thereon then due and owing;

PROVIDED that this paragraph shall not be applicable to any Guarantee of any Restricted Subsidiary:

           (a) that existed at the time such Person became a Restricted Subsidiary and was not Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary or

           (b) of Indebtedness Incurred pursuant to clause (1) of the second paragraph of the "Limitation on Indebtedness" covenant.

If the Guaranteed Indebtedness is (A) PARI PASSU with the notes, then the Guarantee of such Guaranteed Indebtedness shall be PARI PASSU with, or subordinated to, the Subsidiary Guarantee or (B) subordinated to

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the notes, then the Guarantee of such Guaranteed Indebtedness shall be subordinated to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the notes.

    Notwithstanding the foregoing, any Subsidiary Guarantee by a Restricted Subsidiary may provide by its terms that it shall be automatically and unconditionally released and discharged upon:

        (1) any sale, exchange or transfer (including by way of merger or consolidation), to any Person not an Affiliate of Carrier1 International, of all of Carrier1 International's and each Restricted Subsidiary's Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange, transfer or other transaction is not prohibited by the relevant indenture),

        (2) the legal or covenant defeasance of the notes or satisfaction and discharge of the relevant indenture, subject to customary contingent reinstatement provisions,

        (3) the release or discharge of the Guarantee which resulted in the creation of such Subsidiary Guarantee, except a discharge or release by or as a result of payment under such Guarantee or

        (4) upon the merger or consolidation of such Subsidiary Guarantor with and into Carrier1 International or another Subsidiary Guarantor that is the surviving Person in such merger or consolidation.

    LIMITATION ON TRANSACTIONS WITH SHAREHOLDERS AND AFFILIATES

    Carrier1 International will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any holder (or any Affiliate of such holder) of 5% or more of any class of Capital Stock of Carrier1 International or with any Affiliate of Carrier1 International or any Restricted Subsidiary, except upon fair and reasonable terms that taken as a whole are no less favorable to Carrier1 International or such Restricted Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm's-length transaction with a Person that is not such a holder or an Affiliate.

    The foregoing limitation does not limit, and shall not apply to:

        (1) transactions (A) approved by a majority of the disinterested members of the Board of Directors or (B) for which Carrier1 International or a Restricted Subsidiary delivers to the relevant trustee a written opinion of a nationally recognized investment banking or appraisal firm stating that the transaction is fair to Carrier1 International or such Restricted Subsidiary from a financial point of view, or is upon terms that taken as a whole are no less favorable to Carrier1 International or such Restricted Subsidiary than could be obtained in a comparable arm's-length transaction;

        (2) any transaction solely between or among Carrier1 International and any of its Wholly Owned Restricted Subsidiaries or solely between or among Wholly Owned Restricted Subsidiaries;

        (3) the payment of reasonable and customary regular fees to directors of Carrier1 International who are not employees of Carrier1 International;

        (4) any payments or other transactions pursuant to any tax-sharing agreement between Carrier1 International and any other Person with which Carrier1 International files a consolidated tax return or with which Carrier1 International is part of a consolidated group for tax purposes;

        (5) any Restricted Payments (or a transaction excluded from the definition of the term "Restricted Payments") not prohibited by the "Limitation on Restricted Payments" covenant;

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        (6) transactions consisting of or pursuant to employment or benefit agreements, plans, programs or arrangements for or with, or indemnification or contribution obligations to, employees, officers or directors in the ordinary course of business;

        (7) the entering into of the Securities Purchase and Cancellation Agreement, the 1999 Share Option Plan, the Securities Purchase Agreement, the Registration Rights Agreement and the Securityholders' Agreement, as described in the offering memorandum relating to the original offering, and performance of the obligations and the transactions contemplated thereby; or

        (8) issuances or sales of Capital Stock (other than Disqualified Stock) of Carrier1 International or options, warrants or other rights to acquire such Capital Stock.

Notwithstanding the foregoing, any transaction or series of related transactions covered by the first paragraph of this "Limitation on Transactions with Shareholders and Affiliates" covenant and not covered by clauses (2) through (8) of this paragraph, the aggregate amount of which exceeds $2 million in value, must be approved or determined to be fair in the manner provided for in clause
(1)(A) or (B) above.

    LIMITATION ON LIENS

    Carrier1 International will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien on any of its assets or properties of any character (including, without limitation, licenses), or any shares of Capital Stock or Indebtedness of any Restricted Subsidiary, without making effective provision for all of the notes and all other amounts due under the relevant indenture to be directly secured equally and ratably with (or, if the obligation or liability to be secured by such Lien is expressly subordinated in right of payment to the notes, prior to) the obligation or liability secured by such Lien.

    The foregoing limitation does not apply to:

        (1) Liens existing on the Closing Date;

        (2) Liens granted after the Closing Date on any assets or Capital Stock of Carrier1 International or its Restricted Subsidiaries created in favor of the holders;

        (3) Liens with respect to the assets of a Restricted Subsidiary granted by such Restricted Subsidiary to Carrier1 International or a Wholly Owned Restricted Subsidiary to secure Indebtedness owing to Carrier1 International or such other Restricted Subsidiary;

        (4) Liens securing Indebtedness which is permitted to be Incurred under clause (3) of the second paragraph of the "Limitation on Indebtedness" covenant to refinance secured Indebtedness; PROVIDED that such Liens do not extend to or cover any property or assets of Carrier1 International or any Restricted Subsidiary other than the property or assets securing the Indebtedness being refinanced;

        (5) Liens on the Capital Stock of, or any property or assets of, a Restricted Subsidiary securing Indebtedness of such Restricted Subsidiary (or obligations in respect thereof) permitted under the "Limitation on Indebtedness" covenant; or

        (6) Permitted Liens.

    LIMITATION ON SALE-LEASEBACK TRANSACTIONS

    Carrier1 International will not, and will not permit any Restricted Subsidiary to, enter into any sale-leaseback transaction involving any of its assets or properties whether now owned or hereafter acquired, whereby Carrier1 International or a Restricted Subsidiary sells or transfers such assets or properties more than one year after acquiring such assets or properties and then or thereafter leases such assets or properties or any part thereof or any other assets or properties which Carrier1 International or

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such Restricted Subsidiary, as the case may be, intends to use for substantially the same purpose or purposes as the assets or properties sold or transferred.

    The foregoing restriction does not apply to any sale-leaseback transaction if:

        (1) the lease is for a period, including renewal rights, of not in excess of three years;

        (2) the lease secures or relates to industrial revenue or pollution control bonds;

        (3) the transaction is solely between Carrier1 International and any Wholly Owned Restricted Subsidiary or solely between Wholly Owned Restricted Subsidiaries; or

        (4) Carrier1 International or such Restricted Subsidiary, within 12 months after the sale or transfer of any assets or properties is completed, applies an amount not less than the net proceeds received from such sale in accordance with clause (A) or (B) of the second paragraph of the "Limitation on Asset Sales" covenant described below.

    LIMITATION ON ASSET SALES

    Carrier1 International will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale, unless:

        (1) the consideration received by Carrier1 International or such Restricted Subsidiary (including any Released Indebtedness and including by way of relief from or by any other Person assuming responsibilities for any liabilities other than Indebtedness ("Released Liabilities")) is at least equal to the fair market value of the assets sold or disposed of; PROVIDED that this clause (1) shall not apply to any sale, transfer or other disposition arising from foreclosure, condemnation or similar action with respect to any assets and

        (2) at least 75% of the consideration received (including any Released Indebtedness and Released Liabilities) consists of cash, Temporary Cash Investments or Released Indebtedness and Released Liabilities; PROVIDED, HOWEVER, that this clause (2) shall not apply to long-term assignments in capacity in a telecommunications network or other transfers of indefeasible rights of use, multiple investment units or dark fibers.

    In the event and to the extent that the Net Cash Proceeds received by Carrier1 International or any of its Restricted Subsidiaries from one or more Asset Sales occurring on or after the Closing Date in any period of 12 consecutive months exceed 10% of Adjusted Consolidated Net Tangible Assets (determined as of the date closest to the commencement of such 12-month period for which a consolidated balance sheet of Carrier1 International and its Subsidiaries has been filed with the Commission or provided to the relevant trustee pursuant to the "Commission Reports and Reports to Holders" covenant), then Carrier1 International shall or shall cause the relevant Restricted Subsidiary to:

        (1) within 12 months after the date Net Cash Proceeds so received exceed 10% of Adjusted Consolidated Net Tangible Assets

           (A) apply an amount equal to such excess Net Cash Proceeds to permanently repay unsubordinated Indebtedness of Carrier1 International or any Restricted Subsidiary providing a notes Guarantee, or Indebtedness of any other Restricted Subsidiary, in each case owing to a Person other than Carrier1 International or any of its Restricted Subsidiaries or

           (B) invest an equal amount, or the amount not so applied pursuant to clause (A), (or enter into a definitive agreement committing to so invest within 12 months after the date of such agreement) in property or assets (other than current assets) of a nature or type or that are used in a business (or in a company having property and assets of a nature or type, or engaged in a business) similar or related to the nature or type of the property and assets of, or the business of, Carrier1 International and its Restricted Subsidiaries existing on the date of such investment (as determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) and

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        (2) apply (no later than the end of the 12-month period referred to in clause (1)) such excess Net Cash Proceeds (to the extent not applied or committed to be applied pursuant to clause (1)) as provided in the following paragraph of this "Limitation on Asset Sales" covenant.

The amount of such excess Net Cash Proceeds required to be applied (or to be committed to be applied) during such 12-month period as set forth in clause (1) of the preceding sentence and not applied or committed to be applied as so required by the end of such period shall constitute "Excess Proceeds."

    If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Offer to Purchase pursuant to this "Limitation on Asset Sales" covenant totals at least $5 million, Carrier1 International must commence, not later than the fifteenth Business Day of such month, and consummate an Offer to Purchase from the holders of the notes (and if and to the extent required by the terms of any Indebtedness that is PARI PASSU with the notes or any notes Guarantee ("Pari Passu Indebtedness"), purchase, redeem or repay such Pari Passu Indebtedness) on a PRO RATA basis an aggregate principal amount of notes (and an amount of Pari Passu Indebtedness) equal to the Excess Proceeds on such date, at a purchase price equal to 100% of the principal amount of the notes (and the required amount of Pari Passu Indebtedness) plus accrued interest (if any) to the Payment Date. If the aggregate principal amount of the notes and aggregate principal amount of such Pari Passu Indebtedness validly tendered and not withdrawn (or otherwise subject to purchase, redemption or repayment) exceeds such Excess Proceeds, such Excess Proceeds will be apportioned between the notes and such Pari Passu Indebtedness, with the portion of such Excess Proceeds payable in respect of the notes to equal the lesser of

        (x) the Excess Proceeds amount multiplied by a fraction, the numerator of which is the aggregate principal amount of the notes and the denominator of which is the sum of the aggregate principal amount of the notes and the aggregate principal amount of such Pari Passu Indebtedness and

        (y) the principal amount of notes validly tendered and not withdrawn.

    Any Excess Proceeds remaining after such Offer to Purchase is completed may be applied to fund any general corporate purpose not prohibited by the relevant indenture.

    For purposes of the first paragraph of this "Limitation on Asset Sales" covenant:

        (1) securities received by Carrier1 International or any Restricted Subsidiary in any Asset Sale that are converted by Carrier1 International or such Restricted Subsidiary into cash within 12 months after such Asset Sale and

        (2) consideration consisting of Indebtedness of Carrier1 International or any Restricted Subsidiary,

shall be deemed to be cash.

REPURCHASE OF NOTES UPON A CHANGE OF CONTROL

    Carrier1 International must commence, within 30 days of the occurrence of a Change of Control, and consummate an Offer to Purchase for all notes then outstanding, at a purchase price equal to 101% of the principal amount thereof, PLUS accrued and unpaid interest (if any) to the Payment Date.

    The terms of other Indebtedness of Carrier1 International and its Subsidiaries may provide that the occurrence of a Change of Control constitutes a default thereunder, prohibit certain events that would constitute a Change of Control, or require such Indebtedness to be repurchased or repaid upon a Change of Control. Moreover, the exercise by the holders of their right to require Carrier1 International to repurchase the notes could cause a default under the terms of such other Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on Carrier1 International. The above covenant requiring Carrier1 International to repurchase the notes will, unless consents are obtained,

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require Carrier1 International to repay all indebtedness then outstanding which by its terms would prohibit such note repurchase, either prior to or concurrently with such note repurchase. Carrier1 International's ability to pay cash to the holders upon a Change of Control may be limited by Carrier1 International's then existing financial resources. There can be no assurance that Carrier1 International will have sufficient funds available at the time of any Change of Control to make any debt payment (including repurchases of notes) required by the foregoing covenant or under the terms of any other Indebtedness.

    The Change of Control purchase feature is a result of negotiations between Carrier1 International and the placement agents. Carrier1 International has no present plans to engage in a transaction involving a Change of Control, although it is possible that Carrier1 International would decide to do so in the future. Subject to the limitations contained in the indentures, Carrier1 International could, in the future, enter into certain transactions, including acquisitions, refinancings or recapitalizations, that would not constitute a Change of Control under the indentures, but that could increase the amount of indebtedness outstanding at such time or otherwise affect Carrier1 International's capital structure or credit ratings.

COMMISSION REPORTS AND REPORTS TO HOLDERS

    At all times from and after the earlier of (1) the date of the commencement of an exchange offer or the effectiveness of a Shelf Registration Statement (the "Registration") and (2) the date that is six months after the Closing Date, in either case, whether or not Carrier1 International is then required to file reports with the Commission, Carrier1 International shall file with the Commission to the extent then permitted by the Securities Exchange Act of 1934, as amended, and by the Commission, all such information on an appropriate available form as it would be required to file with the Commission by Sections 13(a) or 15(d) under the Securities Exchange Act of 1934 as if it were a U.S. company and subject thereto including information required by annual, quarterly and current reports whether or not required to be so filed. Carrier1 International shall supply the relevant trustee and each holder or shall supply to the relevant trustee for forwarding to all holders, without cost to such holders, copies of such reports and other information. In addition, at all times prior to the earlier of the date of the Registration and the date that is six months after the Closing Date, Carrier1 International shall, at its cost, supply the relevant trustee and each holder or shall supply to the relevant trustee for forwarding to all holders, without cost to such holders, quarterly and annual reports substantially equivalent to those described above or which would otherwise be required by the Exchange Act commencing with the report for the fiscal quarter ending immediately after the Closing Date; provided that Carrier1 International may deliver copies of the registration statement (including pre-effective amendments thereto) with respect to the exchange offer to the extent it contains the information that would have been required in such reports. In addition, at all times prior to the Registration, upon the request of any holder or any prospective purchaser of the notes designated by a holder, Carrier1 International shall supply to such holder or such prospective purchaser the information required under Rule 144A under the Securities Act.

EVENTS OF DEFAULT

    The following events are defined as "Events of Default" in the relevant
Indenture:

        (a) default in the payment of principal of (or premium, if any, on) any note when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise;

        (b) default in the payment of interest on any note when the same becomes due and payable, and such default continues for a period of 30 days; provided that a failure to make any of the first five scheduled interest payments on the relevant series of notes on the applicable Interest Payment Date will constitute an Event of Default with no grace or cure period;

        (c) default in the performance or breach of the provisions of such indenture applicable to mergers, consolidations and transfers of all or substantially all of the assets of Carrier1 International

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    or the failure to make or consummate an Offer to Purchase when required in accordance with the "Limitation on Asset Sales" or "Repurchase of Notes upon a Change of Control" covenant;

        (d) Carrier1 International defaults in the performance of or breaches any other covenant or agreement of Carrier1 International in such indenture or under the relevant notes (other than a default specified in clause (a), (b) or (c) above) or the relevant Pledge Agreement and such default or breach continues for a period of 30 consecutive days after written notice by the relevant trustee or the holders of 25% or more in aggregate principal amount of the relevant series of notes;

        (e) there occurs with respect to any issue or issues of Indebtedness of Carrier1 International or any Significant Subsidiary having an outstanding principal amount of $10 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created, (A) an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration and/or (B) the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default;

        (f) any final judgment or order (not covered by insurance) for the payment of money in excess of $10 million in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against Carrier1 International or any Significant Subsidiary and shall not be paid or discharged, and there shall be any period of 60 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $10 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

        (g) a court having jurisdiction in the premises enters a decree or order for

           (A) relief in respect of Carrier1 International or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect,

           (B) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of Carrier1 International or any Significant Subsidiary or for all or substantially all of the property and assets of Carrier1 International or any Significant Subsidiary or

           (C) the winding up or liquidation of the affairs of Carrier1 International or any Significant Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 30 consecutive days; or

        (h) Carrier1 International or any Significant Subsidiary

           (A) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law,

           (B) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of Carrier1 International or any Significant Subsidiary or for all or substantially all of the property and assets of Carrier1 International or any Significant Subsidiary or

           (C) effects any general assignment for the benefit of creditors; or

        (i) the relevant Pledge Agreement shall cease to be in full force and effect or enforceable in accordance with its terms, other than in accordance with its terms.

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    If an Event of Default (other than an Event of Default specified in clause
(g) or (h) above that occurs with respect to Carrier1 International) occurs and is continuing under the relevant indenture, the relevant trustee or the holders of at least 25% in aggregate principal amount of the dollar notes or the Euro notes, as the case may be, then outstanding, by written notice to Carrier1 International (and to the relevant trustee if such notice is given by the holders), may, and such trustee at the request of such holders shall, declare the principal of, and premium, if any, and accrued and unpaid interest on the relevant notes to be immediately due and payable. Upon a declaration of acceleration, such principal of, and premium, if any, and accrued and unpaid interest shall be immediately due and payable. In the event of a declaration of acceleration because an Event of Default set forth in clause (e) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (e) shall be remedied or cured by Carrier1 International or the relevant Significant Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto. If an Event of Default specified in clause (g) or (h) above occurs with respect to Carrier1 International, the principal of, and premium, if any, and accrued and unpaid interest on the notes then outstanding shall IPSO FACTO become and be immediately due and payable without any declaration or other act on the part of either trustee or any holder. The holders of at least a majority in principal amount of the outstanding notes of the relevant series, by written notice to Carrier1 International and to the relevant trustee, may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if:

        (1) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the relevant notes that have become due solely by such declaration of acceleration, have been cured or waived and

        (2) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. For information as to the waiver of defaults, see "--Modification and Waiver."

    The holders of at least a majority in aggregate principal amount of the outstanding dollar notes or Euro notes, as the case may be, may direct the time, method and place of conducting any proceeding for any remedy available to the relevant trustee or exercising any trust or power conferred on such trustee. However, such trustee may refuse to follow any direction that conflicts with law or the relevant indenture, that may involve such trustee in personal liability, or that such trustee determines in good faith may be unduly prejudicial to the rights of holders of the dollar notes or Euro notes, as the case may be, not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from holders of the relevant notes. A holder may not pursue any remedy with respect to the relevant indenture or the relevant notes unless:

        (1) the holder gives the relevant trustee written notice of a continuing Event of Default;

        (2) the holders of at least 25% in aggregate principal amount of outstanding dollar notes or Euro notes, as the case may be, make a written request to such trustee to pursue the remedy;

        (3) such holder or holders offer such trustee indemnity satisfactory to such trustee against any costs, liability or expense;

        (4) such trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

        (5) during such 60-day period, the holders of a majority in aggregate principal amount of the outstanding dollar notes or Euro notes, as the case may be, do not give such trustee a direction that is inconsistent with the request.

However, such limitations do not apply to the right of any holder of a note to receive payment of the principal of, and premium, if any, or interest on, such note or to bring suit for the enforcement of any such

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payment, on or after the due date expressed in the notes, which right shall not be impaired or affected without the consent of the holder.

    Each indenture requires certain officers of Carrier1 International to certify, on or before a date not more than 90 days after the end of each fiscal year, that a review has been conducted of the activities of Carrier1 International and its Restricted Subsidiaries and Carrier1 International's and its Restricted Subsidiaries' performance under such indenture and that Carrier1 International has fulfilled all obligations thereunder, or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof. Carrier1 International is also obligated to notify the relevant trustee of any default or defaults in the performance of any covenants or agreements under the relevant indenture.

CONSOLIDATION, MERGER AND SALE OF ASSETS

    Carrier1 International will not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person or permit any Person to merge with or into Carrier1 International unless:

        (1) Carrier1 International shall be the continuing Person, or the Person (if other than Carrier1 International) formed by such consolidation or into which Carrier1 International is merged or that acquired or leased such property and assets of Carrier1 International shall be a corporation organized and validly existing under the laws of the Kingdom of the Netherlands (including the Netherlands Antilles), Bermuda, Canada, Switzerland, any member state of the European Union or the United States of America or any jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the relevant trustee, all of the obligations of Carrier1 International on the relevant series of notes and under the relevant indenture;

        (2) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

        (3) immediately after giving effect to such transaction on a pro forma basis, Carrier1 International or any Person becoming the successor obligor of the notes shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of Carrier1 International immediately prior to such transaction; PROVIDED that this clause (3) shall only apply to a sale of less than all of the assets of Carrier1 International;

        (4) immediately after giving effect to such transaction on a pro forma basis Carrier1 International, or any Person becoming the successor obligor on such notes, as the case may be, could Incur at least $1.00 of Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant; PROVIDED that this clause (4) shall not apply to a consolidation, merger or sale of all (but not less than all) of the assets of Carrier1 International if all Liens and Indebtedness of Carrier1 International or any Person becoming the successor obligor of the notes, as the case may be, and its Restricted Subsidiaries outstanding immediately after such transaction would, if Incurred at such time, have been permitted to be Incurred (and all such Liens and Indebtedness, other than Liens and Indebtedness of Carrier1 International and its Restricted Subsidiaries outstanding immediately prior to the transaction, shall be deemed to have been Incurred) for all purposes of the relevant indenture; and

        (5) Carrier1 International delivers to the relevant trustee an Officers' Certificate (attaching the arithmetic computations to demonstrate compliance with clauses (3) and (4) above) and Opinion of Counsel, in each case to the effect that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for in this paragraph relating to such transaction have been complied with;

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PROVIDED, HOWEVER, that (x) in giving any such opinion such counsel may rely on an Officers' Certificate as to compliance with the foregoing clauses (2), (3) and (4) and as to any matters of fact and (y) clauses (3) and (4) above will not apply if, in the good faith determination of the Board of Directors of Carrier1 International, whose determination shall be evidenced by a Board Resolution, the principal purpose of such transaction is to change the jurisdiction of organization of Carrier1 International, and such transaction does not have as one of its purposes the evasion of the foregoing limitations.

DEFEASANCE

    DEFEASANCE AND DISCHARGE

    Each indenture provides that Carrier1 International will be deemed to have paid and will be discharged from any and all obligations in respect of the notes issued thereunder on the 123rd day after the deposit referred to below, and the provisions of the relevant indenture will no longer be in effect with respect to such notes (except for, among other matters, certain obligations to register the transfer or exchange of such notes, to replace stolen, lost or mutilated notes, to maintain paying agencies and to hold monies for payment in trust) if, among other things:

        (A) Carrier1 International has deposited with the relevant trustee, in trust, money and/or U.S. Government Obligations, in the case of dollar notes, or European Government Obligations, in the case of Euro notes, that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the relevant notes

           (1) on the Stated Maturity of such payments in accordance with the terms of the relevant indenture and such notes or

           (2) on any earlier Redemption Date pursuant to the terms of the relevant indenture and such notes;

       PROVIDED that Carrier1 International has provided the relevant trustee with irrevocable instructions to redeem all of the outstanding notes of such series on such Redemption Date,

        (B) Carrier1 International has delivered to the relevant trustee

           (1) either (x) an Opinion of Counsel to the effect that holders will not recognize income, gain or loss for federal income tax purposes as a result of Carrier1 International's exercise of its option under this "Defeasance" provision and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which Opinion of Counsel must be based upon (and accompanied by a copy of) a ruling of the Internal Revenue Service to the same effect unless there has been a change in applicable federal income tax law after the Closing Date such that a ruling is no longer required or (y) a ruling directed to the relevant trustee received from the Internal Revenue Service to the same effect as the aforementioned Opinion of Counsel and

           (2) an Opinion of Counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940 and after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law,

        (C) immediately after giving effect to such deposit on a pro forma basis, no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day after the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under, any other material agreement or instrument to which Carrier1

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    International or any of its Subsidiaries is a party or by which Carrier1
    International or any of its Subsidiaries is bound and

        (D) if at such time the relevant notes are listed on a national securities exchange, Carrier1 International has delivered to the relevant trustee an Opinion of Counsel to the effect that the relevant notes will not be delisted as a result of such deposit, defeasance and discharge.

    DEFEASANCE OF CERTAIN COVENANTS AND CERTAIN EVENTS OF DEFAULT

    Each indenture further provides that the provisions of such indenture will no longer be in effect with respect to clauses (3) and (4) under "Consolidation, Merger and Sale of Assets" and all the covenants described herein under "Covenants" and "Repurchase of Notes upon a Change of Control," clause (c) under "Events of Default" with respect to such clauses (3) and (4) under "Consolidation, Merger and Sale of Assets" and with respect to the "Limitation on Asset Sales" and "Repurchase of Notes upon a Change of Control" covenants, clause (d) under "Events of Default" with respect to such other covenants and clauses (e) and (f) under "Events of Default" shall be deemed not to be Events of Default upon, among other things, the deposit with the relevant trustee, in trust, of money and/or U.S. Government Obligations in the case of dollar notes, and European Government Obligations, in the case of Euro notes, that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the relevant notes

        (1) on the Stated Maturity of such payments in accordance with the terms of the relevant indenture and the notes or

        (2) on any earlier Redemption Date pursuant to the terms of the relevant indenture and such notes, PROVIDED that Carrier1 International has provided the relevant trustee with irrevocable instructions to redeem all of the outstanding notes of such series on such Redemption Date, the satisfaction of the provisions described in clauses (B)(2), (C) and (D) of the preceding paragraph and the delivery by Carrier1 International to the relevant trustee of an Opinion of Counsel to the effect that, among other things, the holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

    DEFEASANCE AND CERTAIN OTHER EVENTS OF DEFAULT

    In the event Carrier1 International exercises its option to omit compliance with certain covenants and provisions of either indenture with respect to the relevant series of notes as described in the immediately preceding paragraph and such notes are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money and/or U.S. Government Obligations, in the case of dollar notes, and European Government Obligations, in the case of Euro notes, on deposit with the relevant trustee will be sufficient to pay amounts due on such notes at the time of their Stated Maturity or earlier Redemption Date but may not be sufficient to pay amounts due on such notes at the time of the acceleration resulting from such Event of Default. However, Carrier1 International will remain liable for such payments.

MODIFICATION AND WAIVER

    Modifications and amendments of either indenture or either Pledge Agreement may be made by Carrier1 International and the relevant trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding dollar notes or Euro notes, as the case may be; PROVIDED, HOWEVER, that no such modification or amendment may, without the consent of each holder affected thereby:

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        (1) change the Stated Maturity of the principal of, or any installment of interest on, any note,

        (2) reduce the principal amount of, or premium, if any, or interest on, any note,

        (3) change the place or currency of payment of principal of, or premium, if any, or interest on, any note,

        (4) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the Redemption Date) of any note,

        (5) reduce the above-stated percentage of outstanding notes the consent of whose holders is necessary to modify or amend the applicable indenture,

        (6) waive a default in the payment of principal of, or premium, if any, or interest on, the notes,

        (7) release any collateral subject to the relevant Pledge Agreement (other than as contemplated thereby), or

        (8) reduce the percentage or aggregate principal amount of outstanding notes the consent of whose holders is necessary for waiver of compliance with certain provisions of the applicable indenture or for waiver of certain defaults.

ADDITIONAL AMOUNTS

    All payments made by Carrier1 International under or with respect to the notes will be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment, or other governmental charge (including penalties, interest and other liabilities related thereto) (collectively, "Taxes") imposed or levied by or on behalf of Luxembourg or any other jurisdiction in which Carrier1 International is organized or is a resident for tax purposes or by any government authority or political subdivision or territory or possession or agency therein or thereof having the power to tax (each, a "Taxing Authority"), unless Carrier1 International is required to withhold or deduct Taxes by law or by the interpretation or administration thereof.

    If Carrier1 International is required to withhold or deduct any amount for or on account of Taxes imposed by a Taxing Authority within Luxembourg or within any other jurisdiction in which Carrier1 International is organized or is a resident for tax purposes, from any payment made under or with respect to the notes, Carrier1 International will pay such additional amounts ("Additional Amounts") as may be necessary so that the net amount received by each holder of notes after such withholding or deduction will not be less than the amount the holder and beneficial owner would have received if such Taxes had not been withheld or deducted; PROVIDED that no Additional Amounts will be payable with respect to a payment made to a holder of notes or to a third party on behalf of a holder, with respect to:

        (a) any Taxes that would not have been so imposed but for the existence of any present or former connection between such holder and the jurisdiction imposing such tax (other than the mere receipt of such payment or the ownership or holding outside of Luxembourg of such note);

        (b) any estate, inheritance, gift, sales, excise, transfer, personal property tax or similar tax, assessment or governmental charge;

        (c) any Taxes payable otherwise than by deduction or withholding from payments of principal of, premium, if any, or interest on such note; or

        (d) Taxes that would not have been imposed but for the failure of the holder or beneficial owner of a note to comply, upon written request therefor furnished by Carrier1 International to the trustee, with any certification, identification, information, or other documentation requirement under law, regulation, administrative practice or an applicable treaty that is a precondition to exemption from, or reduction in the rate of the imposition, deduction or withholding of Taxes;

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nor will Additional Amounts be paid:

        (1) if the payment under or with respect to the notes could have been made by another paying agent without such deduction or withholding,

        (2) if the payment under or with respect to the notes could have been made without such deduction or withholding if the beneficiary of the payment had presented the note for payment within 30 days after (A) the date on which such payment or such note became due and payable or (B) the date on which payment thereof is duly provided for, whichever is later (except to the extent that the holder would have been entitled to Additional Amounts had the note been presented on the last day of such 30 day period),

        (3) with respect to any payment under or with respect to the notes to any holder who is a fiduciary or partnership or any person other than the sole beneficial owner of such payment, to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such a partnership or the beneficial owner of such payment would not have been entitled to the Additional Amounts had such beneficiary, settlor, member or beneficial owner been the actual holder of such note.

Carrier1 International will also (1) make such withholding or deduction and (2) remit the full amount deducted or withheld to the relevant authority in accordance with applicable law. Carrier1 International will use its reasonable efforts to obtain certified copies of tax receipts evidencing the payment of any Taxes so deducted or withheld from each Taxing Authority imposing such Taxes. Carrier1 International will supply to the relevant trustee for forwarding to all holders, without cost to such holders, within 60 days after the date the payment of any Taxes so deducted or withheld is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by Carrier1 International or if, notwithstanding Carrier1 International's efforts to obtain such receipts, the same are not obtainable, other evidence of such payments by Carrier1 International.

    At least 30 days prior to each date on which any payment under or with respect to the notes is due and payable, if Carrier1 International will be obligated to pay Additional Amounts with respect to such payment, Carrier1 International will deliver to the relevant trustee an Officers' Certificate stating the fact that such Additional Amounts will be payable, the amounts so payable and will set forth such other information as is necessary to enable such trustee to pay such Additional Amounts to holders of notes on the payment date.

    The foregoing provisions shall survive any termination or the discharge of the relevant indenture and shall apply MUTATIS MUTANDIS to any jurisdiction in which any successor Person to Carrier1 International is organized or is engaged in business for tax purposes or any political subdivision or taxing authority or agency thereof or therein.

    In addition, Carrier1 International will pay any stamp, issue, registration, documentary or other similar taxes and duties, including interest and penalties, payable in Luxembourg or any political subdivision thereof or therein in respect of the creation, issue and offering of the Notes.

    Whenever in the relevant indenture, the notes or this prospectus there is mentioned in any context, the payment of amounts based upon principal of, premium, if any, or interest or of any other amount payable under or with respect to any of the notes, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

GOVERNING LAW AND CONSENT TO JURISDICTION

    The notes and the indentures are governed by the laws of the State of New York. Carrier1 International has appointed CT Corporation System, 1633 Broadway, New York, NY 10019 as its agent for service of process in any suit, action or proceeding with respect to the relevant indenture or the notes and

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for actions brought under federal or state securities laws, in each case brought in any federal or state court located in the City of New York and will agree to submit to the jurisdiction of such courts.

NO PERSONAL LIABILITY OF INCORPORATORS, STOCKHOLDERS, OFFICERS, DIRECTORS, OR
  EMPLOYEES

    Each indenture provides that no recourse for the payment of the principal of, or premium, if any, or interest on, any of the notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of Carrier1 International in such indenture, or in any of the notes or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee or controlling person of Carrier1 International or of any successor Person thereof. Each holder, by accepting the notes, waives and releases all such liability.

CONCERNING THE TRUSTEE

    Each indenture provides that, except during the continuance of a Default, the relevant trustee will not be liable, except for the performance of such duties as are specifically set forth in such indenture. If an Event of Default has occurred and is continuing, the relevant trustee will use the same degree of care and skill in its exercise of the rights and powers vested in it under such indenture as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

    Each indenture and provisions of the Trust Indenture Act of 1939, as amended, incorporated by reference therein contain limitations on the rights of the relevant trustee, should it become a creditor of Carrier1 International, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. Such trustee is permitted to engage in other transactions; PROVIDED, HOWEVER, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

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                                    TAXATION

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

    The following discussion summarizes certain U.S. federal income tax considerations relevant to the acquisition, ownership and disposition of the notes. The discussion is based upon provisions of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), its legislative history, judicial authority, current administrative rulings and practice, and existing and proposed Treasury Regulations, including regulations concerning the treatment of debt instruments issued with original issue discount (the "OID Regulations"), all as in effect and existing on the date hereof. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the conclusions set forth below, possibly on a retroactive basis. This discussion assumes that any notes are or will be held as capital assets (as defined in Section 1221 of the Code) by the holders thereof. Except as otherwise described herein, this discussion applies only to a person that is an initial holder who purchased units pursuant to the original offering at the initial offering price and that is (1) a citizen or resident of the United States, (2) a corporation or partnership created or organized in or under the laws of the United States, any State thereof or the District of Columbia, (3) an estate the income of which is subject to U.S. federal income taxation regardless of source or (4) a trust if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons has the authority to control all substantial decisions of such trust (a "U.S. holder"). Non-U.S. holders are advised to consult their own tax advisors regarding the tax considerations incident to an investment in the notes. In addition, this discussion does not purport to deal with all aspects of U.S. federal income taxation that might be relevant to other particular holders in light of their personal investment circumstances or status, nor does it discuss the U.S. federal income tax consequences to certain types of holders that may be subject to special rules under the U.S. federal income tax laws, such as persons owning (or treated as owning) 10% or more of the total combined voting power of Carrier1 International, financial institutions, insurance companies, dealers in securities or foreign currency, tax-exempt organizations, foreign corporations or nonresident alien individuals, or persons that hold notes that are a hedge against, or that are hedged against, currency risk or that are part of a straddle or conversion transaction, or persons whose functional currency is not the U.S. dollar. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

    THE FOLLOWING DISCUSSION IS FOR GENERAL INFORMATION ONLY. EACH HOLDER IS STRONGLY URGED TO CONSULT WITH ITS OWN TAX ADVISORS TO DETERMINE THE IMPACT OF SUCH HOLDER'S PERSONAL TAX SITUATION ON THE ANTICIPATED TAX CONSEQUENCES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN OR OTHER TAX LAWS, OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF NOTES.

    EXCHANGE OFFER. The exchange of an old note by a U.S. holder for a new note will not constitute a taxable exchange of the note, and thus a U.S. holder will not recognize taxable gain or loss upon receipt of a new note, a U.S. holder's holding period for a new note will include the holding period for the old note so exchanged and such U.S. holder's adjusted tax basis in a new note will be the same as such U.S. holder's adjusted tax basis in the old note so exchanged.

    ALLOCATION OF ISSUE PRICE BETWEEN NOTES AND WARRANTS

    The old notes were issued together with warrants and were treated as part of an "investment unit" for U.S. Federal income tax purposes. Accordingly, the total issue price of each unit was allocated between its components (i.e., notes and warrants) on the basis of the fair market value of each such component as of the issue date. The amounts so allocated were a U.S. holder's initial tax basis in his warrants and notes, respectively, and the amount so allocated to the notes was the issue price of the notes. The issue price of the dollar units for U.S. federal income tax purposes was the price at which a substantial amount of the dollar units were sold to the public (excluding sales to dealers, underwriters, brokers and similar persons). The issue price of the Euro units for U.S. federal income tax purposes was determined under the same

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principle. Carrier1 International intends to take the position that $9.02 of the
$1,000 issue price of each dollar unit should be allocated to each associated warrant and the remainder should be allocated to each dollar note. Carrier1 International also intends to take the position that [Euro]9.02 of the [Euro]1,000 issue price of each Euro unit should be allocated to each associated warrant and the remainder should be allocated to each Euro note. On the basis of this allocation and Carrier1 International's best judgment, the amount of original issue discount ("OID") will fall within the DE MINIMIS exception for OID under the Code and will be treated as zero. Each holder will be bound by such allocation for U.S. federal income tax purposes unless such holder disclosed on a statement attached to its tax return for the taxable year that includes the acquisition date of such unit that its allocation differs from that of Carrier1 International. No assurance can be given that the Internal Revenue Service (the "IRS") will accept Carrier1 International's allocation. If Carrier1 International's allocation were successfully challenged by the IRS, the issue price, the amount of original issue discount accrued on the notes and gain or loss on the sale or disposition of a note or warrant would be different from that resulting under the allocation determined by Carrier1 International.

    NOTES

    TAXATION OF STATED INTEREST ON NOTES. Stated interest on a note will be includible in the income of a U.S. holder in accordance with such U.S. holder's regular method of tax accounting. In the case of the Euro notes, a cash method U.S. holder will translate stated interest into U.S. dollars at the spot exchange rate in effect on the date such interest payment is received. In the case of an accrual method U.S. holder of Euro notes, the amount of any interest income accrued during any accrual period will generally be determined by translating such accruals into U.S. dollars at the average exchange rate applicable to the accrual period (or, with respect to an accrual period that spans two taxable years, at the average exchange rate for the partial period within the taxable year). Such a U.S. holder will additionally realize exchange gain or loss with respect to any interest income accrued on the date that payment in respect of such interest income is received (or on the date the note is disposed of) in an amount equal to the difference between (x) the amount determined by converting the amount of the payment received into U.S. dollars at the spot exchange rate in effect on the date such payment is received and (y) the amount of interest income accrued in respect of such payment according to the rule set forth in the prior sentence. Any such exchange gain or loss will generally be treated as ordinary income or loss. Notwithstanding the rules described above, an accrual method U.S. holder may alternatively make an election to apply a "spot accrual convention" that effectively allows such U.S. holder to translate accrued interest into U.S. dollars at a single spot exchange rate, as set forth in Treasury Regulations Section1.988-2(b)(2)(iii)(B). The above election will apply to all other debt obligations held by the U.S. holder and may not be changed without the consent of the IRS. The amount of interest income earned by a U.S. holder as set forth in this paragraph will generally be treated as "passive income" or, in the case of certain U.S. holders, "financial services income", in either case from sources outside the United States, and any foreign currency exchange gain or loss as set forth in this paragraph will generally be treated as realized from sources within the United States.

    SALE, EXCHANGE OR REDEMPTION OF NOTES

    In general, unless a nonrecognition provision applies, the sale, exchange, redemption (including pursuant to an offer by Carrier1 International) or other disposition of a note will be a taxable event for U.S. federal income tax purposes. In such event, a U.S. holder will recognize gain or loss equal to the difference between (1) the amount of cash plus the fair market value of any property received upon such sale, exchange, redemption or other taxable disposition (except to the extent such cash or property is attributable to accrued interest, which will be taxable as ordinary income) and (2) the U.S. holder's adjusted tax basis in the note. Any such gain or loss with respect to a dollar note should be capital gain or loss and will be long-term capital gain or loss if such dollar note has been held by the U.S. holder for more than one year at the time of such sale, exchange, redemption or other disposition. Such gain generally will be treated as U.S. source and, under recently issued U.S. Treasury Regulations, loss on such disposition would be allocated to reduce U.S. source income, subject to applicable limitations. With respect to the sale,

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
exchange, retirement or repayment of a Euro note, the foreign currency amount realized will be considered to be the payment of accrued but unpaid interest (on which exchange gain or loss is recognized as described above) and as a payment of principal. With respect to such payment of principal, exchange, gain or loss is separately computed on the foreign currency amount of the purchase price that is repaid to the extent that the rate of exchange on the date of retirement or disposition differs from the rate of exchange on the date such Euro note was acquired. Exchange gain or loss computed on accrued interest, and principal is recognized, however, only to the extent of total gain or loss on the transaction. In general, any such recognized exchange, gain or loss will be treated as ordinary income realized from U.S. sources.

    SPECIAL INTEREST

    Because the notes provide for the payment of special interest in certain circumstances described under "Description of the Notes--Registration Rights," the notes could be subject to the Treasury Regulations that apply to debt instruments that provide for one or more contingent payments (the "Contingent Payment Regulations"). Under the Contingent Payment Regulations, however, a payment is not a contingent payment merely because of a contingency that, as of the issue date, is either "remote" or "incidental." Carrier1 International intends to take the position that, for purposes of the Contingent Payment Regulations, the payment of such additional interest is a remote or incidental contingency as of the issue date. Accordingly, the Contingent Payment Regulations should not apply to the notes unless payments are actually made upon a registration default, in which case the rules described below would apply to such payments.

    If payments of additional interest were actually made, then such payments would be includable in a U.S. holder's gross income in the taxable year in which such payments were actually made, regardless of the tax accounting method used by such holder. If payments of additional interest were actually made and such payments were "not insignificant" under the Contingent Payment Regulations, the notes would be treated as reissued for purposes of applying the original issue discount rules. As a consequence of such reissuance, a U.S. holder could be required to accrue all payments on a note in excess of its issue price (including, possibly, amounts that would otherwise constitute DE MINIMIS original issue discount) on a constant yield basis.

    If the IRS were to take the position that, as of the date of issuance, the payment of such additional interest were not a "remote" or "incidental" contingency for purposes of the Contingent Payment Regulations, then (i) all payments (including any PROJECTED payments of such additional interest) on a note in excess of its issue price would effectively be treated as original issue discount, and (ii) in each taxable year, a holder would be required to include an allocable portion of such amounts in gross income on a constant yield basis whether or not the payment of such additional interest were fixed or determinable in the taxable year.

    Carrier1 International's position for purposes of the Contingent Payment Regulations that the payment of such additional interest is a remote contingency as of the issue date is binding on each holder for federal income tax purposes, unless such holder discloses in the proper manner to the IRS that it is taking a different position.

    Prospective acquirers should consult their tax advisors as to the tax considerations relating to debt instruments providing for payments such as the additional interest payable upon a registration default, particularly in connection with the possible application of the Contingent Payment Regulations.

    TAXATION OF ADDITIONAL AMOUNTS

    In the event that Additional Amounts are paid in respect of withholding or deduction for taxes imposed on payments on the notes (as described in "Description of the Notes--Additional Amounts") such Additional Amounts will be taxable to a U.S. holder as ordinary income at the time such amounts are accrued or received, in accordance with the U.S. holder's method of accounting for U.S. federal income tax purposes. The amount taxable to a U.S. holder also will include all taxes withheld or deducted in respect thereof. Thus, a U.S. holder may be required to report income in an amount greater than the cash it receives in respect of payments on its notes. However, a U.S. holder may, subject to certain limitations, be eligible to claim as a credit or deduction in respect of such taxes for purposes of computing its U.S. federal income tax liability. The rules relating to foreign tax credits are extremely complex, and U.S. holders should consult their own tax advisors with regard to the availability of a foreign tax credit and the application of the foreign tax credit to their particular situation.

    TRANSACTIONS IN EURO

    Euro received as interest on, or on the sale, exchange or retirement of a Euro note will have a tax basis equal to their U.S. dollar value at the time such interest is received or at the time payment is received in consideration of such sale, exchange or retirement. The amount of gain or loss recognized on a sale or other disposition of such Euro will be equal to the differences between
(1) the amount of U.S. dollars, or the fair market value in U.S. dollars of the other currency or property received in such sale or other disposition and (2) the tax basis of such Euro.

    INFORMATION REPORTING AND BACKUP WITHHOLDING

    In general, information reporting requirements will apply to certain payments of principal, interest and OID on a note and the proceeds of certain sales of notes in respect of U.S. holders other than certain exempt persons (such as corporations). A 31.0% backup withholding tax will apply to such payments if the U.S. holder fails to provide a correct taxpayer identification number or certification of exempt status or, with respect to certain payments, the U.S. holder fails to report in full all interest income and the IRS notifies the payor of such under-reporting.

    Any amounts withheld under the backup withholding rules will be allocated as a credit against such U.S. holder's U.S. federal income tax liability and may entitle such U.S. holder to a refund, provided the required information is furnished to the IRS. Treasury regulations, generally effective for payment made after December 31, 2000, modify certain of the certification requirements for backup withholding. It is possible that Carrier1 International and other withholding agents may request a new withholding exemption from holders in order to qualify for continued exemption from backup withholding under Treasury regulations when they become effective.

CERTAIN LUXEMBOURG TAX CONSIDERATIONS

    THE FOLLOWING DISCUSSION IS FOR GENERAL INFORMATION ONLY. EACH HOLDER IS STRONGLY URGED TO CONSULT WITH ITS OWN TAX CONSULTANTS TO DETERMINE POSSIBLE LUXEMBOURG TAX CONSEQUENCES OF AN EXCHANGE OR PURCHASE OF NOTES.

    The following summary outlines certain Luxembourg tax consequences to persons who are nonresidents of Luxembourg and who do not have a permanent establishment in Luxembourg ("Non-Resident Holders") with respect to the ownership and disposition of notes.

    Under Luxembourg tax laws currently in effect, there is no withholding tax on payment of principal, interest, nor on accrued but unpaid interest in respect of the notes, nor is any Luxembourg withholding tax payable upon the redemption of the notes.

    Non-Resident Holders of notes are not liable for Luxembourg income tax on payments of principal or interest or upon redemption of, or on capital gains on sale of, any notes.

    No stamp, value added, issue, registration, transfer or similar taxes or duties will, under present Luxembourg law, be payable in Luxembourg by the holders of the notes in connection with the issue of the notes.

                              PLAN OF DISTRIBUTION

    Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge and represent that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by certain broker-dealers (as specified in the registration rights agreement) in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. Carrier1 has agreed that, for a period not to exceed 90 days after the expiration date, it will furnish additional copies of this prospectus, as amended or supplemented, to any such broker-dealer that reasonably requests such documents for use in connection with any such resale. In addition, until
  , 1999, all dealers effecting transactions in the new notes may be required to deliver a prospectus.

    Carrier1 will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. Each letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    Carrier1 has agreed to pay certain expenses incident to the exchange offer, and Carrier1 will indemnify the holders of the old notes against certain liabilities.

                                 LEGAL MATTERS

    The validity of the new notes offered hereby will be passed upon for Carrier1 by Debevoise & Plimpton, New York, New York, special New York counsel to Carrier1 and certain other matters will be passed upon for Carrier1 by Bonn & Schmitt, Luxembourg.

                                    EXPERTS

    The financial statements as of December 31, 1998 and for the period from February 20, 1998 (date of inception) to December 31, 1998 included in this prospectus have been audited by Deloitte & Touche Experta AG, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                                                                PAGE
                                                                                                             -----------
INDEPENDENT AUDITORS' REPORT...............................................................................      F-2

CONSOLIDATED FINANCIAL STATEMENTS FOR THE PERIOD FROM FEBRUARY 20, 1998 (DATE OF INCEPTION) TO DECEMBER 31,
  1998:

  Consolidated Balance Sheet...............................................................................      F-3

  Consolidated Statement of Operations.....................................................................      F-4

  Consolidated Statement of Shareholders' Equity...........................................................      F-5

  Consolidated Statement of Cash Flows.....................................................................      F-6

  Notes to Consolidated Financial Statements...............................................................      F-7

UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND FOR THE PERIOD
  FROM FEBRUARY 20, 1998 (DATE OF INCEPTION) TO MARCH 31, 1998:

  Consolidated Balance Sheet...............................................................................     F-21

  Consolidated Statement of Operations.....................................................................     F-22

  Consolidated Statement of Shareholders' Equity...........................................................     F-23

  Consolidated Statement of Cash Flows.....................................................................     F-24

  Notes to Consolidated Financial Statements...............................................................     F-25

                  CARRIER1 INTERNATIONAL S.A. AND SUBSIDIARIES

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of Carrier1 International S.A.

    We have audited the accompanying consolidated balance sheet of Carrier1 International S.A. and subsidiaries (collectively, the "Company") as of December 31, 1998, and the related consolidated statements of operations, shareholders' equity and cash flows for the period from February 20, 1998 (date of inception) to December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Carrier1 International S.A. and subsidiaries as of December 31, 1998, and the results of its operations and its cash flows for the period from February 20, 1998 (date of inception) to December 31, 1998 in conformity with generally accepted accounting principles in the United States of America.

DELOITTE & TOUCHE EXPERTA AG

/s/ DAVID WILSON                               /s/ JERRY M. MAYER
David Wilson                                   Jerry M. Mayer

Erlenbach, Switzerland
March 17, 1999

                  CARRIER1 INTERNATIONAL S.A. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

                               DECEMBER 31, 1998

            (IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE INFORMATION)

                                      ASSETS
CURRENT ASSETS:
  Cash and cash equivalents........................................................  $   4,184
  Restricted cash..................................................................      1,518
  Accounts receivables.............................................................      1,217
  Unbilled receivables.............................................................      1,645
  Other receivables................................................................      3,014
  Prepaid expenses and other current assets........................................      3,179
                                                                                     ---------
    Total current assets...........................................................     14,757
PROPERTY AND EQUIPMENT--Net (See Note 5)...........................................     31,091
INVESTMENT IN JOINT VENTURE (See Note 6)...........................................      4,675
OTHER ASSETS.......................................................................        911
                                                                                     ---------
TOTAL..............................................................................  $  51,434
                                                                                     ---------
                                                                                     ---------

                       LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Trade accounts payable...........................................................  $  27,602
  Accrued liabilities..............................................................      4,643
                                                                                     ---------
    Total current liabilities......................................................     32,245
COMMITMENTS AND CONTINGENT LIABILITIES (See Note 7)
SHAREHOLDERS' EQUITY:
  Common stock, $2 par value, 30,000,000 shares authorized, 18,885,207 issued and
    outstanding (See Note 2).......................................................     37,770
  Accumulated deficit..............................................................    (19,235)
  Accumulated other comprehensive income...........................................        654
                                                                                     ---------
    Total shareholders' equity.....................................................     19,189
                                                                                     ---------
TOTAL..............................................................................  $  51,434
                                                                                     ---------
                                                                                     ---------

                See notes to consolidated financial statements.

                  CARRIER1 INTERNATIONAL S.A. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF OPERATIONS

     PERIOD FROM FEBRUARY 20, 1998 (DATE OF INCEPTION) TO DECEMBER 31, 1998

            (IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE INFORMATION)

REVENUES..........................................................................  $   2,792

OPERATING EXPENSES:
  Cost of services (exclusive of items shown separately below)....................     11,669
  Selling, general and administrative.............................................      8,977
  Depreciation and amortization...................................................      1,409
                                                                                    ---------
    Total operating expenses......................................................     22,055
                                                                                    ---------

LOSS FROM OPERATIONS..............................................................    (19,263)

OTHER INCOME (EXPENSE):
  Interest income (expense), net..................................................         81
  Other, net......................................................................        (53)
                                                                                    ---------
    Total other income (expense)..................................................         28
                                                                                    ---------

LOSS BEFORE INCOME TAX BENEFIT....................................................    (19,235)

INCOME TAX BENEFIT--Net of valuation allowance (See Note 9).......................         --
                                                                                    ---------
NET LOSS..........................................................................  $ (19,235)
                                                                                    ---------
                                                                                    ---------

EARNINGS (LOSS) PER SHARE:
  Net loss:
    Basic.........................................................................  $   (2.61)
                                                                                    ---------
                                                                                    ---------
    Diluted.......................................................................  $   (2.61)
                                                                                    ---------
                                                                                    ---------

                See notes to consolidated financial statements.

                  CARRIER1 INTERNATIONAL S.A. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

     PERIOD FROM FEBRUARY 20, 1998 (DATE OF INCEPTION) TO DECEMBER 31, 1998

            (IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE INFORMATION)

                                                                                           ACCUMULATED
                                                                                              OTHER
                                                                COMMON    ACCUMULATED     COMPREHENSIVE
                                                                 STOCK      DEFICIT          INCOME          TOTAL
                                                               ---------  ------------  -----------------  ----------
Issuance of shares (18,885,207 shares).......................  $  37,770       --              --          $   37,770

Comprehensive income (loss):
  Net loss...................................................     --       $  (19,235)         --             (19,235)
  Other comprehensive income, net of tax:
    Currency translation adjustments.........................     --           --           $     654             654
                                                                                                           ----------
  Total comprehensive loss...................................                                                 (18,581)
                                                               ---------  ------------          -----      ----------
BALANCE--December 31, 1998...................................  $  37,770   $  (19,235)      $     654      $   19,189
                                                               ---------  ------------          -----      ----------
                                                               ---------  ------------          -----      ----------

                See notes to consolidated financial statements.

                  CARRIER1 INTERNATIONAL S.A. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS

     PERIOD FROM FEBRUARY 20, 1998 (DATE OF INCEPTION) TO DECEMBER 31, 1998

            (IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE INFORMATION)

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss........................................................................  $ (19,235)
  Adjustments to reconcile net loss to net cash used in operating activities:
    Depreciation and amortization.................................................      1,409
    Changes in operating assets and liabilities:
      Restricted cash.............................................................     (1,518)
      Receivables.................................................................     (5,838)
      Prepaid expenses and other current assets...................................     (3,165)
      Other assets................................................................       (898)
      Trade accounts payable and accrued liabilities..............................     14,804
                                                                                    ---------
        Net cash used in operating activities.....................................    (14,441)
                                                                                    ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment.............................................    (15,191)
  Investment in joint venture.....................................................     (4,675)
                                                                                    ---------
        Net cash used in investing activities.....................................    (19,866)
                                                                                    ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of common stock..........................................     37,770
                                                                                    ---------
        Net cash provided by financing activities.................................     37,770

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS......................        721
                                                                                    ---------

NET INCREASE IN CASH AND CASH EQUIVALENTS.........................................      4,184

CASH AND CASH EQUIVALENTS:
  Beginning of period.............................................................         --
                                                                                    ---------
  End of period...................................................................  $   4,184
                                                                                    ---------
                                                                                    ---------

SUPPLEMENTAL DISCLOSURE OF NONCASH OPERATING AND INVESTING ACTIVITIES:
  As of December 31, 1998, the Company had purchased approximately $17,315 of equipment on open accounts payable.

                See notes to consolidated financial statements.

                  CARRIER1 INTERNATIONAL S.A. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     PERIOD FROM FEBRUARY 20, 1998 (DATE OF INCEPTION) TO DECEMBER 31, 1998

            (IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE INFORMATION)

1. NATURE OF OPERATIONS

    Carrier1 International S.A., its subsidiaries in Europe and its subsidiary in the United States ("Carrier1" or the "Company"), operate in the telecommunications industry offering long distance voice and Internet Protocol telecommunication services on a wholesale basis. The Company offers these services primarily to competitive fixed-line operators, other carriers, wireless operators, Internet service providers, resellers, and multi-national corporations. The Company is a societe anonyme organized under the laws of the Grand Duchy of Luxembourg and has adopted a fiscal year end of December 31.

    Since inception, the Company has financed its operations through equity contributions. The expansion of the Company's business and network will require significant capital to fund planned capital expenditures, working capital, cash flow deficits and any debt service. As of December 31, 1998, the major investors had contributed $37,770 in equity to fund start-up operations and have committed to contribute an additional $22,230 in equity. In January 1999, the major investors contributed the additional $22,230 in exchange for common stock of the Company. In February 1999, the Company raised additional capital through a private placement debt offering (see Note 13). If additional sources of financing are required, the Company intends to pursue commercial bank borrowings, equipment financing or accounts receivable financing, or the private or public sale of equity or debt securities.

2. ORGANIZATION

    In February 1998, the investors of the Company purchased a shelf company registered in the United Kingdom which was ultimately renamed Carrier1 UK Limited ("UK"). Subsequently, UK formed subsidiaries in Switzerland, Germany, the United States and the United Kingdom. In August 1998, Carrier1 International S.A. ("SA") was formed. Subsequently, SA formed subsidiaries in France, the Netherlands, Germany, Austria and Luxembourg. Both UK and SA were 99.995% owned by Carrier One, LLC ("LLC"), a Delaware limited liability company. In December 1998, the Company reorganized the ownership structure of all of its subsidiaries. The Company, in exchange for all of the outstanding shares of UK, issued 15,365,207 shares of common stock to LLC.

    The effects of the reorganization have been accounted for as a reorganization of entities under common control similar to a pooling of interests. This reorganization has been reflected in the Company's consolidated financial statements as if the post-reorganization structure had been in effect since the date of inception since all of the entities are under common control.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES IN PREPARATION OF FINANCIAL STATEMENTS

    The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Estimates are used when accounting for such items as revenue,

                  CARRIER1 INTERNATIONAL S.A. AND SUBSIDIARIES

     PERIOD FROM FEBRUARY 20, 1998 (DATE OF INCEPTION) TO DECEMBER 31, 1998

            (IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE INFORMATION)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) long-term customer contracts, allowances for uncollectable receivables, investments, telecommunications expense, depreciation and amortization, employee benefit plans and taxes.

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements of the Company are prepared in accordance with generally accepted accounting principles in the United States. The financial statements include the consolidated accounts of the Company with all significant intercompany balances and transactions eliminated. The investment in the joint venture is accounted for using the equity method.

FOREIGN CURRENCY TRANSLATION

    The U.S. dollar is the Company's functional and reporting currency. The financial statements of the Company's non-U.S. subsidiaries, where the local currency is the functional currency, are translated into U.S. dollars using exchange rates in effect at period end for assets and liabilities and average exchange rates during each reporting period for results of operations. Adjustments resulting from translation of financial statements are reflected as a separate component of shareholders' equity.

    Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the respective functional currency are included in results of operations as incurred.

REVENUE

    The Company recognizes revenue on telecommunication services, generally measured in terms of traffic minutes processed or transmission capacity provided to customers, in the period that the service is provided. Revenue is presented net of discounts.

COMPREHENSIVE INCOME

    Comprehensive income is the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. It includes all changes in equity for a period except those resulting from investments by owners and distributions to owners. For the period from February 20, 1998 (date of inception) to December 31, 1998, other comprehensive income consisted of foreign currency translation adjustments.

EARNINGS PER SHARE

    Basic earnings per share is computed using the weighted average number of shares outstanding during the period. Diluted earnings per share is computed by including the stock options and stock subscriptions considered to be dilutive common stock equivalents, unless deemed anti-dilutive.

CASH AND CASH EQUIVALENTS

    Cash equivalents consist primarily of interest bearing certificates of deposit of well-rated European banks. The Company considers all highly-liquid investments with a maturity of 90 days or less at the time of

                  CARRIER1 INTERNATIONAL S.A. AND SUBSIDIARIES

     PERIOD FROM FEBRUARY 20, 1998 (DATE OF INCEPTION) TO DECEMBER 31, 1998

            (IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE INFORMATION)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) purchase to be cash equivalents. The carrying amount reported in the accompanying balance sheets for cash equivalents approximates fair value due to the short-term maturity of these instruments.

RESTRICTED CASH

    At December 31, 1998, $1,518 of cash was pledged as collateral on outstanding letters of credit and guarantees to telecommunication companies that provide refile services to the Company.

OTHER RECEIVABLES

    Other receivables consist primarily of value-added tax refund receivables at December 31, 1998.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost less accumulated depreciation. Cost includes the charges received from the equipment and software suppliers for turnkey installation and customization and network set-up costs. Depreciation is recorded commencing with the first full month that the assets are in service. The straight-line depreciation method is applied using the assets' estimated useful lives as follows:

Switching equipment, routers and
network management equipment
including related software            5 years

Computer and data center equipment    3 years

Furniture and fixtures                5 years

Leasehold improvements                Lesser of lease term or estimated
                                      useful life

    Indefeasible right of use investments, which are treated as capital leases, are amortized over their estimated useful lives, not to exceed 15 years even in those cases where the right of use has been acquired for a longer period of time. During the period from February 20, 1998 (date of inception) to December 31, 1998, the Company acquired a 25-year indefeasible right of use on a transatlantic cable. This indefeasible right of use is being amortized over a useful life of 15 years. Maintenance, repairs, and reengineering costs are charged to expense as incurred.

LONG-LIVED ASSETS

    The Company reviews the carrying value of its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of these assets may not be recoverable. In the event that events or circumstances indicate that the cost of any long-lived assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset would be compared to the asset's carrying amount to determine if a write-down is required. The write-down would be measured as the difference between the discounted estimated future operating cash flows from such asset and the carrying value.

                  CARRIER1 INTERNATIONAL S.A. AND SUBSIDIARIES

     PERIOD FROM FEBRUARY 20, 1998 (DATE OF INCEPTION) TO DECEMBER 31, 1998

            (IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE INFORMATION)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
PENSION PLANS

    The Company maintains various plans for providing employee pension benefits, which conform to laws and practices in the countries concerned. Retirement benefit plans are generally funded by contributions by both the employees and the companies to independent entities that operate the retirement benefit schemes. Where this is not the case, appropriate liabilities are recorded in the financial statements. Currently, all of the Company's pension plans are defined contribution plans.

TAXES

    Taxes are provided based on reported income and include taxes on capital as well as non-recoverable tax withheld on dividends, management fees and royalties received or paid. Such taxes are calculated in accordance with the tax regulations in effect in each country. The Company provides for deferred taxes using the comprehensive liability method. Provision is made in respect of all temporary differences arising between the tax values of assets and liabilities and their values in the consolidated financial statements. Provision is made against deferred tax assets to the extent that it is more likely than not that these will not be realized. Deferred tax balances are adjusted for subsequent changes in tax rates or for new taxes imposed. Deferred tax liabilities are included under provisions. Non-recoverable withholding taxes are only accrued if distribution by subsidiary companies is probable.

STOCK-BASED COMPENSATION PLANS

    The Company records compensation expense for its stock-based compensation plans in accordance with the intrinsic value method prescribed by APB 25, "Accounting for Stock Issued to Employees." Intrinsic value is the amount by which the estimated market value of the underlying stock exceeds the exercise price of the stock option on the measurement date, generally the date of grant.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    At December 31, 1998, the carrying amounts of the Company's financial instruments approximate their fair value.

NEW ACCOUNTING PRONOUNCEMENT

    In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security, or a foreign-currency-denominated forecasted transaction. This

                  CARRIER1 INTERNATIONAL S.A. AND SUBSIDIARIES

     PERIOD FROM FEBRUARY 20, 1998 (DATE OF INCEPTION) TO DECEMBER 31, 1998

            (IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE INFORMATION)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) standard is effective for the Company's fiscal year ending December 31, 2000. Management has not yet completed its analysis of this new accounting standard and, therefore, has not determined whether this standard will have a material effect on the Company's financial statements.

4. EARNINGS PER SHARE

    The following details the earnings per share calculations for the period from February 20, 1998 (date of inception) to December 31, 1998 (in thousands of U.S. dollars, except per share information):

Loss from operations............................................  $ (19,263)
                                                                  ---------
                                                                  ---------
Net loss........................................................  $ (19,235)
                                                                  ---------
                                                                  ---------
Total number of shares used to compute basic earnings
  (loss) per share..............................................  7,367,000
                                                                  ---------
                                                                  ---------
Loss from operations:
  Basic loss per share..........................................  $   (2.61)
                                                                  ---------
                                                                  ---------
  Diluted loss per share........................................  $   (2.61)
                                                                  ---------
                                                                  ---------
Net loss:
  Basic loss per share..........................................  $   (2.61)
                                                                  ---------
                                                                  ---------
  Diluted loss per share........................................  $   (2.61)
                                                                  ---------
                                                                  ---------

    Potential dilutive securities have been excluded from the computation for the period from February 20, 1998 (date of inception) to December 31, 1998 as their effect is antidilutive. Had the Company been in a net income position for the period from February 20, 1998 (date of inception) to December 31, 1998, diluted earnings per share would have included an additional 2,822,000 shares related to outstanding stock options and stock subscriptions (determined using the treasury stock method at the estimated average market value).

                  CARRIER1 INTERNATIONAL S.A. AND SUBSIDIARIES

     PERIOD FROM FEBRUARY 20, 1998 (DATE OF INCEPTION) TO DECEMBER 31, 1998

            (IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE INFORMATION)

5. PROPERTY AND EQUIPMENT

    Property and equipment at December 31, 1998 consist of the following:

Network equipment...............................................   $  14,613
Indefeasible right of use investments...........................      11,106
Leasehold improvements..........................................       1,712
Furniture, fixtures and office equipment........................         709
Construction in progress........................................       4,353
                                                                  -----------
                                                                      32,493

Less: accumulated depreciation and amortization.................      (1,402)
                                                                  -----------
  Property and equipment, net...................................   $  31,091
                                                                  -----------
                                                                  -----------

    At December 31, 1998, network equipment totaling $13,565, which is owned by the Company and has been accrued as trade accounts payable, is expected to be pledged as collateral under a product financing arrangement with a vendor. The Company is currently negotiating the terms and conditions of such financing arrangement with the vendor, which is obligated to provide financing under the terms of the related turnkey purchase agreement.

6. INVESTMENT IN JOINT VENTURE

    The Company entered into a binding letter of intent dated August 20, 1998 (the "LOI") with affiliates of Viatel, Inc. ("Viatel") and Metromedia Fiber Network, Inc. ("Metromedia") which sets forth the principal terms upon which the parties will build and own a telecommunications network in Germany (the "German Network"). Under the LOI, the parties have agreed to form a company (the "Developer") to act as their agent to arrange construction of the German Network. The Developer will be owned 50.01%, 24.995%, and 24.995% by Viatel, the Company and Metromedia, respectively. The Developer will be responsible for the development, design, construction and supervision of the German Network and will also provide other services related to the German Network.

    The parties are currently in negotiations with respect to the legal structure of the Developer and the definitive project terms. Until such development agreement has been negotiated and executed by the parties, Viatel will provide such services as the Developer is obligated to provide under the LOI. Each of the parties has contributed $4.05 million for incremental costs, and their pro-rata share of $2.5 million for pre-development costs. Each party is obligated to provide the Developer with a $75 million letter of credit, conditional upon the ability of each of the Company and Metromedia to raise at least $75 million through financing or equity. Failure by any party to do so will terminate the LOI with respect to such party, and any or all of the parties that have not so defaulted may, at their option, assume the rights and obligations of the defaulting party and continue with the construction of the German Network. If neither remaining party assumes the rights and obligations of the defaulting party, the LOI is terminated. Under the terms of the LOI, Viatel is entitled to receive a developer's fee of 3% of certain construction costs associated with the German Network.

                  CARRIER1 INTERNATIONAL S.A. AND SUBSIDIARIES

     PERIOD FROM FEBRUARY 20, 1998 (DATE OF INCEPTION) TO DECEMBER 31, 1998

            (IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE INFORMATION)

6. INVESTMENT IN JOINT VENTURE (CONTINUED)
    Upon completion of the German Network, each party will own its own cable subduct and access points. In addition, to the extent possible, each party will have its own divisible and transferable rights in all permits, easements, rights of way and other third party approvals. In the event the agreement is terminated, each party (other than a defaulting party) is entitled to maintain its ownership interest in any intellectual property rights, technology, plans, permits and approvals (to the extent such permits and approvals are issued in the name of such party) and other intangible property, as well as in any actual construction completed and materials ordered.

    On February 19, 1999, the parties executed a development agreement. In accordance with the development agreement, the Company provided a 109.5 million Deutsche Mark letter of credit (approximately $64.8 million) to the Developer to fund the Company's share of construction costs (see Note 13). Pursuant to this definitive development agreement, all decisions required to be made by Viatel, MFN and the Company will be made by a majority in interest, except for major decisions specified in the development agreement. Most specified major decisions, such as those approving budgets, significant cost increases and delays, or changes in network cities shall be approved by unanimous vote. Other major decisions, such as related-party transactions, require the vote of at least two owners. Under the terms of the development agreement, the Developer will act as agent for each of the parties, as owners, to arrange construction of a fiber optic network for each party. The development agreement contemplates that the parties and the Developer will enter into a construction contract for which each party, and not the Developer, will be severally liable. As each portion of the network is completed and delivered, each party will own its own network. The parties have agreed to take all necessary actions necessary or desirable to obtain and maintain separate ownership of all components of their respective networks. The development agreement contains contingency provisions for the possibility in limited circumstances of joint ownership of particular assets, such as rights of way, licenses and permits. The owners will have equal access rights to use transmission equipment sites in each network city, but the specific form of legal ownership at each such site will be determined on a case-by-case basis.

    The Company currently estimates that its share of the development costs of the German Network will be up to approximately $82 million, including the fiber deployed, which is expected to be incurred over the next 15 months.

7. COMMITMENTS AND CONTINGENCIES

LEASES

    The Company leases certain network capacity, office space, equipment, vehicles, and operating facilities under noncancellable operating leases. Certain leases contain renewal options and many leases for office space require the Company to pay additional amounts for operating and maintenance costs. As

                  CARRIER1 INTERNATIONAL S.A. AND SUBSIDIARIES

     PERIOD FROM FEBRUARY 20, 1998 (DATE OF INCEPTION) TO DECEMBER 31, 1998

            (IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE INFORMATION)

7. COMMITMENTS AND CONTINGENCIES (CONTINUED) of December 31, 1998, future minimum lease payments under operating leases with remaining terms in excess of one year are as follows:

1999............................................................   $  11,393
2000............................................................       2,863
2001............................................................       2,637
2002............................................................       2,558
2003............................................................       1,235
Thereafter......................................................         692
                                                                  -----------
  Total minimum lease payments..................................   $  21,378
                                                                  -----------
                                                                  -----------

    Total rental expense under operating leases was $5,171 during the period from February 20, 1998 (date of inception) to December 31, 1998.

PURCHASE COMMITMENTS

    During the period from February 20, 1998 (date of inception) to December 31, 1998, the Company entered into an agreement to purchase a Multiple Investment Unit ("MIU") that gives the Company rights to a portion of a trans-Atlantic cable scheduled for completion in early 2000. Currently, the Company estimates its remaining share of development and construction costs to be $11,262. The Company has also entered into various contracts with vendors to provide network set-up and maintenance services. Based on the Company's current network development plans, such amounts are expected to be paid as follows:

                                                                           NETWORK
                        IN THOUSANDS                              MIU     SERVICES     TOTAL
-------------------------------------------------------------  ---------  ---------  ---------
1999.........................................................  $   3,155  $   9,050  $  12,205
2000.........................................................      7,155      9,360     16,515
2001.........................................................        952                   952
                                                               ---------  ---------  ---------
                                                               $  11,262  $  18,410  $  29,672
                                                               ---------  ---------  ---------
                                                               ---------  ---------  ---------

8. INCENTIVE COMPENSATION PLANS

    In February 1998, the employee stock option plan (the "Stock Option Plan") was adopted. This plan provides for the issuance of options to purchase Class A or Class B shares of LLC, based on certain criteria as defined in the plan document. The aggregate number of options to be issued under the Stock Option Plan is the lesser of 4,444,444 options or 11.1% of the number of shares purchased by the current owners of LLC. The per-share exercise price for the options may not be less than $1 per share. Options vest over a period of five years and expire if not exercised within 10 years of the grant. In connection with the creation of the Stock Option Plan, employees were required to agree to reduce the percentage of the bonus to which they are eligible under the Company's cash bonus plan (the "Cash Bonus Plan"). The Company intends to issue such options to eligible employees in 1999. As of December 31, 1998, the Company had

                  CARRIER1 INTERNATIONAL S.A. AND SUBSIDIARIES

     PERIOD FROM FEBRUARY 20, 1998 (DATE OF INCEPTION) TO DECEMBER 31, 1998

            (IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE INFORMATION)

8. INCENTIVE COMPENSATION PLANS (CONTINUED) granted options to acquire 4,044,442 Class A shares for a purchase price of $1 per share to certain members of management. As a result of the reorganization of the Company in December 1998, the Company intends to create a new option plan so that employees will be granted options from the Company rather than LLC. The Company intends to have LLC cancel options granted under the Stock Option Plan and will grant replacement options with the same economic terms under the new plan. (See Note 13).

    As required by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), the Company has determined the pro-forma information as if the Company had accounted for stock options under the fair value method of SFAS 123. The weighted-average fair value of options granted during the period was $0.15 per option. The fair value of option grants is estimated on the date of grant using the minimum value option-pricing model, as allowed under SFAS 123 for nonpublic companies, for pro-forma footnote purposes with the following assumptions used: dividend yield of 0%, risk-free interest rate of 5.53%, and expected option life of 5 years.

    The tax-effected pro-forma effect of these options would be as follows:

Net loss, as reported.............................................  $ (19,235)
Estimated fair value of options granted, net of tax...............       (226)
                                                                    ---------
Net loss, adjusted................................................  $ (19,461)
                                                                    ---------
                                                                    ---------
Adjusted net loss per share--basic basis..........................  $   (2.64)
                                                                    ---------
                                                                    ---------

    In March 1998, the Company established the Cash Bonus Plan to provide incentive compensation to certain officers and employees. Individuals are eligible to receive an annual cash bonus ranging from 10% to 25% of their annual salary based on the terms of their employment agreement. Bonuses are payable at the discretion of the Board of Directors based upon the Company achieving specific goals.

    Employees were also entitled to subscribe to purchase shares (the "Stock Purchase Plan") in LLC at the price of $1 per Class A share up to a maximum investment of approximately $68 per employee. The purchase offer was valid until September 1, 1998 with payment due before October 1, 1998. Under the Stock Purchase Plan, certain employees committed to purchase approximately 1,424,000 Class A shares with an aggregate value of approximately $1,424. Management has determined that no compensation expense is required to be recognized in connection with this plan since the estimated market value of the stock was less than the price paid by employees. As a result of the reorganization of the Company in December 1998, the Company has amended the Stock Purchase Plan so that employees will be issued shares of common stock of the Company rather than shares of LLC. In 1999, the Company collected the amounts due from employees under the Stock Purchase Plan and expects to issue the related shares in the second quarter of 1999.

                  CARRIER1 INTERNATIONAL S.A. AND SUBSIDIARIES

     PERIOD FROM FEBRUARY 20, 1998 (DATE OF INCEPTION) TO DECEMBER 31, 1998

            (IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE INFORMATION)

9. INCOME TAXES

    The income tax benefit for the period from February 20, 1998 (date of inception) to December 31, 1998 consists of the following:

Current.........................................................   $  --
Deferred........................................................       5,378
                                                                  -----------
                                                                       5,378
Valuation allowance.............................................      (5,378)
                                                                  -----------
Total...........................................................   $  --
                                                                  -----------
                                                                  -----------

    The Company has tax loss carryforwards of approximately $5,378 at December 31, 1998. The ability of the Company to fully realize deferred tax assets related to these tax loss carryforwards in future years is contingent upon its success in generating sufficient levels of taxable income before the statutory expiration periods for utilizing such net operating losses lapses. Net operating losses expire as follows: 2003--$149; 2005--$3,245; 2013--$318. Net operating losses totaling $1,666 do not expire. Due to its limited history, the Company was unable to conclude that realization of such deferred tax assets in the near future was more likely than not. Accordingly, a valuation allowance was recorded to offset the full amount of such assets.

    Deferred income tax assets result primarily from net operating loss carryforwards. Other components of deferred income tax assets and liabilities are not significant as of December 31, 1998.

10. RELATED PARTY TRANSACTIONS

    During the period from February 20, 1998 (date of inception) to December 31, 1998, the Company reimbursed certain companies, which are shareholders in LLC, for expenses incurred in connection with the formation of the Company and the negotiation of certain agreements entered into by the Company. Such reimbursements totaled $339 and were expensed as selling, general and administrative expenses.

    The Company has entered into a transmission peering arrangement with an entity that is 21% beneficially owned by a combination of Providence Equity Partners L.P., the majority unitholder of LLC, and Providence Equity Partners II L.P., another unitholder of LLC. Under the terms of the agreement, the parties agree to carry certain levels of each other's traffic on their network without charge for one year. This agreement is automatically renewable unless it is terminated by either party with appropriate notice as required by the agreement.

11. EMPLOYEE BENEFIT PLANS

    The Company contributes to defined contribution pension plans in accordance with the laws and practices of the countries in which it operates. During the period from February 20, 1998 (date of inception) to December 31, 1998, the Company recorded pension expense totaling $267.

                  CARRIER1 INTERNATIONAL S.A. AND SUBSIDIARIES

     PERIOD FROM FEBRUARY 20, 1998 (DATE OF INCEPTION) TO DECEMBER 31, 1998

            (IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE INFORMATION)

12. SEGMENT AND RELATED INFORMATION

    SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," requires the Company to disclose certain information related to segments and geographic areas in which the Company operates and its major customers.

SEGMENT INFORMATION

    The Company has identified two reportable operating segments as defined in SFAS No. 131: voice services and Internet Protocol data services. The voice services segment provides long distance voice telecommunications services to competitive fixed-line operators, other carriers, wireless operators, resellers and multi-national corporations. The data services segment provides data telecommunications services to Internet service providers.

    The Company's reportable segments are strategic business units that offer different products and services. They are managed separately because each business requires different technology and marketing strategies.


    The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance of segments based on its fixed cost contribution, which is defined as segment revenues less direct variable costs incurred directly by the segment. Certain direct costs, such as network and transmission costs, are shared by the segments and are not allocated by management to the segments. Fixed cost contribution is a non-GAAP measure of financial performance. Shared costs and assets are not allocated to the segments. There were no intersegment transactions during the period from February 20, 1998 (date of inception) to December 31, 1998.



    Summarized financial information concerning the Company's reportable segments as of December 31, 1998 and for the period from February 20, 1998 (date of inception) to December 31, 1998 is shown in the following table. The "Other" column includes unallocated shared network and corporate related assets which are all assets other than network equipment that has been identified as relating to a specific segment. Network equipment of $12,008 has been identified as relating to a specific segment and network equipment of $2,605 is shared by the segments. The remaining assets, including but not limited to indefeasible right of use investments and construction in progress, are not allocated to segments since such assets are considered to be either shared or corporate-related.


                                                    VOICE       DATA
                                                  SERVICES    SERVICES      OTHER    CONSOLIDATED
                                                  ---------  -----------  ---------  ------------
Revenues........................................  $   2,735   $      57               $    2,792
Fixed cost contribution.........................         61          57                      118
Identifiable assets.............................      9,599       1,801      40,034       51,434
Depreciation and amortization...................        483         125         801        1,409
Capital expenditures............................     10,082       1,926      25,160       37,168

                  CARRIER1 INTERNATIONAL S.A. AND SUBSIDIARIES

     PERIOD FROM FEBRUARY 20, 1998 (DATE OF INCEPTION) TO DECEMBER 31, 1998

            (IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE INFORMATION)

12. SEGMENT AND RELATED INFORMATION (CONTINUED)
    The following table reconciles the fixed cost contribution for reportable segments to the loss before income tax benefit for the period from February 20, 1998 (date of inception) to December 31, 1998:

Total fixed cost contribution for reportable segments.............................  $      118
Unallocated amounts
  Unallocated cost of services (exclusive of amounts shown separately below)......      (8,995)
  Selling, general and administrative expenses....................................      (8,977)
  Depreciation and amortization...................................................      (1,409)
  Total other income (expense)....................................................          28
                                                                                    ----------
Loss before income tax benefit....................................................  $  (19,235)
                                                                                    ----------
                                                                                    ----------

    Unallocated cost of services include network and transmission costs that are shared by the voice and data services segments.


    The following table provides detail of the other identifiable assets in the table shown above:



Cash and cash equivalents (including restricted cash)..............  $   5,702
Receivables........................................................      5,876
Prepaid expenses and other current assets..........................      3,179
Investment in joint venture........................................      4,675
Other noncurrent assets............................................        911
Property and equipment:
  Unallocated network equipment....................................      2,605
  Indefeasible right of use investments............................     11,106
  Leasehold improvements...........................................      1,712
  Furniture, fixtures and office equipment.........................        709
  Construction in progress.........................................      4,353
  Accumulated depreciation and amortization........................       (794)
                                                                     ---------
Total other identifiable assets....................................  $  40,034


GEOGRAPHIC INFORMATION

    The following table also provides detail of the Company's revenues for the period from February 20, 1998 (date of inception) to December 31, 1998 and long-lived assets as of December 31, 1998 on a geographic basis. Revenues have been allocated based on the location of the customer. Indefeasible right

                  CARRIER1 INTERNATIONAL S.A. AND SUBSIDIARIES

     PERIOD FROM FEBRUARY 20, 1998 (DATE OF INCEPTION) TO DECEMBER 31, 1998

            (IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE INFORMATION)

12. SEGMENT AND RELATED INFORMATION (CONTINUED) of use investments are included based on the entity which owns the investment. The Company did not earn any revenues in its country of domicile, Luxembourg.

                                                                                      LONG-LIVED
                                                                          REVENUES      ASSETS
                                                                         -----------  -----------
Germany................................................................   $     878    $  10,369
Switzerland............................................................         108       14,186
United Kingdom.........................................................       1,768        7,399
United States..........................................................                    3,006
Other countries........................................................          38        1,717
                                                                         -----------  -----------
                                                                          $   2,792    $  36,677
                                                                         -----------  -----------
                                                                         -----------  -----------

MAJOR CUSTOMERS

    During the period from February 20, 1998 (date of inception) to December 31, 1998, the Company earned 69% of its revenues from three major customers as follows:

                                                                                         % OF
CUSTOMER                                                                               REVENUES
-----------------------------------------------------------------------------------  -------------
Interroute Telecommunications (UK) Limited.........................................           46%
WorldCom Telecommunications Services GmbH..........................................           13%
Star Telecommunications Deutschland GmbH...........................................           10%
                                                                                              --
                                                                                              69%
                                                                                              --
                                                                                              --

13. SUBSEQUENT EVENTS

SHAREHOLDERS' EQUITY

    On January 15, 1999, the Board of the Company adopted the 1999 Share Option Plan (the "1999 Option Plan"), under which Carrier1 International SA and related companies of the consolidated Carrier1 group (the "Related Corporations") may grant to any employee of the Company or Related Corporations options in equity securities (the "Options") issued by the Company. The 1999 Option Plan is administered by the Board and may be administered by a committee appointed by the Board, and authorizes the Board or such committee to issue Options in such forms and on such terms as determined by the Board or such committee. The Board or such committee may determine the number of Options to grant, provided that the number of shares of the Company (the "Shares") issued pursuant to the 1999 Option Plan is no greater than the lesser of (a) 2,222,222 Shares and (b) the number of Shares representing 11.1% of the Shares held by purchasers purchasing shares pursuant to a securities purchase agreement dated as of December 30, 1998. The per-share exercise price for the Options may not be less than $2. Options granted under the 1999 Option Plan vest in five equal annual installments beginning on the first anniversary of the grant of such Options. Options expire if not exercised within 10 years of the grant, or on an earlier date as specified by the Board or the committee. If the employment of a participant is terminated for any reason, all unvested Options immediately expire and vested Options must be exercised within a certain period of time as

                  CARRIER1 INTERNATIONAL S.A. AND SUBSIDIARIES

     PERIOD FROM FEBRUARY 20, 1998 (DATE OF INCEPTION) TO DECEMBER 31, 1998

            (IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE INFORMATION)

13. SUBSEQUENT EVENTS (CONTINUED)
specified by the plan document. The Company expects to cancel the options granted under the 1998 Stock Option Plan and issue replacement options under the 1999 Option Plan by May 31, 1999.

    On February 10, 1999, the Company increased its authorized number of shares to 55,000,000.

LONG-TERM DEBT

    On February 19, 1999, the Company issued $165 million and [Euro]85 million of 13 1/4% senior notes (the "Notes") with detachable warrants with a scheduled maturity of February 2009. Each Dollar warrant is initially exercisable to purchase 6.71013 shares of common stock and each Euro warrant is initially exercisable to purchase 7.53614 shares of common stock. Holders will be able to exercise the warrants at a per share price equal to the greater of $2.00 per share and the minimum par value required by Luxembourg law (currently 50 Luxembourg francs), subject to adjustment.

    The Company has the right to redeem any of the Notes beginning on February 15, 2004. The initial redemption price is 106.625% of their principal amount, plus accrued interest. The redemption price will decline each year after 2004 and will be 100% of their principal amount, plus accrued interest, beginning on February 15, 2007. In addition, before February 15, 2002, the Company may redeem up to 35% of the aggregate amount of either series of Notes with the proceeds of sales of its capital stock at 113.25% of their principal amount. The Company may make such redemption only if after any such redemption, an amount equal to at least 65% of the aggregate principal amount of such Notes originally issued remains outstanding.

    The Notes contain covenants that restrict the Company's ability to enter into certain transactions including, but not limited to, incurring additional indebtedness, creating liens, paying dividends, redeeming capital stock, selling assets, issuing or selling stock of restricted subsidiaries, or effecting a consolidation or merger.

    The Company is obligated to use its best efforts to cause the Notes to generally be freely transferable under the Securities Act of 1933 no later than August 19, 1999. If this requirement is not met, then the interest on the Notes will increase by 0.5% per annum until the Notes are generally freely transferable.

COMMITMENTS

    On February 2, 1999, the Company entered into a letter of intent for a lease for network fiber, which requires monthly payments of $274, including operating and maintenance costs, for 36 months, after which the Company will obtain a 15-year IRU for the leased fiber at no additional charge. The Company will be required to pay an annual operating and maintenance fee of $250 for the term of the indefeasible right of use.

    On February 18, 1999, the Company entered into an agreement to purchase fiber optic cable for the German Network during 1999 for $20,286, plus value-added tax. The seller will either provide financing for the entire amount of the purchase with the contract value to be repaid over three years in equal annual installments beginning on December 31, 2001 together with interest, or will allow the Company to make payment in full by December 31, 2001 without interest. The loan, if provided, will bear interest at the U.S. dollar Libor rate plus 4% per annum. If a loan is not provided, the seller is obligated to provide certain additional equipment to the Company without charge.

                  CARRIER1 INTERNATIONAL S.A. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                      MARCH 31, 1999 AND DECEMBER 31, 1998

            (IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE INFORMATION)

                                                                                                     DECEMBER 31,
                                                                                                        1998*
                                                                                         MARCH 31,   ------------
                                                                                           1999
                                                                                        -----------
                                                                                        (UNAUDITED)
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents...........................................................   $ 107,960    $    4,184
  Restricted cash.....................................................................       1,446         1,518
  Restricted investments held in escrow (See Notes 5 and 6)...........................      98,180            --
  Accounts receivables................................................................       6,583         1,217
  Unbilled receivables................................................................       5,829         1,645
  Other receivables...................................................................       5,301         3,014
  Prepaid expenses and other current assets...........................................       4,508         3,179
                                                                                        -----------  ------------
    Total current assets..............................................................     229,807        14,757
PROPERTY AND EQUIPMENT--Net...........................................................      41,546        31,091
INVESTMENT IN JOINT VENTURE...........................................................       4,675         4,675
RESTRICTED INVESTMENTS HELD IN ESCROW (See Note 6)....................................      44,854            --
OTHER ASSETS..........................................................................       8,895           911
                                                                                        -----------  ------------
TOTAL.................................................................................   $ 329,777    $   51,434
                                                                                        -----------  ------------
                                                                                        -----------  ------------

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Trade accounts payable..............................................................   $  36,015    $   27,602
  Accrued liabilities.................................................................      15,279         4,643
                                                                                        -----------  ------------
    Total current liabilities.........................................................      51,294        32,245
LONG-TERM DEBT (Net of discount of $2,269) (See Note 6)...............................     249,608            --
COMMITMENTS AND CONTINGENT LIABILITIES
SHAREHOLDERS' EQUITY:
  Common stock, $2 par value, 30,000,000 shares authorized, 30,000,000 and 18,885,207
    issued and outstanding at March 31, 1999 and December 31, 1998, respectively......      60,000        37,770
  Additional paid-in capital (See Note 8).............................................       2,304            --
  Accumulated deficit.................................................................     (34,265)      (19,235)
  Accumulated other comprehensive income..............................................         836           654
                                                                                        -----------  ------------
    Total shareholders' equity........................................................      28,875        19,189
                                                                                        -----------  ------------
TOTAL.................................................................................   $ 329,777    $   51,434
                                                                                        -----------  ------------
                                                                                        -----------  ------------

*   Derived from audited consolidated financial statements.

           See notes to unaudited consolidated financial statements.

                  CARRIER1 INTERNATIONAL S.A. AND SUBSIDIARIES

                 UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS

                     THREE MONTHS ENDED MARCH 31, 1999 AND
      PERIOD FROM FEBRUARY 20, 1998 (DATE OF INCEPTION) TO MARCH 31, 1998

            (IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE INFORMATION)

                                                                                                         PERIOD
                                                                                            THREE         FROM
                                                                                            MONTHS    FEBRUARY 20,
                                                                                            ENDED       1998 TO
                                                                                          MARCH 31,    MARCH 31,
                                                                                             1999         1998
                                                                                          ----------  ------------
REVENUES................................................................................  $   12,293   $       --

OPERATING EXPENSES:
  Cost of services (exclusive of items shown separately below)..........................      17,015           --
  Selling, general and administrative...................................................       3,318          157
  Depreciation and amortization.........................................................       1,336           --
                                                                                          ----------
    Total operating expenses............................................................      21,669          157
                                                                                          ----------  ------------

LOSS FROM OPERATIONS....................................................................      (9,376)        (157)

OTHER INCOME (EXPENSE):
  Interest expense......................................................................      (4,205)
  Interest income.......................................................................         979           --
  Currency exchange loss, net...........................................................      (2,428)          --
                                                                                          ----------  ------------
    Total other income (expense)........................................................      (5,654)          --
                                                                                          ----------  ------------

LOSS BEFORE INCOME TAX BENEFIT..........................................................     (15,030)        (157)

INCOME TAX BENEFIT--Net of valuation allowance..........................................          --           --
                                                                                          ----------  ------------
NET LOSS................................................................................  $  (15,030)  $     (157)
                                                                                          ----------  ------------
                                                                                          ----------  ------------

EARNINGS (LOSS) PER SHARE:

  Net loss:
    Basic...............................................................................  $    (0.53)  $    (1.50)
                                                                                          ----------  ------------
                                                                                          ----------  ------------
    Diluted.............................................................................  $    (0.53)  $    (1.50)
                                                                                          ----------  ------------
                                                                                          ----------  ------------

           See notes to unaudited consolidated financial statements.

                  CARRIER1 INTERNATIONAL S.A. AND SUBSIDIARIES

            UNAUDITED CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

                       THREE MONTHS ENDED MARCH 31, 1999

            (IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE INFORMATION)

                                                                                           ACCUMULATED
                                                             ADDITIONAL                       OTHER
                                                  COMMON      PAID-IN-    ACCUMULATED     COMPREHENSIVE
                                                   STOCK       CAPITAL      DEFICIT          INCOME          TOTAL
                                                -----------  -----------  ------------  -----------------  ----------
BALANCE--December 31, 1998....................  $    37,770                $  (19,235)      $     654      $   19,189
Issuance of shares (11,114,793 shares)........       22,230                                                    22,230
Issuance of warrants..........................                $   2,304                                         2,304

Comprehensive income (loss):
  Net loss....................................                                (15,030)                        (15,030)
  Other comprehensive income, net of tax:
    Currency translation adjustments..........                                                    182             182
                                                                                                           ----------
  Total comprehensive loss....................                                                                (14,848)
                                                -----------  -----------  ------------          -----      ----------
BALANCE--March 31, 1999.......................  $    60,000   $   2,304    $  (34,265)      $     836      $   28,875
                                                -----------  -----------  ------------          -----      ----------
                                                -----------  -----------  ------------          -----      ----------

           See notes to unaudited consolidated financial statements.

                  CARRIER1 INTERNATIONAL S.A. AND SUBSIDIARIES

                UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

                     THREE MONTHS ENDED MARCH 31, 1999 AND
      PERIOD FROM FEBRUARY 20, 1998 (DATE OF INCEPTION) TO MARCH 31, 1998

            (IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE INFORMATION)

                                                                                                         PERIOD
                                                                                            THREE         FROM
                                                                                           MONTHS     FEBRUARY 20,
                                                                                            ENDED        1998 TO
                                                                                          MARCH 31,     MARCH 31,
                                                                                            1999          1998
                                                                                         -----------  -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss.............................................................................  $   (15,030)        (157)
  Adjustments to reconcile net loss to net cash used in operating activities:
    Depreciation and amortization......................................................        1,336           --
    Changes in operating assets and liabilities:
      Restricted cash..................................................................           71           --
      Receivables......................................................................      (12,077)          --
      Prepaid expenses and other current assets........................................         (677)          (1)
      Other assets.....................................................................       (8,515)          --
      Trade accounts payable and accrued liabilities...................................       15,982           44
                                                                                         -----------        -----
        Net cash used in operating activities..........................................      (18,910)        (114)
                                                                                         -----------        -----

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment..................................................       (9,688)          --
  Purchases of restricted investments held in escrow...................................     (143,034)          --
                                                                                         -----------        -----
        Net cash used in investing activities..........................................     (152,722)          --
                                                                                         -----------        -----

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of short-term debt............................................                        66
  Proceeds from issuance of long-term debt.............................................      249,608           --
  Proceeds from issuance of common stock...............................................       24,533          177
                                                                                         -----------        -----
        Net cash provided by financing activities......................................      274,141          243

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS...........................        1,267          (10)
                                                                                         -----------        -----

NET INCREASE IN CASH AND CASH EQUIVALENTS..............................................      103,776          119

CASH AND CASH EQUIVALENTS:
  Beginning of period..................................................................        4,184
                                                                                         -----------        -----
  End of period........................................................................  $   107,960    $     119
                                                                                         -----------        -----
                                                                                         -----------        -----

SUPPLEMENTAL DISCLOSURE OF NONCASH OPERATING AND INVESTING ACTIVITIES:
  At March 31, 1999 and December 31, 1998, the Company had purchased approximately
    $21,713 and $17,315, respectively, of equipment on open accounts payable.

           See notes to unaudited consolidated financial statements.

                  CARRIER1 INTERNATIONAL S.A. AND SUBSIDIARIES

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

      THREE MONTHS ENDED MARCH 31, 1999 AND PERIOD FROM FEBRUARY 20, 1998
                     (DATE OF INCEPTION) TO MARCH 31, 1998

            (IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE INFORMATION)

1. NATURE OF OPERATIONS

    Carrier1 International S.A., its subsidiaries in Europe and its subsidiary in the United States ("Carrier1" or the "Company"), operate in the telecommunications industry offering long distance voice and Internet Protocol telecommunication services on a wholesale basis. The Company offers these services primarily to competitive fixed-line operators, other carriers, wireless operators, Internet service providers, resellers, and multi-national corporations. The Company is a societe anonyme organized under the laws of the Grand Duchy of Luxembourg and has adopted a fiscal year end of December 31.

2. UNAUDITED FINANCIAL INFORMATION

    The financial information included herein is unaudited; however, the information reflects all adjustments (consisting solely of normal recurring adjustments) that are, in the opinion of management, necessary for a fair presentation of the Company's financial position and results of operations and cash flows for the interim periods presented. The results of operations for the three months ended March 31, 1999 are not necessarily indicative of the results to be expected for the full year.

3. EARNINGS PER SHARE

    The following details the earnings per share calculations for the three months ended March 31, 1999 and for the period from February 20, 1998 (date of inception) to March 31, 1998 (in thousands of U.S. dollars, except share information):

                                                                                  PERIOD FROM
                                                                   THREE MONTHS   FEBRUARY 20,
                                                                       ENDED        1998 TO
                                                                     MARCH 31,     MARCH 31,
                                                                       1999           1998
                                                                   -------------  ------------
Loss from operations.............................................  $      (9,376)  $     (157)
                                                                   -------------  ------------
                                                                   -------------  ------------
Net loss.........................................................  $     (15,030)  $     (157)
                                                                   -------------  ------------
                                                                   -------------  ------------
Total number of shares used to compute basic earnings
  (loss) per share...............................................     28,145,000      105,000
                                                                   -------------  ------------
                                                                   -------------  ------------
Loss from operations:
  Basic loss per share...........................................  $       (0.33)  $    (1.50)
                                                                   -------------  ------------
                                                                   -------------  ------------
  Diluted loss per share.........................................  $       (0.33)  $    (1.50)
                                                                   -------------  ------------
                                                                   -------------  ------------
Net loss:
  Basic loss per share...........................................  $       (0.53)  $    (1.50)
                                                                   -------------  ------------
                                                                   -------------  ------------
  Diluted loss per share.........................................  $       (0.53)  $    (1.50)
                                                                   -------------  ------------
                                                                   -------------  ------------

    Potential dilutive securities have been excluded from the computation for the three months ended March 31, 1999 and for the period from February 20, 1998 (date of inception) to March 31, 1998 as their effect is antidilutive. Had the Company been in a net income position for the three months ended March 31, 1999 and for the period from February 20, 1998 (date of inception) to March 31, 1998, diluted

                  CARRIER1 INTERNATIONAL S.A. AND SUBSIDIARIES

      THREE MONTHS ENDED MARCH 31, 1999 AND PERIOD FROM FEBRUARY 20, 1998
                     (DATE OF INCEPTION) TO MARCH 31, 1998

            (IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE INFORMATION)

3. EARNINGS PER SHARE (CONTINUED)
earnings per share would have included an additional 2,822,000 and 2,822,000 shares, respectively, related to outstanding stock options and stock subscriptions (determined using the treasury stock method at the estimated average market value).

4. PROPERTY AND EQUIPMENT

    Property and equipment at March 31, 1999, consist of the following:

Network equipment...............................................   $  27,145
Indefeasible right of use investments...........................      10,331
Leasehold improvements..........................................       3,647
Furniture, fixtures and office equipment........................       1,794
Construction in progress........................................       1,185
                                                                  -----------
                                                                      44,102
Less: accumulated depreciation and amortization.................      (2,556)
                                                                  -----------
  Property and equipment, net...................................   $  41,546
                                                                  -----------
                                                                  -----------

5. INVESTMENT IN JOINT VENTURE


    On February 19, 1999, the parties to the joint venture executed a development agreement. In accordance with the development agreement, the Company provided a 109.5 million Deutsche Mark letter of credit (approximately $64.8 million) to the Developer to fund the Company's share of construction costs. To secure the letter of credit, the Company placed securities with a value of $64.8 million in an escrow account at the bank. Pursuant to this definitive development agreement, all decisions required to be made by Viatel, MFN and the Company will be made by a majority in interest, except for major decisions specified in the development agreement. Most specified major decisions, such as those approving budgets, significant cost increases and delays, or changes in network cities shall be approved by unanimous vote. Other major decisions, such as related-party transactions, require the vote of at least two owners. Under the terms of the development agreement, the Developer will act as agent for each of the parties, as owners, to arrange construction of a fiber optic network for each party. The development agreement contemplates that the parties and the Developer will enter into a construction contract for which each party, and not the Developer, will be severally liable. As each portion of the network is completed and delivered, each party will own its own network. The parties have agreed to take all necessary actions necessary or desirable to obtain and maintain separate ownership of all components of their respective networks. The development agreement contains contingency provisions for the possibility in limited circumstances of joint ownership of particular assets, such as rights of way, licenses and permits. The owners will have equal access rights to use transmission equipment sites in each network city, but the specific form of legal ownership at each such site will be determined on a case-by-case basis.

                  CARRIER1 INTERNATIONAL S.A. AND SUBSIDIARIES

      THREE MONTHS ENDED MARCH 31, 1999 AND PERIOD FROM FEBRUARY 20, 1998
                     (DATE OF INCEPTION) TO MARCH 31, 1998

            (IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE INFORMATION)

6. LONG-TERM DEBT

    On February 19, 1999, the Company issued $160 million and 85 million Euro of 13 1/4% senior notes (the "Notes") with detachable warrants with a scheduled maturity of February 15, 2009. Each Dollar warrant is initially exercisable to purchase 6.71013 shares of common stock and each Euro warrant is initially exercisable to purchase 7.53614 shares of common stock. Holders will be able to exercise the warrants at a per share price equal to the greater of $2.00 per share and the minimum par value required by Luxembourg law (currently 50 Luxembourg francs), subject to adjustment.

    The Company has the right to redeem any of the Notes beginning on February 15, 2004. The initial redemption price is 106.625% of their principal amount, plus accrued interest. The redemption price will decline each year after 2004 and will be 100% of their principal amount, plus accrued interest, beginning on February 15, 2007. In addition, before February 15, 2002, the Company may redeem up to 35% of the aggregate amount of either series of Notes with the proceeds of sales of its capital stock at 113.25% of their principal amount. The Company may make such redemption only if after any such redemption, an amount equal to at least 65% of the aggregate principal amount of such Notes originally issued remains outstanding.

    The Notes contain covenants that restrict the Company's ability to enter into certain transactions including, but not limited to, incurring additional indebtedness, creating liens, paying dividends, redeeming capital stock, selling assets, issuing or selling stock of restricted subsidiaries, or effecting a consolidation or merger.

    The Company is obligated to use its best efforts to cause the Notes to generally be freely transferable under the Securities Act of 1933 no later than August 19, 1999. If this requirement is not met, then the interest on the Notes will increase by 0.5% per annum until the Notes are generally freely transferable.

    As required by the terms of the Notes, the Company used approximately $49.2 million of the net proceeds to purchase a portfolio of U.S. government securities and approximately [Euro]26.9 million ($29.8 million) of the net proceeds to purchase a portfolio of European government securities, and pledged these portfolios for the benefit of the holders of the respective series of Notes to secure and fund the first five interest payments.

7. COMMITMENTS AND CONTINGENCIES

    LEASES

    On February 2, 1999, the Company entered into a letter of intent for a lease for network fiber, which requires monthly payments of $274, including operating and maintenance costs, for 36 months, after which the Company will obtain a 15-year IRU for the leased fiber at no additional charge. The Company will be required to pay an annual operating and maintenance fee of $250 for the term of the IRU.

    PURCHASE COMMITMENTS

    On February 18, 1999, the Company entered into an agreement to purchase fiber optic cable for the German Network during 1999 for $20,286, plus value-added tax. The seller will either provide financing for the entire amount of the purchase with the contract value to be repaid over three years in equal annual installments beginning on December 31, 2001 together with interest, or will allow the Company to make

                  CARRIER1 INTERNATIONAL S.A. AND SUBSIDIARIES

      THREE MONTHS ENDED MARCH 31, 1999 AND PERIOD FROM FEBRUARY 20, 1998
                     (DATE OF INCEPTION) TO MARCH 31, 1998

            (IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE INFORMATION)

7. COMMITMENTS AND CONTINGENCIES (CONTINUED) payment in full by December 31, 2000 without interest. The loan, if provided, will bear interest at the U.S. dollar Libor rate plus 4% per annum. If a loan is not provided, the seller is obligated to provide certain additional equipment to the Company without charge.

8. SHAREHOLDERS' EQUITY

    On February 19, 1999, the Company issued $160 million and [Euro]85 million of units each consisting of one 13 1/4% senior note and one detachable warrant. Additional paid-in capital of $2.3 million represents the allocation of a portion of the proceeds of such issuance to such warrants, based on the relative fair value of the debt and detachable warrants. The Company has allocated approximately $9.0 of the $1000 issue price of each dollar unit to the associated warrant and the remaining $991 to the dollar note. The Company has allocated approximately [Euro]9.0 of the [Euro]1,000 issue price of each Euro unit to the associated warrant and the remaining [Euro]991 to the Euro note. The warrants were valued using the Black-Scholes option pricing model with the following assumptions: dividend yield of 0%, volatility factor of 50%, risk-free interest rate of 5.1% and expected option life of 10 years.

9. INCOME TAXES

    The Company has tax loss carryforwards of approximately $15,000 at March 31, 1999. The ability of the Company to fully realize deferred tax assets related to these tax loss carryforwards in future years is contingent upon its success in generating sufficient levels of taxable income before the statutory expiration periods for utilizing such net operating losses lapses. Due to its limited history, the Company was unable to conclude that realization of such deferred tax assets in the near future was more likely than not. Accordingly, a valuation allowance was recorded to offset the full amount of such assets.

10. SEGMENT INFORMATION

    Summarized financial information concerning the Company's reportable segments for the three months ended March 31, 1999 is shown in the following table. The "Other" column includes unallocated shared and corporate related assets.

                                                       VOICE
                                                     SERVICES     DATA SERVICES    OTHER    CONSOLIDATED
                                                   -------------  -------------  ---------  ------------
Revenues.........................................    $  11,911      $     382                $   12,293
Fixed cost contribution..........................        2,345            382                     2,727
Identifiable assets..............................       14,656          2,040      313,081      329,777

11. SUBSEQUENT EVENTS

LONG-TERM DEBT

    The Company has negotiated a vendor financing agreement with Nortel. The Nortel facility will allow Carrier1 to borrow money to purchase network equipment from Nortel and, in limited amounts, other suppliers. Under this facility, Carrier1 may borrow up to $75 million or the actual amount paid or payable by Carrier1 for network equipment supplied prior to December 31, 1999, whichever is less. Advances under the facility will bear interest at a floating rate tied to LIBOR, and interest payments will be payable periodically from the date of the relevant advance. At Carrier1's option, it may pledge assets to secure the

                  CARRIER1 INTERNATIONAL S.A. AND SUBSIDIARIES

      THREE MONTHS ENDED MARCH 31, 1999 AND PERIOD FROM FEBRUARY 20, 1998
                     (DATE OF INCEPTION) TO MARCH 31, 1998

            (IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE INFORMATION)

11. SUBSEQUENT EVENTS (CONTINUED)
Nortel facility and receive a lower interest rate. Carrier1 may not borrow additional funds under the Nortel facility after December 31, 2000. Advances are to be repaid in sixteen equal quarterly installments beginning March 31, 2001. As of June 25, 1999, Carrier1 had not drawn any amounts under the Nortel facility.

SHAREHOLDERS' EQUITY

    Carrier1 has granted Options pursuant to the 1999 Share Option Plan to acquire approximately 2,110,968 Shares at an exercise price of $2.00 per Share plus applicable capital duty (currently 1% of the subscription price payable to Carrier1 International by the subsidiary granting the applicable Option). Carrier1 intends to grant additional Options in the future.

    As of May 1, the Company had substantially completed a restructuring of its management equity arrangements. Pursuant to this restructuring, certain members of management in effect have exchanged their equity interests and options that they had held in Carrier One, LLC (the "LLC") (which holds a majority of the equity of Carrier1 International) to acquire an equivalent dollar amount of shares and options of Carrier1 International common stock. Each LLC share with a par value of $1 was exchanged for 1/2 of a Carrier1 International S.A. share with a par value of $2. Each option to purchase one LLC share at an exercise price of $1 was exchanged for 1/2 of an option bearing the right to purchase one share of Carrier1 International S.A. with an exercise price of $2. Management believes that this restructuring of management equity arrangements does not result in a new measurement date for purposes of APB 25.

PURCHASE COMMITMENTS

    On April 16, 1999, the Company signed an agreement to swap fiber wavelength on the basis of a 15 year indefeasible right of use (IRU). Carrier1 is to receive two unprotected wavelengths on diverse routes between Hamburg, Copenhagen and Malmo and provides two unprotected wavelengths on the routes between Hamburg and Frankfurt, Hamburg and Berlin, and Berlin and Frankfurt in exchange. The first wavelength to Scandinavia is scheduled for receipt by Carrier1 in the third quarter of 1999, the second for early fourth quarter, 1999. Carrier1 will deliver the two wavelengths on the German ring during the first quarter of 2000. The Company will account for this transaction as a nonmonetary exchange in accordance with Accounting Principles Board Opinion No. 29, "Accounting for Nonmonetary Transactions."

    On April 29, 1999, Carrier1 signed a letter of intent with Nortel for the purchase of DWDM equipment to light up dark fiber in Germany and on the London ring. The value of the purchases and the associated services to be performed within 18 months amounts to $25 million.

    On May 7, 1999, Carrier1 signed a contract for the purchase of a 10-year indefeasible right of use (IRU) for 2.5 Gbit/s of capacity from London to Amsterdam, Frankfurt, Paris and Brussels in the amount of $15.0 million. The capacity is scheduled to be delivered in mid-1999. Carrier1 sold in exchange to the same company a 10-year IRU for 2.5 Gbit/s of capacity from London to Frankfurt, Amsterdam and Paris in the amount of $12.0 million. Carrier1 will pay $3.0 million on the date of acceptance, the remaining $12.0 million will be offset by the delivery of Carrier1's wavelength.

PAYMENT TO NORTEL

    On April 16, 1999, Carrier1 paid Nortel for equipment delivered prior to that date in the amount of $27.9 million.

--------------------------------------------------------------------------------

                                   PROSPECTUS

--------------------------------------------------------------------------------

                          Carrier1 International S.A.
                             Offer to exchange its
                    13 1/4% Senior Dollar Notes Due 2009 and
                       13 1/4% Senior Euro Notes Due 2009

                                          , 1999

--------------------------------------------------------------------------------

                     Dealer Prospectus Delivery Obligation

Until            , 1999, all dealers that effect transactions in these
securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF OFFICERS AND DIRECTORS

    Under Luxembourg law, civil liability of directors both to the company and to third parties is generally considered to be a matter of public policy. It is possible that Luxembourg courts would declare void an explicit or even implicit contractual limitation on directors' liability to Carrier1 International S.A. Carrier1 International S.A., however, can validly agree to indemnify the directors against the consequences of liability actions brought by third parties (including shareholders if such shareholders have personally suffered a damage which is independent of and distinct from the damage caused to the company).

    Under Luxembourg law, an employee of Carrier1 International S.A. can only be liable to Carrier1 International S.A. for damages brought about by his or her willful acts or gross negligence. Any arrangement providing for the indemnification of officers against claims of Carrier1 would be contrary to public policy. Employees are liable to third parties under general tort law and may enter into arrangements with Carrier1 International S.A. providing for indemnification against third party claims.

    Under Luxembourg law, an indemnification agreement can never cover a willful act or gross negligence.

    Carrier1 has amended its Articles of Incorporation to provide for the indemnification of officers and directors (the "Agreement"), having terms substantially similar to the following:

        The corporation shall indemnify any director, any member of any committee designated by the board of directors and any fonde de pouvoir and his or her heirs, executors and administrators, against expenses (including attorneys' fees) judgments and fines in connection with any action, suit or proceeding or appeal therefrom, to which he or she may be made a party by reason of his or her being or having been a director or a member of any committee designated by the board of directors or a fonde de pouvoir of the corporation, or, at the request of the corporation, of any other corporation partnership, joint venture, trust or other enterprise in which the corporation holds a direct or indirect ownership interest or of which the corporation is a direct or indirect creditor and by which he or she is not entitled to be indemnified, provided that he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding had no reasonable cause to believe his or her conduct was unlawful; and in the event of a settlement, such indemnification shall be provided for all expenses incurred and amounts paid in connection with such settlement unless the corporation is advised by its legal counsel that the person to be indemnified did not meet the above-indicated standard of conduct; except that in the case of an action or suit brought by the corporation against such a director, committee member or fonde de pouvoir to procure a judgment in favor of the corporation (1) such indemnification shall be limited to expenses (including attorneys' fees) actually and reasonably incurred by such person in the defense or settlement of such action or suit, and (2) notwithstanding, any other provisions hereof, no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Luxembourg Courts or the courts in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such costs and expenses as the Luxembourg Court or such other court may deem legal and proper.

        The corporation may purchase and maintain insurance on behalf of any person who is or was or has agreed to become a director, committee member or fonde de pouvoir of the corporation, or is or was serving at the request of the corporation in any equivalent position in any such other corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him or on his behalf in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of the Agreement, provided that such insurance is available on acceptable terms, which determination shall be made by a vote of a majority of the entire board of directors. If the Agreement or any portion thereof shall be invalidated on any ground by any court of competent jurisdiction, then the corporation shall nevertheless indemnify each such director, committee member or fonde de pouvoir and may indemnify each employee or agent of the corporation as to costs, charges and expenses (including attorneys' fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the corporation, to the fullest extent permitted by any applicable portion of the Agreement that shall not have been invalidated and to the fullest extent permitted by applicable law.

        Subject to the applicable provisions of Luxembourg law and in particular
    Section 59 of the Luxembourg Law on Commercial Companies, no director, committee member or fonde de pouvoir of the corporation shall be liable to the corporation or its stockholders for his actions or omissions when performing his duties as a director, committee member or fonde de pouvoir, provided that nothing contained in the Agreement shall eliminate or limit the liability of a director, committee member or fonde de pouvoir (i) for any breach of his duty of loyalty to the corporation or its stockholder,
    (ii) for acts or omissions not in good faith or which involves intentional misconduct or a knowing violation of the law, or (iii) for any transaction from which the director derived an improper personal benefit.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) EXHIBITS


  EXHIBIT
  NUMBER                                                   DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------
       3.1   Articles of Incorporation of Carrier1 International S.A.*
       4.1   Indenture, dated as of February 19, 1999, between Carrier1 International S.A. and the Chase Manhattan
             Bank, as Trustee, relating to Carrier1 International S.A.'s 13 1/4 Senior Dollar Notes Due 2009*
       4.2   Form of 13 1/4 Senior Dollar Note (included in Exhibit 4.1)
       4.3   Indenture, dated as of February 19, 1999, between Carrier1 International S.A. and the Chase Manhattan
             Bank, as Trustee, relating to Carrier1 International S.A.'s 13 1/4 Senior Euro Notes Due 2009*
       4.4   Form of 13 1/4 Senior Euro Note (included in Exhibit 4.3)
       4.5   Notes Registration Rights Agreement, dated February 12, 1999, among Carrier1 International S.A., Morgan
             Stanley & Co. Incorporated, Salomon Smith Barney Inc., Warburg Dillon Read LLC and Bear, Stearns & Co.
             Inc.*
       4.6   U.S. Dollar Collateral Pledge and Security Agreement, dated as of February 19, 1999, among Carrier1
             International S.A., The Chase Manhattan Bank, as Trustee and The Chase Manhattan Bank, as securities intermediary*
       4.7   Euro Collateral Pledge and Security Agreement, dated as of February 19, 1999, among Carrier1
             International S.A., The Chase Manhattan Bank, as Trustee and The Chase Manhattan Bank AG, as securities intermediary*
       4.8   Loan Agreement, dated June 25, 1999, between Carrier1 International S.A. as Borrower, the Lenders and
             Financial Institutions named therein, and Nortel Networks Inc. as Agent*
       5.1   Opinion of Debevoise & Plimpton*
       5.2   Opinion of Bonn & Schmitt*
      10.1   Dollar Warrant Agreement, dated as of February 19, 1999, between Carrier1 International S.A. and The
             Chase Manhattan Bank, as Warrant Agent*

  EXHIBIT
  NUMBER                                                   DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------
      10.2   Euro Warrant Agreement, dated as of February 19, 1999, between Carrier1 International S.A. and The Chase
             Manhattan Bank, as Warrant Agent*
      10.3   Warrants Registration Rights Agreement, dated as of February 12, 1999, between Carrier1 International
             S.A. and The Chase Manhattan Bank, as Warrant Agent*
      10.4   Carrier1 International S.A. 1999 Share Option Plan*
      10.5   Master Option Agreement, dated as of December 30, 1998, among Carrier1 International S.A., Carrier One
             LLC, Carrier1 International GmbH, Carrier1 B.V., Carrier1 France S.A.R.L., Carrier1 U.K. Limited and
             Carrier1 GmbH & Co. AG*
      10.6   Form of Option Agreement*
      10.7   Employment Agreement, dated as of March 4, 1998, between Carrier One AG and Stig Johansson*
      10.8   Employment Agreement, dated as of March 4, 1998, between Carrier One AG and Eugene A. Rizzo*
      10.9   Employment Agreement, dated as of March 26, 1998, between Carrier One AG and Terje Nordahl*
      10.10  Employment Agreement, dated as of March 4, 1998, between Carrier One AG and Joachim Bauer*
      10.11  Employment Agreement, dated as of March 4, 1998, between Carrier One AG and Kees van Ophem*
      10.12  Securities Purchase Agreement, dated as of March 1, 1999, among Carrier1, Carrier One LLC and the employee investors named therein*
      10.13  Registration Rights Agreement, dated as of March 1, 1999, among Carrier1 International S.A., Carrier One
             LLC, Stig Johansson, Joachim Bauer, Gene Rizzo, Kees van Ophem, Terje Nordahl and the other parties named therein*
      10.14  Securityholders' Agreement, dated as of March 1, 1999, among Carrier1 International S.A. and the employee investors named therein*
      10.15  Development Agreement, dated as of February 19, 1999 by and among ViCaMe Infrastructure Development
             GmbH, Viatel German Asset GmbH, Carrier 1 Fiber Network GmbH & Co. oHG, Metromedia Fiber Network GmbH,
             Viatel, Inc. and Metromedia Fiber Network, Inc.**/*
      10.16  Amendment No. 1 to Securityholders' Agreement and Registration Rights Agreement, dated as of March 1,
             1999*
      10.17  Amendment No. 2 to Securityholders' Agreement and Securities Purchase Agreement, dated as of March 1,
             1999*
      10.18  Amendment No. 3 to Securityholders' Agreement and Securities Purchase Agreement, dated as of March 1,
             1999*
      10.19  Amendment No. 4 to Securityholders' Agreement and Securities Purchase Agreement, dated as of March 1,
             1999*
      12.1   Calculation of Ratio of Earnings to Fixed Charges*
      21.1   List of Subsidiaries of Carrier1 International S.A.*
      23.1   Consent of Deloitte & Touche Experta AG
      23.2   Consent of Debevoise & Plimpton (included in Exhibit 5.1 hereto)
      23.3   Consent of Bonn & Schmitt (included in Exhibit 5.2 hereto)
      24.1   Power of Attorney from Glenn M. Creamer*
      24.2   Power of Attorney from Jonathan E. Dick*
      24.3   Power of Attorney from Stig Johansson*

  EXHIBIT
  NUMBER                                                   DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------
      24.4   Power of Attorney from Mark A. Pelson*
      24.5   Power of Attorney from Victor A. Pelson*
      24.6   Power of Attorney from Thomas J. Wynne*
      24.7   Power of Attorney from Joachim Bauer*
      25.1   Statement of Eligibility of The Chase Manhattan Bank on Form T-1*
      27.1   Financial Data Schedule*
      99.1   Form of Letter of Transmittal (Dollar Notes and DTC Held Euro Notes)*
      99.2   Form of Letter of Transmittal (Non-DTC Held Euro Notes)*
      99.3   Form of Notice of Guaranteed Delivery (Dollar Notes and DTC Held Euro Notes)*
      99.4   Form of Notice of Guaranteed Delivery (Non-DTC Held Euro Notes)*
      99.5   Instructions to Registered Holders and/or Book Entry Transfer Participant from Beneficial Owner for
             Tender of 13 1/4% Senior Dollar Notes Due 2009 and 13 1/4% Senior Euro Notes Due 2009 (DTC Held) for
             registered 13 1/4% Senior Dollar Notes Due 2009 and 13 1/4% Senior Euro Notes Due 2009 (DTC Held)*
      99.6   Instructions to Registered Holders and/or Book Entry Transfer Participant from Beneficial Owner for
             Tender of 13 1/4% Senior Euro Notes Due 2009 (Non-DTC Held) for registered 13 1/4% Senior Euro Notes Due
             2009 (Non-DTC Held)*


------------------------

*   Previously filed

**  Confidential treatment requested as to certain portions

(B) FINANCIAL STATEMENT SCHEDULES

    All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions, are inapplicable or not material, or the information called for thereby is otherwise included in the financial statements or related notes and therefore has been omitted.

ITEM 22. UNDERTAKINGS

    The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising over the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 6 TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF ZURICH ON JULY 29, 1999.


                                By:                      *
                                     -----------------------------------------
                                     Name: Stig Johansson
                                     Title: Chief Executive Officer and
                                     President


    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 6 HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATE INDICATED.



          SIGNATURE              CAPACITY IN WHICH SIGNED           DATE
------------------------------  ---------------------------  -------------------
                                Director, Chief Executive
              *                   Officer and President
------------------------------    (Principal Executive          July 29, 1999
        Stig Johansson            Officer)

                                Chief Financial Officer
     /s/ JOACHIM W. BAUER         (Principal Financial
------------------------------    Officer and Principal         July 29, 1999
       Joachim W. Bauer           Accounting Officer)

              *                 Director
------------------------------                                  July 29, 1999
       Glenn M. Creamer

              *                 Director
------------------------------                                  July 29, 1999
       Jonathan E. Dick

              *                 Director
------------------------------                                  July 29, 1999
        Mark A. Pelson

              *                 Director
------------------------------                                  July 29, 1999
       Victor A. Pelson

              *                 Director
------------------------------                                  July 29, 1999
       Thomas J. Wynne

                                Authorized Representative
       CARRIER 1, INC.            in the U.S.                   July 29, 1999




 By:    /s/ JOACHIM W. BAUER
      -------------------------
        Joachim W. Bauer, ITS                                   July 29, 1999
              SECRETARY

*By:    /s/ JOACHIM W. BAUER
      -------------------------
          Joachim W. Bauer                                      July 29, 1999
        by Power of Attorney

                                 EXHIBIT INDEX


  EXHIBIT
  NUMBER                                                   DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------
       3.1   Articles of Incorporation of Carrier1 International S.A.*
       4.1   Indenture, dated as of February 19, 1999, between Carrier1 International S.A. and the Chase Manhattan
             Bank, as Trustee, relating to Carrier1 International S.A.'s 13 Senior Dollar Notes Due 2009*
       4.2   Form of 13 Senior Dollar Note (included in Exhibit 4.1)
       4.3   Indenture, dated as of February 19, 1999, between Carrier1 International S.A. and the Chase Manhattan
             Bank, as Trustee, relating to Carrier1 International S.A.'s 13 Senior Euro Notes Due 2009*
       4.4   Form of 13 Senior Euro Note (included in Exhibit 4.3)
       4.5   Notes Registration Rights Agreement, dated February 12, 1999, among Carrier1 International S.A., Morgan
             Stanley & Co. Incorporated, Salomon Smith Barney Inc., Warburg Dillon Read LLC and Bear, Stearns & Co.
             Inc.*
       4.6   U.S. Dollar Collateral Pledge and Security Agreement, dated as of February 19, 1999, among Carrier1
             International S.A., The Chase Manhattan Bank, as Trustee and The Chase Manhattan Bank, as securities intermediary*
       4.7   Euro Collateral Pledge and Security Agreement, dated as of February 19, 1999, among Carrier1
             International S.A., The Chase Manhattan Bank, as Trustee and The Chase Manhattan Bank AG, as securities intermediary*
       4.8   Loan Agreement, dated June 25, 1999, between Carrier1 International S.A. as Borrower, the Lenders and
             Financial Institutions named therein, and Nortel Networks Inc. as Agent*
       5.1   Opinion of Debevoise & Plimpton*
       5.2   Opinion of Bonn & Schmitt*
      10.1   Dollar Warrant Agreement, dated as of February 19, 1999, between Carrier1 International S.A. and The
             Chase Manhattan Bank, as Warrant Agent*
      10.2   Euro Warrant Agreement, dated as of February 19, 1999, between Carrier1 International S.A. and The Chase
             Manhattan Bank, as Warrant Agent*
      10.3   Warrants Registration Rights Agreement, dated as of February 12, 1999, between Carrier1 International
             S.A. and The Chase Manhattan Bank, as Warrant Agent*
      10.4   Carrier1 International S.A. 1999 Share Option Plan*
      10.5   Master Option Agreement, dated as of December 30, 1998, among Carrier1 International S.A., Carrier One
             LLC, Carrier1 International GmbH, Carrier1 B.V., Carrier1 France S.A.R.L., Carrier1 U.K. Limited and
             Carrier1 GmbH & Co. AG*
      10.6   Form of Option Agreement*
      10.7   Employment Agreement, dated as of March 4, 1998, between Carrier One AG and Stig Johansson*
      10.8   Employment Agreement, dated as of March 4, 1998, between Carrier One AG and Eugene A. Rizzo*
      10.9   Employment Agreement, dated as of March 26, 1998, between Carrier One AG and Terje Nordahl*
      10.10  Employment Agreement, dated as of March 4, 1998, between Carrier One AG and Joachim Bauer*
      10.11  Employment Agreement, dated as of March 4, 1998, between Carrier One AG and Kees van Ophem*
      10.12  Securities Purchase Agreement, dated as of March 1, 1999, among Carrier1, Carrier One LLC and the employee investors named therein*

  EXHIBIT
  NUMBER                                                   DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------
      10.13  Registration Rights Agreement, dated as of March 1, 1999, among Carrier1 International S.A., Carrier One
             LLC, Stig Johansson, Joachim Bauer, Gene Rizzo, Kees van Ophem, Terje Nordahl and the other parties named therein*
      10.14  Securityholders' Agreement, dated as of March 1, 1999, among Carrier1 International S.A. and the employee investors named therein*
      10.15  Development Agreement, dated as of February 19, 1999 by and among ViCaMe Infrastructure Development
             GmbH, Viatel German Asset GmbH, Carrier 1 Fiber Network GmbH & Co. oHG, Metromedia Fiber Network GmbH,
             Viatel, Inc. and Metromedia Fiber Network, Inc.**/*
      10.16  Amendment No. 1 to Securityholders' Agreement and Registration Rights Agreement, dated as of March 1,
             1999*
      10.17  Amendment No. 2 to Securityholders' Agreement and Securities Purchase Agreement, dated as of March 1,
             1999*
      10.18  Amendment No. 3 to Securityholders' Agreement and Securities Purchase Agreement, dated as of March 1,
             1999*
      10.19  Amendment No. 4 to Securityholders' Agreement and Securities Purchase Agreement, dated as of March 1,
             1999*
      12.1   Calculation of Ratio of Earnings to Fixed Charges*
      21.1   List of Subsidiaries of Carrier1 International S.A.*
      23.1   Consent of Deloitte & Touche Experta AG
      23.2   Consent of Debevoise & Plimpton (included in Exhibit 5.1 hereto)
      23.3   Consent of Bonn & Schmitt (included in Exhibit 5.2 hereto)
      24.1   Power of Attorney from Glenn M. Creamer*
      24.2   Power of Attorney from Jonathan E. Dick*
      24.3   Power of Attorney from Stig Johansson*
      24.4   Power of Attorney from Mark A. Pelson*
      24.5   Power of Attorney from Victor A. Pelson*
      24.6   Power of Attorney from Thomas J. Wynne*
      24.7   Power of Attorney from Joachim Bauer*
      25.1   Statement of Eligibility of The Chase Manhattan Bank on Form T-1*
      27.1   Financial Data Schedule*
      99.1   Form of Letter of Transmittal (Dollar Notes and DTC Held Euro Notes)*
      99.2   Form of Letter of Transmittal (Non-DTC Held Euro Notes)*
      99.3   Form of Notice of Guaranteed Delivery (Dollar Notes and DTC Held Euro Notes)*
      99.4   Form of Notice of Guaranteed Delivery (Non-DTC Held Euro Notes)*
      99.5   Instructions to Registered Holders and/or Book Entry Transfer Participant from Beneficial Owner for
             Tender of 13 1/4% Senior Dollar Notes Due 2009 and 13 1/4% Senior Euro Notes Due 2009 (DTC Held) for
             registered 13 1/4% Senior Dollar Notes Due 2009 and 13 1/4% Senior Euro Notes Due 2009 (DTC Held)*
      99.6   Instructions to Registered Holders and/or Book Entry Transfer Participant from Beneficial Owner for
             Tender of 13 1/4% Senior Euro Notes Due 2009 (Non-DTC Held) for registered 13 1/4% Senior Euro Notes Due
             2009 (Non-DTC Held)*


------------------------

*   Previously filed

**  Confidential treatment requested as to certain portions